    As filed with the Securities and Exchange Commission on August 31, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           ADVANCE AUTO PARTS, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                              5531                            54-2049910
 (State or other jurisdiction of      (Primary Standard Industrial                (Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                     5673 Airport Road, Roanoke, VA 24012
                                (540) 362-4911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                Jimmie L. Wade
                     President and Chief Financial Officer
                     5673 Airport Road, Roanoke, VA 24012
                                (540) 362-4911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies To:

              Thomas M. Cleary, Esq.                              Gary I. Teblum, Esq.
             Thomas A. Waldman, Esq.
                Riordan & McKinzie                              Trenam, Kemker, Scharf,
        300 South Grand Avenue, 29th Floor                Barkin, Frye, O'Neill & Mullis, P.A.
          Los Angeles, California 90071                   101 E. Kennedy Boulevard, Suite 2700
                                                                  Tampa, Florida 33602

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions described herein have been satisfied or waived.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                             Proposed
                                              Maximum        Proposed
 Title of Each Class of                      Aggregate       Maximum      Amount of
    Securities to be       Amount to be      Offering     Offering Price Registration
       Registered        Registered(1)(2)    Price(3)      Per Share(4)      Fee
-------------------------------------------------------------------------------------
Common Stock, par value
 $0.0001 per share.....     4,305,632     $109,019,197.60     $25.32      $27,255.00
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of the registrant issuable to holders of common stock, par value $0.01 per share (the Discount common stock), of Discount Auto Parts, Inc., a Florida corporation (Discount), pursuant to the proposed merger of AAP Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of the registrant, with and into Discount.
(2) Represents the maximum number of shares of Advance common stock issuable upon completion of the merger described in this document, assuming the conversion of each outstanding share of common stock (or common stock equivalent) of Discount Auto Parts, Inc. into 0.2577 shares of Advance common stock.
(3) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon
    (a) the market value of shares of Discount common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the product of (i) $14.025, the average of the high and low prices per share of Discount common stock on August 24, 2001, as reported on the New York Stock Exchange, and (ii) 16,707,923, the aggregate number of shares of Discount common stock outstanding as of August 24, 2001, less (b) the cash to be paid by the registrant in connection with the exchange of such aggregate number of shares of Discount common stock.
(4) The Proposed Maximum Offering Price Per Share is derived by dividing the number of shares of common stock to be registered into the Proposed Maximum Aggregate Offering Price. There is no current market for Advance common stock. The actual value of a share of Advance common stock issued upon consummation of the merger may be higher or lower than the amount shown here, and will reflect the market price of Discount common stock immediately prior to consummation of the merger.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement and prospectus is not complete and    +
+may be subject to change. We may not sell these securities until the          +
+registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities and we + +are not soliciting offers to buy these securities in any jurisdiction where +
+these activities are not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2001

[ADVANCE AUTO PARTS LOGO]                             [DISCOUNT AUTO PARTS LOGO]

                                                                          , 2001

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

  The board of directors of Advance Auto Parts, Inc. and Discount Auto Parts, Inc. have each unanimously approved a merger transaction that will combine the two companies. We believe that the merger will benefit the shareholders of Discount Auto Parts, Inc. and we ask for your support in voting for the merger proposal.

  Under the terms of the proposed merger, Discount Auto Parts, Inc., or Discount, will merge with a subsidiary of Advance Auto Parts, Inc., or Advance, and continue as the surviving corporation and wholly owned subsidiary of Advance. Immediately after the merger, Advance will contribute the common stock of Discount received in the merger to Advance Stores Company, Incorporated, or Advance Stores, a company that will have become a wholly owned subsidiary of Advance as a result of a simultaneous merger of Advance Holding Corporation, or Advance Holding, the current parent company of Advance Stores, into Advance. You should read carefully the merger agreement, a copy of which is attached as Annex A to the accompanying proxy statement and prospectus.

  As a result of the merger, each share of Discount common stock will be converted into the right to receive 0.2577 of a share of Advance common stock and $7.50 in cash. The affirmative vote of holders of a majority of Discount's outstanding shares of common stock is necessary to approve the merger agreement and the merger.

  The accompanying proxy statement and prospectus provides you with a summary of the merger agreement and additional information about the parties involved. If the merger agreement is approved by the requisite holders of Discount's common stock, the closing of the merger will occur after a special meeting of Discount's shareholders and when all of the other conditions to the closing of the merger are satisfied or waived.

  This document provides you with detailed information about the merger and the shareholders meeting. You can also obtain financial and other information about Discount, Advance, Advance Holding and Advance Stores from documents filed with the Securities and Exchange Commission. We encourage you to carefully read this entire document.

[Advance Signature block]                             [Discount signature block]

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY DISCOUNT'S SHAREHOLDERS BEFORE VOTING AT THE DISCOUNT SPECIAL MEETING OF SHAREHOLDERS.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF ADVANCE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This proxy statement and prospectus is dated         , 2001 and is first
being mailed to shareholders of Discount on or about         , 2001.

                           DISCOUNT AUTO PARTS, INC.
                            4900 Frontage Road South
                            Lakeland, Florida 33815

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held on         , 2001

To the Shareholders of Discount Auto Parts, Inc.:

   A special meeting of shareholders of Discount Auto Parts, Inc. will be held
at               on          , 2001 at 9:00 a.m. local time, for the following
purposes:

     1. To consider and vote upon a proposal to approve the merger of Discount with a wholly owned subsidiary of Advance Auto Parts, Inc., or Advance, and adopt the merger agreement, under which:

      . Discount will be merged with a wholly owned merger subsidiary of Advance, and Discount will continue as the surviving corporation and be a wholly owned, indirect subsidiary of Advance; immediately after the merger, Advance will contribute the common stock of Discount received in the merger to Advance Stores Company, Incorporated, or Advance Stores, a company that will become a wholly owned subsidiary of Advance as a result of a simultaneous merger of Advance Holding Corporation, or Advance Holding, the current parent of Advance Stores, into Advance, and Discount will become a wholly owned subsidiary of Advance Stores; and

      . each issued and outstanding share of Discount common stock will be converted into and represent the right to receive 0.2577 of a share of Advance common stock and $7.50 in cash and any cash in lieu of a fractional share of Advance common stock.

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   Our board of directors has approved the merger agreement and the merger and recommends that you vote FOR approval of the merger agreement and the merger. These proposals are described in more detail in the accompanying proxy statement and prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and prospectus.

   Only shareholders of record at the close of business on       , 2001 are
entitled to notice of the special meeting and to vote at the special meeting and at any adjournments thereof. For ten days prior to the special meeting, a complete list of shareholders entitled to vote at the special meeting will be available for examination by any shareholder for any purpose relevant to the special meeting during ordinary business hours at the principal executive offices of Discount located in Lakeland, Florida.

   All Discount shareholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement and prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or vote in person at the special meeting, the effect will be a vote against the proposal to approve the merger agreement and the merger.

   Please do not send any stock certificates at this time.

                                          By order of the board of directors,

                                          C. Michael Moore
                                          Secretary

Lakeland, Florida
        , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS..................................   1

SUMMARY....................................................................   4

UNAUDITED COMPARATIVE PER SHARE DATA.......................................  13

RISK FACTORS...............................................................  14
Risk Factors Relating to the Merger........................................  14
Risk Factors Relating to Advance's Business................................  16
Special Note Regarding Forward-Looking Statements..........................  19

THE SPECIAL MEETING........................................................  20
Date, Place and Time.......................................................  20
Purpose of the Special Meeting.............................................  20
Record Date and Stock Entitled to Vote.....................................  20
Quorum Requirement.........................................................  20
Vote Required..............................................................  20
Proxies....................................................................  20
Proxy Solicitation.........................................................  21
No Appraisal Rights........................................................  21
Other Matters Brought Before the Special Meeting...........................  21

THE MERGER.................................................................  22
Background of the Merger Between Advance and Discount......................  22
Discount's Reasons for the Merger..........................................  26
Advance's Reasons for the Merger...........................................  28
Recommendation of the Board of Directors of Discount.......................  28
Opinion of Discount's Financial Advisor....................................  29
Discount Standalone Analyses...............................................  32
Contribution Analysis......................................................  33
Other Factors..............................................................  33
Miscellaneous..............................................................  34
Certain Financial Projections and Forecasts................................  34
Interests of Discount's Officers and Directors in the Merger...............  36
Accounting Treatment.......................................................  39
Material U.S. Federal Income Tax Consequences of the Merger................  39
Delisting and Deregistration of Discount Common Stock......................  41
Regulatory Matters.........................................................  41
Restrictions on Sales by Discount Affiliates...............................  42
Financing Commitments......................................................  42

THE MERGER AGREEMENT.......................................................  45
Structure of Merger and Certain Related Transactions.......................  45
Merger Consideration.......................................................  45
Post Closing Capitalization................................................  45
Effective Time of the Merger...............................................  45
Directors and Officers of Discount.........................................  46
Treatment of Discount Stock Options in the Merger..........................  46
Exchange Agent; Procedures for Exchange of Certificates....................  46
Representations and Warranties.............................................  47
Definition of Material Adverse Effect......................................  48
No Solicitation............................................................  48
Conduct of the Business....................................................  50

                                                                           Page
                                                                           ----
Meeting of Discount Shareholders; Obligations to Recommend...............   52
Filings; Other Actions...................................................   53
Proxy Statement; Registration Statement..................................   53
Expenses.................................................................   53
Certain Employee Benefit Plan Obligations of Advance.....................   53
Cooperation and Access Between Advance and Discount......................   53
Notification of Specified Events.........................................   54
Conditions to Obligation of Each Party to Complete the Merger............   54
Additional Conditions to Obligations of Advance to Complete the Merger...   55
Additional Conditions to Obligations of Discount to Complete the Merger..   55
Termination..............................................................   55
Termination Fee and Expenses.............................................   56
Amendments to Merger Agreement; Extension and Waiver.....................   57
Indemnification, Exculpation and Insurance...............................   58

OTHER AGREEMENTS OR TRANSACTIONS.........................................   59
Voting Agreement.........................................................   59
Option Agreement.........................................................   59
Advance Voting Agreement.................................................   60
Reincorporation Merger Between Advance and Advance Holding...............   60

INFORMATION CONCERNING ADVANCE...........................................   61
Advance's Business.......................................................   61
  Advance's History......................................................   61
  Store Operations.......................................................   62
  Purchasing and Merchandising...........................................   63
  Warehouse and Distribution.............................................   63
  Management Information Systems.........................................   64
  Logistics and Purchasing Information Systems...........................   66
  Employees..............................................................   66
  Competition............................................................   66
  Trade Names, Service Marks and Trademarks..............................   67
  Environmental Matters..................................................   67
  Properties.............................................................   68
  Legal Proceedings......................................................   68
Selected Consolidated Financial Data of Advance Holding..................   69
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Advance Holding........................................   73
  General................................................................   73
  Acquisitions and Recapitalization......................................   73
  Results of Operations..................................................   75
  Net Sales..............................................................   76
  Cost of Sales..........................................................   76
  Selling, General and Administrative Expenses...........................   76
  Liquidity and Capital Resources........................................   80
  Seasonality............................................................   83
  Quantitative and Qualitative Disclosures About Market Risks............   83
  Recent Accounting Pronouncement(s).....................................   84
  Principal Stockholders of Advance Holding..............................   85
Related Party Transactions of Advance....................................   87

                                                                          Page
                                                                          ----
INFORMATION CONCERNING DISCOUNT..........................................  91
Discount's Business......................................................  91
  Operating Strategies...................................................  91
  Utilizing Advanced Information Systems.................................  94
  Growth Strategies......................................................  95
  Commercial Market Business.............................................  97
  Store Operations.......................................................  98
  Purchasing and Distribution............................................  99
  Advertising and Promotion..............................................  99
  Competition............................................................  99
  Team Members........................................................... 100
  Trademarks............................................................. 100
  Discount's Properties.................................................. 100
  Legal Proceedings...................................................... 101
Selected Consolidated Financial and Other Data of Discount............... 102
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Discount............................................... 104
  Results of Operations.................................................. 104
  Liquidity and Capital Resources........................................ 106
  Inflation and Seasonality.............................................. 108
  Quantitative and Qualitative Disclosures about Market Risks............ 108
  Principal Shareholders of Discount..................................... 108
  Agreement and Plan of Merger--Potential Changes in Control............. 111
Related Party Transactions of Discount................................... 111

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA.......................... 112

MARKET FOR ADVANCE'S AND DISCOUNT'S COMMON STOCK AND DIVIDENDS........... 121

MANAGEMENT OF ADVANCE AFTER THE MERGER................................... 122
Directors and Executive Officers of Advance After the Merger............. 122
Executive Compensation................................................... 125
Executive Employment Contracts........................................... 126
Consulting Agreement..................................................... 126
Compensation of Directors................................................ 127
Stock Subscription Plans................................................. 127
Stock Option Plans....................................................... 127
Option Grants............................................................ 128
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
 Values.................................................................. 129
Compensation Committee Interlocks and Insider Participation.............. 129
DESCRIPTION OF THE CAPITAL STOCK OF ADVANCE.............................. 130
Common Stock............................................................. 130
Preferred Stock.......................................................... 130
Stockholders Agreement................................................... 130
Registration Rights of Stockholders...................................... 131
Potential Anti-takeover Effect of Delaware Law, Advance's Certificate of
 Incorporation and Bylaws................................................ 132
Listing.................................................................. 132
Transfer Agent and Registrar............................................. 133
Lock-up Agreements....................................................... 133
Rule 144................................................................. 133
Rule 701................................................................. 133
Registration of Shares Under Stock Option Plans.......................... 133

  Page
  ----

COMPARISON OF RIGHTS BETWEEN DISCOUNT SHAREHOLDERS AND ADVANCE
 STOCKHOLDERS............................................................. 134

LEGAL MATTERS............................................................. 141

EXPERTS................................................................... 141

WHERE YOU CAN FIND MORE INFORMATION ABOUT ADVANCE AND DISCOUNT............ 141

Annex A--Merger Agreement, dated August 7, 2001, among Advance Holding
         Corporation, Advance Auto Parts, Inc., Advance Stores Company,
         Incorporated, AAP Acquisition Corporation and Discount Auto
         Parts, Inc.

Annex B--Opinion of Salomon Smith Barney Inc.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q: What am I being asked to vote upon?

A: You are being asked to adopt a merger agreement that provides for a wholly owned subsidiary of Advance to be merged into Discount. If the merger and related transactions are completed, Discount will be an indirect, wholly owned subsidiary of Advance. Discount will no longer be a publicly-traded corporation, and you will no longer own shares of Discount common stock. Upon the closing of the merger Advance will become a public company and the Advance shares that you will receive, will be listed for trading on the New York Stock Exchange or the Nasdaq National Market System.

Q: What will I receive in the merger?

A: If we complete the merger, you will receive $7.50 in cash and 0.2577 of a share of Advance common stock for each share of Discount common stock you hold on the date of the merger. Advance will not issue fractional shares in the merger. Instead, you will receive cash in an amount determined by multiplying the fraction of a share of Advance common stock to which you are entitled by $29.11.

Q: Does Discount's board of directors recommend voting in favor of the merger agreement and merger?

A: Yes. After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a shareholder of Discount. Discount's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote in favor of the merger agreement and the merger.

Q: Will I recognize taxable gain or loss for U.S. federal income tax purposes in the merger?

A: It is a condition of the merger that Discount receives an opinion at closing from its legal counsel that, assuming the contemporaneous merger of Advance Holding into Advance, the merger should be treated for U.S. federal income tax purposes as part of an exchange within the meaning of Section 351 of the Internal Revenue Code. Assuming that the merger so qualifies, in general, a Discount shareholder will not recognize loss, but will recognize gain to the extent of the lesser of (i) the excess, if any, of (x) the sum of the fair market value (on the effective date of the merger) of the Advance common stock and the cash received by you pursuant to the merger over (y) your tax basis in your shares of Discount common stock, and (ii) the cash received by you pursuant to the merger. Such gain, if any, should be long-term capital gain if your Discount common stock was held for more than one year at the time the merger becomes effective.

  Tax matters are very complicated, and the tax consequences of the merger to each Discount shareholder will depend on the shareholder's particular facts and circumstances. We strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

  For a more complete description of the tax consequences of the merger, see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger."

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. The number of shares of Advance common stock that you will receive in the merger will not be adjusted based on changes in the market price of Discount common stock before the completion of the merger. Advance's common stock is not currently publicly traded and therefore the value of the stock cannot be precisely determined. As a result, you will not know the market value of the Advance shares you would receive in the merger at the time you vote on the merger. Discount is not permitted to "walk away" from the merger or resolicit the vote of its shareholders based on changes in the market price of

   Discount common stock. You should carefully consider these and other factors discussed in the section entitled "Risk Factors." You should also see the sections entitled "The Merger--Discount's Reasons for the Merger" and "-- Recommendation of Discount's Board of Directors of Discount."

Q: Do I have dissenters' rights of appraisal?

A: No. Under Florida law, Discount shareholders are not entitled to dissenters' rights of appraisal in connection with the merger.

Q: What do I need to do now?

A: We urge you to read this proxy statement and prospectus carefully, including its annexes, and to consider how the merger affects you as a shareholder. You may also want to review the documents referenced under "Where You Can Find More Information About Advance And Discount."

Q: How do I vote?

A: Simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you do not include instructions on how to vote your proxy, we will vote your shares "FOR" approval and adoption of the merger agreement and the merger unless your shares are held in a brokerage account (see the next Question and Answer regarding shares held by brokers in "street name"). If you fail to return your proxy card or to vote in person, the effect will be a vote against the merger agreement and the merger. For a more complete description of voting at the meeting, see the section entitled "The Special Meeting--Proxies."

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the merger agreement and the merger.

  For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting--Proxies."

Q: What do I do if I want to change my vote?

A: If you want to change your vote, send the secretary of Discount a later-dated, signed proxy card before the special meeting or attend the meeting and vote in person. You may also revoke your proxy by sending a written notice of revocation to the corporate secretary of Discount before the meeting.

  For a more complete description of how to change your vote, see the section entitled "The Special Meeting--Proxies."

Q: Should I send in my stock certificates now?

A: No. After we complete the merger, we will send you written instructions for exchanging your Discount stock certificates for Advance common stock certificates and the cash portion of the merger consideration, which will be paid by check.

Q: When do you expect to complete the merger?

A: Subject to shareholder approval and satisfaction of other important conditions to closing, we expect to complete the merger promptly after the special meeting.

  For a description of the conditions to completion of the merger, see the section entitled "The Merger Agreement--Conditions to Obligation of Each Party to Complete the Merger."

Q: Whom should I call with questions?

A: You should call Discount's investor relations department at (863) 687-9226 with any questions about the merger.

  You may also obtain additional information about Discount and Advance, Advance Holding and Advance Stores from documents filed by them with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information About Advance and Discount."

                                    SUMMARY

The Companies

Advance Auto Parts, Inc.
5673 Airport Road
Roanoke, VA 24012
(540) 362-4911

   Following the merger, Advance Auto Parts, Inc. will be the parent corporation of Advance Stores Company, Incorporated, as a result of the reincorporation merger whereby Advance Holding Corporation will, simultaneously with the Discount merger, merge with and into Advance Auto Parts, Inc., and Advance Auto Parts, Inc. will survive the reincorporation merger. Prior to the reincorporation merger, Advance Auto Parts, Inc. is temporarily a wholly owned subsidiary of Advance Holding Corporation.

   Unless otherwise indicated, for ease of presentation, (1) the term Advance means, depending upon the context, (i) Advance Auto Parts, Inc., or (ii) Advance Auto Parts, Inc., Advance Holding Corporation, Advance Stores Company, Incorporated, and their subsidiaries, collectively, in each case as if the reincorporation merger has already occurred between Advance Auto Parts, Inc. and Advance Holding Corporation, but the merger of the wholly owned subsidiary of Advance Auto Parts, Inc. into Discount had not yet occurred (even though the two mergers are contingent on one another and are to occur simultaneously), and
(2) the term Advance common stock means the common stock of Advance Auto Parts, Inc.

   As of July 14, 2001, Advance had 1,765 stores, 1,723 of which operate under the "Advance Auto Parts" trade name in 37 states in the east, southeast and midwest. In addition, Advance had 42 stores primarily located in Puerto Rico and the Virgin Islands operating under the "Western Auto" trade name. Advance is based in Roanoke, Virginia, and is the second largest specialty retailer of automotive parts, accessories and maintenance items in the United States, and based on store count, Advance believes it is the largest retailer of automotive parts and accessories in a majority of the markets in which it operates.

Discount Auto Parts, Inc.
4900 Frontage Road South
Lakeland, Florida 33815
(863) 687-9226

   Discount Auto Parts, Inc. is one of the Southeast's leading specialty retailers and suppliers of automotive replacement parts, maintenance items and accessories to both do-it-yourself consumers and professional mechanics and service technicians. Discount currently operates 667 stores located throughout Florida, Georgia, Mississippi, Alabama, Louisiana and South Carolina.

The Proposed Merger and Related Transactions

   In the merger, a wholly owned subsidiary of Advance, or Advance Merger Sub, will merge with and into Discount, with Discount surviving the merger. Each Discount shareholder will be entitled to receive for each share of Discount common stock owned immediately prior to the merger $7.50 in cash and 0.2577 of a share of Advance common stock. Advance will not issue fractional shares in the merger. As a result, the total number of shares of Advance common stock that each Discount shareholder receives in the merger will be rounded down to the nearest whole number. Each of these shareholders will receive a cash payment for any remaining fractional share.

   Contemporaneous with the merger, Advance will effectuate the reincorporation merger pursuant to which Advance Holding Corporation will merge with and into Advance Auto Parts, Inc., with Advance Auto Parts, Inc. surviving the reincorporation merger. In addition, immediately after the merger, Advance Auto Parts, Inc. will contribute the common stock of Discount received in the merger to Advance Stores Company, Incorporated, and Discount will become a wholly owned subsidiary of Advance Stores Company, Incorporated.

   It is a condition to the closing of the merger that the shares of Advance common stock be listed for trading upon the New York Stock Exchange or the Nasdaq National Market System.

   The following diagram illustrates the structure of Advance following completion of the proposed transactions.

                               (Diagram to Come)

Recommendations of Discount's Board of Directors

   After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests and recommends that you vote "FOR" the proposals to approve and adopt the merger agreement and merger.

Discount's Reasons for the Merger (see page 26)

   Discount's board of directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Discount and its shareholders. In reaching its decision, Discount's board of directors considered various factors described more fully in this proxy statement and prospectus beginning on page 26.

Opinion of Discount's Financial Advisor (see page 29)

   In connection with the transaction, the Discount board of directors received a written opinion dated August 7, 2001 from Salomon Smith Barney Inc., Discount's financial advisor, as to the fairness, from a financial point of view, of the merger consideration. The full text of Salomon Smith Barney's written opinion dated August 7, 2001 is attached to this proxy statement and prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. Salomon Smith Barney's opinion is addressed to the Discount board and does not constitute a recommendation to any shareholder with respect to any matters relating to the proposed transaction.

The Merger Agreement (see page 45)

   We have attached the merger agreement that governs the merger to this proxy statement and prospectus as Annex A. We encourage you to read the merger agreement carefully.

Termination of the Merger Agreement (see page 55)

   Advance and Discount can mutually agree to terminate the merger agreement at any time before completing the merger. Both Advance and Discount can terminate the merger agreement if:

  . the requisite Discount shareholder approval is not obtained (other than if the party attempting to terminate is in material breach of any of its obligations);

  . a final decree or injunction by a court or government entity prevents the completion of the merger or if a private party action under the antitrust laws is reasonably likely to have a material adverse effect (as defined in the merger agreement);

  . the merger is not completed by December 31, 2001 (other than if the party attempting to terminate is in breach of any of its obligations and the breach has been the primary reason for the failure of the merger to be completed by December 31, 2001); or

  . the other party materially breaches any of its representations, warranties, covenants or agreements and the breach causes specified conditions to fail to be satisfied.

   Advance can terminate the merger agreement under additional circumstances, including if:

  . a tender offer or exchange offer for 50% or more of the Discount common stock is commenced and the Discount board of directors recommends to you that you tender or exchange your shares in that offer;

  . the financial institutions that are parties to the financing commitments for the transaction are not obligated to fund because all conditions to such funding have not been satisfied or waived;

  . the results of the physical inventory of the salable inventory at Discount's Lakeland, Florida distribution center reflect a reduction of greater than 5% of the inventory amount shown on the balance sheet included in Discount's first quarter financial statements and reflected in Discount's general ledger as of the date of Discount's first quarter financial statements, subject to adjustment as provided in the merger agreement, and Advance exercises its right to terminate within 15 business days after receiving such results;

  . Discount shall not have entered into the specifically identified amendments to its Dapper Properties master leases in a manner satisfactory to Advance;

  . the Discount board of directors withdraws, modifies or qualifies its recommendation to you for adoption of the merger agreement and the merger in a manner adverse to Advance; or

  . the Discount board of directors shall have approved or recommended to you an alternative transaction that the Discount board of directors has determined in good faith, after consultation with its advisors, would result in a transaction more favorable to Discount shareholders from a financial point of view and to do otherwise would be a breach of its fiduciary duties.

   Discount can terminate the merger agreement under additional circumstances, including if:

  . Discount receives a superior proposal and the Discount board of directors determines that its fiduciary duties require it to terminate the merger agreement in order to permit Discount to enter into an agreement with respect to the superior proposal.

Termination Fee and Expenses (see page 56)

   Discount agreed to pay Advance a termination fee of $9.0 million and/or certain expense reimbursements up to $7.0 million if the merger agreement is terminated under specified circumstances set forth in the merger agreement.

Discount Not to Engage in Discussions for Alternative Transactions (see page
48)

   Until the parties complete the merger or terminate the merger agreement, Discount has agreed not to take any of the following actions:

  . initiate, solicit, encourage or facilitate the making of any offer or proposal that is or is reasonably likely to lead to an alternative transaction; or

  .  enter into any agreement regarding any alternative transaction.

   However, if, prior to a shareholder vote, Discount receives an unsolicited proposal for an alternative transaction, it may participate in discussions regarding the transaction if Discount's board of directors determines such proposal is a superior proposal and to not do so would be a breach of its fiduciary duties and notifies Advance, as described in the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (see page 39)

   Assuming the contemporaneous merger of Advance Holding into Advance, the merger is intended to be treated as part of an exchange within the meaning of
Section 351 of the Internal Revenue Code. If the merger so qualifies, in general, a Discount shareholder will not recognize loss on the exchange, but will recognize gain on the exchange to the extent of the lesser of (i) the excess, if any, of (x) the sum of the fair market value (on the effective date of the merger) of the Advance common stock and the cash received over (y) the tax basis of the shareholder's shares of Discount common stock and (ii) the cash received. Counsel to Discount is to opine, subject to some assumptions and based on certain representations of fact, that the merger should be treated as part of an exchange within the meaning of Section 351 of the Internal Revenue Code. The material U.S. federal income tax consequences of the merger to Discount shareholders are described below under the heading "The Merger-- Material U.S. Federal Income Tax Consequences of the Merger."

Interests of Discount's Officers and Directors in the Merger (see page 36)

   When considering the Discount board of directors' recommendation to vote FOR the merger agreement, Discount shareholders should be aware of interests that some of Discount's officers and directors have in the merger that are different from or in addition to, and may conflict with, the interests of Discount shareholders. The Discount board of directors was aware of these interests and specifically considered them before approving and adopting the merger agreement. These interests include the following:

  . options held by Discount officers and directors will effectively become fully vested as a result of the merger, and such officers and directors will become entitled to receive cash for the designated value of any options with an exercise price of less than $15.00 and will have any options with an exercise price of $15.00 or greater converted into options of Advance;

  . certain officers of Discount are parties to change of control employment agreements with Discount that provide that, upon the closing of the merger, each such officer is entitled to (1) certain benefits upon a subsequent termination or constructive termination of his employment that occurs during a specified period following the merger, subject to certain exceptions, and (2) certain salary and benefit protections during the officer's continued employment following the merger;

  . certain officers of Discount are entitled to certain unfunded benefits under Discount's Supplemental Executive Profit Sharing Plan that will become 100% vested as a result of the consummation of the merger;

  . Peter J. Fontaine, the Chief Executive Officer of Discount, will become a director of Advance effective as of the closing date, and will become entitled to certain piggyback registration rights as to the shares of Advance common stock that he and entities that he controls will receive in the merger; and

  . Discount's former president, William C. Perkins, will receive the acceleration of certain separation payments and options upon the consummation of the merger.

Conditions to the Merger (see page 54)

   We will not complete the merger unless a number of conditions are satisfied or waived, including the following:

  . the holders of a majority of Discount's shares of common stock must approve and adopt the merger agreement and the merger;

  . the federal antitrust authorities must complete their review of the merger and not seek to prohibit the merger;

  .  there must be no law or court order prohibiting the merger;

  . the shares of Advance common stock issuable to Discount shareholders must be listed on either the New York Stock Exchange or the Nasdaq National Market;

  .  Advance Holding and Advance must complete the reincorporation merger;

  . the representations and warranties of each party in the merger agreement are generally true and correct as of the closing of the merger;

  . each party has performed in all material respects all of its obligations under the merger agreement;

  . Discount will have received the written opinion of Discount's legal counsel that the merger should be treated for U.S. federal income tax purposes as part of an exchange within the meaning of Section 351 of the Internal Revenue Code;

  . there shall not have occurred since the date of the merger agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of either party and its subsidiaries;


  . Discount shall have performed a physical inventory of its salable inventory at its Lakeland, Florida distribution center, the results of which shall reflect an aggregate inventory value which does not result in a reduction greater than 5%;

  . Discount shall have entered into certain identified amendments to each of its three master leases between Discount and the respective Dapper Properties lessor;

  . the financial institutions who are parties to the financing commitments shall be obligated to fund under the commitments because all conditions to such funding have been, or at the closing thereof will be, satisfied or waived; and

  . Peter J. Fontaine shall be elected as a member of the board of directors of Advance, and Discount's stockholders agreement with certain of its stockholders shall have been amended to provide entities that Mr. Fontaine controls with certain piggyback registration rights.

Regulatory Approvals (see page 41)

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Advance and Discount must furnish information and materials to the Department of Justice (known as the DOJ) and the Federal Trade Commission (known as the FTC) and wait a specified period of time before they can complete the merger. Each of the DOJ and the FTC has the authority to challenge the merger on antitrust grounds before or after Advance and Discount complete the merger. Advance and Discount filed pre-merger notification forms with the DOJ and the FTC on August 17, 2001. Advance and Discount are currently awaiting expiration of the HSR waiting period or a request, if any, from the DOJ or FTC for additional information from the parties. In addition, both companies may be required to make filings with or obtain approvals from other domestic or international regulatory authorities in connection with the merger.

Accounting Treatment (see page 43)

   The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

Indemnification and Insurance (see page 58)

   The merger agreement provides for the indemnification of Discount's officers, directors and employees and for the continuation of directors and officers liability insurance for six years following the merger.

Vote Required for the Merger (see page 20)

   The affirmative vote of the holders of a majority of the shares of Discount common stock outstanding on the record date for the special meeting is required to approve the merger.

Voting by Discount Directors and Executive Officers (page 36)

   On the record date, directors and executive officers of Discount and their affiliates owned and were entitled to vote [--] shares of Discount common stock, or approximately [--]% of the shares of Discount common stock outstanding on the record date. Peter J. Fontaine controls virtually all these shares which, as described below, are subject to the terms of a voting agreement with Advance Stores and Advance Holding and are required to be voted in favor of approval of the merger agreement and the merger. The other directors and executive officers of Discount have indicated that they intend to vote the Discount common stock owned by them in favor of the adoption of the merger agreement.

Stock Price Information (see page 121)

   Shares of Discount common stock are listed on the New York Stock Exchange. Shares of Advance common stock are not currently listed but, upon the closing of the merger, will be listed on either the New York Stock Exchange or The Nasdaq National Stock Market. The following table presents the ten-day average sale price or last reported sale price, as applicable, of one share of Discount common stock, as reported on the New York Stock Exchange Composite Transaction Tape on August 6, 2001, the last full trading day before the execution of the
merger agreement, and on            [--], 2001, the last day for which such
information could be calculated before the date of this proxy statement and prospectus, and assuming that the merger had been completed on these dates. Equivalent per share data for Discount common stock, assuming the completion of the merger, is not meaningful because there is no public market for Advance common stock. Each share of Discount common stock will be converted into .2577 shares of Advance common stock and $7.50 in cash.

                        Date                           Discount Common Stock
                        ----                           ---------------------
Average sale price for the ten trading days up to and
 including August 6, 2001                                     $13.52
Last reported sale price on August 6, 2001                    $14.20
Last reported sale price on         , 2001                    $

Dividends

   Advance does not expect to pay any dividends on its common stock for the foreseeable future.

Restrictions on Your Ability to Sell Advance Common Stock

   All shares of Advance common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Discount under the Securities Act of 1933. If you are an affiliate of Discount, then prior to the first anniversary of the merger, sales may be made by you only under a registration statement or an exemption under the Securities Act, including Rule 145.


Voting Agreement (see page 59)

   Fontaine Industries, a partnership controlled by Peter J. Fontaine, Chairman of the Board and Chief Executive Officer of Discount, and Discount's largest shareholder (holding approximately 24% of the outstanding shares of common stock of Discount), entered into a voting agreement with Advance Stores whereby Fontaine Industries has agreed to vote all of the shares of Discount common stock beneficially owned by it in favor of the merger and the merger agreement. Fontaine Industries also appointed Advance Stores as its proxy to vote the shares beneficially owned by it in favor of the merger and the merger agreement.

Option Agreement (see page 59)

   Fontaine Industries also entered into an option agreement with Advance Stores whereby Fontaine Industries granted to Advance Stores an option to purchase all of the 4,021,509 shares of Discount common stock beneficially owned by it, exercisable in certain circumstances, as further set forth in the option agreement.

Financing Commitments (see page 42)

   In connection with the merger, Advance Stores has secured financing commitments to provide the funds necessary to pay the cash portion of the merger consideration to be paid to Discount shareholders and in-the-money option holders, refinance the existing senior credit facilities of Advance Stores, repay certain indebtedness of Discount and pay related fees and expenses. Advance Stores has received a binding commitment, subject to customary conditions, for a senior secured credit facility consisting of an aggregate of $530 million under Tranche A and Tranche B term loans and a $150 million revolving credit facility. Advance Stores also intends to place $150 million in senior subordinated notes. In the event it is unable to complete the placement, Advance Stores has secured a binding commitment for a $150 million senior subordinated credit facility.

Summary Consolidated Financial Data

   The following table is a summary of historical consolidated financial data of Advance for the periods presented, as well as pro forma financial data of Advance, after giving effect to the merger and related financing transactions. You should read this data along with the sections of this offering circular titled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Advance," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Discount," and "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and related notes of Advance and Discount included elsewhere in this proxy statement and prospectus. The unaudited pro forma combined statement of operations data do not purport to represent what the results of operations of Advance would have been if the transactions had occurred as of the date indicated or what the results will be for future periods. The results include the activities of the following acquired businesses since their respective dates of acquisition, Western Auto Supply Company, November, 1998 and Carport Auto Parts, Inc., April, 2001.

                                                                          12 Months
                                        Fiscal Year(1)                      Ended           Six Months Ended
                          -------------------------------------------     ----------     ----------------------
                                                                          Pro Forma                  Pro Forma
                                                           Pro Forma       July 14,       July 14,   July 14,
                             1998       1999       2000       2000           2001           2001       2001
                          ---------- ---------- ---------- ----------     ----------     ---------- -----------
                                          (In thousands, except ratios and percentages)
Statement of Operations
 Data:
Net sales...............  $1,220,759 $2,206,945 $2,288,022 $2,928,036     $3,051,344     $1,336,837 $1,670 ,530
Cost of sales...........     766,198  1,404,113  1,392,127  1,780,352      1,833,159        796,557   1,000,020
Selling, general and
 administrative
 expenses(2)............     400,546    780,114    800,845  1,001,037      1,061,574        470,166     577,756
Expenses associated with
 the
 Recapitalization(3)....      14,277        --         --         --             --             --          --
Expenses associated with
 the restructuring in
 conjunction with the
 Western merger(4)......       6,774        --         --         --             --             --          --
Non-cash and other
 employee
 compensation(5)(6).....       1,135      2,483      2,261      2,261          3,031          2,195       2,195
                          ---------- ---------- ---------- ----------     ----------     ---------- -----------
Operating income........      31,829     20,235     92,789    144,386        153,580         67,919      90,559

Other Financial Data:
EBITDA(7)...............  $   92,612 $  121,899 $  161,876 $  234,957     $  247,393     $  107,183 $   139,888
EBITDAR(8)..............     160,886    234,819    282,872    339,531        361,774        175,483     205,951
Capital expenditures....      65,790    105,017     70,566    157,441(12)    150,636(12)     31,048      87,344(12)
Pro forma cash interest
 expense(9).............                                       79,646         77,678
Ratio of pro forma
 EBITDA to pro forma
 cash interest
 expense(9).............                                         2.95           3.18
Ratio of pro forma net
 debt to pro forma
 EBITDA(10).............                                         3.93           3.73

                                       As of                           Pro Forma
                         ----------------------------------   As of      as of
                         January 2, January 1, December 30,  July 14,   July 14,
                            1999       2000        2000        2001       2001
                         ---------- ---------- ------------ ---------- ----------
                                              (In thousands)
Balance Sheet Data:
Net working capital
 (11)................... $  310,113 $  355,608  $  321,540  $  327,024 $  472,271
Total assets............  1,265,355  1,348,629   1,356,360   1,364,314  2,042,827
Total net debt (10).....    485,476    627,467     582,539     535,199    923,330
Stockholders' equity....    159,091    133,954     156,271     179,359    292,709

--------
 (1) Advance's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks.
 (2) Fiscal 1999 and fiscal 1998 amounts include certain merger integration and Parts America conversion expenses related to the Western merger that total $41,034 and $7,788, respectively. In addition, $845 is included in fiscal 1998 for private company expenses incurred prior to the Recapitalization that relate primarily to compensation and benefits paid to Advance's chairman that were eliminated after the Recapitalization. There are no private company expenses in fiscal 1999, fiscal 2000, the twelve months ended July 14, 2001 or the six months ended July 14, 2001 amounts.
 (3) Represents expenses incurred in the Recapitalization related primarily to bonuses paid to certain employees and professional services.
 (4) Represents fiscal 1998 expenses primarily related to lease costs associated with the 31 Advance Auto Parts stores closed in connection with the Western merger.
 (5) Represents interest component of net periodic postretirement benefit cost related to Advance's unfunded post retirement benefit obligation.
 (6) Represents non-cash compensation expenses related to stock options granted to certain Advance employees.
 (7) EBITDA represents operating income plus depreciation, amortization, private company expenses, non-cash and other employee compensation expenses and expenses associated with the Recapitalization and restructuring in connection with the Western merger included in operating income. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Advance has included it herein because Advance's management believes this information is useful to investors as such measure provides additional information with respect to Advance's ability to meet its future debt service, capital expenditure and working capital requirements and, in addition, certain covenants in Advance's current and proposed indentures and credit facility are based upon an EBITDA calculation. Advance's method for calculating EBITDA may differ from similarly titled measures reported by other companies. Advance's management believes certain one-time expenses, private company expenses, recapitalization expenses, non-cash and other employee compensation expenses, restructuring expenses and merger integration expenses should be eliminated from the EBITDA calculation to evaluate the operating performance of Advance.
 (8) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, Advance believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. Advance leases substantially all of its stores.
 (9) Cash interest expense represents total interest expense, excluding interest related to the Advance Holding discount debentures and amortization of deferred debt issuance costs.
(10) Net debt represents pro forma total debt less cash and cash equivalents.
(11) Net working capital represents total current assets less total current liabilities.
(12) Includes the purchase of Discount's Gallman distribution facility from the lessor.

                      UNAUDITED COMPARATIVE PER SHARE DATA

   We have set forth below information concerning income per share from continuing operations, cash dividends, declared and book value per share data for Advance Holding and Discount on both historical and pro forma bases. We have derived the pro forma income per share from continuing operations from the Unaudited Pro Forma Consolidated Financial Data beginning on page 113. Discount has not declared any cash dividends since its initial public offering in August 1992 and Advance Holding has not declared any cash dividends since fiscal 1998. Advance's management does not expect to pay cash dividends for the foreseeable future after the completion of the merger. Basic and diluted net income per share from continuing operations and the book value per share for the pro forma presentation is based upon outstanding shares of Advance common stock, adjusted to include the estimated number of shares of Advance common stock to be issued in the merger in exchange for outstanding shares of Discount common stock at the time the merger is completed. The per share equivalent pro forma data for shares of Discount common stock is based on the assumed conversion of each share of Discount common stock into .2577 of a share of Advance common stock.

   You should read the information set forth below in conjunction with the respective audited and unaudited financial statements of Advance Holding and Discount included in this proxy statement and prospectus and the Unaudited Pro Forma Consolidated Financial Data and the notes thereto beginning on page 113. See "Where You Can Find More Information About Discount and Advance" beginning on page 143.

                                         Fiscal Year Ended   Six Month Period
                                         December 30, 2000  Ended July 14, 2001
                                        ------------------- -------------------
Advance Holding Historical Data:
  Basic income per share from
   continuing operations...............       $ 0.59              $ 0.76
  Diluted income per share from
   continuing operations...............         0.58                0.74
  Cash dividends per share.............          --                  --
  Book value per share.................         5.52                6.33
                                        Twelve Month Period
                                        Ended November 28,   Six Month Period
                                               2000         Ended May 29, 2001
                                        ------------------- -------------------
Discount Historical Data:
  Basic and diluted income per share
   from continuing operations..........       $ 1.12              $ 0.70
  Cash dividends per share.............          --                  --
  Book value per share.................        18.50               19.20
                                         Fiscal Year Ended   Six Month Period
                                         December 30, 2000  Ended July 14, 2001
                                        ------------------- -------------------
Pro Forma Combined Data:
  Basic income per share from
   continuing operations...............       $ 1.03              $ 0.94
  Diluted income per share from
   continuing operations...............         1.02                0.93
  Cash dividends per share.............          --                  --
  Book value per share.................          N/A                8.97
Pro Forma Equivalent Data:
  Basic income per share from
   continuing operations...............         0.27                0.24
  Diluted income per share from
   continuing operations...............         0.26                0.24
  Cash dividends per share.............          --                  --
  Book value per share.................          N/A                2.31

                                  RISK FACTORS

   You should consider carefully all of the information set forth in this proxy statement and prospectus. Please refer to "Where You Can Find More Information About Advance and Discount" at page 141 of this proxy statement and prospectus for further information about the proposals described herein. You should evaluate the following risks before deciding to vote on the various proposals described in this proxy statement and prospectus. If the merger occurs, you will be receiving shares of Advance common stock. In that circumstance, Advance will combine the businesses of Advance and Discount. Accordingly, you should consider carefully the risks and uncertainties associated with the business and operations of both Advance and Discount. Some statements in this proxy statement and prospectus, including some of the following risk factors, constitute forward-looking statements. Please refer to the section of this proxy statement and prospectus below entitled "Special Note Regarding Forward-Looking Statements."

Risk Factors Relating to the Merger

Discount shareholders cannot be certain of the market value or the average trading price of the Advance common stock they will receive in the merger in exchange for their shares of Discount common stock.

   Discount shareholders will be entitled to receive in the merger 0.2577 of a share of Advance common stock plus $7.50 in cash for each share of Discount common stock they hold.

   Advance common stock is not currently publicly traded. Therefore, you will not be able to establish the market value of the Advance common stock you receive by reference to a public trading price. The actual trading price of Advance common stock you receive at the time of the closing of the merger may be either higher or lower than the trading price prior to the merger of shares of Discount common stock that were exchanged for the Advance common stock less the cash consideration of $7.50 per Discount share you receive in the merger.

   In addition, the average trading price of Advance common stock you receive may vary after the merger because of factors such as:

  . changes in the business, operating results, financial condition or prospects of Advance;

  .  the success of the integration of Discount's operations;

  .  the prospects of Advance's operations after the merger; and

  . general market and economic conditions and specific economic conditions where Advance and Discount operate.

   In addition, the exchange of the certificates representing shares of Discount common stock for certificates representing shares of Advance common stock will not take place immediately upon completion of the merger. If you do not hold your shares in a brokerage account or another "book-entry" or uncertificated form, you may be unable to sell your shares of Advance common stock for a short period of time following the completion of the merger. The market value of Advance common stock may be either lower or higher at the time when you receive certificates representing shares of Advance common stock after the merger.

Advance may not be able to successfully integrate Discount, which could adversely affect its business and results of operations.

   Advance entered into the merger agreement to capitalize on Discount's leading market position in the State of Florida, to increase Advance's store base in its southeastern markets, and to create the opportunity for potential cost savings through operational synergies. Achieving the benefits of the merger will depend in part on integrating Discount's operations and personnel in a timely and efficient manner to minimize the risk that the merger will result in the unplanned loss of customers or key employees, disruption of supplier relationships or the continued diversion of the attention of management. Another challenge is to demonstrate to Advance's and Discount's customers that the merger will not result in adverse changes in customer service standards, products or business focus and persuade personnel that the companies' business cultures are compatible. We cannot assure you that Discount can be successfully integrated with Advance or that any of the anticipated efficiencies or cost savings will be realized, or realized within the expected time frame, or that revenues will not be lower than expected, any of which could have a material adverse effect on Advance's business, financial condition and operating results after the merger.

Advance's level of indebtedness and restrictions in its debt instruments may limit Advance's ability to take certain actions, including paying any dividends and obtaining additional financing in the future, which could adversely affect its future financial health.

   In connection with the merger Advance intends to incur additional senior and senior subordinated indebtedness in order to refinance indebtedness of Advance and Discount and to fund a portion of the cash consideration prior to closing. On August 7, 2001 Advance announced that it had received a total of $830 million of committed financing. This financing is subject to the fulfillment of certain conditions. See "The Merger--Financing Commitments" for more information regarding the financing commitments and conditions.

   The substantial amount of debt that Advance will have and that it may incur in the future, could have important consequences to you. For example, it could:

  . limit Advance's ability to obtain additional financing, if needed in the future, for working capital, capital expenditures, acquisitions or other purposes;

  . increase Advance's vulnerability to adverse economic, industry and business conditions;

  . require Advance to dedicate a substantial portion of its cash flow from operations to make principal and interest payments on its debt and accordingly reduce funds available for the funding of operations, future business opportunities or other purposes; and

  . place Advance at a disadvantage compared to competitors that may have less debt.

   The instruments governing the planned and future indebtedness to be incurred by Advance are expected to contain a number of covenants that may significantly limit or prohibit Advance's ability to, among other things:

  .  pay dividends;

  .  borrow additional money;

  .  make capital expenditures and other investments;

  .  merge, consolidate or dispose of assets; and

  .  enter into transactions with related entities.

   In addition, Advance's current and future debt instruments contain and will contain financial performance covenants. If Advance fails to comply with these covenants, it will be in default under the applicable debt instrument. A default, if not waived, could result in acceleration of indebtedness, in which case the debt would become immediately due and payable. If this occurs, Advance may not be able to repay its debt or borrow sufficient funds to refinance it. Even if new financing is available, it may be on terms that are unacceptable or which may be significantly more costly. In addition, complying with these covenants may cause Advance to take actions, with respect to the growth and management of its business, that it otherwise would not take, or refrain from actions that it otherwise would take.

The termination fee, voting agreement and option agreement may discourage other companies from trying to acquire Discount, which could prevent you from receiving a greater amount of consideration for your Discount common stock.

   In the merger agreement, Discount agreed to pay Advance a termination fee of $9.0 million and/or up to $7.0 million in expenses in specified circumstances, including where a third party acquires or seeks to acquire Discount. This provision could discourage other companies from trying to acquire Discount, even if those other companies might be willing to offer a greater amount of consideration to Discount shareholders than Advance has offered in the merger agreement. Payment of the termination fee and/or the expenses may have a material adverse effect on Discount's financial condition. In addition, in connection with the execution of the merger agreement, a principal shareholder of Discount, holding approximately 24% of the outstanding shares of Discount common stock, entered into a voting agreement and an option agreement with Advance Stores. The principal shareholder agreed to vote its shares in favor of the merger agreement and merger, granted Advance Stores and its designees an irrevocable proxy to vote its shares in favor of the merger and merger agreement and granted Advance Stores an option to purchase its shares, exercisable in certain circumstances. These provisions may discourage other companies from trying to acquire Discount.

If we do not complete the merger, it could negatively impact Discount and the price of its common stock.

   If the merger is not completed, Discount may be subject to a number of material risks, including the following:

  . the market price of Discount common stock may decline if the merger is not completed to the extent that the current market price of Discount common stock reflects a market assumption that the merger will be completed;

  . Discount, in some circumstances, may be required to pay Advance a termination fee of $9.0 million and/or reimburse Advance for up to $7.0 million of certain expenses; and

  . Discount's own costs related to the merger, such as legal and accounting fees and expenses and certain financial advisor expenses, must be paid even if the merger is not completed.

   Further, if the merger agreement is terminated and Discount's board of directors seeks another merger or business combination, we cannot assure you that Discount will be able to find a party willing to pay an equivalent or more attractive price than that which will be paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, Discount is prohibited from soliciting, cooperating with, or furnishing non-public information regarding Discount to, or negotiating or entering into an agreement with, any party other than Advance regarding any proposal for an alternative transaction. For additional information regarding Discount's ability to enter into an alternative transaction, see "The Merger Agreement--No Solicitation" and "--Termination Fee and Expenses."

Risk Factors Relating to Advance's Business

Advance may not be able to successfully implement its business strategy because doing so depends on factors beyond its control, which could adversely affect its results of operations.

   Advance's success depends on its ability to implement its business strategy in order to increase its earnings and cash flow. Advance's results of operations and cash flow will be adversely affected if it cannot fully implement its business strategy. Successful implementation depends on factors specific to the retail automotive parts industry and numerous other factors beyond its control. These include adverse changes in:

  .  general economic conditions;

  .  conditions in local markets;

  . the competitive environment in the automotive aftermarket parts and accessories retail sector;

  .  the automotive aftermarket parts manufacturing industry;

  .  consumer preferences; and

  .  Advance's continued ability to hire and retain qualified personnel.

   In addition, because of these and other factors, Advance may not be able to implement its expansion and business plans within planned time periods and budgets. If Advance cannot implement its expansion and business plans in a timely fashion or if there are delays or cost overruns, Advance's business, financial condition and results of operations will be adversely affected.

Advance's growth strategy may not be successful, which could adversely affect its business and results of operations.

   Advance has significantly increased its store count from 536 stores at the end of fiscal 1995 to 1,765 company-operated stores included in the retail segment at July 14, 2001. Advance intends to continue to expand its base of stores as part of its growth strategy, primarily by opening new stores. There can be no assurance that this strategy will be successful. The actual number of new stores to be opened and their success will be dependent on a number of factors, including, among other things, the ability of Advance to manage such expansion and hire and train qualified sales associates, the availability of suitable store locations and the negotiation of acceptable lease terms for new locations. There can be no assurance that Advance will be able to open and operate such stores on a timely or profitable basis or that opening new stores in markets already served by Advance will not adversely affect existing store profitability or comparable store sales.

   Furthermore, Advance may acquire or try to acquire stores or businesses from, make investments in, or enter into strategic alliances with, companies which have stores or distribution networks in its current markets or in areas into which it intends to expand its presence. Any future acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

  .  the difficulty of identifying appropriate acquisition candidates;

  . the difficulty of assimilating the operations of the respective entities;

  .  the potential disruption to Advance's ongoing business;

  . the inability to maintain uniform standards, controls, procedures and policies; and

  . the impairment of relationships with employees and customers as a result of changes in management.

   We cannot assure you that Advance will be successful in overcoming these risks or any other problems encountered with these acquisitions, investments, strategic alliances or related efforts.

If demand for products sold by Advance's stores slows, then Advance's business and operating results may be adversely affected.

   Demand for products sold by Advance's stores depends on many factors; including the following:

  . the weather, as vehicle maintenance may be deferred during periods of inclement weather;

  . the economy, as during periods of good economic conditions, more of Advance's do-it-yourself customers may pay others to repair and maintain their cars instead of working on their own cars. This factor is tempered by Advance's commercial sales program that sells parts to third-party automotive service and repair providers. In periods of declining economic conditions, both do-it-yourself and do-it-for-me customers may defer vehicle maintenance or repair; and

  . the quality of the vehicles manufactured by the original vehicle manufacturers, and the length of the warranty offered on new vehicles.

If our existing senior management left Advance, its operating results could be adversely affected, and it may not be able to attract and retain additional qualified management personnel.

   Advance is dependent upon the services and experience of its executive officers and senior management team. If for any reason Advance's senior executives do not continue to be active in management, its operating results could be adversely affected. Additionally, Advance cannot assure you that it will be able to attract and retain additional qualified senior executives as needed in the future. Advance has entered into employment agreements with each of Messrs. Lawrence P. Castellani, Chief Executive Officer, Jimmie L. Wade, President and Chief Financial Officer, David R. Reid, Executive Vice President and Chief Operating Officer, Paul W. Klasing, Executive Vice President, Merchandising and Marketing, and S. Lynn Stevens, Senior Vice President and Chief Information Officer. However, these agreements do not ensure their continued employment with Advance.

If Advance is unable to compete successfully against other companies in the retail automotive parts industry, Advance could lose customers and its revenues may decline.

   The retail sale of automotive parts and accessories is highly competitive with respect to price, brand recognition, customer service and location. Advance competes primarily with national and regional retail automotive parts chains, wholesalers or jobber stores, independent operators, automobile dealers that supply parts and mass merchandisers that carry automotive replacement parts and accessories. Some of Advance's competitors possess substantially greater financial, marketing and other resources than Advance.

A disruption of Advance's vendor relationships could adversely affect Advance's business and results of operations.

   Advance's business is dependent upon developing and maintaining close relationships with its vendors and upon its ability to purchase products from these vendors on favorable prices and other terms. A disruption of these vendor relationships could have a material adverse effect on Advance's business.

Advance's existing stockholders will continue to have substantial control over Advance after the merger, including control over a majority of the board of directors, and could limit your ability to influence the outcome of matters requiring stockholder approval.

   After the merger, Advance's existing stockholders, including management, will collectively beneficially own 28,321,150 shares. Holders of approximately 97% of these shares are parties to a stockholders' agreement which provides, among other things, that such stockholders, and, after the merger, Peter Fontaine and entities he controls, will nominate and vote in favor of up to 9 of the 11 (or up to 14 after the addition of independent directors) members of the Advance board of directors, ensuring their election. If the directors nominated by the parties to the stockholders' agreement, or holders of a majority of Advance's common stock, agree amongst themselves to take or refrain from taking any course of action, the effect may be to act against the wishes of the stockholders who are not a party to the stockholders' agreement.

Advance will have anti-takeover defense provisions in its certificate of incorporation and bylaws that may deter potential acquirors and depress its stock price.

   Advance's certificate of incorporation and bylaws will contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Advance. These provisions:

  . authorize Advance's board of directors to issue "blank check" preferred stock and determine the powers, preferences and privileges of those shares without prior stockholder approval;

  .  prohibit the right of Advance's stockholders to act by written consent;

  .  limit the calling of special meetings of stockholders; and

  . impose a requirement that holders of 66% of the outstanding shares of common stock are required to amend the provisions relating to actions by written consent of stockholders and the limitations of calling special meetings.

   Advance's debt instruments also contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Advance. Provisions in Advance's debt instruments may decrease the premium that stockholders could receive for their shares over the then current market price.

Special Note Regarding Forward-Looking Statements

   In this proxy statement and prospectus there are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "forecasts," "plans," "intends," "should" or similar expressions. Advance and Discount intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are included in this statement for purposes of complying with these safe harbor provisions.

   These forward-looking statements reflect current views about the relevant company's plans, strategies and prospects, which are based on the information currently available and on current assumptions.

   Although each company believes that its plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, it can give no assurance that the plans, intentions or expectations will be achieved. Listed below and discussed elsewhere in this proxy statement and prospectus are some important risks, uncertainties and contingencies which could cause each company's actual results, performances or achievements to be materially different from the forward-looking statements made in this proxy statement and prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

  . the risk that the businesses of Advance and Discount will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  . expected efficiencies and cost savings from the merger may not be fully realized or realized within the expected time frame;

  .  revenues following the merger may be lower than expected;

  . operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with suppliers and employees, may be greater than expected;

  . inability to obtain or meet conditions imposed for governmental approval for the merger or merger schedule;

  .  the failure of Discount's shareholders to approve the merger;

  . recessionary trends in general or in specific areas where Advance and Discount operate;

  .  competitive pricing and other competitive pressures;

  . other economic, business, competitive and/or regulatory factors affecting Advance's and Discount's business generally; and

  . other factors discussed under the heading "Risk Factors" and elsewhere in this proxy statement and prospectus.

   Advance and Discount assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Advance Holding's, Advance Stores' and Discount's reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                              THE SPECIAL MEETING

   We are furnishing this proxy statement and prospectus in connection with Discount's solicitation of proxies from the holders of Discount common stock for use at the special meeting of shareholders. We are first mailing this proxy statement and prospectus and accompanying form of proxy to the shareholders of
Discount on or about             , 2001.

Date, Place and Time

   The special meeting is scheduled to be held at         , on            ,
2001, at 9:00 a.m. local time.

Purpose of the Special Meeting

   The purpose of the special meeting is to consider and take action upon the merger agreement and merger, and such other matters as may be appropriate for consideration at the special meeting. The Discount board of directors has determined that the merger is fair and advisable to and in the best interests of Discount and the Discount shareholders and unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of Discount vote for approval and adoption of the merger agreement and the merger.

Record Date and Stock Entitled to Vote

   Owners of record of shares of Discount common stock at the close of business
on          , 2001, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Discount's common stock is the only class of voting securities of Discount. On the record date,
approximately          shares of common stock were issued and outstanding and
entitled to vote at the special meeting. Owners of record of Discount common stock on the record date are each entitled to one vote per share on the approval and adoption of the merger agreement and the merger.

Quorum Requirement

   A quorum of Discount shareholders is necessary to have a valid meeting. A majority of the shares of Discount common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be established. Abstentions and "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Vote Required

   The affirmative vote of the holders of a majority of shares outstanding on the record date is required to approve the merger agreement and the merger. An abstention or a broker "non-vote" will have the same effect as a vote against the proposal. Fontaine Industries, a limited partnership controlled by Peter J. Fontaine, beneficially owns approximately 24% of Discount's common stock, and is Discount's largest shareholder. Fontaine Industries has agreed to vote all of its shares of Discount common stock in favor of the merger agreement and the merger.

Proxies

 Voting Your Proxies

   You may vote your shares at the meeting or by proxy. Discount recommends you vote by proxy, even if you plan on attending the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Discount, your shares will be voted in favor of the merger agreement and merger. You may vote by proxy by completing the enclosed proxy card, signing, dating and mailing it in the enclosed postage pre-paid envelope. If you sign a proxy card and return it without specific voting instructions, the shares represented by the proxy will be voted FOR the proposal presented at the special meeting.

   You may abstain from voting for any of the proposals by properly marking the abstain box on the proxy for the proposal.

   If you hold your shares in "street name" (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.

 Revocation of Proxy

   You may revoke a proxy at any time prior to the time the proxy is to be voted at the special meeting by:

  . delivering (including by telegram or facsimile) prior to the special meeting a written notice of revocation of proxy to the corporate secretary of Discount;

  . delivering prior to the special meeting a duly executed proxy bearing a later date than the initial proxy; or

  .  attending the special meeting and voting in person.

   Your presence at the special meeting will not itself automatically revoke your proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the merger agreement and the merger.

Proxy Solicitation

   Discount and Advance will bear equally the costs of printing and mailing this proxy statement and prospectus. Discount will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of Discount, without receiving additional compensation, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Discount will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

   Holders of Discount common stock should not send their stock certificates with their proxy cards. If the merger is completed, a separate letter of transmittal will be mailed to shareholders which will enable each of them to receive the merger consideration.

No Appraisal Rights

   Under Florida law, Discount shareholders are not entitled to dissenters' rights of appraisal in connection with the merger because, on the record date, Discount common stock was designated and quoted for trading on the New York Stock Exchange.

Other Matters Brought Before the Special Meeting

   It is not expected that any matter not referred to in this proxy statement and prospectus will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the special meeting.

                                   THE MERGER

Background of the Merger Between Advance and Discount

   From time to time over the past several years, Peter Fontaine, Chairman and Chief Executive Officer of Discount, had been contacted by various parties, particularly other specialty automotive parts retailers, expressing general interest in exploring business combinations with Discount.

   Throughout this period, Discount's board of directors was committed to a strategy of independent growth, including expansion into markets outside of Florida and the roll out and development of Discount's commercial delivery operations. Discount's management team and Discount's board of directors believed that remaining independent and implementing Discount's strategic plan would, over the long term, maximize shareholder value. Accordingly, during the past several years and until February 2001, Discount chose not to pursue any of the general expressions of interest from third parties.

   Starting in fiscal 1999, despite continued growth in its store base and revenues, Discount's profit margins began declining on a quarter over quarter basis, largely because its commercial delivery operations and its new stores outside of Florida were significantly less profitable than its core retail operations in Florida. Discount undertook a number of strategic initiatives to improve profitability. Although Discount continued to experience positive comparable store sales, promising growth in sales in its commercial delivery business and continuing but slow movement towards marginal profitability of its commercial delivery operations, Discount's profit margins continued to decline. In fiscal 2001, as its rate of revenue growth began to slow, Discount's absolute level of profit also began declining on a quarter over quarter basis.

   In June 2000, Mr. Fontaine received a letter from Merritt A. Gardner (the "Glenden Co-Trustee"), a co-trustee with Mr. Fontaine of several trusts that then together, through a limited partnership, beneficially owned approximately 18% of the outstanding common stock of Discount. The Glenden limited partnership had been engaged for several years in an effort to diversify its assets through regular quarterly sales of Discount's common stock under Rule
144. The letter from the Glenden Co-Trustee expressed the co-trustee's view as a trustee of the respective trusts that he was dissatisfied with the financial performance of Discount and the performance of Discount's stock price.

   Mr. Fontaine discussed the letter from the Glenden Co-Trustee with each of the members of Discount's board and, based on these discussions, the board engaged in preliminary discussions over the next several months with Discount's management and legal and financial advisors concerning strategic alternatives. The Discount board determined at that time to continue to focus on implementing Discount's business strategy and deferred any further consideration of other strategic alternatives.

   In October 2000, Mr. Fontaine received another letter from the Glenden Co-Trustee. The Glenden Co-Trustee reiterated his unhappiness with Discount's financial performance and stock price. The letter suggested that Discount pursue one of several alternative courses of action: bringing in a new qualified chief executive officer, selling the company or repurchasing the shares of Discount common stock held by the Glenden limited partnership.

   In early October 2000, after consultations among the directors, Discount retained Salomon Smith Barney as its financial advisor, to assist management in its review of strategic alternatives for Discount. At a regular meeting of the Discount board on October 10, 2000, the directors discussed generally with management and representatives of Salomon Smith Barney various strategic alternatives, including the possibility of business combinations. At a special meeting of the Discount board on October 16, 2000, Mr. Fontaine updated the board on the general review of strategic alternatives by management and Salomon Smith Barney. The board decided that it was still appropriate and in the best interest of its shareholders to continue to execute Discount's business strategy.

   On November 21, 2000, the board adopted and implemented a stockholder rights plan. The board arrived at this decision, after a series of meetings beginning at its regular board meeting on October 10, 2000 and after consultation with management and Discount's legal and financial advisors, based on its belief that such action would help the board to maximize shareholder value for all Discount shareholders.

   In January 2001, after observing no meaningful improvement in Discount's ability to successfully implement its business strategy, Discount entered into a separation agreement with William Perkins, Discount's President and Chief Operating Officer, whereby Mr. Perkins agreed to step down from his positions with Discount, including his position as a director. Discount also engaged an executive search firm to conduct a search for a seasoned executive who could devote his or her energies to performing the roles of both chief executive officer and president.

   During the next several weeks, as the executive search process was proceeding, Mr. Fontaine was again contacted, informally and on an unsolicited and confidential basis, by senior representatives of both Advance and another third party, inquiring as to whether Discount might have any interest in discussing a possible business combination. As a result of these preliminary inquiries, together with the challenges and the time that was likely to be involved in implementing Discount's business strategy, Mr. Perkin's departure, the continued decline in Discount's profitability and the perception of increased competitive pressures, Mr. Fontaine consulted with each of Discount's independent directors relative to reexamining the strategic alternatives for Discount.

   As a result of these discussions and further evaluation with Discount's management and financial advisor as to Discount's strategic alternatives, the board decided at a special meeting of the board on February 28, 2001 that it would be appropriate to explore opportunities for the acquisition of Discount by a strategic buyer, but concluded that it was not likely to be productive to contact any financial buyers because of, among other things, the more limited ability of financial buyers to produce synergies, the debt structure required for such a transaction, the perceived lack of availability of leveraged buy-out debt, and the fact that financial buyers would not generally have in place an already proven management team in the auto parts retailing business. The board authorized Salomon Smith Barney to contact strategic buyer candidates on a confidential basis in order to better inform the board as to whether such other companies might be interested in exploring a business combination and in receiving confidential information concerning Discount and its business.

   Over the next several weeks, a confidential memorandum describing Discount and its operations, financial performance and prospects was prepared for distribution to potential buyers. Concurrently with the preparation of the memorandum, Discount's management, with the assistance of Salomon Smith Barney, identified five potential strategic buyers, including Advance, and Salomon Smith Barney was instructed to contact each such potential strategic buyer to ascertain its level of interest in pursuing a transaction with Discount. Four of the five contacted parties, including Advance, signed confidentiality agreements, following which they were provided with confidential information and a letter setting forth bidding requirements and a deadline of April 23, 2001 for the submission of written preliminary indications of interest in acquiring Discount. In addition, each of the parties which signed a confidentiality agreement was offered the opportunity to meet separately with members of Discount's management.

   In April 2001, Discount's management had separate extended meetings with representatives from Advance and one other potential buyer. These two potential buyers and their respective advisors conducted preliminary due diligence. Despite positive reception at the meetings and strong indications that the other potential buyer was interested in pursuing a strategic acquisition of Discount, the other potential buyer informed Salomon Smith Barney on April 23, 2001 that, because of factors unrelated to Discount, it would not be submitting a written indication of interest. On April 23, 2001, Discount received a written indication of interest from Advance. Advance's preliminary indication of interest provided for a merger of Discount with Advance in which the holders of Discount would receive between $11 and $13 in cash for each share of Discount common stock.

   Mr. Fontaine informally discussed Advance's preliminary indication of interest with each of the members of the board and they each agreed that the pricing proposed by Advance was not sufficient to merit further consideration. On April 30, 2001, at the direction of Discount, Salomon Smith Barney communicated to Advance through representatives of Freeman Spogli & Co. that Advance's preliminary indication of interest had been rejected and that the pricing would need to be meaningfully in excess of $13 before Discount would be willing to further consider a possible business combination with Advance. In response, on that date, representatives of Freeman Spogli & Co. communicated to Salomon Smith Barney that Advance was willing to work towards a cash purchase price meaningfully in excess of $13 per share.

   Based on the communications from Freeman Spogli & Co. and further discussions among representatives of Discount, on May 4, 2001, Advance was delivered a letter outlining the terms and conditions under which Discount was willing to continue to negotiate with Advance.

   Between May 10, 2001 and May 31, 2001, Advance and its lenders and their respective advisors and representatives conducted further financial and legal due diligence, including data room review and additional meetings with Discount's management. In addition, based on discussions among the parties and in an effort to focus on the legal aspects and other terms of a proposed transaction, on May 18, 2001, a draft merger agreement prepared by Discount's legal advisors was distributed to Advance.

   Advance management and Freeman Spogli & Co. discussed the status of the Discount discussions and the related financing discussions with the Advance Holding board at its May 23, 2001 regularly scheduled board meeting.

   On May 31, 2001, representatives of Advance contacted Salomon Smith Barney and verbally communicated that Advance would not be able to support an offer in excess of $13 per share in cash because the cost of obtaining the necessary financing was prohibitive. After relaying this conversation to Discount's management, Salomon Smith Barney was instructed by Discount's management, based on prior directions from Discount's board, to inform Advance that a $13 per share price would not be acceptable.

   On June 1, 2001, Advance inquired as to whether Discount might be receptive to a transaction involving part stock and part cash with a targeted value of $15 per share. Advance emphasized that any such alternative bid remained subject to Advance's ability to secure the necessary financing and to completion of additional due diligence by both Advance and its lending sources.

   Over the next several days, Discount's management reviewed the advantages and disadvantages of a part stock, part cash alternative with Discount's legal and financial advisors. Mr. Fontaine also explored this potential revised structure in informal conversations with each of the other members of Discount's board. At the same time, at Discount's request, representatives of Salomon Smith Barney sought further details from Advance concerning the part stock, part cash bid so that the proposal could be properly evaluated by Discount's board.

   On June 12, 2001, Advance submitted a non-binding offer letter outlining a proposed transaction with a stated value of $15 per share, comprised of a fractional share of stock of Advance with an expressed value of $7.50 and cash of $7.50 for each share of Discount common stock. The new proposal contemplated a fully financed merger transaction in which Discount's stockholders would receive, in the aggregate, approximately 12.5% of the primary common shares outstanding of the combined entity. The new proposal also provided for the registration of the shares of common stock to be issued to Discount's stockholders and contemplated the listing of such shares on a recognized securities exchange or the Nasdaq National Market System. As a result of this proposed transaction, Advance would become a public company. In addition, Mr. Fontaine would become a member of the Advance board of directors. Advance emphasized in its letter that the proposal remained subject to satisfactory completion of its due diligence, negotiation of related business terms and agreements, the receipt of financing commitments and other key closing conditions.

   Discount's management advised Advance that same day that Discount was prepared to further consider the new proposal but, because of the stock consideration element, would need to conduct its own financial and legal due diligence with respect to Advance. Accordingly, on June 12, 2001, Discount executed and delivered a confidentiality agreement to Advance.

   On June 13, 2001, Advance management and representatives of Freeman Spogli & Co. met with the Chief Financial Officer of Discount in Roanoke, Virginia and with Discount's financial advisor telephonically, and Discount and its financial advisor began their due diligence review of Advance with a presentation from Advance management regarding its historical business and preliminary operating and financial plan for integrating and operating the combined company. At this time, Advance also presented to Discount and its representatives draft commitment letters for its financing of the transaction.

   On June 18, 2001, at a meeting of the Discount board, members of Discount's senior management and Discount's legal and financial advisors reviewed with the Discount board the overall efforts that had been made to effectuate an acquisition of Discount by a strategic buyer and the status of the ongoing discussions between Discount and Advance, including the terms and structure of Advance's current written proposal. After considering these discussions and engaging in additional deliberations, the Discount board directed management and Salomon Smith Barney to pursue further discussions with Advance focused on certain modifications to the financial terms of the proposal.

   Over the next week, Discount's management and financial advisor had a number of telephone conversations with representatives of Advance to further negotiate the financial terms of the proposed merger, and Advance orally communicated a revised proposal.

   On June 21, 2001, a call was held with the Advance Holding board to update the directors on the status of the proposed Discount transaction.

   On June 25, 2001, the Discount board met and was updated on developments since its June 18, 2001 meeting, including the revised financial proposal from Advance which reflected an increase in the percentage ownership in the combined entity of holders of Discount common stock and options from approximately 12.5% to 13.0% calculated on the basis of fully diluted, rather than primary, common shares outstanding of the combined entity. The Discount board responded favorably to the general outline of the proposed economic terms in Advance's latest proposal, subject to Discount's satisfactory completion of due diligence with respect to Advance and receipt of additional information to assist the board in making a determination as to whether there was a reasonable basis to conclude that the stock portion of the consideration had a value equal to or greater than the $7.50 per share value of the stock portion of the consideration expressed by Advance. The board's position was communicated to representatives of Advance.

   During the period from June 28, 2001 to July 26, 2001, representatives of Discount and Advance, together with their advisors, continued negotiations on the various terms of the merger agreement and the related voting and option agreements. These negotiations involved numerous conference calls and discussions and an all day meeting on July 17, 2001. As part of the negotiations, in lieu of issuing common shares for payment of in-the-money options, Discount negotiated to have Advance pay for the in-the-money options in cash, which increased the aggregate cash portion of the consideration and correspondingly reduced the aggregate percentage ownership that Discount common stock and option holders would hold in the combined entity from approximately 13% to approximately 12.7%. During the same period, the parties also continued to conduct their legal and financial due diligence and Advance worked on finalizing its commitment letters for the financing of the transaction.

   On July 26, 2001, Discount convened a meeting of its board. At that meeting, Discount's legal and financial advisors reviewed with the Discount board the discussions that had occurred since the prior board meeting, reported on the status of negotiations and due diligence investigations, and reviewed the material terms of the proposed transaction and transaction documents. The board provided advice and direction to Discount's management and advisors.

   From July 26, 2001, through and including August 7, 2001, the parties continued negotiations on various terms in the merger agreement, the stock option agreement and the voting agreement, and continued to conduct further due diligence.

   On August 1, 2001, Advance Holding held a special meeting of its board to approve the Discount merger and all related transactions. The details of the merger agreement and financing commitments were reviewed in detail and the Advance Holding board voted unanimously to approve the transaction.

   On August 7, 2001, the Discount board met by way of telephone conference call to consider the proposed merger. At that meeting, Discount's legal and financial advisors reviewed with the board the discussions and negotiations that had occurred since the July 26, 2001 board meeting and the manner in which the material open business and legal points had been resolved. Also, at the meeting, Salomon Smith Barney delivered to the Discount board its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 7, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by the holders of Discount common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. After further deliberations, the Discount board determined that the terms of the merger were fair to, and in the best interests of, the shareholders of Discount and unanimously approved the merger agreement and the related voting and option agreements. The board also unanimously approved an amendment to Discount's stockholder rights plan in order to exempt the merger from the operation of the stockholder rights plan, and thus enable the merger to proceed.

   Late in the afternoon on August 7, 2001, following completion of the definitive documentation and final confirmatory due diligence by the parties, Discount, Advance Holding, Advance Auto Parts, Advance Stores and Advance Merger Sub executed and delivered the merger agreement, and Fontaine Industries, Peter J. Fontaine Revocable Trust, Peter Fontaine, Advance Holding and Advance Stores executed and delivered the voting agreement and the option agreement. Executed financing commitments from Advance's lenders were also delivered that day.

   Early in the evening on August 7, 2001, Advance and Discount publicly announced the proposed merger.

Discount's Reasons for the Merger

   In reaching the determination that the merger agreement and the terms of the merger are fair to, and in the best interests of Discount and its shareholders, the Discount board consulted with Discount's management, as well as its legal and financial advisors and considered the short-term and long-term interests of Discount. Although the Discount board considered all of these factors, it did not make determinations with respect to each of the factors. Rather, the Discount board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual board members may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

   Positive factors considered by the Discount board of directors. In making its determinations, the board of directors considered the following factors, which the board considered to be the positive material factors in its decision to recommend approval of the merger and the merger agreement:

  . The fact that the merger will provide Discount shareholders with a substantial premium over the prices at which Discount stock has traded in recent periods.

  . The fact that the merger will offer Discount shareholders the opportunity to participate in a larger, more geographically diversified company in the auto parts industry with a strengthened management team and board of directors.

  . The board's belief that the merger should result in a company with substantial gains from expected synergies, cost efficiencies and earnings accretion.

  . The complementary industry expertise and business philosophy and family ownership roots of the two companies.

  . The fact that the merger will offer Discount shareholders immediate liquidity of $7.50 in cash per share while at the same time providing the opportunity to participate in the value that may be generated through the combination of the two companies' businesses.

  . The prospects for improved trading liquidity in the future if and when Advance pursues subsequent equity offerings of its securities.

  . The discussions undertaken with other potential acquirors and the board's belief, based on those discussions, that no other buyer would be likely to provide a superior value to the Discount shareholders.

  . The board's belief that the merger presents a favorable alternative, strategically and financially, to Discount's remaining an independent company.

  . The board's special knowledge of Discount's business, operations, assets, financial condition, operating results and prospects, which the board considered in light of the premium offered under the terms of the merger agreement.

  . The opinion dated August 7, 2001 of Salomon Smith Barney to the Discount board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the holders of Discount common stock, as described at page 30 under "The Merger-- Opinion of Discount's Financial Advisor."

  . The fact that Fontaine Industries Limited Partnership, a partnership controlled by Peter J. Fontaine, Discount's Chairman and Chief Executive Officer, and Discount's principal shareholder and beneficial owner of approximately 24% of the outstanding shares, indicated that it would enter into an agreement to vote all of its shares in favor of the merger agreement and the merger.

  . A review of the terms of the merger agreement, including the likelihood of satisfying the conditions to closing of the merger and the fact that the merger agreement permits the Discount board to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties.

   Negative factors considered by the Discount board of directors. The Discount board also considered the matters described in this proxy statement and prospectus under the heading "Risk Factors" as well as the following potentially material negative factors concerning the merger:

  . The fact that consummation of the merger will deprive the holders of Discount common stock of the opportunity to participate in any future growth that Discount may have been able to achieve as an independent company, except as part of a much larger Advance, and that the business of Advance may not perform as well in the future as Discount may have performed as an independent company.

  . The fact that the "non-solicitation" provision and related provisions in the merger agreement and other ancillary agreements might discourage third parties from seeking to negotiate a superior proposal for the acquisition of Discount.

  . The risk that the merger would not be completed in a timely manner or at all.

  . The possible negative effects of the announcement of the merger upon Discount's relationships with its employees, customers, and suppliers and the possible impact that these negative effects would have upon sales and earnings.

  . The fact that certain officers and directors of Discount have interests in the merger that are different from, and may conflict with, the interests of Discount shareholders, as more fully described under "The Merger -- Interests of Discount's Officers and Directors in the Merger" beginning on page 38.

  . The fact that the merger is conditional upon the funding of Advance's commitments for financing, which may not be received for reasons beyond the control of Discount or Advance, in which case the merger would not be completed.

  . The fact that cash consideration to be received by some Discount shareholders may result in taxable income to them.

  . The terms in the merger agreement that provide that if Discount receives a superior acquisition proposal from another prior to the merger, in order to accept the offer Discount would be required to pay to Advance a termination fee of $9.0 million and could be liable to Advance for expense reimbursements of up to $7.0 million. The same termination fee and expense reimbursements would be payable in most cases if Discount receives another offer, the shareholders do not approve the merger, and, within 12 months thereafter, Discount is sold to someone other than Advance.

  . The fact that there is likely to be limited initial float and limited research sponsorship with respect to the Advance common stock for some extended period of time following the closing of the merger.

  . The fact that Florida law does not entitle Discount shareholders to dissenters' rights if the merger is completed.

   However, in the board's view, these factors were substantially outweighed by the positive factors discussed above. Based upon its consideration of all of the factors described above, the board arrived at its determination to approve and adopt the merger agreement and recommend that the shareholders of Discount approve the merger agreement.

Advance's Reasons for the Merger

   In reaching its determination to approve the merger, the merger agreement and the reincorporation merger, the Advance board of directors consulted with Advance management, legal counsel and accountants and was advised by JP Morgan, its financial advisor in this transaction, and considered the short-term and long-term interests of Advance. In particular, the Advance board of directors considered the following material factors, among others, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

  . Discount's leading position as a speciality retailer of automotive parts and accessories in the State of Florida.

  . Discount's complementary position to Advance's existing markets outside of the State of Florida.

  . The board's belief that the merger should result in a company with strong synergy opportunities: the potential to increase same store sales as a result of marketing, merchandising and inventory and other efficiencies; increased commercial sales opportunities; purchasing efficiencies; increased distribution system optimization; and the ability to reduce overlapping administrative expenses.

  . Discount's large number of owned properties and its favorable rent in many locations.

  . The strength and experience of Discount's field and store management teams.

  .  The strong cultural fit of Discount and Advance.

Recommendation of the Board of Directors of Discount

   The board of directors of Discount has determined that the merger is in the best interests of Discount and its shareholders and has unanimously approved and adopted the merger agreement. Accordingly, Discount's board of directors recommends that the shareholders of Discount vote "FOR" approval and adoption of the merger agreement and the merger.

Opinion of Discount's Financial Advisor

   Discount retained Salomon Smith Barney to act as its financial advisor in connection with the proposed transaction. In connection with its engagement, Discount requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration. On August 7, 2001, at a meeting of the Discount board held to evaluate the proposed transaction, Salomon Smith Barney delivered to the Discount board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 7, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Discount common stock.

   In arriving at its opinion, Salomon Smith Barney:

  . reviewed the merger agreement and related documents referred to in the merger agreement;

  . held discussions with senior officers, directors and other representatives and advisors of Discount and with senior officers and other representatives and advisors of Advance concerning the businesses, operations and prospects of Discount, Advance and the combined company;

  . examined publicly available business and financial information relating to Discount and Advance and available business and financial information relating to the combined company;

  . examined financial forecasts and other information and data for Discount, Advance and the combined company which were provided to or otherwise discussed with Salomon Smith Barney by the managements of Discount and Advance, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Discount and Advance to result from the transaction;

  . reviewed the financial terms of the transaction as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Discount common stock, the financial condition and the historical and projected operating data of Discount, Advance and the combined company, and the capitalization of Discount, Advance and the combined company;

  . considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the transaction;

  . analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Discount and Advance; and

  . conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data, the managements of Discount and Advance advised Salomon Smith Barney that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Discount and Advance as to the future financial performance of Discount, Advance and the combined company and the potential strategic implications and operational benefits anticipated to result from the transaction, including the amount, timing and achievability of those potential benefits.

   Salomon Smith Barney assumed, with Discount's consent, that the transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Salomon Smith Barney did not express any opinion as to what the value of the Advance common stock actually will be when issued in the transaction or the prices at which the Advance common stock will trade or otherwise be transferable at any time. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Discount, Advance and the combined company, and Salomon Smith Barney did not make any physical inspection of the properties or assets of Discount, Advance or the combined company.

   In connection with its engagement, Salomon Smith Barney was requested to solicit, and it held discussions with, third parties regarding the possible acquisition of all or a part of Discount. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Discount or the effect of any other transaction in which Discount might engage. Salomon Smith Barney's opinion was necessarily based on information available to Salomon Smith Barney, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the transaction, which was determined through negotiations between Discount and Advance and its affiliates. Discount imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

   The full text of Salomon Smith Barney's written opinion dated August 7, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement and prospectus as Annex B and is incorporated into this proxy statement and prospectus by reference. Salomon Smith Barney's opinion is directed to the Discount board of directors and relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the transaction or any related transaction and does not constitute a recommendation to any shareholder with respect to any matters relating to the proposed transaction.

   In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Discount and Advance. No company or business used in those analyses as a comparison is identical to Discount, Advance, the combined company or the proposed transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

   The estimates contained in Salomon Smith Barney's analyses, including financial projections provided by both Advance and Discount, and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

   Salomon Smith Barney's opinion and analyses were only one of many factors considered by the Discount board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Discount board of directors or management with respect to the merger consideration or the proposed transaction.

   The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated August 7, 2001. The financial analyses summarized below include information presented in tabular format. In order to fully understand Salomon Smith Barney's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Salomon Smith Barney's financial analyses.

 Merger Consideration Analysis

   In evaluating the equity component of the merger consideration, Salomon Smith Barney computed an estimated valuation range for the merger consideration by performing a trading multiples analysis and discounted cash flow analysis of the pro forma company. These analyses are more fully described below. Salomon Smith Barney then compared the implied valuation range derived for the merger consideration to the implied equity reference ranges derived for Discount on a standalone basis as more fully described below.

 Pro Forma Trading Multiples Analysis

   Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of selected companies in the aftermarket automotive parts retail industry identified below in the selected companies analysis performed by Salomon Smith Barney as part of its financial analysis of Discount on a standalone basis. Salomon Smith Barney reviewed firm values, calculated as equity value, plus straight debt, minority interests, straight preferred stock and out-of-the-money convertible securities, less cash and investments in unconsolidated affiliates, as a multiple of calendar year 2001 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and also reviewed equity values as a multiple of calendar year 2002 estimated net income. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies to corresponding financial data of the pro forma company, based on internal estimates of the management of Advance. This analysis indicated an implied equity reference range for the pro forma company of approximately $29.93 to $40.09 per share and, based on the merger consideration of $7.50 in cash and
0.2577 of a share of Advance common stock, an estimated implied value range for the merger consideration of approximately $15.31 to $17.96 per share of Discount common stock exchanged.

 Pro Forma Discounted Cash Flow Analysis

   Salomon Smith Barney performed a discounted cash flow analysis of the pro forma company to estimate the present value of the unlevered, after-tax free cash flows that the pro forma company could generate over fiscal years 2001 through 2005, based on internal estimates of the management of Advance. Salomon Smith Barney derived an implied equity reference range for the pro forma company by applying a range of selected EBITDA terminal value multiples of 6.5x to 7.5x to the pro forma company's fiscal year 2005 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 9.5% to 10.5%. This analysis indicated an implied equity reference range for the pro forma company of approximately $47.22 to $59.76 per share and, based on the merger consideration of $7.50 in cash and
0.2577 of a share of Advance common stock, an estimated implied value range for the merger consideration of approximately $19.82 to $23.09 per share of Discount common stock exchanged.

Discount Standalone Analyses

 Selected Companies Analysis

   Using publicly available information, Salomon Smith Barney reviewed the market values and trading multiples of Discount and the following five selected publicly traded companies in the aftermarket automotive parts retail industry:

  .  AutoZone, Inc.

  .  O'Reilly Automotive, Inc.

  .  CSK Auto Corporation

  .  Genuine Parts Company

  .  The Pep Boys--Manny, Moe & Jack

   All multiples were based on closing stock prices on August 3, 2001. Estimated financial data for the selected companies were based on public filings and research analysts' estimates and estimated financial data for Discount were based on internal estimates of Discount's management adjusted for the sale/leaseback transactions effectuated by Discount, which occurred on February 27, 2001. Salomon Smith Barney compared firm values of Discount and the selected companies as multiples of latest 12 months revenues and latest
12 months and estimated calendar year 2001 EBITDA. Salomon Smith Barney also compared equity values of Discount and the selected companies as a multiple of calendar years 2001 and 2002 estimated earnings per share, commonly referred to as EPS. Salomon Smith Barney then applied a range of selected multiples derived from the selected companies to corresponding financial data of Discount. This analysis indicated the following implied mean per share equity reference range for Discount, as compared to the estimated implied per share value range for the merger consideration:

 IpliedmMean Per Share Equity Reference            Estimated Implied Per Share Merger
           Range For Discount                          Consideration Value Range
---------------------------------------            ----------------------------------
              $8.94-$12.20                                   $15.31-$23.09

   Precedent Transactions Analysis

   Using publicly available information, Salomon Smith Barney reviewed the implied transaction value multiples paid or proposed to be paid in the following 13 selected transactions in the aftermarket automotive parts, mall based and standalone retail industry:

Aftermarket Automotive Parts Retailers

                  Target                     Acquiror
                  ------                     --------
   .Al's and Grand Auto Supply, Inc.  .CSK Auto Corporation
   .Chief Auto Parts Inc.             .AutoZone, Inc.
   .Advance                           .Freeman Spogli & Co.

Mall Based Retailers

                  Target                     Acquiror
                  ------                     --------
   .Sunglass Hut International, Inc.  .Luxottica Group S.p.A.
   .Musicland Stores Corporation      .Best Buy Co., Inc.
   .Piercing Pagoda, Inc.             .Zale Corporation
   .Babbage's Etc. LLC                .Barnes & Noble, Inc.

Standalone Retailers

                 Target Acquiror
                 ------ --------

   .Sound Advice, Inc.             .Tweeter Home Entertainment Group, Inc.
   .PETCO Animal Supplies, Inc.    .Investors Group Inc.
   .Funco, Inc.                    .Barnes & Noble Inc.
   .Eagle Hardware & Garden, Inc.  .Lowe's Companies, Inc.
   .Dart Group Corporation         .Richfood Holdings, Inc.
   .Hechinger Company              .Leonard Green & Partners, LP

All multiples for the selected transactions were based on publicly available financial information. Salomon Smith Barney compared firm values in the selected transactions as multiples of latest 12 months revenue and EBITDA. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions to corresponding financial data of Discount. This analysis indicated the following implied mean per share equity reference range for Discount, as compared to the estimated implied per share value range for the merger consideration:

      Implied Mean Per Share Equity Reference  Estimated Implied Per Share Merger
                Range For Discount                 Consideration Value Range
      ---------------------------------------  ----------------------------------
                   $11.58-$16.32                         $15.31-$23.09

 Discounted Cash Flow Analysis

   Salomon Smith Barney performed a discounted cash flow analysis of Discount to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Discount could generate over fiscal years 2002 through 2005, based on internal estimates of Discount's management. Salomon Smith Barney derived an implied equity reference range for Discount by applying a range of selected EBITDA terminal value multiples of 5.5x to 6.5x to Discount's fiscal year 2005 estimated EBITDA. The present value of the cash flows and terminal values were calculated using selected discount rates ranging from 10.5% to 11.5%. This analysis indicated the following implied equity reference range for Discount, as compared to the estimated implied per share value range for the merger consideration:

       Implied Mean Per Share Equity Reference Estimated Implied Per Share Merger
                 Range For Discount                 Consideration Value Range
       --------------------------------------- ----------------------------------
                    $13.91-$18.31                         $15.31-$23.09

Contribution Analysis

   Salomon Smith Barney reviewed the relative contributions of Discount and Advance to the latest 12 months and estimated calendar years 2001 and 2002 revenues, EBITDA and net income of the pro forma company. Estimated financial data for Discount and Advance were based on internal estimates of the managements of Discount and Advance and its affiliates. Salomon Smith Barney then compared the percentage contributions of Discount to these operational metrics to the pro forma equity ownership in the combined company of holders of Discount common stock assuming the cash portion of the merger consideration constituted 50% of the merger consideration. This analysis indicated an implied contribution reference range for Discount of between approximately 10.5% and 15.6%, with a mean contribution of approximately 12.8% and a median contribution of approximately 12.5%, as compared to the pro forma equity ownership percentage of Discount's shareholders immediately upon completion of the merger of approximately 13%.

Other Factors

   In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

  . historical trading prices and trading volumes for Discount common stock for the 24-month, 12-month and three-month periods ended August 3, 2001;

  . the relationship between movements in Discount common stock, movements in the common stock of selected companies in the aftermarket automotive parts retail industry and movements in the S&P composite index; and

  . Discount's recent and projected operating performance for fiscal years 2000 and 2001, EBITDA margin trends for the past three years and recent market price to earnings multiples relative to selected companies in the aftermarket automotive parts retail industry.

Miscellaneous

   Under the terms of its engagement, Discount has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the transaction an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the transaction. The fee payable to Salomon Smith Barney is currently estimated to be approximately $3.0 million. Discount also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Discount and Advance and its affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates in the past have provided services to Discount and Advance and its affiliates unrelated to the proposed transaction, for which services Salomon Smith Barney and its affiliates have received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Discount, Advance and their affiliates.

   Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Discount based on its experience, expertise and familiarity with Discount and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Financial Projections and Forecasts

 Discount Projections

   Discount does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with Discount's efforts to identify interested strategic buyers, Discount made available to Advance and its representatives certain nonpublic information regarding Discount's projected operating performance, or the Projections. The Projections are included in this proxy statement and prospectus solely because such information was furnished to Advance by Discount.

   The Projections were prepared early in the fourth quarter of Discount's 2001 fiscal year and were based, in part, on Discount's assumptions concerning its operating performance in its fiscal year 2001 fourth quarter. The actual operating results for such fourth quarter proved to be below the assumed performance. The Projections did not take into account Discount's May 2001 settlement of certain litigation resulting in a pre-tax net gain of $6.5 million. Additionally, the Projections were based on a variety of assumptions, including Discount remaining as an independent company engaged in, among other things, new store development activities in new and existing markets, business development activities related to establishing collaborations with third parties, and other initiatives, and it is highly likely that the contribution Discount's business will make to Advance's consolidated results will be different from Discount's performance on a standalone basis. Accordingly, Advance gave limited weight to the Projections provided by Discount in evaluating the proposed merger, in developing its models for the combined company, and in determining the amount it was willing to pay to acquire Discount.

   The Projections included, among other things, Discount's projections of sales, gross profit, EBITDA and net income for Discount's fiscal years 2001 through 2005. The Projections for fiscal 2001 were presented on a pro forma basis to take into account a full year of Discount's sale/leaseback transaction, which was consummated in February 2001. Set forth below is a summary of such Projections. The Projections should be read together with the financial statements of Discount that are included in this proxy statement and prospectus.

                                                  Fiscal Years Ending May,
                                            ------------------------------------
                                             2001   2002   2003   2004    2005
                                            ------ ------ ------ ------ --------
                                                   (dollars in millions)
   Sales................................... $664.8 $725.1 $812.7 $907.6 $1,010.1
   Gross profit............................ $258.2 $290.0 $328.8 $371.2 $  413.0
   EBITDA.................................. $ 62.9 $ 81.5 $ 96.7 $114.3 $  130.3
   Net income.............................. $ 13.7 $ 26.4 $ 34.7 $ 44.4 $   53.1

   The assumptions used to prepare the Projections involve judgments with respect to, among other things, future economic and competitive conditions, the availability of suitable real estate locations, continued good relations with key product vendors, and future business conditions in the automotive aftermarket parts industry, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Discount's control. In addition, if the merger is not consummated, Discount may not be able to achieve the Projections. Accordingly, there can be no assurance that the assumptions made in preparing the Projections would prove accurate, and actual results may be materially greater or less than those contained in the Projections. The Projections herein should not be regarded as an indication that Discount, Advance, or any of their respective affiliates or representatives considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of Discount, Advance or any of their respective affiliates, advisors or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Discount, Advance or any of their respective affiliates, advisors or representatives is under any obligation to or has any intention to update the Projections at any future time.

   The Projections were prepared solely for internal use and not with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections. The Projections included in this proxy statement and prospectus have been prepared by, and are the responsibility of, Discount's management. Ernst & Young LLP has neither examined nor compiled the Discount projected data and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this proxy statement and prospectus relates only to the historical financial statements of Discount. The report does not extend to the Projections and should not be read to do so.

 Advance Pro Forma Forecast

   Advance does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with the negotiation of the merger and the arranging of the related financing, Advance prepared and made available to Discount certain nonpublic financial information regarding Advance, which included the pro forma impact of adding Discount to its operations. On August 8, 2001, in connection with the public conference call to discuss the merger, Advance and Discount provided, using a range, a pro forma financial forecast for fiscal 2002, or the Forecast, to the public via a presentation posted on the Discount website and through a conference call/webcast and a filing with the SEC. The Forecast for Advance's fiscal year 2002 is included in this proxy statement and prospectus solely because such information was furnished to the public in a prior disclosure.

   The Forecast was based upon a standalone forecast for Advance for fiscal 2002, adjusted to include the addition of the Discount operations, and based on certain assumptions relating to Discount's store operations (both in Florida and outside of Florida), logistics and purchasing operations, and overhead structure. The

Forecast also included the impact of the new capital structure, and various cost savings and operating synergy assumptions which Advance and Discount believe the combined company may achieve as a result of the merger, but excludes certain one-time conversion costs. The table below presents a summary of the Forecast.

                            Fiscal 2002 Combined(a)
                  (dollars in millions, except per share data)

       Sales................................................... $3,100 to $3,325
       EBIT.................................................... $  200 to $  215
       EBITDA.................................................. $  310 to $  325
       Net Income.............................................. $   59 to $   67
       Diluted EPS............................................. $ 1.70 to $ 1.95
       Net Debt................................................ $  960 to $  940

--------
(a) Includes $30 million of operational synergies; excludes one-time conversion costs of approximately $50 million to $60 million to be incurred during the first two years.

   This Forecast was prepared during the course of Advance's due diligence on Discount and was based on a variety of assumptions, including the successful integration of Discount's operations into Advance's business, as well as, among other things, the related costs to implement the integration and to obtain the cost savings and operating synergies. The assumptions used to prepare the Forecast involve judgments with respect to, among other things, future economic and competitive conditions, the availability of suitable real estate locations, continued good relations with key product vendors, the timing of the closing of the merger and future business conditions in the automotive aftermarket parts industry, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Advance's and Discount's control. In addition, if the merger is not consummated, the Forecast will no longer be relevant to Advance or Discount. There can be no assurance that the assumptions made in preparing the Forecast will prove accurate, and actual results may be materially greater or less than those contained in the Forecast. The Forecast herein should not be regarded as an indication that Advance, Discount or any of their respective affiliates, advisors or representatives considered or consider the Forecast to be a reliable prediction of future events, and the Forecast should not be relied upon as such. None of Advance, Discount, or any of their respective affiliates, advisors or representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Forecast. None of Advance, Discount, or any of their respective affiliates, advisors or representatives is under any obligation to or has any intention to update the Forecast at any future time.

   The Forecast was originally prepared solely for internal use and not with a view to public disclosure and has not been prepared in compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections. The Forecast included in this proxy statement and prospectus has been prepared by, and is the responsibility of, Advance's management. Neither Arthur Andersen LLP nor Ernst & Young LLP has examined or compiled the Forecast and, accordingly, neither Arthur Andersen LLP nor Ernst & Young LLP express an opinion or any other form of assurance with respect thereto. The Arthur Andersen LLP and Ernst & Young LLP reports included in this proxy statement and prospectus relate only to the respective historical financial statements of Advance and Discount. Their reports do not extend to the Forecast and should not be read to do so.

Interests of Discount's Officers and Directors in the Merger

   When considering the Discount board of directors' recommendation to vote FOR the merger agreement, Discount shareholders should be aware of interests which some of Discount's officers and directors have in the merger that are different from or in addition to, and may conflict with, the interests of Discount shareholders. The Discount board of directors was aware of these interests and specifically considered them before approving and adopting the merger agreement. These interests are discussed below.

 Stock Options and Other Stock-Based Compensation

   The treatment of outstanding options held by officers and directors of Discount is in all respects equivalent to the treatment of outstanding options held by Discount's employees generally. Under the terms of all such options, the merger will have the effect of accelerating in full their vesting, including all of the options held by officers and directors of Discount. Although Discount shareholders will become entitled to receive merger consideration comprised of part stock of Advance and part cash as a result of the consummation of the merger, the officers and directors, as well as all other Discount employees holding options, will become entitled to receive all cash for the designated value of any options with an exercise price of less than $15.00 and will have any options with an exercise price of $15.00 or greater converted into equivalent options of Advance. For a description of how outstanding options to acquire Discount common stock will be treated in the merger, see "The Merger Agreement--Treatment of Discount Stock Options in the Merger" at page 46. As of the record date, Discount executive officers and directors held options to purchase Discount common stock as set forth below.

                                                             Number of Unvested Options Which
                              Number of Shares of Discount          Accelerate at the
                            Common Stock Subject to Options       Closing of the Merger
                            -------------------------------- --------------------------------
   Name of Officer or       Exercise Price Exercise Price of Exercise Price Exercise Price of
   Director                  Under $15.00   $15.00 or More    Under $15.00   $15.00 or More
   ------------------       -------------- ----------------- -------------- -----------------
   Peter J. Fontaine.......        -0-             -0-              -0-             -0-
   William C. Perkins(1)...    100,000             -0-              -0-             -0-
   C. Michael Moore........     90,000          46,500           90,000          39,500
   Michael D. Harrah.......      5,000          43,500            5,000          28,750
   Clement A. Bottino......      5,000          73,306            5,000          24,750
   David C. Viele..........      5,000          68,356            5,000          18,500
   David P. Walling........      1,000           4,000            1,000           1,500
   Charles W. Webster,
    Jr. ...................      1,000           1,000            1,000             750
   Donald Olson............      1,000             -0-            1,000             -0-

--------
(1) As of January 17, 2001, Mr. Perkins' position as an officer and director of Discount terminated.

 Change of Control Employment Agreements and Severance Plan

   Each of C. Michael Moore, Michael Harrah, Clement Bottino, David Viele and certain non-executive officers of Discount has a change of control employment agreement with Discount that provides that upon the closing of the merger each such officer is entitled to severance benefits upon a subsequent termination or constructive termination of his employment that occurs during a specified period following the merger, unless such termination is by the officer for other than good reason (as defined in the agreements) prior to one year following the change of control or is by Discount for cause.

   The extent of the severance benefits and the manner in which they are paid are dependent on the position and tenure of the executive officer (which determines the applicable employment period) and why the executive officer's employment was terminated. The applicable employment period for Mr. Moore is set at thirty-six months and the applicable employment period for each of the other officers is determined based on a formula which gives specified credit for the executive's position with Discount and separate credit for the executive's tenure with Discount.

   If termination results from a disability occurring after the closing of the merger, the officer's base salary and benefits continue through the balance of the applicable employment period. If the termination is by

Discount without cause or by the officer either for good reason or after the one year anniversary of the closing of the merger or as a result of the officer's death, the officer is entitled to a lump sum payment equal to a specified or computed multiple times the sum of the officer's base salary and the highest amount of the annual incentive compensation, including annual bonus, received or deferred, by the officer for the most recent three full fiscal years immediately prior to the fiscal year in which the termination of employment occurs. In the case of termination as a result of death, the multiple is generally the number of years plus any portion remaining of the employment period at the time of death. In the case of termination by Discount without cause or by the officer either for good reason or after the one year anniversary of the closing of the merger, the multiple for Mr. Moore is three times and for each of the other officers is generally the number of years plus any portion of a year remaining of the employment period at the time of termination, with certain reductions if at least 12 months have passed since the change of control. In addition, such officers would be entitled to company-paid medical insurance benefits for one year following termination and then employee-paid medical insurance benefits for an additional eighteen months. The agreement with Mr. Moore provides for a payment, if necessary, intended to make him whole for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to any payment or benefit that he may receive under such agreement or with respect to the change of control.

   The approximate lump sum severance payment that would be due under the Change of Control Employment Agreements for Messrs. Harrah, Bottino and Viele, if their employment were to be terminated without cause by Advance immediately after the merger would be $255,400, $358,500 and $379,800, respectively. The approximate lump sum severance payment that would be due under the Change of Control Employment Agreement for Mr. Moore, if his employment were to be terminated without cause by Advance immediately after the merger would be $866,800, plus any applicable "gross-up" payment.

   In addition to the above benefits that may accrue upon termination of the officer following the closing of the merger, the change of control employment agreements provide for benefits during the officer's continued employment following the closing of the merger. These benefits include salary protections and provisions that entitle the officer to receive similar benefits as those offered to other officers, including with respect to: participation in bonus and incentive compensation plans and programs; medical, life, and other insurance benefits; vacation; reimbursement of expenses; and indemnification and director and officer liability insurance.

   The change of control employment agreements also provide that for a period of time during the continued employment of the officer following the closing of the merger or following termination of employment of the officer, the officer
(a) will not act in any manner or capacity in or for any business entity that competes with Discount, (b) will not divulge any confidential information of Discount to a third party, except for the benefit of Discount or when required by law, and (c) will not solicit or hire away any person who was an employee of Discount on the effective date of the merger.

 Supplemental Executive Profit Sharing Plan

   Each of C. Michael Moore, Michael Harrah, Clement Bottino, David Viele and certain non-executive officers are participants in Discount's supplemental executive profit sharing plan. The plan provides unfunded retirement benefits. Under the terms of the plan, such unfunded benefits will become 100% vested as a result of the consummation of the merger.

 Separation Agreement with William C. Perkins

   In connection with the departure of William C. Perkins from Discount in January 2001, Mr. Perkins entered into a separation agreement dated January 17, 2001. The separation agreement provided for, among other items, continuation of Mr. Perkins' salary for a period of two years following the date of separation and the grant of 100,000 fully vested stock options with an exercise price of $7.00 per share. In the separation agreement, Mr. Perkins provided Discount with certain releases and agreed to certain confidentiality, non-competition and non-solicitation provisions. Mr. Perkins also agreed to provide consulting services to Discount for up to 20 hours per month until January 31, 2003. Under the terms of the separation agreement, upon the consummation of the merger, the remaining salary continuation payments will be accelerated and will become payable in a lump sum. The approximate lump sum that would become payable to Mr. Perkins, assuming the merger were to close in November 2001, would be $370,000. In addition, because the option exercise price of the options granted to Mr. Perkins is less than $15.00, Mr. Perkins' outstanding stock options will be converted into the right to receive a total of $800,000 upon the consummation of the merger.

 Board of Directors

   As a condition to the closing of the merger, Peter J. Fontaine must be elected to the Advance board effective as of the closing date and must continue to be elected to the Advance board until the earlier of 2004, Mr. Fontaine's resignation from the Advance board, his removal from the Advance board for cause, Mr. Fontaine's no longer having beneficial interest in at least 50% of the Advance shares he acquires beneficial ownership of in the merger, or the termination of certain voting rights of parties to the stockholders agreement among certain of the existing stockholders of Advance. In addition, the same stockholders agreement will be amended to provide Peter J. Fontaine and certain entities he controls with certain piggyback registration rights as to shares of Advance common stock received in the merger. See "Description of the Capital Stock of Advance--Stockholders Agreement" at page 130.

 Indemnification

   Discount's articles of incorporation and bylaws and indemnification agreements with its officers and directors obligate it to indemnify its directors and certain of its officers against claims brought against them in their capacities as such and any related expenses. In the merger agreement, Advance has agreed to fulfill those obligations after the merger with respect to any claims brought against the current officers and directors in respect of periods prior to or up to six years after the merger. In addition, Advance has agreed to maintain officer's and director's liability insurance for six years after the merger covering periods prior to the merger, with certain limitations.

 Voting Agreement and Option Agreement

   Under the voting agreement and the option agreement, Peter J. Fontaine, who beneficially owns approximately 24% of the Discount common stock through his interest in Fontaine Industries Limited Partnership, has granted Advance Stores
(a) an irrevocable proxy to vote all of the partnership's shares of Discount common stock for approval of the merger agreement and the merger, and against any competing transaction and (b) an option to purchase all, but not less than all of the partnership's shares under certain circumstances at a price per share equal to $15.00 plus 25% of the amount, if any, by which the fair market value of the per share consideration paid under an acquisition proposal (a proposal made by a third party to acquire all of the securities or assets of Discount) exceeds $15.00.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting, with Advance treated as the acquiror. As a result, Advance will record the assets and liabilities of Discount at their estimated fair values at the closing date. The estimated total excess fair value over the purchase price will be allocated to non-current assets, primarily property and equipment. From the date of the merger, the operating results of Discount will be combined with the results of Advance for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

   The following discussion summarizes the material United States federal income tax consequences of the merger to holders of Discount common stock who hold their Discount common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. Because the following discussion is a summary, it does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following summary is not binding on the Internal Revenue Service. It is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement and prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

   Holders of Discount common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

   Completion of the merger is conditioned upon, among other things, the receipt by Discount of a tax opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., dated as of the closing date of the merger, to the effect that the exchange of Advance common stock and cash for Discount common stock in the merger, assuming the contemporaneous merger of Advance Holding into Advance Auto Parts, Inc., should be treated as part of an exchange subject to Section 351 of the Internal Revenue Code. This opinion will be based on customary factual assumptions and representations made by Discount, Advance Stores, Advance Holding and Advance Auto Parts, Inc. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

   No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

   The following discussion assumes that the exchange of Advance common stock and cash for Discount common stock in the merger, assuming the contemporaneous merger of Advance Holding into Advance Auto Parts, Inc, should be treated as part of an exchange subject to Section 351 of the Code.

   Tax Consequences to Discount Shareholders. Subject to the discussion below concerning fractional shares, Discount shareholders will recognize gain (but not loss) measured by the lesser of (i) the excess, if any, of (x) the sum of the fair market value (on the effective date of the merger) of Advance common stock and the cash consideration over (y) the tax basis of their shares of Discount common stock and (ii) the cash consideration. Such gain, if any, will be long-term capital gain if Discount common stock was held for more than one year at the time of the consummation of the merger. A Discount shareholder who holds more than one block of Discount common stock (i.e. shares acquired at different times or prices) will determine the amount of gain recognized and loss not recognized pursuant to the merger separately with respect to each such block of Discount common stock. For this purpose, all of the cash consideration and Advance common stock received by a holder of Discount common stock will be allocated proportionately among the blocks of Discount common stock surrendered by the holder.

   The aggregate tax basis of the shares of Advance common stock received by Discount shareholders, including the fractional shares deemed to be received, will be the same as the aggregate tax basis of the shares of Discount common stock exchanged therefor increased by the gain recognized (as calculated above) and decreased by the cash consideration received. The holding period of the shares of Advance common stock received by Discount shareholders will include the holding period of the shares of Discount common stock surrendered therefor.

   Discount shareholders who receive cash with respect to fractional shares will be treated as having received such fractional shares pursuant to the merger and then as having sold those fractional shares in the market for cash. Such Discount shareholders will recognize gain or loss with respect to such fractional shares in an amount equal to the difference between the tax basis allocated to such fractional shares (as calculated above), and the cash received in respect thereof. Any such gain or loss will be capital gain or loss and will constitute long-term capital gain or loss if the holding period of such fractional shares (as determined above) exceeds one year.

   Backup Withholding. Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of cash consideration including as to cash with respect to fractional shares. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who otherwise is exempt from backup withholding. Generally, a Discount shareholder will provide such certification on Form W-9 (Request for Taxpayer Identification Number and Certification) or on the appropriate Form W-8 (Certificate of Foreign Status).

   Reporting Requirements. Each Discount shareholder will be required to retain records and file with its U.S. federal income tax return a statement setting forth certain facts relating to the merger. It is also expected that such shareholders will be asked to indicate in the letter of transmittal their tax basis in the shares surrendered by them pursuant to the merger.

   Tax Consequences to Discount. No income, gain or loss will be recognized by Discount pursuant to the merger.

   Tax Consequences of an Investment in Advance Common Stock. Any cash dividends that are paid in respect of the Advance common stock, to the extent paid out of Advance Auto Parts, Inc.'s current or accumulated earnings and profits, will be taxable as ordinary income. Corporate stockholders of Advance Auto Parts, Inc. generally will qualify for the intercorporate dividends-received deduction with respect to such dividends, subject to a minimum holding period and other applicable requirements. To the extent that Advance Auto Parts, Inc. does not have sufficient current or accumulated earnings and profits, all or a portion of any distribution made with respect to Advance common stock in any particular year will not qualify as dividends for United States federal income tax purposes and, as a result, will not be eligible for the dividends received deduction. A distribution in respect of the Advance common stock that does not constitute a dividend for United States federal income tax purposes will represent a non-taxable distribution to the extent of the stockholder's basis in Advance common stock (correspondingly reducing such stockholder's basis in such shares of stock) and, to the extent such distributions exceed the stockholder's basis in such stock, as capital gain.

   Under certain circumstances, a corporate shareholder that receives "extraordinary dividends," as defined in Section 1059(c) of the Internal Revenue Code, is required to reduce its tax basis in the stock on which such dividends are paid by the non-taxed portion of such dividends. Generally, quarterly dividends not in arrears paid to an original holder of Advance common stock will not constitute extraordinary dividends under Section 1059(c) of the Internal Revenue Code.

Delisting and Deregistration of Discount Common Stock

   Discount common stock is currently listed on the New York Stock Exchange under the symbol "DAP." Upon completion of the merger, Discount common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Regulatory Matters

   Advance and Discount must furnish information and materials to the Antitrust Division of the United States Department of Justice (known as the DOJ) and the Federal Trade Commission (known as the FTC) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and wait a specified period of time before they can complete the merger. Advance and Discount filed pre-merger notification forms with the DOJ and the FTC on August 17, 2001. Advance and Discount are currently awaiting expiration of the HSR waiting period or a request, if any, from the DOJ or FTC for additional information from the parties.

   Notwithstanding the expiration of the waiting period, at any time before or after the completion of the merger, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable to protect the public's interest. For example, they could seek to enjoin the consummation of the merger or require the divestiture of assets or businesses of Advance or Discount. State governmental officials and private parties may also bring actions under antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or if such challenge is made, that it would not be successful.

   Advance and Discount are not aware of any other governmental or regulatory approvals required for consummation of the merger, other than compliance with federal securities laws and applicable securities laws and "blue sky" laws of various states.

Restrictions on Sales by Discount Affiliates

   The shares of Advance common stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Advance common stock issued to any person deemed to be an "affiliate" of Discount at the time of the special meeting. Persons who may be deemed to be affiliates of Discount include individuals or entities that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Discount. These entities and individuals may include some of its officers and directors, as well as principal stockholders. Any person deemed to be an affiliate of Discount at the time of the special meeting may only sell their shares of Advance common stock acquired in the merger pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption under paragraph (d) of Rule 145 under the Securities Act;
     or

  .  any other applicable exemption under the Securities Act.

Advance's registration statement, of which this proxy statement and prospectus forms a part, does not cover the resale of shares of Advance common stock to be received by affiliates of Discount in the merger.

Financing Commitments

   In connection with the merger, Advance Stores has secured financing commitments to provide the funds necessary to pay the cash portion of the merger consideration to be paid to Discount shareholders and in-the-money option holders, refinance the existing senior credit facilities of Advance Stores ($285.3 million at July 14, 2001), repay Discount's senior indebtedness ($194.1 million at May 29, 2001), purchase Discount's Gallman distribution facility from the lessor (for a purchase price of approximately $34 million), and pay approximately $35 million in related fees and expenses. In order to finance these obligations and its ongoing operations, Advance Stores has received a binding commitment, subject to customary conditions, for a senior secured credit facility consisting of $530 million of term loan facilities and a $150 million revolving credit facility. Upon the closing of the merger, Advance Stores will borrow the entire $530 million of the term loans and anticipates drawing approximately $14 million under the revolving credit facility. The undrawn amounts under the revolving credit facility will be available for working capital and other general corporate purposes. In addition, Advance Stores intends to place $150 million in senior subordinated notes. In the event Advance Stores is unable to place the senior subordinated notes, it has secured a $150 million bridge facility commitment, subject to customary conditions, which would be drawn only if the senior subordinated notes offering is not completed before the closing of the merger.

 Senior Secured Credit Facilities

   Subject to the terms of a commitment letter, dated August 7, 2001, among Advance Stores and JP Morgan Securities Inc., The Chase Manhattan Bank (Chase), Credit Suisse First Boston (CSFB) and Lehman Commercial Paper Inc. (LCPI), Chase, CSFB and LCPI have agreed to provide the following senior secured credit facilities, a portion of which are expected to be syndicated to other lending institutions before the closing of the merger:

  .  a tranche A term loan facility of $165 million;

  .  a tranche B term loan facility of $365 million; and

  . a revolving credit facility of $150 million, including a letter of credit subfacility.

   The senior secured credit facilities will be jointly and severally guaranteed by Advance and all of Advance Stores' subsidiaries (including Discount and its subsidiaries) and will be secured by substantially all of Advance Stores' assets, the assets of its subsidiaries (including Discount and its subsidiaries), as well as the assets of Advance. The credit facility requires Advance Stores to meet financial ratios and benchmarks and to comply with other restrictive covenants.

   The tranche A term loan facility will mature on November 30, 2006 and, under the terms of the commitment letter, is specified to amortize by $10 million at the end of year one, and then in semi-annual installments aggregating $25 million in year two, $40 million in year three, and $45 million in each of years four and five. The tranche B term loan facility will mature on November 30, 2007 and, under the terms of the commitment letter, is specified to amortize in semi-annual installments of $3 million and a payment of $335 million on the final payment date. The revolving credit facility will mature on November 30, 2006.

   Borrowings under the credit facilities will bear interest at varying rates based on, at Advance Stores' option:

  . in the case of the tranche A facility and the revolving facility, either adjusted LIBOR plus 3.00% or the alternative base rate plus 2.00%; and

  . in the case of the tranche B facility, either adjusted LIBOR plus 3.50% or the alternate base rate plus 2.50%.

The alternate base rate will be equal to the higher of (1) Chase's prime rate,
(2) the federal funds effective rate plus 1/2 of 1% or (3) the base CD rate plus 1%.

   The senior secured credit facilities will include affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the senior secured credit facilities.

   The obligations of Chase, CSFB and LCPI to provide the financing contemplated by the commitment letter are subject to, among other things:

  . the merger and reincorporation merger shall be consummated simultaneously with the initial borrowing under the senior credit facility;

  . receipt of pro forma consolidated balance sheets of Advance, which shall not be inconsistent with forecasts previously provided;

  . reasonable satisfaction as to the amount and nature of any environmental and employee health and safety exposures to which Discount and its subsidiaries may be subject and the plans of Advance to deal with such exposure;

  . the absence of litigation or administrative proceeding that would reasonably be expected to have a material adverse effect of the business, assets, operations, prospects or condition of Advance and its subsidiaries;

  . reasonable satisfaction with the results of Chase's examination of the inventory of Advance and its subsidiaries and the systems of Advance Stores providing for the monitoring and reporting of the inventory;

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

  . receipt of satisfactory title insurance policies, current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy and other permits, legal opinions and other customary documentation;

  . the absence of any material adverse change in, or any material adverse condition affecting, the business, assets, operations, prospects or conditions (financial or otherwise) of Advance or Discount, together with their subsidiaries;

  . receipt by Advance Stores of a rating of its senior subordinated debt from Moody's Investors Service, Inc. of BB or better and a rating from Standard & Poor's Rating Service of at least B- or better, with each rating having an outlook of "stable" or better; and

  .  other conditions customary in a facility of this type.

 Senior Subordinated Notes of Advance Stores

   In addition to borrowings under the senior secured credit facilities, Advance Stores intends to place $150 million of Senior Subordinated Notes to pay the cash portion of the merger consideration, refinance indebtedness of Advance and Discount, purchase Discount's Gallman distribution facility from the lessor (for a purchase price of approximately $34 million), and pay related expenses. The Notes will be unsecured obligations of Advance Stores and are expected to mature in 2008. The terms of the indenture governing the Notes will contain affirmative and negative covenants applicable to Advance Stores and its subsidiaries that are customary for these types of securities. In the event that Advance Stores is unable to place the Notes, Advance has secured a commitment from Chase, CSFB, and LPCI to provide a senior subordinated credit facility. The commitment to provide the senior subordinated credit facility is subject to the condition that Advance Stores has obtained a rating on its senior subordinated debt from Moody's Investors Service, Inc. of B3 or better and a rating from Standard & Poor's Rating Service of at least B- or better with each rating having an outlook of stable or better, as well as the conditions noted above for the senior secured credit facility.

   The commitments to provide the senior secured credit facility and the senior subordinated credit facility will expire if the merger is not completed by December 31, 2001.

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

                              THE MERGER AGREEMENT

   The following is a brief summary of the significant provisions of the merger agreement, a copy of which is attached to this proxy statement and prospectus as Annex A. We urge you to read the complete merger agreement for the precise terms of the merger agreement and other information that may be important to you.

Structure of Merger and Certain Related Transactions

   At the time the merger becomes effective, a newly formed, wholly owned subsidiary of Advance Auto Parts, Inc. will merge with and into Discount, with Discount continuing as the surviving corporation. Contemporaneously with the merger, Advance Holding will reincorporate into Delaware by merging with and into Advance Auto Parts, Inc., a Delaware corporation. Immediately after the merger, Advance Auto Parts, Inc. will contribute the capital stock of Discount received in the merger to Advance Stores, and Discount will become a wholly owned subsidiary of Advance Stores.

Merger Consideration

   Discount shareholders will receive in the merger, for each outstanding share of Discount common stock, $7.50 in cash and 0.2577 of a share of Advance common stock.

   All per-share consideration may be adjusted if Discount or Advance engages in any transaction that has the effect of changing the outstanding shares of Discount or Advance, such as a reclassification, recapitalization or stock split. In that case, the shares of Advance common stock to be received by Discount's shareholders will be adjusted to preserve the merger consideration provided for under the merger agreement.

   Advance will not issue fractional shares in the merger. As a result, the total number of shares of Advance common stock that each Discount shareholder receives in the merger will be rounded down to the nearest whole number. Each Discount shareholder will also receive a cash payment in lieu of a fractional share equal to the fractional share multiplied by $29.11.

Post Closing Capitalization

   Following the merger, Advance Auto Parts, Inc. will have approximately 32.6 million shares of common stock outstanding. Discount shareholders will own approximately 13.2% of the outstanding common stock of Advance. The remaining approximately 86.8% of Advance's outstanding common stock will be owned by the current common shareholders of Advance Holding or their transferees as of immediately prior to the merger.

   The calculations contained in the preceding two paragraphs do not take into account the exercise of any additional outstanding stock options or the conversion of any convertible securities that would result in the issuance of the common equity of any of the companies involved.

Effective Time of the Merger

   Promptly after the satisfaction or waiver of the conditions of the merger in the merger agreement, Advance will file articles of merger with the Department of State of the State of Florida. When this filing has been made, a newly formed subsidiary of Advance will be merged with and into Discount, and the separate corporate existence of the merger subsidiary will cease, and Discount will continue as the surviving corporation in the merger.

Directors and Officers of Discount

   The directors of Discount immediately following the merger will be those of Advance's merger subsidiary. Immediately following the merger, the officers of Discount immediately prior to the merger will continue as the officers of Discount.

Treatment of Discount Stock Options in the Merger

   At or immediately prior to the effective time of the merger, each outstanding option to purchase shares of Discount common stock with a per share exercise price of less than $15.00 per share will be cancelled and converted into the right to receive cash for each share underlying the option, whether or not then exercisable, equal to $15.00 minus the per share exercise price of the shares purchasable under the option.

   Each outstanding option to purchase shares of Discount common stock, whether or not then exercisable, with a per share exercise price equal to or greater than $15.00 per share at the effective time of the merger will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such fully converted option, and which shall be considered issued under Advance's 2001 Executive Stock Option Plan, the number of shares of Advance common stock determined by multiplying the number of shares of Discount common stock that were purchasable immediately prior to the effective time of the merger upon the exercise of such fully assumed option by
0.5154 (the "Option Exchange Ratio") at an exercise price per share equal to
(a) the exercise price per share of Discount common stock immediately prior to the effective time of the merger under such fully converted option divided by
(b) the Option Exchange Ratio; provided that with respect to a fully converted option with the same exercise price, the number of shares of Advance common stock to be represented by the fully converted option shall be computed on an aggregate basis so as to create options for whole shares of Advance common stock with any then remaining fractional share rounded up to the nearest whole share.

   Shortly after the effective time of the merger, Advance will file a registration statement on Form S-3 or S-8 to register the shares underlying the fully converted options.

Exchange Agent; Procedures for Exchange of Certificates

   Advance will appoint an exchange agent to act as exchange agent for the payment of merger and option consideration upon surrender of the Discount common stock certificates and agreements for the Discount options with an exercise price of less than $15.00 per share after the merger. Once the merger is complete, Advance will deposit with the exchange agent the certificates representing Advance common stock and the aggregate cash consideration, including the cash to be provided instead of fractional shares, for issuance in exchange for Discount common stock and options converted into the right to receive cash payment.

   Promptly after the closing of the merger, the exchange agent will mail to each holder of Discount common stock or options converted into the right to receive a cash payment a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates or option agreements to the exchange agent. Holders who surrender their certificates or option agreements to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger or option consideration. Holders of unexchanged stock certificates or option certificates or agreements will receive any dividends or other distributions payable by Advance after the merger only after their certificates or option certificates or agreements are surrendered. Discount shareholders and option holders should not return stock certificates or option certificates or agreements with the enclosed proxy card.

   No certificates or scrip representing Advance common stock will be issued upon surrender for exchange of Discount certificates. Cash will be issued instead of fractional shares of Advance common stock otherwise issuable upon surrender of those certificates equal to the fractional share multiplied by $29.11.

   If Discount stock certificates or option certificates or agreements have been lost, stolen or destroyed, Discount shareholders or option holders will only be entitled to obtain Advance common stock and the cash consideration, or cash consideration in the case of option holders, by providing an affidavit of loss and, if required by Advance, posting a bond in an amount sufficient to protect Advance against claims related to the Discount certificates or option certificates or agreements.

Representations and Warranties

 Representations and Warranties

   The merger agreement contains representations and warranties of each of Discount, Advance, Advance Holding, Advance Stores and Advance Merger Sub, many of which are qualified by a materiality threshold specified in the merger agreement, relating to:

  .  due organization, good standing and existence;

  .  capital structure and capital structure of subsidiaries;

  . corporate power and authority to execute, deliver and perform its obligations under the merger agreement;

  . authorization, execution, delivery, performance and enforceability of the merger agreement;

  . required consents, approvals, orders and authorizations of governmental entities relating to execution and delivery of the merger agreement and related matters;

  . absence of material conflicts and violations of organizational documents and contracts and with applicable law relating to the execution and delivery of the merger agreement and related matters;

  . required SEC filings, accuracy of information contained in SEC filings and financial statements filed with the SEC;

  .  filing of tax returns and payment of taxes;

  . absence of any undisclosed suits, claims or judgments or injunctions or notice of any suits or claims;

  . disclosure of material employee benefit plans, required employee plan filings, absence of undisclosed employee benefits and absence of claims or liabilities involving employee benefit plans;

  . compliance with laws, no conflicts with laws and receipt of necessary governmental approvals and permits;

  . absence of collective bargaining agreements or threatened material labor disputes;

  . accuracy of information supplied for use in the registration statement, this proxy statement and prospectus and in any other regulatory filings;

  . absence of liabilities under environmental laws and compliance with environmental laws;

  .  absence of any material undisclosed liabilities;

  . absence of undisclosed brokers' and finders' fees with respect to the merger; and

  . absence of undisclosed changes and conduct out of the ordinary course of business.


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

 Additional Representations and Warranties by Advance

   Advance, Advance Holding, Advance Stores and Advance Merger Sub made additional representations and warranties in the merger agreement relating to, among other things:

  . receipt of binding written commitments to obtain funds necessary to pay the merger consideration and option consideration, repay or refinance credit facilities of Advance Stores and indebtedness of Discount and pay related fees and expenses; and

  . absence of negotiations for the acquisition of any material interests of any other business.

 Additional Representations and Warranties by Discount

   Discount made additional representations and warranties in the merger agreement relating to, among other things:

  .  organization, good standing and existence of Discount's subsidiaries;

  . absence of material changes or events concerning Discount and its subsidiaries since May 29, 2001;

  . Discount's owned and leased real property and the condition of its real property;

  . Discount's material intellectual property and the absence of any material infringement claims;

  . Discount's material contracts and the absence of any material defaults under the contracts;

  . maintenance of insurance and absence of defaults and notices of cancellations or non-renewals;

  . termination of discussions and negotiations regarding acquisition proposals;

  .  receipt of an opinion from Discount's financial advisor;

  . required actions necessary to satisfy Florida anti-takeover laws and no violation of Discount's stockholder rights agreement;

  .  absence of undisclosed non-competition agreements;

  . absence of receipt of any notice of cancellation of material supplier or vendor relationships; and

  . absence of undisclosed arrangements or agreements with affiliates of Discount.

Definition of Material Adverse Effect

   A material adverse effect, when used with respect to Advance or to Discount after giving effect to any benefits available in connection with the availability of any insurance, contractual reimbursement or indemnity, is defined to mean a change in or effect on the business of Advance or Discount that is or is reasonably likely to be materially adverse to the results of operations, properties, financial condition, assets or business of Advance and its subsidiaries or Discount and its subsidiaries, in each case taken as a whole with their parent. Exceptions are provided to the extent that such change or effect results from changes in general economic conditions in the countries in which Advance, Discount, or their subsidiaries operate, sell or source products or from matters generally affecting the industries in which Advance, Discount or any of their subsidiaries operate.

No Solicitation

   Discount has agreed to terminate and to cause its subsidiaries and affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors, to terminate activities, discussions or negotiations relating to any acquisition proposal that was ongoing at the time of the signing of the merger agreement. Discount also has agreed, except as described below, that it will not, and will not authorize or permit its subsidiaries and affiliates and their respective officers, directors, affiliates, employees, attorneys, accountants, financial advisors, independent representatives, independent agents, or any other advisors or representatives to, solicit, initiate, encourage, or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute an acquisition proposal or any inquiries, proposals or offers that could reasonably be expected to lead to an acquisition proposal. An "acquisition proposal" means a proposal or offer to acquire any assets, business or properties of Discount or its subsidiaries other than in the ordinary course of business or as otherwise permitted by the merger agreement, or any capital stock of Discount or its subsidiaries, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of assets, tender offer, exchange offer or similar transaction, whether for cash, securities or any other consideration.

   However, prior to the approval of the merger and merger agreement by Discount's shareholders, Discount may furnish non-public information to, and enter into discussions or negotiations with, any person that makes an unsolicited written acquisition proposal if:

  . after consultation with its outside legal counsel, the Discount board determines in good faith that failure to do so is necessary for the Discount board to comply with its fiduciary duties to Discount shareholders under applicable law;

  . the Discount board determines in good faith that the proposal is not subject to a financing contingency that is more uncertain or conditional than the financing applicable to the merger and merger agreement;

  .  the proposal if consummated would constitute a superior proposal; and

  . Discount enters into a confidentiality agreement with the person making the proposal.

   A "superior proposal" means any bona fide unsolicited written proposal made by a third party to acquire all or substantially all the equity securities or assets of Discount, pursuant to a tender offer or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or a similar transaction, (i) on terms which the board of directors of Discount determines in its good faith judgment is more favorable from a financial point of view for the holders of Discount common stock than the merger, after consultation with its outside counsel and financial advisor, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal in the form of a firm commitment by Advance to amend the terms of the merger) and (ii) that is not subject to a financing contingency that is more uncertain or conditioned than the financing contingency applicable to the merger that is contained in the financing commitments of Advance and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and the person making such proposal.

   The board of directors of Discount may not withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Discount recommendation of the approval of the merger agreement and merger to Discount's shareholders in any manner adverse to Advance, or take any action or make any statement in connection with the Discount special meeting of shareholders inconsistent with the Discount recommendation. However, at any time prior to the Discount shareholder vote on the merger agreement and the merger, the board of directors of Discount may, in response to a superior proposal that was unsolicited and did not otherwise result from a breach of Discount's obligations to Advance under the merger agreement, withdraw, modify or qualify the Discount recommendation if the board of directors of Discount determines, in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so.

   For any superior proposal that Discount receives, Discount agreed to notify Advance of the identity of the entity making the proposal and the material terms of the proposal and to provide Advance with a copy of any written proposal. Additionally, Discount agreed to inform Advance of, and provide Advance with copies of, any material changes to the proposal. Discount agreed not to terminate the merger agreement nor enter into any agreement regarding a superior proposal unless Discount furnishes to Advance prior written notice of its intent to terminate the merger agreement and causes its financial and legal advisors to negotiate with Advance in an effort to adjust the terms of the merger agreement to enable Discount to proceed with the merger.

   If Discount notifies Advance of any superior proposal after a rating date, Advance shall have the right to call and hold a special meeting of Discount shareholders, in which event (i) Discount shall not have the right to terminate the merger agreement based on a desire to accept the superior proposal and (ii) Advance shall not have the right to terminate the merger agreement due to (x) any approval or recommendation by the board of directors of Discount of such superior proposal reasonably considered necessary as a result of such superior proposal or adoption of a resolution to such effect, (y) any withdrawal or modification or qualification of its recommendation or qualification of its approval of the merger agreement, or the merger by the board of directors of Discount in a manner adverse to the interests of Advance reasonably considered necessary as a result of such superior proposal or adoption of a resolution to such effect, or (z) any failure to include in the proxy statement and prospectus the recommendation without adverse modification or qualification that the stockholders of Discount approve the merger agreement, and the merger reasonably considered necessary as a result of such superior proposal. A "rating date" means the earlier of (A) thirty (30) days after the date of the merger agreement or (B) the date on which Advance delivers to Discount copies of letters from each of Standard & Poors Rating Service and Moody's Investors Service, Inc. which confirm that, with respect to Advance Stores' senior subordinated facility, Advance Stores' senior subordinated debt, on a pro forma basis, after giving effect to the financing transactions, has been issued ratings from each of S&P and Moody's, with such ratings (1) being B- or better, in the case of S&P, and B3 or better, in the case of Moody's and (2) each having an "outlook" of stable or better.

   If Discount enters into an agreement with respect to a superior proposal with a third party, it has agreed to pay to Advance Stores a $9.0 million termination fee plus reimburse Advance for its expenses of up to $7.0 million.

Conduct of the Business

 Conduct of Business by Discount

   Until the earlier of the termination of the merger agreement or the effective time of the merger, Discount generally agreed to:

  . carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

  .  pay its debts and taxes when due;

  . pay or perform its other obligations when due, and use commercially reasonable efforts to preserve intact its present business organization;

  .  keep available the services of its present officers and key employees;
     and

  . preserve its relationships with customers, suppliers, distributors, and others having business dealings with it.

   Discount also generally agreed that it would not, without the written consent of Advance:

  . declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

  . grant any options to acquire securities of Discount or accelerate or change the period of vesting of any outstanding Discount options or authorize cash payments in exchange for any Discount options or purchase any shares of Discount common stock;

  . issue, deliver or sell any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire any such shares or other convertible securities;

  . acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, any business or any other business organization or division, other than in the ordinary course of business;

  . sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets, except as required to carry on Discount's business in the usual, regular and ordinary course;

  . (i)increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices and increases disclosed in a schedule to the merger agreement, (ii) grant any additional severance or termination pay to, or enter into or amend any employment, retention, change of control or severance agreements or arrangements with, any employees or officers, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention, change of control or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, (v) pay any bonuses to any directors, officers or employees, except for certain performance-based bonuses described in the merger agreement, or (vi) elect or appoint any new director or hire any new officer level employee, except in certain instances where such person is engaged as a replacement for a director or officer who has resigned;

  . amend or propose to amend the charter documents of Discount or its subsidiaries;

  . incur any indebtedness for borrowed money or guarantee any indebtedness of another person;

  . initiate, compromise, or settle any material litigation or arbitration proceeding;

  . enter into, or otherwise modify, amend or violate in any material respect, or terminate any Discount material contract or waive, release or assign any material rights or claims;

  . make or change any material tax election, settle, adopt or change any material accounting method in respect of taxes (except as required by GAAP), enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material taxes, or compromise any material tax liability or claim or amend any material tax return;

  . materially change its methods of accounting (except as required by GAAP);

  . make or commit to make any capital expenditures, except to the extent consistent with and within the limits of Discount's capital expenditures budget;

  . adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the merger and related transactions;

  . open any new store or enter into or commit to enter into any lease or purchase contract related to the opening of a new store except as disclosed by Discount;

  . materially change the amount of any insurance coverage provided by existing insurance policies;

  . fail to give all notices and other information required to be given by Discount or any of its subsidiaries to the employees of Discount or any of its subsidiaries, any collective bargaining unit representing any group of employees of Discount, and any applicable governmental authority under the WARN Act, or other governmental act or regulation in connection with the transactions provided for in the merger agreement where the effect of such failure would be reasonably likely to have a material adverse effect;

  . revalue any of its assets, other than in the ordinary course of business, except to the extent required by GAAP; or

  . take, or agree in writing or otherwise to take any of the above listed actions.

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 Conduct of Business by Advance

   Until the earlier of the termination of the merger agreement or the effective time of the merger, Advance generally agreed to:

  . carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

  .  pay its debts and taxes when due;

  .  pay or perform its respective other obligations when due;

  . use commercially reasonable efforts to preserve intact its present business organization; and

  . preserve its relationships with customers, suppliers, distributors and others having business dealings with it.

   Advance also generally agreed that it would not, without the written consent of Discount:

  . grant any options to acquire securities of Advance or accelerate or change the period of vesting of any options issued under any of the Advance option plans or authorize cash payments in exchange for any Advance options or purchase any shares of Advance common stock, subject to certain exceptions set forth in the merger agreement;

  . issue, deliver or sell any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire any such shares or other convertible securities, subject to certain exceptions set forth in the merger agreement;

  . enter into any transaction or series of related transactions with any affiliate unless such transaction is entered into and consummated on terms that are no less favorable to Advance than are available from an unaffiliated third party and is not otherwise prohibited;

  . materially change its methods of accounting as in effect on April 21, 2001, except as required by GAAP;

  . adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the merger and related transactions;

  . (i) amend its certificate of incorporation or bylaws in any manner that is material and adverse to Discount's stockholders, (ii) amend the terms of or reclassify, or effect a stock split or combination with respect to, any of its capital stock, distribute to stockholders any material assets or securities of Advance or any of its respective subsidiaries, or, except in connection with the financing of this transaction or as necessary to consummate another permitted acquisition, otherwise materially alter its capital structure, (iii) pay any dividend to stockholders of Advance, or (iv) adopt a plan of liquidation or dissolution or sell all or substantially all of its assets;

  . permit Advance to have any operations or incur any liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred in connection with the transactions contemplated by the merger agreement; or

  . take, or agree in writing or otherwise to take any of the above listed actions.

Meeting of Discount Shareholders; Obligations to Recommend

   Discount has agreed to take all actions necessary to convene a meeting of its shareholders and to consider and vote upon the approval of the merger agreement and the merger. The Discount board has agreed to recommend to its shareholders the adoption and approval of the merger agreement and the merger, subject to its fiduciary duties. The Discount board is not permitted to withdraw or modify its recommendation unless:

  . Discount has complied with the restrictions of solicitation in the merger agreement;

  .  there is a pending superior proposal; and

  . the Discount board determines in good faith that, after consultation with its legal counsel, the action is necessary to comply with its fiduciary duties.

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

Filings; Other Actions

   Advance and Discount have agreed to take all actions, to resist any private party action (unless determined by the parties that it would reasonably be likely to have a material adverse effect on the parties after the merger), to make all necessary government filings, including those under federal securities laws and U.S. antitrust laws, to contest any private party order, and to use all reasonable efforts to obtain all consents and approvals required in connection with the closing of the transactions contemplated by the merger agreement. Discount has also agreed, if requested by Advance, to use its reasonable efforts to obtain any material designated consents, and Discount may not amend any material designated consents without Advance's prior written consent.

   If a private party action or order is reasonably likely to have a material adverse effect on the parties after the merger, each party may terminate the merger agreement. Advance shall not be required to divest any of Discount's assets or take any actions if any antitrust authorities seek an injunction to enjoin the merger.

Proxy Statement; Registration Statement

   Advance and Discount agreed to cooperate in the preparation and filing of the proxy statement and prospectus.

Expenses

   Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except as described under the section of this proxy statement and prospectus entitled "The Merger Agreement--Termination Fees and Expenses."

Certain Employee Benefit Plan Obligations of Advance

   For 12 months following the merger, Advance agreed to provide the employees of Discount with benefits (other than stock and stock-based benefits and the value thereof) that are in the aggregate substantially equivalent to or more favorable than the benefits provided to Discount employees immediately before the effective time of the merger by Discount, other than any changes in benefit plans required by law or in the ordinary course of business of Advance.

   Advance has agreed to honor all written individual employment, termination, severance, bonus, change in control, post-employment and other written compensation agreements, arrangements and plans between a Discount employee and Discount existing prior to the execution of the merger agreement and all legally imposed obligations relating to employment matters under applicable law.

   No employee will have the right to continued employment by Advance, Discount or any of its subsidiaries for any period of time after the closing of the merger that is not otherwise required by law or contract.

   To the extent that any employee of Discount or any of its subsidiaries becomes a participant in any employee benefit plan maintained by Advance or any of its subsidiaries, Advance agreed to give the Discount employees full credit for their service with Discount for the purposes of eligibility, vesting, benefit accrual and other benefits under Advance's employee benefits plans to the same extent recognized by Discount immediately prior to the closing of the merger.

Cooperation and Access Between Advance and Discount

   Prior to the effective time of the merger, and subject to applicable law, Advance and Discount have agreed to confer on a regular basis and to provide each other notice in connection with SEC and government filings.

   Advance and Discount have agreed to provide designated representatives of the other party, upon reasonable notice, and subject to any relevant antitrust laws, full access within reasonable times in a manner that will not materially disrupt their business to all of their properties, officers, books, records and contracts until the closing of the merger.

Notification of Specified Events

   Advance and Discount have agreed to promptly notify each other of any notice from any person alleging their consent is required in connection with the merger, any notice from any governmental entity in connection with the merger or a party's SEC filings, or any suits pending or threatened against the party relating to the merger.

Conditions to Obligation of Each Party to Complete the Merger

   Advance's and Discount's obligations to complete the merger are subject to the satisfaction of the following conditions, as applicable:

  . The holders of a majority of the shares of Discount's common stock will have duly adopted the merger agreement and the merger;

  . The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act will have expired or terminated;

  . All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect, have been filed, been obtained or occurred;

  . No governmental entity or federal, state or foreign court of competent jurisdiction shall have issued or entered any government order or statute, rule, or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  . The registration statement, of which this proxy statement and prospectus are a part, will have been declared effective and the SEC will not have issued any stop order suspending its effectiveness, nor will it have started or threatened any proceedings for that purpose;

  . The Advance common stock to be issued in connection with the merger and upon exercise of the options will have been approved for listing on the NYSE or Nasdaq;

  . At the effective time of the merger, Advance Holding shall have merged with and into Advance Auto Parts, Inc. to complete the reincorporation merger;

  . Certain representations and warranties of each party set forth in the merger agreement shall be true and correct in all material respects as of the closing of the merger, and all other representations and warranties of each party will be true and correct except where the failures to be true and correct have not had and would not reasonably be expected to have a material adverse effect;

  . Each party will have performed in all material respects all its obligations under the merger agreement;

  . Each party will have received a legal opinion from the other party's legal counsel;

  . All material consents, authorizations, orders and approvals of, or filings or registrations with, any governmental commission, board, other governmental entity or third parties required to be made or obtained by the parties and its subsidiaries and affiliated entities in connection with the execution, delivery and performance of the merger agreement will have been obtained or made;

  . There shall not have occurred since the date of the merger agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of the other party and its subsidiaries; and

  . Each party shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to the merger agreement.

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

Additional Conditions to Obligations of Advance to Complete the Merger

   The obligation of Advance to complete the merger is also subject to the following conditions:

  . Discount shall have performed a physical inventory of its salable inventory at its Lakeland, Florida distribution center, the results of which shall reflect an aggregate inventory value which does not, on a historical cost basis, result in a reduction greater than 5% of the portion of the inventory amount shown on the balance sheet included in Discount's first quarter financial statements and reflected in Discount's general ledger as of the date of Discount's first fiscal quarter 2002 financial statements, subject to adjustment as provided in the merger agreement;

  . Discount shall have entered into the specifically identified amendments to each of its Dapper Properties master leases in a manner satisfactory to Advance; and

  . The financial institutions who are parties to the financing commitments shall be obligated to fund because all conditions to such funding have been, or at the closing thereof will be, satisfied or waived.

Additional Conditions to Obligations of Discount to Complete the Merger

   The obligation of Discount to complete the merger is also subject to the following conditions:

  . Discount will have received the written opinion of Discount's legal counsel that the merger should be treated for U.S. federal income tax purposes as part of an exchange within the meaning of Section 351 of the Internal Revenue Code;

  . Peter J. Fontaine shall be elected as a member of the board of directors of Advance, and Advance's stockholders agreement shall have been amended to provide Mr. Fontaine and entities he controls with certain piggy-back registration rights with respect to the shares of Advance common stock received in the merger, and to obligate Mr. Fontaine and such entities to agree, subject to certain exceptions, not to sell such shares for certain time periods following certain public offerings by Advance; and

  . The exchange agent for the Advance common stock shall have certified to Discount that the deposit required to be made by Advance into the exchange fund has been made or is being made immediately following the closing.

Termination

   The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent. In addition, the merger agreement may be terminated:

  . by either Advance or Discount if the merger shall not have been consummated by December 31, 2001 (provided that the right to terminate is not available to any party whose breach of or failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to occur on or before December 31, 2001);

  . by either Advance or Discount, if a court or other governmental entity shall have issued a non-appealable final government order or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or if by such party pursuant to its right to terminate because a private party action or order would have a material adverse effect;

  . by either Advance or Discount, if, at the Discount shareholder meeting, the requisite shareholder approval shall not have been obtained (provided that the right to terminate shall not be available to any party who is in material breach of or has materially failed to fulfill any of its material obligations under the merger agreement);

  . by Advance, (a) if (i) the board of directors of Discount shall have withdrawn or modified or qualified its recommendation or qualified its approval of the merger agreement or the merger in a manner adverse to the interests of Advance or shall have adopted a resolution to such effect; (ii) the board of directors of Discount shall have failed to include in the proxy statement and prospectus its recommendation, without adverse modification or qualification, that the shareholders of Discount approve the merger agreement and the merger; or
     (iii) the board of directors of Discount shall have approved or recommended to the shareholders of Discount an acquisition proposal or a superior proposal or adopted a resolution to such effect; or (b) a tender offer or exchange offer for 50% or more of the outstanding shares of Discount common stock is commenced and the board of directors of Discount recommends that the shareholders of Discount tender their shares in such tender or exchange;

  . by either Advance or Discount, if there has been a material breach of any representation, warranty, covenant or agreement by the other party, which causes the conditions concerning representations and warranties or covenants of the other party not to be satisfied, and such breach shall not have been cured within 30 days following receipt by the other party of written notice of breach;

  . by Discount if, at any time prior to the Discount shareholder vote on the merger agreement and the merger, and after it has received a superior proposal in compliance with its obligations under the merger agreement, the board of directors of Discount determines in good faith, after consultation with outside counsel, that its fiduciary obligations require Discount to terminate the merger agreement in order to permit Discount to enter into an agreement with respect to such superior proposal; or

  . by Advance, if either the condition to closing regarding the physical inventory of the Lakeland, Florida distribution center, or the condition to closing regarding the amendments to the Dapper Properties master leases is not satisfied; provided that Advance's right to terminate with respect to the physical inventory condition expires 15 business days after Discount delivers the results of the physical inventory.

Termination Fee and Expenses

   The merger agreement requires Discount to pay Advance a termination fee of $9.0 million in cash and/or Advance's expenses incurred in connection with the merger agreement up to $7.0 million if:

  . the merger agreement is terminated by the Discount board in order to enter into an agreement with respect to a superior proposal; or

  . the merger agreement is terminated by Advance as a result of (a) the Discount board (i) resolving to or having withdrawn, modified or changed in a manner adverse to Advance its approval or recommendation of the merger agreement; (ii) failing to include its recommendation regarding the merger in this proxy statement and prospectus; or (iii) approving or recommending any other acquisition proposal or superior proposal; or (b) a tender offer or exchange offer for 50% or more of Discount's shares is commenced and the Discount board recommends that Discount shareholders tender their shares;

   If the requisite Discount shareholder approval is not obtained and Advance has not materially breached or failed to fulfill its material obligations under the merger agreement, Discount has agreed to pay to Advance up to $2.5 million of Advance's expenses plus 50% of any such expenses over $4.0 million up to a maximum of an additional $1.0 million being paid by Discount.

   If prior to the Discount shareholder meeting there has been a superior proposal and, within 12 months of the Discount shareholder meeting, Discount enters into an agreement with respect to the superior proposal, then concurrently with entering into the agreement with respect to the superior proposal, Discount shall pay to Advance $9.0 million and any expenses to the extent not previously paid by Discount up to $7.0 million when aggregated with any amount that was previously paid by Discount to Advance.

   If prior to the Discount shareholder meeting there has been a superior proposal and, within 12 months of the Discount shareholder meeting, Discount does not enter into an agreement for the superior proposal, but within such 12 month period consummates another acquisition transaction, Discount shall pay to Advance upon the closing of such acquisition transaction $9.0 million and any expenses to the extent not previously paid by Discount up to $7.0 million when aggregated with any amount that was previously paid by Discount to Advance.

   If prior to the Discount shareholder meeting there has been an acquisition proposal which is not a superior proposal and, within 12 months of the Discount shareholder meeting, Discount consummates an acquisition transaction, Discount shall pay to Advance upon the closing of such acquisition transaction $9.0 million and any expenses to the extent not previously paid by Discount up to $7.0 million when aggregated with any amount that was previously paid by Discount to Advance.

   Discount shall pay to Advance, upon the closing of the subject acquisition transaction, $9.0 million, and up to $7.0 million of Advance's expenses: if (i) there has been an acquisition proposal prior to December 31, 2001; (ii) the Discount shareholder meeting has not been held; (iii) Advance would be permitted to terminate the merger agreement because the merger is not consummated prior to December 31, 2001; (iv) either Advance or Discount terminates the merger agreement because the merger is not consummated prior to December 31, 2001; and (v) within twelve (12) months of December 31, 2001, Discount consummates an acquisition transaction with the person who made an acquisition proposal or enters into an agreement for an acquisition transaction with the person who made the acquisition proposal, which is subsequently consummated.

   If Advance terminates the merger agreement because of a material breach of the merger agreement by Discount, Discount shall pay Advance its expenses up to $7.0 million.

   If Advance terminates the merger agreement as a result of Discount's failure to satisfy the closing condition regarding the physical inventory of the Lakeland, Florida distribution center, or the closing condition relating to the amendments to the Dapper Properties master leases, Discount shall pay to Advance, in the case of termination resulting from the failure of the closing condition regarding the physical inventory, up to $1.0 million of Advance's expenses, and, in the case of a termination resulting from the failure of the closing condition regarding the amendments to the Dapper Properties master leases, up to $2.5 million of Advance's expenses, plus an additional amount equal to 50% of any such expenses over $4.0 million, up to a maximum additional amount of $1.0 million.

   An "acquisition transaction" means the occurrence of any of the following events: (i) the acquisition of Discount by merger, tender offer, exchange offer, consolidation or otherwise by any person or entity other than Advance;
(ii) the acquisition by any person or entity other than Advance of all or a substantial portion of the assets of Discount and its subsidiaries; (iii) the acquisition by any person or entity other than Advance of 50% of more of the outstanding shares of common stock of Discount; (iv) the adoption by Discount of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by Discount or any subsidiary of Discount of 50% or more of the outstanding shares of common stock of Discount.

Amendments to Merger Agreement; Extension and Waiver

   Advance and Discount may amend the merger agreement at any time before or after the necessary approval by the shareholders of Discount; provided that, after the adoption of the merger agreement by Discount shareholders, no amendment may be made which by law requires further approval by the Discount shareholders without obtaining their approval. Discount may not amend the merger agreement, without the requisite shareholder approval, if any changes would materially adversely affect the holders of Discount common stock.

   At any time before the merger is completed, any party may, by written instrument signed by the waiving party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement, waive compliance by any other party with any agreements in the merger agreement, or waive any condition to the waiving party's obligation to complete the transactions contemplated in the merger agreement, other than those imposed by law, provided that Discount may not waive any condition if such waiver would materially adversely affect the holders of Discount common stock.

Indemnification, Exculpation and Insurance

   Advance has agreed that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring at and/or prior to the effective time of the merger existing in favor of the current or former directors, officers, employees or agents of Discount and its subsidiaries as provided in their respective charter documents and any indemnification agreements or arrangements of Discount or any of its subsidiaries shall survive the merger and shall be assumed in all respects by and will be fulfilled and honored by Advance and guaranteed by its subsidiaries and shall continue in full force and effect, without amendment, for at least six years after the effective time of the merger; provided, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of the claim. Advance has also agreed to pay any expenses of any indemnified person in advance of the final disposition of any action, proceeding or claim relating to any act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified person to whom advances are to be advanced of an undertaking to repay such advances required under applicable law. In addition, from and after the effective time of the merger, directors or officers of Discount and its subsidiaries who become directors or officers of Advance and its subsidiaries will be entitled to the same indemnity rights as are afforded to other directors and officers of Advance.

   Advance has agreed that for at least six years after the effective time of the merger, Advance will maintain in effect Discount's current director's and officer's liability insurance covering acts or omissions occurring at or prior to the effective time of the merger on no less favorable terms as Discount's existing director's and officer's liability insurance policy, provided that Advance will not be required to pay more than 150% of the current annual premiums paid by Discount for the insurance.

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

                        OTHER AGREEMENTS OR TRANSACTIONS

Voting Agreement

   In connection with the execution of the merger agreement, Advance Holding, Advance Stores and the principal shareholder of Discount (Fontaine Industries Limited Partnership), which holds 4,021,509 shares of Discount common stock (approximately 24% of the voting power of Discount's outstanding common stock), executed a voting agreement whereby the principal shareholder agreed to:

  . vote its shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  .  vote against any business combination other than the merger; and

  . grant, and did grant, Advance Stores an irrevocable proxy to vote its shares as required by the voting agreement;

   In addition, the principal shareholder further agreed not to solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or could reasonably be expected to lead to, any acquisition proposal or agree to or endorse any acquisition proposal, except that such agreement would not operate to keep Peter J. Fontaine from discharging his fiduciary duty as a director of Discount. The principal shareholder also agreed not to tender, sell, assign, pledge or otherwise transfer its shares of Advance common stock received in the merger for up to 180 days after the closing of the merger or 180 days after any public offering of securities by Advance under specified circumstances. The voting agreement terminates upon the earliest to occur of the closing of the transactions contemplated by the merger agreement or the date the merger agreement is terminated in accordance with its terms.

Option Agreement

   Advance Holding, Advance Stores and the principal shareholder of Discount also entered into a stock option agreement pursuant to which the principal shareholder granted to Advance Stores an option to purchase all of the 4,021,509 shares of Discount common stock beneficially owned by the principal shareholder. Under the terms of the option agreement, Advance Stores has an irrevocable option to purchase all, but not less than all, of the principal shareholder's shares at any time prior to the termination of the voting agreement. The purchase price per share under the option agreement will equal the sum of a base amount of $15.00 and 25% of the amount by which the fair market value of the per share consideration paid under any superior proposal exceeds the base amount. In the event that Advance pays a price for Discount's common stock under the merger agreement with an agreed upon aggregate per share value higher than $15.00 per share, the base amount shall be increased to reflect such higher price.

   Advance Stores may exercise its option to purchase the principal shareholder's shares at any time prior to the termination of the voting agreement if:

  . any third party has (i) commenced a bona fide tender or exchange offer for any shares of Discount's common stock, the consummation of which would result in beneficial ownership by such third party (together with its affiliates) of 50% or more of the then outstanding voting equity of Discount, (ii) acquired beneficial ownership of shares of Discount's common stock that, when aggregated with any shares of Discount's common stock already owned by such third party (together with its affiliates) would result in the aggregate beneficial ownership by such third party being equal to or greater than 15% or more of the then outstanding voting equity of Discount; or (iii) entered into an agreement with Discount that contemplates the acquisition by such third party (together with its affiliates) of 15% or more of the total assets of Discount or 15% or more of the outstanding voting equity of Discount;

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

  . any of the events described in section 9.1(e) of the merger agreement that would allow Advance to terminate the merger agreement has occurred;

  . a third party has submitted an acquisition proposal before December 31, 2001, the meeting of the shareholders of Discount to vote on the acquisition proposal has not been held, Advance would be permitted to terminate the merger agreement under section 9.1(b) thereof, and either Advance or Discount has terminated the merger agreement under section 9.1(b) thereof; or

  . Discount shall have terminated the merger agreement pursuant to section 9.1(g) thereof.

   The option agreement also provides that the principal shareholder will not sell or otherwise encumber its shares, trade or take any position, hedge or otherwise, with respect to its shares, enter into any other voting agreement with respect to its shares, deposit its shares into a voting trust, or take any action that would make any of the representations or warranties of the principal shareholder in the option agreement untrue or incorrect or have the effect of preventing or impeding the principal shareholder from performing any of its obligations under the option agreement.

Advance Voting Agreement

   As a condition to the willingness of Discount to enter into the merger agreement, Discount has required that certain shareholders of Advance Holding enter into a voting agreement with Advance Holding. Pursuant to the Advance voting agreement, the particular Advance Holding stockholders (representing approximately 87% of the shares of Advance Holding) have agreed to vote all of the shares of Advance Holding beneficially owned by such Advance Holding stockholders in favor of the merger of Advance Holding into Advance Auto Parts, Inc. Such Advance stockholders also appointed an officer and certain directors of Advance Holding and Advance as their proxies to vote their shares in favor of the merger of Advance Holding into Advance Auto Parts, Inc.

Reincorporation Merger Between Advance and Advance Holding

   Contemporaneously with the effective time of the Discount merger, Advance Holding will merge into Advance Auto Parts, Inc. As a result of such reincorporation merger, each issued and outstanding share of Advance Holding Class A common stock will automatically be converted into the right to receive one share of Advance common stock. The officers and directors of Advance Holding immediately prior to the reincorporation merger will continue to be the officers and directors of Advance Auto Parts, Inc. after such merger. Advance Holding and Advance Auto Parts, Inc. have agreed to engage in the reincorporation merger for the purpose of allowing the stockholders of Advance Holding and the shareholders of Discount to own stock of a corporation that is subject to the flexible and comprehensive corporate laws of the State of Delaware and to facilitate the acquisition of Discount.

                         INFORMATION CONCERNING ADVANCE

Advance's Business

 Overview

   Advance conducts all of its operations through its wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries. As of July 14, 2001, Advance had 1,723 stores, operating under the "Advance Auto Parts" trade name in 37 states in the eastern, southeastern and mid-western regions of the United States. In addition, Advance had 42 stores operating under the "Western Auto" trade name primarily located in Puerto Rico and the Virgin Islands. Advance is based in Roanoke, Virginia, and is the second largest specialty retailer of automotive parts, accessories and maintenance items in the United States, and, based on store count, Advance believes it is the largest specialty retailer of automotive parts and accessories in a majority of the markets in which it operates. Advance also operates a wholesale distribution network which includes distribution services of automotive parts and accessories and other merchandise to approximately 470 independently owned dealer stores in 48 states operating under the "Western Auto" trade name. Since fiscal 1999, Advance has derived over 90% of its total revenues from the retail sale of automotive parts and accessories. For fiscal 1998 and prior (before the merger in November 1998 of Western Auto Supply Company and Advance), 100% of Advance's total revenues were derived from the retail sale of automotive parts and accessories.

Advance's History

   Advance was formed in 1929 and operated as a retailer of general merchandise until the 1980s. In the 1980s, Advance sharpened its marketing focus to target sales of automotive parts and accessories to "do-it-yourself", or "DIY", customers and accelerated its growth strategy. From the 1980s through the present, Advance has grown significantly through new store openings, strong comparable store sales growth and strategic acquisitions. In 1996, Advance began to aggressively expand its sales to "do-it-for-me" or "DIFM" customers by implementing a commercial sales program in the retail segment. The commercial program includes specific marketing to attract additional do-it-for-me customers and delivery of parts and accessories to third party automotive service and repair providers in certain markets.

   In April 1998, FS Equity Partners IV, L.P., a private equity fund affiliated with Freeman Spogli & Co. LLC, or Freeman Spogli & Co., became the largest stockholder of Advance Holding through a recapitalization.

   In November 1998, Advance completed a plan of merger to acquire Western Auto Supply Company, or Western, from Sears, Roebuck and Co., or Sears. Western operated over 600 stores under the "Parts America" and "Western Auto" trade names as well as a wholesale distribution network. As consideration for the Western merger, Advance issued 11,474,606 shares of common stock of Advance to Sears and paid Sears $185.0 million in cash. Several of the existing stockholders of Advance, including Freeman Spogli & Co., Ripplewood Partners and its affiliates and Nicholas Taubman invested an additional $70.0 million in Advance Holding to fund a portion of the cash purchase price. The remainder of the cash proceeds paid to Sears was funded through additional borrowings under Advance's credit facility.

   The integration of Western included converting 545 Parts America stores to the Advance Auto Parts store format, adding 39 Western Auto stores to Advance's retail segment, and adding the wholesale segment (which consists of a distribution network supplying independent dealer stores using the Western Auto trade name). In addition, Advance consolidated duplicative facilities, integrated certain administrative and support functions into its corporate headquarters, terminated or relocated certain employees and integrated the management information systems of the combined companies.

   On April 23, 2001, Advance completed its acquisition of the assets used in the operation of Carport Auto Parts, Inc. retail auto parts stores located throughout Alabama and Mississippi. Advance converted 30 net Carport stores to the Advance Auto Parts format by July 7, 2001.

Store Operations

   Retail Operations. Advance's domestic stores are generally located in freestanding buildings in high traffic areas with good visibility and easy access to major roadways. Advance's stores generally range in size from 5,000 to 10,000 square feet, averaging approximately 7,500 square feet, and stock between 16,000 and 21,000 stock keeping units, or SKUs. In addition, approximately 105,000 SKUs that are not stocked at the store level are available on a next day or same day basis to virtually all domestic stores through Advance's PDQ(R) network. During fiscal 2000, Advance initiated a local area warehouse concept that utilizes existing space in certain stores to ensure rapid availability of regionally specific products to all stores in a specific market. On average, a local area warehouse provides an additional 7,500 to 12,000 SKUs to stores in these markets on a same day basis.

   Additionally, as of July 14, 2001, Advance had approximately 1,200 of its retail stores participating in its commercial delivery program. The commercial delivery program utilizes store employees to take orders from commercial customers, consisting of professional mechanics and service technicians, and deliver the SKUs ordered in designated vehicles assigned to the participating stores.

   Advance's domestic retail stores are divided into three divisions, each of which is managed by a senior vice president who are supported by regional vice presidents. Reporting to the regional vice presidents are district managers who have direct responsibility for store operations in a specific district, which typically consists of 10 to 15 stores. Depending on store size and sales volume, each store is staffed by 8 to 30 employees under the leadership of a store manager. Stores are generally open seven days a week from 8:00 a.m. to 9:00 p.m.

   Stores located in Puerto Rico, the Virgin Islands and California comprise a fourth division of the retail segment and are managed by a senior vice president who is supported by a regional vice president, six district managers, store managers and field personnel. These stores average approximately 16,000 square feet and stock approximately 21,000 SKUs consisting of automotive parts, accessories and tires, and also service vehicles. These stores are staffed with up to 60 employees, depending on store size and sales volume. The store hours are generally 7:00 a.m. to 8:00 p.m. seven days a week.

   Advance's retail segment stores are currently located in the following states and territories:

                  Number of                    Number of                    Number of
                Stores as of                 Stores as of                 Stores as of
    Location    July 14, 2001    Location    July 14, 2001    Location    July 14, 2001
    --------    -------------    --------    -------------    --------    -------------
   Alabama            90      Maine                 7      Puerto Rico          39
   Arkansas           20      Maryland             30      Rhode Island          3
   California          1      Massachusetts        20      South Carolina       95
   Colorado           15      Michigan             44      South Dakota          6
   Connecticut        24      Mississippi          23      Tennessee           115
   Delaware            5      Missouri             36      Texas                47
   Florida            24      Nebraska             16      Vermont               2
   Georgia           130      New Hampshire         4      Virgin Islands        2
   Illinois           23      New Jersey           17      Virginia            125
   Iowa               24      New York             96      West Virginia        61
   Indiana            66      North Carolina      165      Wisconsin            16
   Kansas             25      Ohio                134      Wyoming               2
   Kentucky           63      Oklahoma              2
   Louisiana          23      Pennsylvania        125

   Wholesale Operations. The wholesale dealer operations are managed by one senior vice president (who is also responsible for the Western Auto retail stores), a vice president, a national sales manager, an operations manager and various field and support personnel. The wholesale dealer operations consist of a network of independently owned locations, which include associate, licensee, sales center and franchise dealers. Associate, licensee and franchise stores have rights to the use of the "Western Auto" name and certain services provided by Advance. Sales centers only have the right to purchase certain products from Western. Advance and Western also provide services to the wholesale dealer network through various administrative and support functions, as specified by each independent location.

Purchasing and Merchandising

   Merchandise is selected and purchased for all stores in the retail and wholesale segments by personnel at Advance's corporate offices in Roanoke, Virginia and Kansas City, Missouri. In fiscal 2000, Advance purchased merchandise from over 200 vendors, with no single vendor accounting for 8% or more of purchases. Advance's purchasing strategy involves negotiating multi-year agreements with certain vendors. In connection with the Western merger, Advance entered into several long-term agreements that provided more favorable terms and pricing, which will continue through the current term of the agreements, generally three to five years.

   Advance's merchandising strategy is to carry a broad selection of high quality, brand name automotive parts and accessories such as Monroe, Bendix, Purolator and AC Delco, that generate customer traffic and appeal to Advance's commercial delivery customers. In addition to such branded products, Advance stocks a wide selection of high quality private label products that appeal to value conscious customers. Sales of replacement parts account for approximately 60% of Advance's sales and typically generate higher gross profit margins than maintenance items or general accessories. Advance adjusts its product mix based on a merchandising program designed to identify the optimal inventory mix at each individual store based on that store's historical and projected sales mix and regionally specific needs.

Warehouse and Distribution

   Advance currently operates six distribution centers that service Advance Auto Parts stores in the United States. Advance also operates a separate distribution center in the United States that supports the Western Auto retail stores and the wholesale dealer operations.

   All distribution centers are equipped with technologically advanced material handling equipment, including carousels, "pick to light" systems, radio frequency technology and automated sorting systems.

   Advance offers approximately 25,000 SKUs on a next day basis to substantially all of its domestic retail stores via its nine PDQ(R) warehouses. Stores place orders to these facilities through an on-line ordering system, and ordered parts are delivered to substantially all stores next day through Advance's dedicated PDQ(R) trucking fleet. In addition, Advance operates a PDQ(R) warehouse that stocks approximately 80,000 SKUs consisting of harder to find automotive parts and accessories. This facility is known as the "Master PDQ(R)" warehouse and utilizes existing PDQ(R) distribution infrastructure to provide next day service to substantially all of the Advance Auto Parts stores. During fiscal 2000, Advance embarked on a new local area warehouse distribution concept that utilizes store space to provide certain markets with an additional customized mix of approximately 7,500 to 12,000 SKUs. As of July 14, 2001, Advance operated six local area warehouse facilities.

   The following table sets forth certain information relating to Advance's distribution facilities:

                                                                          Size
                                     Opening                              (Sq.
       Distribution Facility          Date           Area Served          ft.)
       ---------------------         -------         -----------         -------
Main Distribution Centers:
  Roanoke, Virginia.................  1988   Mid-Atlantic                440,000
  Gadsden, Alabama..................  1994   South                       240,000
  Jeffersonville, Ohio(1)...........  1996   Mid West                    383,000
  Gastonia, North Carolina(2).......  1969   Western Auto Retail Stores,
                                              Wholesale Dealer Network   663,000
  Salina, Kansas(2).................  1971   West                        441,000
  Delaware, Ohio(2).................  1972   Northeast                   510,000
  Thomson, Georgia..................  1999   Southeast                   383,000

PDQ(R) Warehouses:
  Salem, Virginia...................  1983   Mid-Atlantic                 50,400
  Smithfield, North Carolina........  1991   Southeast                    42,000
  Jeffersonville, Ohio(3)...........  1996   Mid West                     50,000
  Thomson, Georgia(3)...............  1998   South, Southeast             50,000
  Goodlettesville, Tennessee........  1999   Central                      41,900
  Youngwood, Pennsylvania...........  1999   East                         49,000
  Riverside, Missouri...............  1999   West                         45,000
  Guilderland Center, New York......  1999   Northeast                    47,400
  Temple, Texas(2)(4)...............  1999   Southwest                   100,000

Master PDQ(R) Warehouse:
  Andersonville, Tennessee..........  1998   All                         116,000

--------
(1) This facility is scheduled to be closed by the end of 2001.

(2) Advance acquired these facilities in the Western merger in November 1998.

(3) This facility is located within the main distribution center.

(4) Total capacity of this facility is approximately 550,000 square feet of which 100,000 is currently being used as a PDQ(R) warehouse. This facility is currently held for sale.

Management Information Systems

   Advance has developed an agile technology infrastructure that supports its current and future growth strategy. The Information Technology infrastructure is composed of software and hardware designed to integrate store, distribution and vendor services into a seamless customer service network. All stores, corporate and regional offices, and distribution centers are linked via a communications network, which is based on frame relay technology among all locations within the United States. Stores in Puerto Rico are linked to the communications network via satellite. Electronic documents transferred between Advance and the vendor expedite the ordering, receiving, and merchandise payable process.

   Store Based Information Systems. Advance's store based information systems, which are designed to improve the efficiency of its operations and enhance customer service, are comprised of Point-of-Sale, or POS, Electronic Parts Catalog, or EPC, Store Level Inventory Management, or SLIM, and a Store Intranet, or STORENET. These systems are tightly integrated and together provide real time, comprehensive information to store and merchandising personnel, resulting in improved customer service levels and in-stock availability.

   Point-of-Sale. The POS system was originally installed in 1981, enhanced over the years and reengineered in 1995. This system has improved store productivity and customer service by streamlining store procedures. POS information is used to formulate pricing, marketing and merchandising strategies as well as to rapidly replenish inventory.

   Advance is installing a new POS system in all stores. This system is currently being installed in all new stores and a limited number of existing stores. A full conversion schedule will commence in September 2001 and is expected to be completed in the second quarter of 2002.

   The new POS system is designed to improve customer check-out time and decrease the time required to train new store associates. In addition, the new POS system will provide additional customer purchase and warranty history, which will be used for customer demographics analysis.

   Electronic Parts Catalog. The EPC system is a software system that identifies the application, location, and availability of over twenty million automotive part and accessories. The EPC system enables sales associates to assist customers in parts selection and ordering based on the year, model, engine type and application needed. The EPC system displays an identified part, its inventory status and its availability through the PDQ(R) system, if the part is not available at the store. The EPC system also displays related parts for sales associates to recommend to a customer, which leads to increased average sales per customer. The integration of this system with the POS system improves customer service by reducing time spent at the cash register and fully automating the sales process between the parts counter and the POS register. Additionally, this system allows sales associates to order parts and accessories electronically from Advance's PDQ(R) system with immediate confirmation of price, availability and delivery schedule. Information about a customer's automobile can be entered into a permanent customer database that can be accessed immediately whenever the customer visits or telephones the store.

   In conjunction with the rollout of the new POS system, Advance is also installing a new EPC in its stores. This new catalog, which is fully integrated with the new POS system, will provide store associates with additional product information including graphics and system diagrams. Parts lookup capabilities will be improved with search engines and easier to use navigation tools.

   To ensure ongoing improvement of EPC information in all stores, Advance has developed a corporate based EPC data management system that allows Advance to reduce the cycle time for cataloging and delivering updated product data to stores. This system also provides the capability of cataloging non-application specific parts and additional product information such as technical bulletins, images of parts, and related diagrams of automobiles and expanded related parts for the item being purchased.

   Store Level Inventory Management System. The store level inventory management system provides real-time inventory tracking at the store level. With the store level system, store personnel can check the quantity of on-hand inventory for any SKU, automatically process returns and defective merchandise, designate SKUs for cycle counts and track merchandise transfers. Advance is testing the effectiveness and viability of radio frequency hand held devices in approximately 200 of its retail stores that should increase inventory utilization and ensure the accuracy of inventory movements.

   Store Intranet. Installed in June of 1998, the STORENET system delivers product information, electronic manuals, forms, and internal communications to all store employees. Financial reports are delivered to the store managers via STORENET each accounting period. The Advance On Line Learning Center deliveries on line training programs to all employees. A tracking and reporting function provides human resources and management with an overview of training schedules and results by employee.

   Customer Contact Center. In the first quarter of fiscal 2001, Advance established a Customer Contact Center and consolidated all support centers. New call routing software and customer service software has been installed. The implementation of the Customer Contact Center has resulted in substantial improvement in speed of call answers, reduction in calls to voice mail, and number of outbound calls required to respond to voice mail.

   Financial Reporting. In fiscal 2000, Advance implemented the Hyperion Financial Reporting system. The benefits resulting from this implementation include online operating statements for all levels of management. Budget planning and publication has also been improved by the implementation of this system and integration with STORENET.

   PeopleSoft Financials/Human Resources. In June 2001, Advance completed the installation of PeopleSoft Financial and Human Resources systems. The implementation of these systems and the best practice business processes that were developed in conjunction with the systems enable Advance to leverage current staffing levels by streamlining processes, and automating many manual processes.

Logistics and Purchasing Information Systems

   Distribution Center Management System. The distribution management system, or DCMS, provides real-time inventory tracking through the processes of receiving, picking, shipping and replenishment at the distribution center level. The DCMS, integrated with material handling equipment, significantly reduces warehouse and distribution costs while improving efficiency. All of Advance's logistic facilities currently operate using this technology. As a result, Advance has the capacity to service over 2,500 stores from its six retail distribution centers that serve Advance stores and to support the Puerto Rico Stores and the Wholesale segment from its Gastonia distribution center. Advance is currently in the process of enhancing the DCMS and inventory systems to support service of multiple segments from the same distribution center.

   Replenishment Systems. The E3 Replenishment System, or E3, which was implemented in 1994, monitors the distribution center and PDQ(R) warehouse inventory levels and orders additional products when appropriate. In addition, the system tracks sales trends by SKU, allowing Advance to adjust future orders to support seasonal and demographic shifts in demand. Advance is currently in the process of enhancing this system to improve support of transfer of merchandise among distribution centers. Advance recently completed the implementation of a store level replenishment version of E3 for its Advance Auto Parts stores.

Employees

   As of July 14, 2001, Advance employed approximately 15,100 full-time employees and 9,700 part-time employees. Approximately 85% of Advance's workforce is employed in store level operations, 11% in distribution and 4% in Advance's corporate offices in Roanoke, Virginia and Kansas City, Missouri. Advance has never experienced any labor disruption and believes that its labor relations are good.

Competition

   Advance competes in the automotive aftermarket parts industry, which consists of replacement parts, maintenance items and accessories, and which, according to industry estimates, generates approximately $100 billion in sales per year. Advance competes for both do-it-yourself and do-it-for-me customers. Although the number of competitors and the level of competition vary by market area, both markets are highly fragmented and generally very competitive. Advance competes primarily with national and regional retail automotive parts chains (such as AutoZone, Inc., O'Reilly Automotive, Inc. and The Pep Boys-- Manny, Moe & Jack), wholesalers or jobber stores (some of which are associated with national automotive parts distributors or associations, such as NAPA), independent operators, automobile dealers and mass merchandisers that carry automotive replacement parts, maintenance items and accessories (such as Wal-Mart Stores, Target and K-Mart). Advance believes that chains of automotive parts stores, such as Advance, with multiple locations in regional markets, have competitive advantages in customer service, marketing, inventory selection, purchasing and distribution as compared to independent retailers and jobbers that are not part of a chain or associated with other retailers or jobbers. The principal competitive factors that affect Advance's business are store location, customer service and product selection, availability, quality and price.

Trade Names, Service Marks and Trademarks

   Advance owns and has registrations for the trade names "Advance Auto Parts," "Western Auto" and "Parts America" and the trademark "PDQ(R)" with the United States Patent and Trademark Office for use in connection with the automotive parts retailing business. In addition, Advance owns and has registered a number of trademarks with respect to its private label products. Advance believes that its various trade names, service marks and trademarks are important to its merchandising strategy, but that its business is not otherwise dependent on any particular service mark, trade name or trademark. There are no infringing uses known by Advance that materially affects the use of such marks.

Environmental Matters

   Advance is subject to various federal, state and local laws and governmental regulations relating to the operation of its business, including those governing recycling of batteries and used lubricants, and regarding ownership and operation of real property. Advance handles hazardous materials during its operations, and its customers may also use hazardous materials on Advance's properties or bring hazardous materials or used oil onto Advance's properties. Advance currently provides collection and recycling programs for spent automotive batteries and used lubricants at certain of its stores as a service to its customers pursuant to agreements with third party vendors. Pursuant to these agreements, spent batteries and used lubricants are collected by Advance employees, deposited into vendor supplied containers/pallets and stored by Advance until collected by the third party vendors for recycling or proper disposal. Persons who arrange for the disposal, treatment or other handling of hazardous or toxic substances may be liable for the costs of removal or remediation at any affected disposal, treatment or other site affected by such substances.

   Advance owns and leases real property. Under various environmental laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose joint and several liability and may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. Certain other environmental laws and common law principles also could be used to impose liability for releases of hazardous materials into the environment or work place, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with such laws and regulations has not had a material impact on its operations to date, but there can be no assurance that future compliance with such laws and regulations will not have a material adverse effect on Advance or its operations. Advance believes it is currently in material compliance with such laws and regulations.

Properties

   The following table sets forth certain information concerning Advance's principal facilities:

                                                              Size    Nature of
         Primary Use                     Location           (Sq. ft.) Occupancy
         -----------                     --------           --------- ---------
Corporate offices............  Roanoke, Virginia              49,000  Leased(1)
Corporate offices............  Kansas City, Missouri          12,500  Leased
Administrative offices.......  Roanoke, Virginia              40,000  Leased
Distribution center..........  Roanoke, Virginia             440,000  Leased(2)
Distribution center..........  Gadsden, Alabama              240,000  Owned
Distribution center..........  Salina, Kansas                441,000  Owned
Distribution center..........  Delaware, Ohio                510,000  Owned
Distribution center..........  Gastonia, North Carolina      663,000  Owned
Distribution center and
 regional PDQ(R) warehouses..  Jeffersonville, Ohio          383,000  Owned(3)
Distribution center and
 regional PDQ(R) warehouses..  Thomson, Georgia              383,000  Leased(4)
Regional PDQ(R) Warehouse....  Temple, Texas                 100,000  Owned(5)
Regional PDQ(R) Warehouse....  Salem, Virginia                50,400  Leased
Regional PDQ(R) Warehouse....  Smithfield, North Carolina     42,000  Leased
Regional PDQ(R) Warehouse....  Goodlettesville, Tennessee     41,900  Leased
Regional PDQ(R) Warehouse....  Youngwood, Pennsylvania        49,000  Leased
Regional PDQ(R) Warehouse....  Riverside, Missouri            45,000  Leased
Regional PDQ(R) Warehouse....  Guilderland Center, New York   47,400  Leased
Master PDQ(R) Warehouse......  Andersonville, Tennessee      116,000  Leased

--------
(1) This facility is owned by Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and grandchild of Nicholas
    F. Taubman. See "Related Party Transactions of Advance."

(2) This facility is owned by Nicholas F. Taubman. See "Related Party Transactions of Advance."

(3) This facility is scheduled to be closed by the end of 2001.

(4) The construction of this facility was financed in fiscal 1997 by a $10.0 million industrial revenue bond issuance from the Development Authority of McDuffie County of the State of Georgia, from which Advance leases the facility. Advance has an option to purchase this facility for $10.00 at the end of five years or upon prepayment of the outstanding bonds.

(5) Total capacity of this facility is approximately 550,000 square feet of which 100,00 square feet is currently in use. This facility is currently held for sale.

   At July 14, 2001, 134 of Advance's stores were owned and 1,631 were leased. The expiration dates (including renewal options) of the store leases are summarized as follows:

       Years                                                           Stores(1)
       -----                                                           ---------
       2001-2002......................................................     37
       2003-2007......................................................    165
       2008-2012......................................................    317
       2013-2022......................................................   1003
       2023-2032......................................................     83
       2033-2048......................................................     26

--------
(1) Of these stores, 23 are owned by affiliates of Advance. See "Related Party Transactions of Advance."

Legal Proceedings

   In March 2000, Advance was notified that it had been named in a lawsuit filed on behalf of independent retailers and jobbers against Advance and other automotive parts retailers for various claims under the Robinson-Patman Act. Advance believes these claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter can not be ascertained at this time.

   In January 1999, Advance was notified by the United States Environmental Protection Agency that Western may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970s and 1980s. This matter has since been settled for an amount not material to Advance's current financial position or future results of operations.

   In November 1997, Joe C. Proffitt, Jr. on behalf of himself and all others in the states of Alabama, California, Georgia, Kentucky, Michigan, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia and West Virginia who purchased batteries from Advance from November 1, 1991 to November 5, 1997 filed a class action complaint and motion of class certification against Advance in the circuit court for Jefferson County, Tennessee, alleging the sale by Advance of used, old or out-of-warranty automotive batteries as new. The complaint seeks compensatory and punitive damages. Advance believes it has no liability for such claims and intends to defend them vigorously.

   In addition to the above, Advance currently and from time to time is involved in litigation incidental to the conduct of its business. The damages claimed against Advance in some of these proceedings are substantial. Although the amount of liability that may result from these matters cannot be ascertained, Advance does not currently believe that, in the aggregate they will result in liabilities material to Advance's consolidated financial condition, future results of operations or cash flow.

Selected Consolidated Financial Data of Advance Holding

   The following table sets forth selected consolidated statement of operations, balance sheet and other operating data of Advance Holding and its wholly owned subsidiaries. The selected consolidated financial data for each of the five fiscal years during the period ended December 30, 2000 are derived from the audited financial statements of Advance Holding which have been audited by Arthur Andersen LLP. The selected consolidated financial data for the twenty-eight week periods ended July 14, 2001 and July 15, 2000 have been prepared by Advance Holding and have not been audited. In the opinion of Advance Holding's management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of Advance Holding , the results of its operations and cash flows have been made. The data presented below should be read in conjunction with the consolidated financial statements of Advance Holding and the notes thereto included herein, the other financial information included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following financial data includes certain expenses related to the integration of the Western merger and Parts America conversion incurred in fiscal 1998 and fiscal 1999 and certain private company expenses that were eliminated in the Recapitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a detailed discussion of the Recapitalization and these expenses.

                                                                                    Twenty-Eight Week
                                                                                      Periods Ended
                                             Fiscal Year                               (unaudited)
                          ------------------------------------------------------  ----------------------
                                                                                   July 15,    July 14,
                            1996      1997       1998        1999        2000        2000        2001
                          --------  --------  ----------  ----------  ----------  ----------  ----------
                                        (dollars in thousands except per share data)
Consolidated Statement
 of Operations Data:
Net sales...............  $705,983  $848,108  $1,220,759  $2,206,945  $2,288,022  $1,235,232  $1,336,837
Cost of sales...........   437,615   524,586     766,198   1,404,113   1,392,127     759,724     796,557
                          --------  --------  ----------  ----------  ----------  ----------  ----------
Gross profit............   268,368   323,522     454,561     802,832     895,895     475,508     540,280
Selling, general and
 administrative
 expenses(2)............   228,113   280,900     400,546     780,114     800,845     422,650     470,166
Expenses associated with
 the
 Recapitalization(3)....       --        --       14,277         --          --          --          --
Expenses associated with
 the restructuring in
 conjunction with the
 Western merger(4)......       --        --        6,774         --          --          --          --
Non-cash and other
 employee
 compensation(5)(6).....       113       195       1,135       2,483       2,261       1,425       2,195
                          --------  --------  ----------  ----------  ----------  ----------  ----------
Operating income........    40,142    42,427      31,829      20,235      92,789      51,433      67,919
Interest expense........     4,891     6,086      35,038      62,792      66,640      36,601      33,074
Other income (expense),
 net....................       187      (321)        943       4,647       1,012         532         569
                          --------  --------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........    35,438    36,020      (2,266)    (37,910)     27,161      15,364      35,414
Income tax expense
 (benefit)..............    14,174    14,733         (84)    (12,584)     10,535       5,939      14,010
                          --------  --------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item.....    21,264    21,287      (2,182)    (25,326)     16,626       9,425      21,404
Extraordinary item, gain
 on debt extinguishment,
 net of $1,759 income
 taxes..................       --        --          --          --        2,933         --          --
                          --------  --------  ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $ 21,264  $ 21,287  $   (2,182) $  (25,326) $   19,559  $    9,425  $   21,404
                          ========  ========  ==========  ==========  ==========  ==========  ==========
Fully diluted net income
 (loss) per share
 (unaudited)............  $   0.87  $   0.87  $    (0.12) $    (0.90) $     0.68  $     0.33  $     0.74
                          ========  ========  ==========  ==========  ==========  ==========  ==========
Fully diluted weighted
 number of common shares
 outstanding............    24,287    24,288      18,606      28,269      28,611      28,510      28,760
                          ========  ========  ==========  ==========  ==========  ==========  ==========
Other Data:
EBITDA(7)...............  $ 57,754  $ 64,423  $   92,612  $  121,899  $  161,876  $   87,260  $  107,183
EBITDAR(8)..............    96,249   112,538     130,067     191,302     280,611     151,813     175,483
Capital expenditures....    44,264    48,864      65,790     105,017      70,566      28,031      31,048
Percentage increase in
 comparable store net
 sales(9)...............       2.1%      5.7%        7.8%       10.3%        4.4%        3.7%        6.2%
Commercial sales(10)....    68,878   100,180     129,926     244,940     355,923     182,175     214,840
Net cash provided by
 (used in) operating
 activities.............    26,518    42,478      44,022     (20,976)    103,951      53,304     102,616
Net cash (used in)
 investing activities...   (44,121)  (48,607)   (230,672)   (113,824)    (64,940)    (25,500)    (51,139)
Net cash provided by
 (used in) financing
 activities.............    12,548     6,759     207,302     121,262     (43,579)    (33,783)    (49,866)
Stores open at end of
 period.................       649       814       1,567       1,617       1,729       1,675       1,765

Balance Sheet Data:
Net working
 capital(11)............  $110,080  $121,140  $  310,113  $  355,608  $  321,540  $  305,446  $  327,024
Total assets............   394,395   461,257   1,265,355   1,348,629   1,356,360   1,350,313   1,364,314
Total net debt(12)......    91,028    95,633     485,476     627,467     582,539     592,580     535,199
Stockholders' equity....   122,323   143,548     159,091     133,954     156,271     146,627     179,359

--------
 (1) Advance's fiscal year consists of 52 or 53 weeks ending on the Saturday nearest to December 31. All fiscal years presented are 52 weeks except for fiscal 1997, which consists of 53 weeks.

 (2) Fiscal 1999 and fiscal 1998 amounts include certain merger integration and Parts America conversion expenses related to the Western merger that total $41,034 and $7,788, respectively. Fiscal 1997 amount includes an unusual medical claim that exceeded Advance's stop loss insurance coverage. The pre-tax amount of this claim, net of related increased insurance costs, was $882. Advance has increased its stop loss coverage effective January 1, 1998 to a level that would provide insurance coverage for a medical claim of this magnitude. In addition, amounts are included for all fiscal years for private company expenses incurred prior to the Recapitalization that relate primarily to compensation and benefits paid to Advance's chairman that were eliminated after the Recapitalization. These amounts are $2,482, $3,056 and $845 for fiscal 1996, fiscal 1997 and fiscal 1998, respectively. There are no private company expenses in the fiscal 1999 or fiscal 2000 amounts.

 (3) Represents expenses incurred in the Recapitalization related primarily to bonuses paid to certain employees and professional services.

 (4) Represents fiscal 1998 expenses primarily related to lease costs associated with the 31 Advance Auto Parts stores closed in overlapping markets in connection with the Wester merger.

 (5) Represents interest component of net periodic postretirement benefit cost related to Advance's unfunded post retirement benefit obligation.

 (6) Represents non-cash compensation expenses related to stock options granted to certain Advance employees.

 (7) EBITDA represents operating income plus depreciation and amortization included in operating income. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Advance has included it herein because Advance's management believes this information is useful to investors as such measure provides additional information with respect to Advance's ability to meet its future debt service, capital expenditure and working capital requirements and, in addition, certain covenants in the indentures and credit facility are based upon an EBITDA calculation. Advance's method for calculating EBITDA may differ from similarly titled measures reported by other companies. Advance's management believes certain one-time expenses, private company expenses, recapitalization expenses, non-cash and other employee compensation expenses, restructuring expenses and merger integration expenses should be eliminated from the EBITDA calculation to evaluate the operating performance of Advance.

   The following table reflects the effect of these items:

                                                               Twenty-Eight Week
                                                                 Periods Ended
                                          Fiscal Year(1)          (unaudited)
                                     ------------------------- -----------------
                                                               July 15, July 14,
                                      1998     1999     2000     2000     2001
                                     ------- -------- -------- -------- --------
                                               (dollars in thousands)
  Other Data:
  EBITDA...........................  $61,793 $ 78,382 $159,615 $85,835  $104,988
  Private company expenses(a)......      845      --       --      --        --
  Recapitalization expenses(b).....   14,277      --       --      --        --
  Non-cash and other employee
   compensation (see note 5 & 6
   above)..........................    1,135    2,483    2,261   1,425     2,195
  Restructuring expenses in
   conjunction with the Western
   merger (see note 4 above).......    6,774      --       --      --        --
  Merger integration expenses(c)...    7,788   41,034      --      --        --
                                     ------- -------- -------- -------  --------
  EBITDA, as adjusted..............  $92,612 $121,899 $161,876 $87,260  $107,183
                                     ======= ======== ======== =======  ========

   --------
   (a) Reflects Advance's estimate of expenses primarily related to compensation and other benefits of Advance's chairman, who prior to the Recapitalization was Advance's principal stockholder, that were eliminated after the Recapitalization.

   (b) Represents non-recurring management bonuses and other expenses incurred in connection with the Recapitalization.

   (c) Represents certain expenses related to the Western merger integration and conversion of the Parts America stores.

 (8) EBITDAR represents EBITDA plus operating lease expense. Because the proportion of stores leased versus owned varies among industry competitors, Advance believes that EBITDAR permits a meaningful comparison of operating performance among industry competitors. Advance leases substantially all of its stores.

 (9) Comparable store net sales is calculated based on the change in net sales starting once a store has been opened for thirteen complete accounting periods (each period represents four weeks). Relocations are included in comparable store net sales from the original date of opening. Additionally, each converted Parts America store is included in the comparable store net sales calculation after thirteen complete accounting periods following its physical conversion to an Advance Auto Parts store. Advance does not include net sales from the 42 Western Auto retail stores in its comparable store net sales calculation.

(10) Represents net sales from Advance Auto Parts stores and Parts America stores after store level management information systems conversion to commercial customers, both delivery and non-delivery sales.

(11) Net working capital represents total current assets less total current liabilities.

(12) Net debt represents total debt (including current maturities and bank overdrafts) less cash and cash equivalents.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Advance Holding

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated historical financial statements of Advance Holding, the unaudited pro forma consolidated financial information of Advance and Discount, and the notes to those statements that appear elsewhere in this proxy statement and prospectus. Advance Holding's fiscal year ends on the Saturday nearest December 31. Advance Holding's first quarter consists of 16 weeks, and the other three quarters consist of 12 weeks. For purposes of this Management's Discussion and Analysis, notwithstanding the meaning attributed to other references in this proxy statement and prospectus, Advance shall mean, collectively, Advance Holding, Advance Stores and their subsidiaries.

General

   Advance conducts all of its operations through Advance Holding's wholly owned subsidiary, Advance Stores Company, Incorporated and its subsidiaries. Advance Holding was formed in 1929 and operated as a retailer of general merchandise until the 1980s. In the 1980's, Advance sharpened its marketing focus to target sales of automotive parts and accessories to "do-it-yourself", or "DIY", customers and accelerated its growth strategy. From the 1980's through the present, Advance Holding has grown significantly through new store openings, strong comparable store sales growth, strategic acquisitions and the Western merger. Additionally, in 1996, Advance began to aggressively expand its sales to "do-it-for-me", or "DIFM", customers by implementing a commercial delivery program that supplies parts and accessories to third party automotive service and repair providers.

   As of July 14, 2001, Advance had 1,723 stores operating under the "Advance Auto Parts" trade name, in 37 states in the eastern, southeastern and mid-western regions of the United States. In addition, Advance had 42 stores operating under the "Western Auto" trade name primarily located in Puerto Rico and the Virgin Islands. Advance is the second largest specialty retailer of automotive parts, accessories and maintenance items in the United States and, based on store count, Advance believes it is the largest retailer of automotive parts and accessories in a majority of the markets in which it operates.

   Advance's combined operations are conducted in two operating segments, retail and wholesale. The retail segment consists of the retail operations of Advance operating under the trade names "Advance Auto Parts" in the United States and "Western Auto" in Puerto Rico and the Virgin Islands. Advance also operates a wholesale distribution network which includes distribution services of automotive parts and accessories to approximately 470 independently owned dealer stores in 48 states operating under the "Western Auto" trade name.

Acquisitions and Recapitalization

   Discount Acquisition. On August 7, 2001, Advance signed a definitive merger agreement to acquire Discount. Discount shareholders will receive $7.50 per share in cash plus 0.2577 shares of Advance common stock for each share of Discount common stock. Accordingly, upon consummation of the merger, Discount shareholders will own approximately 13% of the total shares outstanding of the combined company.

   Discount operates approximately 667 retail auto parts stores in Florida, Georgia, South Carolina, Alabama, Louisiana and Mississippi. Together, the combined company currently operates over 2,400 stores and generated over $3.0 billion in revenue and $243.0 million in EBITDA during the last 12 months. In addition, the combined company expects to achieve purchasing, distribution and other ongoing expense savings as a result of the merger, in an amount equal to approximately $30 million in the first 12 months following the merger. The merger, which is subject to certain regulatory filings and approvals, will be accounted for under the purchase method of accounting.

   Carport Acquisition. On April 23, 2001, Advance completed its acquisition of the assets used in the operation of Carport Auto Parts, Inc. retail auto parts stores located throughout Alabama and Mississippi. Based upon store count, this makes Advance the largest retailer of automotive parts in this market. Upon the closing, of the acquisition, Advance made the decision to close 21 Carport stores not expected to meet long-term profitability objectives. The remaining 30 Carport locations were converted to the Advance Auto Parts store format by July 7, 2001. The acquisition has been accounted for under the purchase method of accounting. The purchase price of $21.5 million has been allocated to the assets acquired and the liabilities assumed, based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3.2 million in goodwill.

   Western Auto Acquisition. On November 2, 1998, Advance acquired Western Auto Supply Company from Sears. The purchase price included the payment of 11,474,606 shares of Advance Holding common stock and $185.0 million in cash. Certain existing stockholders of Advance Holding invested an additional
$70.0 million in equity to fund a portion of the cash portion of the purchase price, the remainder of which was funded through additional borrowings under Advance Stores' then existing credit facility, and cash on hand. The Western merger has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The final purchase price allocation resulted in total excess fair value over the purchase price of $4.7 million and was allocated to non-current assets, primarily property and equipment.

   Advance has achieved significant benefits from the combination with Western through improved product pricing and terms from vendors, consolidated advertising, distribution and corporate support efficiencies. The Western merger resulted in the addition of a net 545 Advance Auto Parts stores, 39 Western Auto stores, and the wholesale operations.

   Related Restructuring Costs. As a result of the Western merger and the Carport acquisition, Advance closed certain Advance Auto Parts stores not meeting profitability objectives. The Western merger and the Carport acquisition also resulted in restructuring reserves recorded in purchase accounting for the closure of certain stores, severance and relocation costs and other facility exit costs. As of July 14, 2001, these reserves had a remaining balance of $12.4 million. In addition, Advance also assumed certain restructuring and deferred compensation liabilities previously recorded by Western. At July 14, 2001, the total liability for the restructuring and deferred compensation plans was $2.2 million and $4.5 million, respectively, of which $1.2 million and $1.3 million, respectively, is recorded as a current liability. The classification for deferred compensation is determined by payment terms elected by plan participants, primarily former Western employees, which can be changed upon 12 months' notice.

   As part of normal operations, Advance continually monitors store performance, which results in closing certain store locations not meeting profitability objectives. During the twenty-eight weeks ended July 14, 2001 Advance closed two stores included in the fiscal 2000 restructuring activities and made the decision to close or relocate 24 additional stores not meeting profitability objectives, 18 of which were closed or relocated as of July 14, 2001.

   Recapitalization. On April 15, 1998, Advance Holding consummated its Recapitalization pursuant to a merger agreement. As part of the Recapitalization, Freeman Spogli & Co. acquired a controlling interest in Advance Stores. A portion of the common stock and all of the preferred stock of Advance Stores was converted into the right to receive in the aggregate approximately $351 million in cash and certain stock options. Certain shares representing approximately 14% of the outstanding Class A common stock remained outstanding upon consummation of the Recapitalization. Immediately prior to the Recapitalization, Freeman Spogli & Co. purchased approximately $80.5 million of the common stock of Advance Holding, which was converted in the Recapitalization into approximately 64% of the Advance Stores' outstanding common stock, and Ripplewood Partners, L.P. and its affiliates purchased approximately $20 million of the common stock of

Advance Holding, which was converted in the Recapitalization into approximately 16% of Advance Holding's outstanding common stock. In connection with the Recapitalization, management purchased approximately $8,000,000, or approximately 6%, of Advance Holding's outstanding common stock. The purchase of common stock by management resulted in stockholder subscription receivables. The notes provide for annual interest payments, at the prime rate, with the entire principal amount due on April 15, 2003.

   On April 15, 1998, Advance Stores entered into a credit facility that provides for (i) three senior secured term loan facilities in the aggregate amount of $250 million and (ii) a secured revolving credit facility of up to $125 million. At the closing of the Recapitalization, $125 million was borrowed under one of the term loan facilities. On April 15, 1998, Advance Stores also issued $200 million of senior subordinated notes and Advance Holding issued approximately $112 million in face amount of senior discount debentures. In connection with these transactions, Advance Stores extinguished a substantial portion of its existing notes payable and long-term debt. These transactions collectively represent the "Recapitalization." Advance Holding has accounted for the Recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt.

Results of Operations

   The following tables set forth certain operating data for Advance Holding expressed in dollars and as a percentage of net sales for the periods indicated.

                                                                Twenty-Eight Week
                                                                  Period Ended
                                    Fiscal Year                    (unaudited)
                          ----------------------------------  ----------------------
                                                               July 15,    July 14,
                             1998        1999        2000        2000        2001
                          ----------  ----------  ----------  ----------  ----------
                                          (dollars in thousands)
Statement of Operations
 Data:
Net sales...............  $1,220,759  $2,206,945  $2,288,022  $1,235,232  $1,336,837
Cost of sales...........     766,198   1,404,113   1,392,127     759,724     796,557
                          ----------  ----------  ----------  ----------  ----------
Gross profit............     454,561     802,832     895,895     475,508     540,280
Selling, general and
 administrative
 expenses(1)............     391,913     739,080     800,845     422,650     470,166
Expenses associated with
 the Recapitalization...      14,277         --          --          --          --
Expenses associated with
 the restructuring in
 conjunction with the
 Western merger.........       6,774         --          --          --          --
Expenses associated with
 merger integration.....       7,788      41,034         --          --          --
Expenses associated with
 private company........         845         --          --          --          --
Non-cash and other
 employee compensation..       1,135       2,483       2,261       1,425       2,195
                          ----------  ----------  ----------  ----------  ----------
Operating income........      31,829      20,235      92,789      51,433      67,919
Interest expense........     (35,038)    (62,792)    (66,640)    (36,601)    (33,074)
Other income, net.......         943       4,647       1,012         532         569
Income tax benefit
 (expense)..............          84      12,584     (10,535)     (5,939)    (14,010)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item.....      (2,182)    (25,326)     16,626       9,425      21,404
Extraordinary item, gain
 on debt extinguishment,
 net of $1,759
 income taxes...........         --          --        2,933         --          --
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $   (2,182) $  (25,326) $   19,559  $    9,425  $   21,404
                          ==========  ==========  ==========  ==========  ==========

--------
(1) Selling, general and administrative expenses are adjusted for certain non-recurring and other items.

                                                             Twenty-Eight Week
                                                               Period Ended
                                        Fiscal Year             (unaudited)
                                     ---------------------   ------------------
                                                             July 15,  July 14,
                                     1998    1999    2000      2000      2001
                                     -----   -----   -----   --------  --------
Net sales..........................  100.0 % 100.0 % 100.0 %  100.0 %   100.0 %
Cost of sales......................   62.8    63.6    60.8     61.5      59.6
                                     -----   -----   -----    -----     -----
Gross profit.......................   37.2    36.4    39.2     38.5      40.4
Selling, general and administrative
 expenses(1).......................   32.1    33.5    35.0     34.2      35.2
Expenses associated with the
 Recapitalization..................    1.2     --      --       --        --
Expenses associated with the
 restructuring in conjunction with
 the Western merger................    0.5     --      --       --        --
Expenses associated with merger
 integration.......................    0.6     1.9     --       --        --
Expenses associated with private
 company...........................    0.1     --      --       --
Non-cash and other employee
 compensation......................    0.1     0.1     0.1      0.1       0.2
                                     -----   -----   -----    -----     -----
Operating income...................    2.6     0.9     4.1      4.2       5.0
Interest expense...................   (2.9)   (2.8)   (2.9)    (3.0)     (2.5)
Other income, net..................    0.1     0.2     0.0      0.1       0.1
Income tax benefit (expense).......    0.0     0.6    (0.5)    (0.5)     (1.0)
                                     -----   -----   -----    -----     -----
Income (loss) before extraordinary
 item..............................   (0.2)   (1.1)    0.7      0.8       1.6
Extraordinary item, gain on debt
 extinguishment, net of $1,759
 income taxes......................    --      --      0.1      --        --
                                     -----   -----   -----    -----     -----
Net income (loss)..................   (0.2)%  (1.1)%   0.8 %    0.8 %     1.6 %
                                     =====   =====   =====    =====     =====

--------
(1) Selling, general and administrative expenses are adjusted for certain non-recurring and other items.

Net Sales

   Net sales consist primarily of comparable store net sales, new store net sales, service net sales, net sales to the wholesale dealer network and finance charges on installment sales. Comparable store net sales is calculated based on the change in net sales starting once a store has been opened for 13 complete accounting periods (each period represents four weeks). Relocations are included in comparable store net sales from the original date of opening. Additionally, each converted Parts America store has been included in the comparable store net sales calculation after 13 complete accounting periods following the completion of its physical conversion to an Advance Auto Parts store. Advance currently does not include net sales from the 42 Western Auto retail stores in its comparable store net sales calculation.

Cost of Sales

   Advance's cost of sales includes merchandise costs and warehouse and distribution expenses as well as service labor costs. Gross profit as a percentage of net sales may be affected by variations in Advance's product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs. Advance seeks to avoid fluctuation in merchandise costs by entering into long-term purchasing agreements with vendors in exchange for pricing certainty, but there can be no assurance such measures will in fact mitigate the effect of fluctuations in merchandise costs on gross profits.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses are comprised of store payroll, store occupancy, net advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office expenses, data processing, professional expenses and other related expenses.

Twenty-Eight Weeks Ended July 14, 2001 Compared to Twenty-Eight Weeks Ended July 15, 2000

   Net sales for the twenty-eight weeks ended July 14, 2001 were $1,336.8 million, an increase of $101.6 million or 8.2% over net sales for the twenty-eight weeks ended July 15, 2000. Net sales for the retail segment increased $115.3 million or 9.9%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 6.2% and contributions from new stores that were not yet included within the comparable stores sales base. The comparable sales increase of 6.2% was primarily a result of growth in both the do-it-yourself and do-it-for-me customer base, as well as the continued maturation of new stores. Comparable store sales increased 3.7% for the twenty-eight weeks ended July 15, 2000 as compared to the comparable period in fiscal 1999. Net sales for the wholesale segment decreased $13.7 million or 18.2%, reflecting the continued decline of this segment due to increased competition coupled with a decline in the number of independently owned dealer stores. The wholesale segment accounted for 4.6% of total net sales in 2001 compared to 6.1% in 2000.

   During the twenty-eight weeks ended July 14, 2001, Advance opened 53 new stores, relocated nine stores and closed 17 stores, bringing the total retail store count to 1,765. Advance has approximately 1,200 stores participating in its commercial delivery program, as a result of consolidating nine stores during the twenty-eight weeks ended July 14, 2001.

   Gross profit for the twenty-eight weeks ended July 14, 2001 was $540.3 million or 40.4% of net sales, as compared to $475.5 million or 38.5% of net sales in the twenty-eight weeks ended July 15, 2000. The increase in the gross profit percentage is reflective of an $8.3 million net gain recorded as a reduction to cost of sales during the first quarter of fiscal 2001 as a result of a vendor settlement. The increase in the gross profit percentage is also reflective of a positive shift in product mix, lower inventory shrinkage, leveraging of logistic costs and a decline in the net sales of the lower margin wholesale segment. The gross profit for the retail segment was $532.7 million or 41.8% of retail net sales for the twenty-eight week period ended July 14, 2001, as compared to $467.9 million or 40.3% of retail net sales for the twenty-eight week period ended July 15, 2000.

   Selling, general and administrative expenses, before non-cash and other employee compensation, increased to $470.2 million or 35.2% of net sales for the twenty-eight week period ended July 14, 2001, from $422.7 million or 34.2% of net sales for the twenty-eight week period ended July 15, 2000. Selling, general and administrative expenses have increased due to closed store expenses associated with the decision to close certain store locations not meeting profitability objectives and the write down of an administrative facility obtained in the Western merger totalling $5.1 million. Additionally, as a percentage of sales, the increase in selling, general and administrative expenses is attributable to the planned investment in store personnel and the continued decline in the wholesale segment, which carries lower selling, general and administrative expenses as a percentage of sales as compared to the retail segment.

   EBITDA (operating income plus depreciation and amortization), as adjusted for non-cash and other employee compensation, was $107.2 million in the twenty-eight week period ended July 14, 2001 or 8.0% of net sales, as compared to $87.3 million or 7.1% of net sales in the twenty-eight week period ended July 15, 2000. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Advance's method for calculating EBITDA may differ from similarly titled measures reported by other companies. Advance's management believes certain one-time expenses, expenses associated with merger integration and non-cash and other employee compensation should be eliminated from the EBITDA calculation to evaluate the operating performance of Advance.

   Interest expense for the twenty-eight week period ended July 14, 2001 was $33.1 million or 2.5% of net sales, as compared to $36.6 million or 3.0% of net sales for the twenty-eight week period ended July 15, 2000. The decrease in interest expense is a result of the reduction in net outstanding borrowings as well as a significant decrease in interest rates over the similar period of fiscal 2000.

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

   Income tax expense for the twenty-eight weeks ended July 14, 2001 was $14.0 million compared to $5.9 million in the twenty-eight weeks ended July 15, 2000. This increase was primarily due to an increase in income before taxes for the twenty-eight week period ended July 14, 2001 as compared to the twenty-eight week period ended July 15, 2000.

   As a result of the above factors, Advance recorded net income of $21.4 million for the twenty-eight week period ended July 14, 2001, as compared to $9.4 million for the twenty-eight week period ended July 15, 2000. As a percentage of sales, net income for the twenty-eight week period ended July 14, 2001 was 1.6% as compared to 0.8% for the twenty-eight week period ended July 15, 2000.

Fiscal Year 2000 Compared to Fiscal Year 1999

   Net sales for fiscal 2000 were $2,288.0 million, an increase of $81.1 million or 3.7% over net sales for fiscal 1999. Net sales for the retail segment increased $149.9 million or 7.5%. The net sales increase for the retail segment was due to an increase in the comparable store sales of 4.4% and contributions from new stores that were not yet included within the comparable stores sales base. The comparable store sales increase of 4.4% was primarily a result of growth in both the do-it-yourself and do-it-for-me customer base, as well as the continued maturation of new stores and the converted Parts America stores. Net sales for the wholesale segment decreased 33.1% or $68.8 million due to a decline in the number of dealer stores serviced by Advance and lower average sales to each dealer.

   During fiscal 2000, Advance opened 140 new stores, relocated 10 stores and closed 28 stores, bringing the total retail segment store count to 1,728. Advance had 1,209 stores participating in commercial delivery, a result of adding 115 net stores to the program during fiscal 2000. Additionally, as of December 30, 2000, Advance supplied approximately 590 independent dealers through the wholesale dealer network and one company-owned store in California.

   Gross profit for fiscal 2000 was $895.9 million or 39.2% of net sales, as compared to $802.8 million or 36.4% of net sales in fiscal 1999. The increase in the gross profit percentage is reflective of the realization of certain purchasing synergies resulting from the Western Auto merger, fewer product liquidations, lower inventory shrinkage and freight costs and the continued decline in net sales of the lower margin wholesale segment. The higher shrinkage and freight costs in fiscal year 1999 were primarily related to merchandise conversions and product liquidations resulting from the Western merger. The gross profit for the retail segment was $873.1 million or 40.6% of retail net sales for fiscal 2000, as compared to $784.1 million or 39.2% of retail net sales for fiscal 1999. During the fourth quarter of fiscal 2000, Advance recorded a gain as a reduction to cost of sales of $3.3 million related to a lawsuit against a supplier. The gain represents actual damages incurred under an interim supply agreement with the supplier, which provided for higher merchandise costs. Subsequent to December 30, 2000, Advance agreed to a cash settlement of $16.6 million from the supplier. The remainder of the cash settlement over the originally recorded gain, less higher product costs incurred under the interim supply agreement, was recognized as a net gain of $8.3 million during the first quarter of fiscal 2001.

   Selling, general and administrative expenses, before integration expenses and non-cash and other employee compensation, increased to $800.8 million or 35.0% of net sales for fiscal 2000, from $739.1 or 33.5% of net sales for fiscal 1999. The increase in selling, general and administrative expenses is primarily attributable to the continued sales decline in the wholesale segment, which carries lower selling, general and administrative expenses as a percentage of sales as compared to the retail segment. Additionally, Advance has incurred higher than expected medical claims as well as higher payroll, insurance and depreciation expense, partially offset by a decrease in net advertising costs, as a percentage of sales, as compared to fiscal 1999. Advance has made certain investments in personnel and labor, which it believes is critical to Advance's long-term success. Advance expects this commitment to increase the productivity of store personnel, which will positively impact store profitability and customer service. The increase in depreciation expense is primarily related to the change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis.


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

   EBITDA (operating income plus depreciation and amortization), as adjusted for non-cash and other employee compensation and integration expenses (fiscal 1999 only), was $161.9 million in fiscal 2000 or 7.1% of net sales, as compared to $121.9 million or 5.5% of net sales in fiscal 1999.

   Interest expense for fiscal 2000 was $66.6 million or 2.9% of net sales, as compared to $62.8 million or 2.8% of net sales fiscal 1999. The increase in interest expense was a result of an increase in interest rates over fiscal 1999 offset by a decrease in net outstanding borrowings. During fiscal 2000, Advance repurchased $30.6 million of senior subordinated notes on the open market for $25.0 million.

   Advance's effective income tax rate was 38.8% of pre-tax income for fiscal 2000 and 33.2% of pre-tax loss for fiscal 1999. This increase is due to Advance having pre-tax income in fiscal 2000 and pre-tax loss in fiscal 1999 and the resulting effect of permanent differences between book and tax reporting treatment on total income tax expense (benefit). Due to uncertainties related to the realization of deferred tax assets for certain net operating loss carryforwards, Advance recognized additional valuation allowances of $0.9 million during fiscal 2000.

   Advance recorded net income of $19.6 million on a consolidated basis for fiscal 2000, as compared to a net loss of $25.3 million for fiscal 1999. In addition to the items previously discussed, Advance also recorded an extraordinary gain related to the early extinguishment of debt of $2.9 million, net of $1.8 million provided for income taxes and $0.9 million for the write-off of associated deferred debt issuance costs. As a percentage of sales, net income for fiscal 2000 was 0.8% as compared to a net loss of 1.1% for fiscal 1999.

Fiscal Year 1999 Compared to Fiscal Year 1998

   Fiscal 1999 results include a full fiscal year of the operations acquired in the Western merger as compared to fiscal 1998 results, which include Western operating results from November 2, 1998.

   Net sales for fiscal 1999 were $2,206.9 million, an increase of $986.2 million or 80.8% over net sales for fiscal 1998. Net sales for the retail segment increased $812.8 million or 68.5%. The net sales increase for the retail segment was a result of the Western merger, opening of new stores and a 10.3% increase in comparable store sales over fiscal 1998. The comparable store sales increase was due to maturation of stores opened in 1997 and 1998, increased product availability, continued growth in the commercial sales program and the closure of Parts America and Advance Auto Parts stores in overlapping markets. Net sales for the wholesale segment increased $173.4 million due to the inclusion of the wholesale segment for all of fiscal 1999 following the Western merger in November 1998.

   During fiscal 1999, Advance opened 99 new stores, reopened three closed locations, relocated 13 stores and closed 52 stores in addition to the stores closed due to relocations (33 of which were Parts America and Advance Auto Parts stores in overlapping markets closed in connection with the Western merger). Also, Advance added 562 stores to commercial delivery, bringing the total to 1,094 stores. As of January 1, 2000, Advance operated 1,617 stores in 38 states, Puerto Rico and the Virgin Islands and supplied approximately
670 independent dealers through the wholesale dealer network.

   Gross profit for fiscal 1999 was $802.8 million or 36.4% of net sales, compared with $454.6 million or 37.2% of net sales, in fiscal 1998. The decrease in the gross profit percentage resulted largely from the lower margins associated with the wholesale segment and certain non-recurring items such as the liquidation of certain product lines and increased shrinkage primarily associated with the Parts America conversion. The decline in margins discussed above was partially offset by improved product pricing from vendors in fiscal 1999 compared to fiscal 1998, due to vendor agreements entered into as a result of the Western merger. The improved product pricing will continue through the current term of these vendor agreements, generally three to five years. The gross profit for the retail segment was $784.1 million or 39.2% of retail net sales for fiscal 1999, as compared to $452.8 million or 38.2% of retail net sales for fiscal 1998.

   Selling, general and administrative expenses, before expenses associated with the Recapitalization, restructuring, merger integration, private company and non-cash and other employee compensation, increased to $739.1 million or 33.5% of net sales, in fiscal 1999 from $391.9 million or 32.1% of net sales in fiscal 1998.

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

The increase as a percentage of sales was due primarily to increased costs realized by the retail segment related to higher store labor, an increase in advertising and costs associated with Advance's national manager's conference.

   EBITDA (operating income plus depreciation and amortization), as adjusted for expenses associated with the Recapitalization, merger integration, private company and non-cash and other employee compensation was $121.9 million for fiscal 1999, or 5.5% of net sales, as compared to $92.6 million or 7.6% of net sales for fiscal 1998.

   Interest expense in fiscal 1999 was $62.8 million compared to $35.0 million in fiscal 1998. The increase in interest in fiscal 1999 was primarily due to the additional debt incurred in the Western merger, the increase in borrowings under Advance's revolving and delayed draw credit facilities and higher interest rates.

   Other income in fiscal 1999 was $4.6 million compared to $0.9 million in fiscal 1998. The increase in other income was primarily the result of the Advance Stores segment recognizing the settlement of a dispute between Advance and a vendor due to non-performance by the vendor under a supply agreement.

   Income tax benefit for fiscal 1999 was $12.6 million as compared to a benefit of $0.1 million in fiscal 1998, with effective tax rates of 33.2% and 3.7%, respectively. In fiscal 1999, Advance recognized federal and state net operating loss carryforwards of approximately $22.1 million. Advance believes it will utilize these through a combination of the reversal of temporary differences, projected future taxable income during the net operating loss carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of deferred tax assets for certain state net operating losses, Advance recorded a valuation allowance of $0.6 million as of January 1, 2000. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

   As a result of the above factors, Advance incurred a net loss of $25.3 million in fiscal 1999 as compared to a net loss of $2.2 million in fiscal 1998. As a percentage of net sales, net loss for fiscal 1999 was 1.1% as compared to a net loss of 0.2% for fiscal 1998.

Liquidity and Capital Resources

   As a holding company, Advance Holding relies on dividends from Advance Stores as its primary source of liquidity. Advance Holding does not have, and in the future may not have, any assets other than the capital stock of Advance Stores. The ability of Advance Stores to pay cash dividends to Advance Holding when required is restricted by law and the terms of Advance Stores' debt instruments, including the credit facility and the senior subordinated notes (see below). No assurance can be made that Advance Stores will be able to pay cash dividends to Advance Holding when required to redeem the debentures.

   Advance Holding believes it and Advance Stores will have sufficient liquidity to fund their debt service obligations, including indebtedness incurred in connection with the Western merger, and implement its growth strategy over the next twelve months. As of July 14, 2001, Advance Holding and Advance Stores had outstanding indebtedness consisting of $90.0 million of senior discount debentures, $169.5 million of senior subordinated notes, borrowings of $285.3 million under the bank credit facility, and $10.0 million of indebtedness under the McDuffie County Development Authority Taxable Industrial Bonds.

   The debentures accrete at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112.0 million by April 15, 2003. Commencing April 15, 2003, cash interest on the debentures will accrue and be payable semi-annually at a rate of 12.875% per annum. The indenture governing the debentures contains certain covenants that, among other things, limit the ability of Advance Holding and its restricted subsidiaries to incur indebtedness and issue preferred stock, repurchase stock and certain indebtedness, engage in transactions with affiliates, create or incur certain liens, pay dividends or certain other distributions, make certain investments, enter into new businesses, sell stock of restricted subsidiaries, sell assets and engage in certain mergers and consolidations.

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

   The senior subordinated notes bear interest at a rate of 10.25%, payable semi-annually, and require no principal payments until maturity. The indenture governing the senior subordinated notes contains certain covenants that limit, among other things, the ability of Advance Stores and its restricted subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or certain other distributions, issue stock of subsidiaries, make certain investments, repurchase stock and certain indebtedness, create or incur liens, engage in transactions with affiliates, enter into new businesses, sell stock of restricted subsidiaries and restrict Advance Stores from engaging in certain mergers or consolidations and sell assets.

   The $10.0 million principal amount of the industrial revenue bonds bear interest at a variable rate and will require no principal payments until maturity in November 2002.

   In addition to its operating cash flow, Advance Stores has access to a credit facility that includes a revolving credit facility with a maximum borrowing capacity (including letters of credit) of $125.0 million, of which none was borrowed, and $17.3 million was outstanding for stand-by letters of credit as of July 14, 2001. In addition, the credit facility includes (i) a Tranche B term loan that was incurred in connection with the Recapitalization, of which $104.2 million was outstanding as of July 14, 2001, (ii) a delayed draw term loan, of which $104.9 million was outstanding as of July 14, 2001, and (iii) a deferred term loan facility that was incurred in connection with the Western merger, of which $76.2 million was outstanding as of July 14, 2001.

   The term loan facilities, other than the Tranche B term loan, will mature in April 2004, and the Tranche B term loan will mature in October 2006. Annual principal payments on the term loan facilities prior to the sixth anniversary of initial borrowing will be nominal; thereafter, required principal payments will be approximately $234.7 million in 2004, $60.0 million in 2005 and $28.6 million in 2006, assuming the term loan facilities have been fully borrowed. The revolving credit facility will mature in April 2004. The interest rates under the delayed draw facilities and the revolving credit facility are determined by reference to a pricing grid that will provide for reductions in the applicable interest rate margins based on Advance Stores' trailing total debt to EBITDA ratio (as defined in the credit facility). Based upon Advance Stores' operating ratios at July 14, 2001, the margins were 1.75% for Eurodollar borrowings and 0.75% for base rate borrowings. Additionally, at July 14, 2001, the margin under the Tranche B term loan and the deferred term loan facility was 2.50% on a Eurodollar rate and 1.50% on the base rate borrowings.

   Borrowings under the credit facility are required to be prepaid, subject to certain exceptions, with (a) 50% of defined excess cash flow, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Advance Stores and its subsidiaries (including certain insurance and condemnation proceeds), subject to certain exceptions (including exceptions for
(i) reinvestment of certain asset sale proceeds within 270 days of such sale and (ii) certain sale-leaseback transactions), (c) 100% of the net proceeds of issuances of debt obligations of Advance Stores and its subsidiaries, and (d) 100% of the net proceeds of issuance of equity of Advance Stores and its subsidiaries. Because increases in net working capital, capital expenditures and debt repayments are deducted in calculating excess cash flow, Advance Stores does not anticipate that the prepayment obligation under the credit facility in respect thereof will have a material effect on its operating strategy. With respect to growth through acquisitions, the operation of this covenant may result in the application of cash resources for prepayments which would require Advance Stores to secure additional equity or debt financing to fund an acquisition, but while no assurance can be given, Advance Stores does not anticipate that this would have a material effect on its ability to finance acquisitions in the future. Advance Stores was required to make mandatory prepayments of $6.2 million in fiscal 2001.

   The loans under the credit facility are secured by a first priority security interest in substantially all tangible and intangible assets of Advance Stores. Amounts available to Advance Stores under portions of the credit facility are subject to a borrowing base formula, which is based on certain percentages of Advance Stores inventories, and certain debt covenants. As of July 14, 2001, $107.7 million was available under these facilities. Advance Stores intends to use borrowings under the revolver and delayed draw term loans, as well as internally generated funds, for store expansion and funding of working capital, including funding of the restructuring program.

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

   The credit facility contains covenants restricting the ability of Advance Stores and its subsidiaries to, among others things, (i) pay dividends on any class of capital stock or make any payment to purchase, redeem, retire, acquire, cancel or terminate capital stock, (ii) prepay, redeem, retire, acquire, cancel or terminate debt, (iii) incur liens or engage in sale-leaseback transactions, (iv) make loans, investments, advances or guarantees,
(v) incur additional debt (including hedging arrangements), (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates, (ix) enter into any agreement which restricts the ability to create liens on property or assets or the ability of subsidiaries to pay dividends or make payments on advances or loans to Advance Stores or other subsidiaries, (x) change the nature of the business conducted by Advance Stores and its subsidiaries, (xi) change the passive holding company status of Advance and (xii) amend existing debt agreements or Advance Stores or Advance's certificate of incorporation, by-laws or other organizational documents. Advance Stores is also required to comply with financial covenants in the credit facility with respect to (a) limits on annual aggregate capital expenditures, (b) a maximum leverage ratio, (c) a minimum interest coverage ratio and (d) a minimum retained cash earnings test. Advance Stores is generally prohibited from paying dividends (including to Advance Holding) except that as long as no defined event of default under the credit facility then exists, Advance Stores will be permitted to pay dividends to Advance Holding in an amount sufficient to cover the cash interest due on the Debentures commencing October 15, 2003. Advance Stores was in compliance with the above covenants under the credit facility as of July 14, 2001.

   Advance Stores' primary capital requirements have been the funding of its continued store expansion program, store relocations and remodels, inventory requirements, the construction and upgrading of distribution centers, the development and implementation of proprietary information systems, the Western merger and the Carport acquisition. From fiscal 1996 through fiscal 2000, Advance Stores opened 581 stores, seven new PDQs, six local area warehouses and a Master PDQ, completed the Western merger (adding 545 net stores), constructed two new distribution centers and expanded its Roanoke distribution center. Advance Stores has financed its growth through a combination of internally generated funds, borrowings under the credit facility and issuances of equity.

   In connection with the merger, Advance Stores has secured financing commitments to provide the funds necessary to pay the cash portion of the merger consideration to be paid to Discount shareholders and in-the-money option holders, refinance the existing senior credit facilities of Advance Stores ($285.3 million at July 14, 2001), repay Discount's senior indebtedness and premiums ($194.1 million at May 29, 2001), purchase Discount's Gallman distribution facility from the lessor (for a purchase price of approximately $34 million), and pay approximately $35 million in related transaction fees and expenses. In order to finance these obligations and its ongoing operations, Advance Stores has received a binding commitment, subject to customary conditions, for a senior secured credit facility consisting of a $165 million Tranche A term loan due 2006, a $365 million Tranche B term facility due 2007, and a $150 million revolving credit facility (including a letter of credit subfacility). The credit facility will be jointly and severally guaranteed by Advance and all of Advance Stores' subsidiaries (including Discount and its subsidiaries) and will be secured by substantially all of Advance Stores' assets, the assets of its subsidiaries (including Discount and its subsidiaries), as well as the assets of Advance. Upon the closing of the merger, Advance Stores will borrow the entire $530 million of the Tranche A and B term loans and draw approximately $14 million under the revolving credit facility. The undrawn amounts under the revolving credit facility will be available for working capital and other general corporate purposes.

   In addition, Advance Stores intends to place $150 million in senior subordinated notes. In the event Advance Stores is unable to place the senior subordinated notes, it has secured a $150 million bridge facility commitment, subject to customary conditions, which would be drawn only if the senior subordinated notes offering is not completed before the closing of the Discount merger.

   Advance Stores' new Advance Auto Parts stores require capital expenditures of approximately $120,000 per store and an inventory investment of approximately $300,000 per store, a portion of which is held at a

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distribution facility. A substantial portion of these inventories is financed through vendor payables. Pre-opening expenses, consisting primarily of store set-up costs and training of new store employees, average approximately $25,000 per store and are expensed when incurred. Advance Stores opened 140 new stores during fiscal 2000 and anticipates opening approximately 115 to 130 new stores though internal growth or strategic acquisitions (excluding the Discount acquisition) during fiscal 2001, of which 53 have been opened or acquired as of July 14, 2001.

   Historically, Advance Stores has negotiated extended payment terms from suppliers that help finance inventory growth, and Advance Stores believes that it will be able to continue financing much of its inventory growth through such extended payment terms. Advance Stores anticipates that inventory levels will continue to increase primarily as a result of new store openings.

   For the twenty-eight weeks ended July 14, 2001, net cash provided by operating activities was $102.6 million. Of this amount, $21.4 million was provided by net income. Depreciation and amortization provided an additional $37.1 million, amortization of deferred debt issuance costs and bond discount provided $7.6 million, and $36.5 million was provided as a result of net increase in working capital and other assets. Net cash used for investing activities was $51.1 million and was comprised of net capital expenditures and the purchase of net assets related to the Carport acquisition. Net cash used in financing activities was $49.9 million and was comprised primarily of payments on the credit facilities.

   In fiscal 2000, net cash provided by operating activities was $104.0 million. This amount consisted of $19.6 million in net income, depreciation and amortization of $66.8 million, amortization of deferred debt issuance costs and bond discount of $13.1 million and a decrease of $4.5 million in net working capital and other. Net cash used for investing activities was $65.0 million and was comprised primarily of net capital expenditures. Net cash used in financing activities was $43.6 million and was comprised primarily of net repayments of long-term debts.

   In fiscal 1999, net cash used in operating activities was $21.0 million. This amount consisted of a $25.3 million net loss, offset by depreciation and amortization of $58.1 million and amortization of deferred debt issuance costs and bond discount of $12.2 million, and an increase of $66.0 million in net working capital and other requirements. Net cash used for investing activities was $113.8 million and was comprised primarily of net capital expenditures of $101.9 million and cash consideration of $13.0 million in the Western merger. Net cash provided by financing activities was $121.3 million and was comprised primarily of net borrowings.

   In fiscal 1998, net cash provided by operating activities was $44.0 million. This amount consisted of a $2.2 million net loss, offset by depreciation and amortization of $30.0 million and amortization of deferred debt issuance costs and bond discount of $7.7 million, and a decrease of $8.5 million of net working capital and other. Net cash used for investing activities was $230.7 million and was comprised primarily of net capital expenditures of approximately $59.7 million and cash consideration of approximately $171.0 million in the Western merger. Net cash provided by financing activities was $207.3 million and was comprised primarily of net borrowings and issuance of equity.

Seasonality

   Advance's business is somewhat seasonal in nature, with the highest sales occurring in the spring and summer months. In addition, Advance's business can be affected by weather conditions. While unusually heavy precipitation tends to soften sales as elective maintenance is deferred during such periods, extremely hot and cold weather tends to enhance sales by causing automotive parts to fail.

Quantitative and Qualitative Disclosures About Market Risks

   Advance Holding currently utilizes no material derivative financial instruments that expose it to significant market risk. Advance Holding is exposed to cash flow and fair value risk due to changes in interest rates with

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

respect to its long-term debt. While Advance Holding cannot predict the impact interest rate movements will have on its debt, exposure to rate changes is managed through the use of fixed and variable rate debt. Advance Holding's future exposure to interest rate risk decreased during the first and second quarters of fiscal year 2001 and fiscal year 2000 due to decreased interest rates and reduced variable rate debt.

   Advance Holding's fixed rate debt consists primarily of outstanding balances on the debentures and senior subordinated notes. Advance Holding's variable rate debt relates to borrowings under the credit facility and the industrial revenue bond. Advance Holding's variable rate debt is primarily vulnerable to movements in the LIBOR, Prime, Federal Funds and Base CD rates.

   The table below presents principal cash flows and related weighted average interest rates on Advance Holding's long-term debt at July 14, 2001 by expected maturity dates. Expected maturity dates approximate contract terms. Fair values included herein have been determined based on quoted market prices. Weighted average variable rates are based on implied forward rates in the yield curve at July 14, 2001. Implied forward rates should not be considered a predictor of actual future interest rates.

                                                                                           Fair
                         Fiscal Fiscal   Fiscal   Fiscal   Fiscal                         Market
                          2001   2002     2003     2004     2005    Thereafter  Total     Value
                         ------ -------  ------  --------  -------  ---------- --------  --------
                                               (dollars in thousands)
Long-term debt:
  Fixed rate............  $ --  $   --   $  --   $    --   $   --    $281,450  $281,450  $245,581
  Weighted average
   interest rate........    --      --      --        --       --        11.3%     11.3%
  Variable rate.........  $ --  $12,000  $4,000  $207,140  $60,000   $ 12,159  $295,299  $295,299
  Weighted average
   interest rate........   5.9%     6.3%    7.6%      8.4%     8.7%       8.6%      6.9%

Recent Accounting Pronouncement(s)

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 30, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although Advance Holding is currently evaluating the impact of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles. For the twenty-eight week period ended July 14, 2001, Advance Holding had amortization expense of approximately $150,000 related to existing goodwill. Such amortization will be eliminated upon adoption of SFAS No. 142. Advance Holding had no goodwill expense during the fiscal years ended December 30, 2001, January 1, 2000 and January 2, 1999.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. Advance does not expect SFAS No. 143 to have a material impact on its financial statements.

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

Principal Stockholders of Advance Holding

   A beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security or has the right to obtain such voting power and/or investment power within 60 days. Except as otherwise noted, each designated beneficial owner in the table below has sole voting power with respect to the shares beneficially owned by such person. The following table sets forth certain information, as of August 22, 2001 with respect to the beneficial ownership of common stock of Advance Holding by:

  .  each person who beneficially owns more than 5% of such shares;

  . each of the executive officers named in the summary compensation table and certain other executive officers;

  .  each member of the board of directors of Advance Holding; and

  .  all executive officers and directors of Advance Holding as a group.

                                                         Amount of
                                                         Beneficial Percent of
   Name                                                  Ownership    Class
   ----                                                  ---------- ----------
   Freeman Spogli & Co. LLC(1).......................... 11,022,652    39.0%
     John M. Roth(1)....................................        --
     Mark J. Doran(1)...................................        --
     Ronald P. Spogli(1)................................        --
   WA Holding Co.(2).................................... 11,474,606    40.6%
     Jeffrey B. Conner(4)...............................        --
   Ripplewood Partners, L.P. and affiliates(3)..........  2,891,795    10.2%
     Timothy C. Collins(3)..............................        --
   William L. Salter(4).................................      5,000      *
   Nicholas F. Taubman(5)...............................  1,398,632     4.1%
   Arthur Taubman Trust dated July 13, 1964(6)..........  1,148,633     3.2%
   Garnett E. Smith(8)(9)...............................    492,666     1.7%
   Lawrence P. Castellani(7)(8)(9)......................    535,000     1.8%
   Jimmie L. Wade(8)(9).................................     55,334      *
   David R. Reid(8)(9)..................................     48,667      *
   Paul W. Klasing(8)(9)................................     46,334      *
   Eric M. Margolin.....................................     14,300      *
   S. Lynn Stevens(8)(9)................................     40,000      *
   Jeffrey T. Gray......................................     21,500      *
   Robert E. Hedrick....................................     14,300      *
   All directors and officers as a group (16
    individuals)........................................ 29,209,419    98.9%

--------
 * Less than 1%

(1) 11,022,652 shares of common stock of Advance Holding are held of record by FS Equity Partners IV, L.P., or FSEP IV. As general partner of FSEP IV, FS Capital Partners LLC has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Doran, Roth, Spogli, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, Charles P. Rullman, J. Frederick Simmons and William M. Wardlaw are the managing members of FS Capital Partners LLC, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Rullman, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co. LLC, and as such may be deemed to be the beneficial owners of the shares of common stock of Advance Holding and rights to acquire common stock of Advance Holding owned by FSEP IV. Freeman Spogli & Co. and its members have, in addition, sole power to vote 2,891,795 shares of common stock of Advance Holding owned of record by Ripplewood Partners, L.P. and Ripplewood Advance Auto Parts Employee Fund I L.L.C. pursuant to an irrevocable proxy delivered to Freeman Spogli & Co. under the terms of the stockholders agreement. Such irrevocable proxy will expire upon an initial public offering by Advance Holding (or by Advance Auto Parts, Inc. following the merger) (the issuance of shares in the merger will not be considered an initial public offering for this purpose). Freeman Spogli & Co. neither has shared nor sole power to dispose of shares held by Ripplewood Partners or the Ripplewood employee fund. The business address of Freeman Spogli & Co., FSEP IV, FS Capital, and Messrs. Freeman, Spogli, Wardlaw, Simmons, Roth, Rullman, Ralph, Halloran and Doran is 11100 Santa Monica Boulevard, Suite 1900, Los
   Angeles, California 90025.

(2) 11,474,606 shares of common stock of Advance Holding are held of record by WA Holding Co., or WAH, a wholly owned subsidiary of Sears Roebuck & Co. As the sole stockholder of WAH, Sears has the sole power to vote and dispose of the shares owned by WAH. As Vice President, Business Development of Sears, Mr. Conner has the power to direct the voting of the shares of common stock of Advance Holding held by WAH, and as such may be deemed to be the beneficial owner of the shares of common stock of Advance Holding owned by WAH. The business address of WAH is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(3) 2,763,110 shares of common stock of Advance Holding are held of record by Ripplewood Partners, and 128,685 shares of common stock of Advance Holding are held of record by the Ripplewood employee fund. Ripplewood Holdings, L.L.C. is the sole general partner of Ripplewood Partners and the sole managing member of the Ripplewood employee fund and, therefore, has the sole power to dispose of the shares owned by Ripplewood Partners or the Ripplewood employee fund. Until an initial public offering by Advance Holding (or by Advance Auto Parts, Inc. following the merger) pursuant to the stockholders agreement and an irrevocable proxy required by the terms thereof, Freeman Spogli & Co. has sole voting power over all of the shares of common stock of Advance Holding (or of Advance Auto Parts, Inc. following the merger) held by Ripplewood Partners and the Ripplewood employee fund. Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C. and as such may be deemed to be the beneficial owner of the shares of common stock of Advance Holding and the rights to acquire common stock of Advance Holding owned by Ripplewood Partners and the Ripplewood employee fund. The business address of Ripplewood Holdings L.L.C., Ripplewood Partners, the Ripplewood employee fund, and Mr. Collins is 1 Rockefeller Plaza, 32nd Floor, New York, New York 10020.

(4) The business address of Messrs. Salter and Conner is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(5) Includes 250,000 shares subject to immediately exercisable options. Mr. Taubman's business address is 5673 Airport Road, Roanoke, Virginia 24012.

(6) Includes 250,000 shares subject to immediately exercisable options. The trustees of the Arthur Taubman Trust dated July 13, 1964 are Eugenia Taubman, who is the spouse of Nicholas F. Taubman and Grace W. Taubman, who is his mother. The business address of the trust is 5673 Airport Road, Roanoke, Virginia 24012.

(7) Includes an aggregate of 11,890 shares held by Mr. Castellani's children.

(8) Includes 448,600 shares, which have been acquired by Messrs. Smith, Castellani, Klasing, Reid, Wade, Gray, Margolin, Stevens and Hedrick pursuant to the stock subscription plans.

(9) Includes shares of common stock of Advance Holding subject to options beneficially owned by the following persons and exercisable within 60 days of August 22, 2001: Mr. Smith--242,666 options; Mr. Castellani--350,000 options; Mr. Klasing--26,334 options; Mr. Reid--28,667 options; Mr. Wade-- 30,334 options; Mr. Margolin--no options; Mr. Gray--11,333 options; Ms. Stevens--20,000 options; Mr. Hedrick--no options; and Mr. Salter--5,000 options.

Related Party Transactions of Advance

 Affiliated Leases

   Advance leases its Roanoke, Virginia distribution center, an office and warehouse facility, two warehouses, 20 of its stores and three former stores from Nicholas F. Taubman or members of his immediate family, and its corporate headquarters from Ki, L.C., a Virginia limited liability company owned by two trusts for the benefit of a child and a grandchild of Mr. Taubman. Rents for the affiliated leases may be slightly higher than rents for non-affiliated leases, but Advance does not believe the amount of such difference to be material. In addition, certain terms of the affiliated leases may be more favorable to the landlord than those contained in leases with non-affiliates, primarily terms relating to the maintenance of the facilities. However, in connection with the Recapitalization, certain other terms of the leases with affiliates (including provisions relating to assignment, damage by casualty and default cure periods) were amended so that they would be no less favorable to Advance than non- affiliated leases. All affiliated leases are on a triple net basis. Lease expense for affiliated leases was $2.9 million for fiscal 1998 and $3.3 million for each of fiscal 1999 and 2000.

   Three Western Auto stores in Puerto Rico are on the premises of Sears stores and the buildings are subleased from Sears. The rental rates were established prior to the Western merger by arm's-length negotiation between Advance and Sears, and Advance believes that the rent and terms of the subleases reflect market rates and terms at the time of the Western merger. During fiscal 1999 and 2000, Advance paid Sears approximately $681,000 and $660,000, respectively, for the use of these facilities.

 Stockholders Agreement

   Mr. Taubman and the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli & Co., Ripplewood Partners, L.P. and Ripplewood Advance Auto Parts Employee Fund I L.L.C., WAH and Advance Holding have entered into a stockholders agreement that will continue in force following the merger as to the stock and options of Advance Auto Parts, Inc. Under the stockholders agreement, Freeman Spogli & Co., the Ripplewood entities, WAH and Mr. Taubman and the Taubman Trust have the right to purchase their pro rata share of certain new issuances of securities, including capital stock, by Advance Holding (and by Advance Auto Parts, Inc. following the consummation of the merger). Prior to an initial public offering, any transfers of common stock of Advance Holding (and as to Advance common stock following consummation of the merger) are subject to rights of first refusal in favor of (i) Freeman Spogli & Co. and WAH on a pro rata basis, in the case of a transfer by Ripplewood, (ii) WAH, in the case of a transfer by Freeman Spogli & Co. and (iii) Freeman Spogli & Co., in the case of a transfer by WAH. The stockholders agreement further provides tag-along rights such that (i) upon transfers of common stock of Advance Holding (and as to Advance common stock following consummation of the merger) by Freeman Spogli & Co. (excluding transfers to affiliates), Mr. Taubman, the Taubman Trust, the Ripplewood entities and WAH will have the right to participate in such sales on a pro rata basis, (ii) upon transfers of common stock of Advance Holding (and as to Advance common stock following the merger) by WAH (excluding transfers to affiliates of WAH), Freeman Spogli & Co., Mr. Taubman, the Taubman Trust, and the Ripplewood entities will have the right to participate in such sales on a pro rata basis and (iii) upon transfers of common stock of Advance Holding (and to Advance common stock, following the merger) by the Ripplewood entities (excluding transfers to their affiliates), Freeman Spogli & Co. will have the right to participate in such sales on a pro rata basis, and if Freeman Spogli & Co. exercises such right, Mr. Taubman, the Taubman Trust, and WAH will have the right to participate in such sales on a pro rata basis. In addition, if Freeman Spogli & Co. sells all of its holdings of common stock of Advance Holding (and as to Advance common stock after consummation of the merger), Ripplewood, Mr. Taubman and the Taubman Trust will be obligated to sell all of their shares of common stock of Advance Holding (and as to Advance common stock after consummation of the merger) at the request of Freeman Spogli & Co. Without the consent of the majority of the other stockholders, Sears will not sell WAH to a third party so as to dispose of its indirect interest in Advance.

   The stockholders agreement further provides that the parties will vote at each annual meeting of Advance Holding (and of Advance Auto Parts, Inc. following the consummation of the merger) to elect to the board of directors Mr. Taubman, the chief executive officer of Advance, three nominees of Freeman Spogli & Co., three nominees of WAH and one nominee of Ripplewood. Certain transfers of common stock of Advance Holding (and as to Advance common stock after consummation of the merger) by either Freeman Spogli & Co. or WAH will reduce the number of directors such parties are entitled to nominate. Ripplewood has granted Freeman Spogli & Co. an irrevocable proxy to vote Ripplewood's stock in Advance Holding (and in Advance Auto Parts, Inc. following the consummation of the merger) on all matters, expiring upon an initial public offering of common stock by Advance (the issuance of common stock in the merger is not an initial public offering), but Freeman Spogli & Co. will nominate one director designated by Ripplewood. The Ripplewood director will agree to vote with the Freeman Spogli & Co. directors on all matters prior to an initial public offering of common stock by Advance. Pursuant to the stockholders agreement, Mr. Taubman has certain approval rights with respect to major corporate transactions.

 Options Granted to Mr. Taubman and the Taubman Trust

   In connection with the Recapitalization, Advance Holding entered into an option agreement with Mr. Taubman and the Taubman Trust and granted immediately exercisable options to purchase 250,000 shares of common stock of Advance Holding (which will be as to Advance common stock after consummation of the merger) to each of Mr. Taubman and the Taubman Trust. The options have an initial exercise price of $10.00, with the exercise price increasing by $2.00 on each anniversary of the Recapitalization. Both the exercise price and the number of shares which may be purchased pursuant to the options, are subject to certain adjustments. The options will expire if not exercised by the seventh anniversary of the Recapitalization. Shares received upon exercise of all or any part of the option by Mr. Taubman or the Taubman Trust will be subject to the stockholders agreement.

 Registration Rights

   Freeman Spogli & Co., WAH, the Ripplewood entities, Mr. Taubman and the Taubman Trust, under the stockholders agreement, have registration rights with respect to approximately 27.4 million shares of the Advance Holding common stock that they hold. Under the stockholders agreement, beginning 180 days after the consummation of an initial public offering of Advance Holding's stock, these stockholders may require Advance Holding to register for resale under the Securities Act their shares of common stock. The merger is not an initial public offering for this purpose. These registration rights include the following provisions:

   Demand Registration Rights. Advance Holding has granted three demand registrations to Freeman Spogli & Co. and WAH, two demand registrations to Mr. Taubman and the Taubman Trust, and one demand registration to Ripplewood.

   Piggyback Registration Rights. All holders of shares with demand registration rights also have unlimited piggyback registration rights.

   Other Rights. Advance Holding granted WAH the right, beginning 180 days after the consummation of an initial public offering, to distribute its shares of common stock to stockholders of Sears, Roebuck & Co.

   Expenses. Advance Holding is responsible for paying all registration expenses, excluding underwriting discounts and commissions.

   Indemnification. Advance Holding has agreed to indemnify Freeman Spogli & Co., WAH, Ripplewood, Mr. Taubman and the Taubman Trust, and the control person of each of these against certain liabilities under the Securities Act.

   At the closing of the merger, the stockholders agreement will be amended to grant to Peter Fontaine, and the entities he controls, unlimited piggyback registration rights. The obligations of Advance Holding will be binding on Advance Auto Parts, Inc. after the merger.

 Indemnification Agreements

   Advance has offered indemnification agreements to its directors since the Recapitalization.

 Certain Payments

   In connection with the Recapitalization, a portion of the shares of common stock and all of the shares of preferred stock of Advance Holding then issued and outstanding were converted into the right to receive in the aggregate approximately $351.0 million in cash and certain options to purchase shares of common stock of Advance Holding. In addition, Freeman Spogli & Co. and Ripplewood, stockholders of Advance Holding, received collectively a $5.0 million fee for arranging the financing, performing advisory and consulting services and negotiating the Recapitalization, and Freeman Spogli & Co., Ripplewood and Mr. Taubman and the Taubman Trust received collectively a $3.5 million fee for performing similar services with respect to the Western merger. In connection with the Recapitalization, certain employees of Advance Holding, including the executive officers, received an aggregate of approximately $11.5 million in bonuses, with Mr. Smith receiving $7.0 million and Messrs. Reid, Wade and Klasing and Ms. Stevens receiving $150,000 each.

 Other Transactions with Sears

   On November 2, 1998, Western merged into a subsidiary of Advance Stores. In the Western merger, WAH was issued 11,474,606 shares of common stock of Advance Holding, representing approximately 40.6% of the outstanding common stock of Advance Holding. In connection with the Western merger, WAH became entitled, under the stockholders agreement described above, to nominate three directors to the board of directors of Advance Holding. At December 30, 2000, Jeffrey N. Boyer, Jeffrey B. Conner and William L. Salter served on the board of directors as WAH nominees. Mr. Boyer has since resigned from the Board of Directors.

   In connection with the Western merger, Western entered into agreements with Sears in order to continue to obtain supplies of certain products bearing trademarks owned by Sears for the wholesale segment and the service stores for three years. Pursuant to these agreements, Western purchased directly from the manufacturers approximately $9.2 million, $13.5 million and $6.0 million of these products in fiscal 2000, 1999 and fiscal 1998, respectively, and Advance believes that Sears received fees in association with such sales. The prices paid per unit for the products sold in the Western Auto stores were determined prior to the Western merger by arm's-length negotiation between Advance and Sears.

   In connection with the Western merger, Western entered into agreements with Sears and its affiliates whereby consumers can make retail purchases at the Western Auto retail stores and the independent dealer stores supplied by the wholesale segment using the Sears credit card and other Western private label credit cards. The Sears affiliates are paid a discount fee on each retail transaction that is competitive with the fees paid by Western and Advance to third party credit card providers such as Visa, MasterCard and American Express. Under this agreement, Western incurred approximately $405,000, $348,000 and $657,000 in discount fees in fiscal 2000, 1999 and fiscal 1998, respectively. In addition, a portion of a service store and certain Western employees were leased to Sears during fiscal 1999 and 1998, for use in Sears' administration of the credit card program. The lease payments, which aggregated approximately $2.3 million and $697,000 in fiscal 1999 and fiscal 1998, respectively, are intended to reimburse Advance for its expense in connection with the facility and the employees. The leasing arrangement was terminated prior to fiscal 2000.

   In connection with the Western merger, Sears provided certain services, including payroll and accounts receivable, to effect an orderly transition of Western Auto Supply Company from a subsidiary of Sears to a subsidiary of Advance Stores. As of January 1, 2000, these services were transitioned to Advance. Pursuant to this arrangement, Advance incurred $887,000 and $844,000 for services performed by Sears for Advance in fiscal 1999 and fiscal 1998, of which $844,000 was accrued at January 2, 1999. As of January 1, 2000, all amounts under this arrangement had been paid.

   During fiscal 1999, Advance signed an agreement with Sears Logistic Systems, an affiliate of Sears, to provide Advance with billing administration services related to certain courier firms used by Advance. Sears Logistic Systems manages the invoice processing procedure and bills Advance for the courier services provided by the outside firm plus a four percent administration fee. During fiscal 1999, Advance paid Sears Logistic Systems approximately $62,000.

   Under the terms of an insurance program established by a Sears subsidiary on behalf of Western prior to the Western merger, with respect to certain insurable losses where Advance may otherwise have a retention obligation or deductible under the applicable insurance policy providing coverage, Advance will be entitled to be reimbursed by Sears for its losses. No material payments were made under the insurance program in fiscal 1999 or fiscal 1998. Advance received approximately $1.5 million during fiscal 2000 for a claim processed under the insurance program.

   In connection with the Western merger, Sears and Advance entered into an agreement under which Advance may be given a priority position as a local supplier to up to approximately 250 Sears Auto Centers or National Tire & Battery stores that are located near Advance stores. Under this agreement, upon request from a Sears Auto Center or National Tire Store, Advance will deliver parts and charge a price negotiated at arm's-length prior to the Western merger between Advance and Sears. In addition, if the volume of activity under this agreement meets certain agreed-upon thresholds, Sears will receive rebates on its purchases. The supply arrangement was phased in by Advance and Sears during late fiscal 1998; therefore, no material purchases were made by Sears in fiscal 1998. During fiscal 2000 and 1999, Advance sold $7.5 million and $5.3 million net, respectively, of merchandise to Sears under the supply agreement.

   In connection with the Western merger, Sears arranged to buy from Advance certain products in bulk for its automotive centers, at cost plus a set handling fee. In fiscal 1998, Advance shipped approximately $2.1 million in products to Sears. During the first quarter of fiscal 1999, Advance made final shipments to Sears under this arrangement totaling $530,000.

                        INFORMATION CONCERNING DISCOUNT

Discount's Business

 General

   Discount Auto Parts, Inc., which operates directly and through its wholly owned subsidiaries, is one of the Southeast's leading specialty retailers and suppliers of automotive replacement parts, maintenance items and accessories to both DIY consumers and DIFM consumers, or professional mechanics and service technicians. As of May 29, 2001, Discount operated a chain of 666 Discount Auto Parts stores, with 438 stores located throughout Florida, 114 stores in Georgia, 46 stores in Louisiana, 42 stores in Mississippi, 19 stores in Alabama, and seven stores in South Carolina. As of May 29, 2001, 168 of the 666 stores provided commercial delivery service. Each Discount Auto Parts store carries an extensive line of brand name replacement "hard" parts, such as starters, alternators, brake pads, brake shoes and water pumps, for domestic and imported cars, vans and light trucks, as well as brand name maintenance items and accessories. Discount is not in the business of selling tires or performing automotive repairs or installations.

   Discount has achieved revenue growth in each of its five latest fiscal years. Net sales have increased to $661.7 million in fiscal 2001 from $405.2 million in fiscal 1997. However, over the same period, income from operations has fluctuated, increasing from $47.2 million in fiscal 1997 to $57.1 million in fiscal 2000, but decreasing to $42.2 million in fiscal 2001. The number of stores has increased to 666 as of the end of fiscal 2001 from 400 at the end of fiscal 1997.

   Discount has sought to implement clear and effective operating and growth strategies. Discount's operating strategies include building a highly knowledgeable and motivated work force, developing customers for a lifetime, attaining leading market share in each of its existing markets and utilizing advanced information systems. With respect to growth strategies, Discount has emphasized new store openings, and has sought to standardize new store formats and continually improve merchandising concepts. Effectively executing these strategies has helped Discount provide customers with superior service, value and parts selection at conveniently located, well-designed stores. The continued implementation and expansion of a commercial delivery program has also become an important part of Discount's growth strategy.

   In 1971, Discount was founded with a single 800 square foot store in Winter Haven, Florida by Herman Fontaine, his son, Denis L. Fontaine, and other members of the Fontaine family. Since Discount's inception, members of the Fontaine family, including Herman Fontaine, Denis L. Fontaine and Peter J. Fontaine, managed Discount and played key roles in formulating and carrying out its business strategies. Herman Fontaine served as President from 1972 until 1978 and as the Chairman of the Board from 1972 until 1986, at which time he became Chairman Emeritus. Although he no longer serves as an executive officer or director, Discount continues to have the benefit of Herman Fontaine's advice and counsel. Denis L. Fontaine assumed the roles of Chief Executive Officer and President in 1978 and held such positions until his death in June 1994. Peter
J. Fontaine, who has been with Discount for over 26 years and previously served as Chief Operating Officer, was elected as President and Chief Executive Officer in 1994 and continues to hold the position of Chief Executive Officer. William C. Perkins, who had been with Discount for over 16 years and served as Chief Financial Officer from 1992 to 1996, assumed the position of Chief Operating Officer in 1994 and President on February 1, 1997, holding such positions until he left Discount in January 2001.

Operating Strategies

 Building the Team

   Guided by the principle "First build the team, then the team will build the business," Discount has made a commitment to building and retaining employees who are highly motivated and knowledgeable team players.

Discount provides extensive formal and on-the-job team-building and training programs that focus on providing superior customer service, automotive parts knowledge, selling skills, store operational procedures and personal development. Financial incentives and stock ownership are also an important element of Discount's team building focus. As a result of this employee-focused strategy, Discount has one of the highest rates of sales per employee in its industry. In addition, management believes that Discount has one of the lowest employee turnover rates in the industry. The low employee turnover rate tends to lead to superior customer service and product knowledge, which are considered to be key factors in attracting customers in the DIY and DIFM automotive industry.

   The CEO, Peter Fontaine, has built a dedicated and knowledgeable management team. The management team has significant experience in all aspects of Discount's operations. There are 59 members in the senior management team, including 39 Division Managers. These team members have an average of 13 years of experience with Discount. The team is profit-oriented and growth-minded and has a solid understanding of the automotive aftermarket industry based on their many years of experience.

 Developing Customers for a Lifetime

   Discount believes that the attributes most valued by DIY consumers are superior customer service, convenient and accessible neighborhood locations, broad product selection and competitive everyday low prices. In an effort to develop DIY customers for a lifetime, Discount is committed to developing, maintaining and improving these key value drivers.

 Superior Customer Service

   Customer service has enabled Discount to develop a loyal customer base and become a market leader. Customer service is enhanced by in-store computerized catalogs to assist in the selection of parts, liberal return policies, and lifetime warranties on certain parts. Most stores also offer free testing of starters, alternators, and batteries, battery charging, installation assistance for batteries and windshield wipers, and the use of specialty tools for do-it-yourself installation.

   Discount's special order program is designed with the goal of assuring the broadest availability of its merchandise at each of Discount's stores. The special order program provides Discount on-line accesses to numerous third party warehouse distributors with which Discount has relationships. If merchandise is unavailable at a particular store or one of Discount's express warehouses, Company team members can order an item on-line and generally have it available for the customer within 24 hours.

   Discount's stores are open seven days a week, 363 days per year, typically from 8 a.m. to 9 p.m. with some higher volume stores having extended hours in order to better serve the DIY customer.

 Convenient and Accessible Neighborhood Locations

   Locating stores at sites that are convenient and accessible to its customers is an essential part of Discount's customer service philosophy. Discount believes that over 50% of its customers view convenience and accessibility as the number one driver in choosing an automotive parts store. Given this customer priority, one of Discount's strategies has been to cluster stores in neighborhood locations in order to offer its customers increased convenience and accessibility. Discount's strategy is generally to draw customers from a
1.5 to 2 mile radius while many of its competitors attempt to draw customers from a larger radius. Management believes Discount's relatively low cost structure gives it the ability to profitably operate stores in close proximity, thereby offering customers more convenience than most of its competitors. In addition, Discount attempts to build new stores in locations that are easily accessible from a number of major roadways.

 Broad Product Selection

   Discount offers a wide selection of automotive replacement parts, maintenance items and accessories designed to cover a broad range of specific vehicle applications. Depending on the store format and including the inventory at the Parts Express warehouses, a typical Discount Auto Parts store generally carries between approximately 14,000 and 42,000 SKU's. Discount's operating strategy emphasizes automotive replacement hard parts. Over the past several years, in order to support this strategy, Discount has generally continued to substantially increase the number of replacement hard parts carried in its stores.

   Replacement hard parts sold at Discount's stores include brake shoes, brake pads, belts, hoses, starters, alternators, batteries, shock absorbers, struts, CV half shafts, carburetors, transmission parts, clutches, electronic components, suspension, chassis and engine parts. Discount also offers complete engines that are stocked at Parts Express warehouses and its Lakeland, Florida distribution center. Other products include maintenance items, such as oil, antifreeze, brake and power steering fluids, engine additives, car paints, protectants and waxes; and accessories, such as floor mats, seat covers and car stereos and speakers.

   One of Discount's strategies is to carry a wide selection of different automotive replacement parts as opposed to having multiple brand names and SKUs for any one part. As a result, Discount believes that its product selection satisfies a broader range of DIY demands with fewer SKUs than the product selection of its competitors. Discount emphasizes brand names and other high quality products among broad product lines.

 Price Leadership

   Discount utilizes an everyday low price strategy with prices that are generally at or below those of its competitors in the market area served by each store. Discount's depot stores generally offer even lower pricing than its mini-depot stores. Along with everyday low prices, Discount often runs special promotional pricing on selected products. Discount's name "Discount Auto Parts" reinforces Discount's pricing strategy. Discount promotes both its name and its pricing strategy through newspaper, direct mail, radio and television advertisements, and through in-store promotional signage and displays. Most of Discount's stores have a freestanding highly visible pole or marquee sign promoting special prices and customer service programs.

   In an effort to offer the lowest price to its customers, Discount continually seeks to reduce the purchasing and distribution costs of its merchandise. Discount achieves such cost reductions by working with its vendors to secure product cost savings and other benefits, making volume purchases, achieving efficiencies in its distribution system, and achieving higher productivity at the store level. Discount believes its ability to control costs, and thereby maintain price leadership, is a key advantage over its competitors.

   In March 2000, Discount engaged the firm of Cap Gemini Ernst & Young to assist it in a comprehensive supply chain review. The review, which included evaluation of ways to lower distribution costs, reduce total inventory, improve inventory turns and improve overall gross margins, was completed in the fourth quarter of fiscal 2001. Discount has begun to implement and continues its implementation of certain recommendations that developed from this review.

 Leading the DIY Market

   Discount's goal is to be the leading DIY specialty retailer of automotive parts and accessories in each of its existing markets and prospective markets. Discount believes its ability to achieve market leadership is dependent upon successful implementation of its operating strategies and careful selection of new markets and store sites. Discount believes that market leadership provides higher consumer name recognition and economies of scale in purchasing, distribution, advertising, marketing and management.

   Discount is the largest DIY specialty retailer of automotive parts and accessories in Florida. As of May 29, 2001, 438 (66%) of Discount's 666 stores were located in Florida. The demographics within Florida are favorable for continued growth. In particular, Florida ranks third in the nation in the total number of registered cars and light trucks, is the fourth most populous state and continues to be one of the fastest growing states in the U.S.

   Discount believes the strength of its market position in Florida has provided a competitive advantage and a solid foundation for further expansion into nearby southeastern states including Georgia, Alabama, South Carolina, Mississippi and Louisiana. These states provide many of the same favorable conditions and opportunities that exist in Florida.

Utilizing Advanced Information Systems

   In order to maintain its competitive position, Discount emphasizes and continually invests in advanced distribution and information systems. As a result of continually updating these systems with state-of-the-art equipment, management believes Discount has some of the most advanced integrated distribution and point-of-sale capabilities in its industry. These systems provide many benefits, including lower distribution and operating costs, improved in-stock positions at its stores and enhanced customer service. In addition, over the past two fiscal years, Discount made several enhancements to its existing systems and introduced new technology.

   In fiscal 2001, the primary system changes and enhancements included the introduction of state-of-the-art warehouse systems technology at the new Mississippi distribution center, implementation of new distribution center inventory replenishment software and improvements to Discount's inventory management systems. In fiscal 2000, the software utilized for the commercial delivery program was enhanced to better serve the commercial component of the business and Discount implemented a Data Warehouse. The Data Warehouse provides information on customer transactions and inventory levels and facilitates better management of customer service and inventory levels. Also, during fiscal 2000, Discount invested in radio frequency ("RF") technology in its stores. The RF technology enables the stores to have real time knowledge of their inventory levels through the re-order and cycle count processes. Discount plans to continue to upgrade its systems through the integration of additional related specialized software over the next several years. All of these changes are designed to provide enhanced customer service and improve supply chain efficiencies.

 Distribution

   Discount's Lakeland, Florida distribution system has one of the most advanced inventory management information systems in the industry. The system utilizes computer-aided, laser scanning and wireless technology, which interfaces with Discount's management information and point-of-sale systems. The system features computer aided ordering and inventory management, having the capability to monitor inventory levels and determine store by store product needs. Discount has a warehouse management system in Lakeland referred to as the Wizard system ("Wizard"). Wizard provides support for the improvement of Discount's efficiency regarding shipment of merchandise. The system utilizes wireless hand held bar code scanning terminals which operate in a real time environment and which are integrated with a racking and flow system featuring conveyers and computerized sorting devices. These integrated systems enable Discount's team members to efficiently pick, assemble and palletize merchandise for shipment to individual stores. All product movement, including receiving, put-away, restock, cycle counting, picking and shipping, is monitored and tracked by Wizard.

   Discount's new distribution center located in Gallman, Mississippi utilizes an array of new technology designed to increase efficiency by the increased use of automation. New technology such as the gantry robotic palletizer, carousel picking system, and pick-to-light technology is being used at the Gallman facility. As with the Lakeland facility, radio frequency hand held units are also used at the Gallman facility. The new equipment technology is driven by a new warehouse management system (Exceed 2000 and Succeed Warehouse Optimizer) purchased from EXE Technologies. The software technology in turn interfaces with Discount's host systems at its corporate headquarters.

   Stores typically place orders electronically each week with Discount's two distribution centers. These orders are generally delivered within 48 hours of receipt by Discount's fleet of trucks and trailers.

   Discount's main distribution center, which also houses its headquarters and administrative offices, is located in Lakeland, Florida, on property owned by Discount. The total facilities (including parking areas) currently occupy the majority of a 31.5 acre tract. The facilities front Interstate 4, the east-west interstate highway that cuts across central Florida. Discount's distribution center is comprised of approximately 600,000 square feet and is capable of serving approximately 700 stores.

   Discount opened its second distribution center in May 2001. The second distribution center, which is located in Gallman, Mississippi, comprises approximately 400,000 square feet and is capable of supporting approximately 450 stores. The Gallman, Mississippi distribution facility, which cost approximately $43 million to construct and equip, was financed in large part through a $34 million lease arrangement established in May 2000. Discount commenced operations in the new distribution facilities in May 2001 and began making the lease payments under the lease arrangement in June 2001.

 Store Operations

   Discount has point-of-sale computer terminals at all of its stores, which communicate interactively with Discount's distribution and management systems. These terminals decrease transaction times, reduce register lines and eliminate labor time previously spent in price labeling of merchandise. In addition, point-of-sale terminals perform valuable functions for management. Since these terminals capture sales information at the time of the transaction, management can generate real time sales reports that assist in-store and Company-wide planning. The point-of-sale system also has an automated suggested reordering function that is designed to help increase store level in-stock positions. The automation of the re-order process is believed to have decreased the time and labor required for store inventory management.

   During fiscal 1999, Discount completed the implementation of a new perpetual inventory system for its stores. This system allows Discount to better manage specific store level inventories based on the customers buying patterns for a particular store location.

Growth Strategies

 Continuing New Store Openings

   Discount's new store opening plans have been impacted by Discount's pending transaction with Advance Auto Parts. The merger agreement with Advance Auto Parts imposes limits on new store openings while that agreement is in effect. Although Discount had plans to add approximately 20 to 40 stores during fiscal 2002, Discount will open no more than seven new stores prior to the anticipated closing of the merger in November or December 2001. If the merger were not to close, Discount anticipates that it would add between 12 and 20 new stores in fiscal 2002. Discount's new stores are planned to utilize Discount's standardized store formats, with efforts to constantly make adjustments to these standardized store formats in an effort to improve merchandising concepts. In the last five fiscal years, Discount has opened an average of 70 stores per year, with slower new store growth in fiscal 2001, during which Discount opened 31 new stores. Discount also closed eight stores during fiscal 2001.

   In certain Florida markets, Discount has opened stores in close geographic proximity to other Discount Auto Parts stores. This operating strategy is designed to help Discount establish a competitive position in each of Discount's markets as well as to support its strategy of providing the customer with shopping convenience. Although the new stores tend to attract sales that would otherwise have been made in other Discount Auto Parts stores, management believes that the negative impact on comparable store sales is often substantially offset by Discount's ability to leverage costs such as advertising and store management expenses. Discount believes that in the long term, the increased growth in the Florida population, as well as Discount's continued implementation of its commercial delivery program, will provide even greater justification for most of the stores that are in close proximity.

   The following table sets forth information concerning increases in the number of Discount Auto Parts stores during the past five fiscal years and the anticipated increase for fiscal 2001:

                                                                          Planned
                                              1997 1998 1999    2000 2001  2002
                                              ---- ---- ----    ---- ---- -------
   Beginning Stores.......................... 314  400  452     558  643      666
   New Stores(1).............................  86   53  106(2)   85   31    12-20
   Stores Closed............................. --     1  --      --     8     --
                                              ---  ---  ---     ---  ---  -------
   Ending Stores............................. 400  452  558     643  666  678-686
                                              ===  ===  ===     ===  ===  =======

--------
(1) Does not include stores that opened as relocations of previously existing stores within the same general market area or substantial renovations of stores.

(2) Includes the 26 stores acquired as part of the September 1998 acquisition of Rose Auto Parts.

   When opening a new store, Discount generally seeks high visibility sites in high traffic locations (often on corners). Prior to entering new markets, Discount performs extensive research with emphasis on population, demographics, vehicle profile and number and strength of competitive stores. Discount generally seeks to open new stores within or contiguous to existing market areas and attempts to cluster development in new urban and suburban markets in a relatively short period of time in order to achieve economies of scale in management, advertising and distribution costs. Discount also evaluates the potential first year sales return on investment when determining specific store site locations.

 Store Formats and Express Warehouses

   Discount has developed three types of retail store formats: the mini-depot store, the full service store and the depot store format. These standardized formats have tended to lower new store operating costs through increased efficiency and consistency in the selection, acquisition, design and opening of new stores. As a result, Discount is modeling new stores according to the standardized formats and also using appropriate elements of one of these three store formats to remodel existing stores. Since the initiation of the standardized formats, Discount has converted the product selection at all of the existing stores to either the mini-depot, full service or depot formats.

   Under the standardized store formats, a mini-depot store has approximately 4,200 selling square feet and carries an average of approximately 14,000 SKUs. A typical full service store has generally the same footprint as a mini-depot format store, but offers a wider selection of parts because it also provides commercial delivery service. On average, the full service store carries 17,500 SKUs. The average depot store has approximately 8,000 selling square feet, offers greater product selection and carries an average of approximately 21,000 SKUs.

   The following table indicates certain information about the 666 Discount Auto Parts stores in operation as of May 29, 2001:

                                             Selling     Total
                    Average Stock  Number     Square    Square   Average Total
   Store Format     Keeping Units of Stores Footage(1)  Footage  Square Footage
   ------------     ------------- --------- ---------- --------- --------------
   Mini-depot......    14,000        473    1,933,000  3,198,000      6,761
   Full Service....    17,500        150(2)   661,000  1,075,000      7,167
   Depot...........    21,000         43      255,000    471,000     10,953
                                     ---    ---------  ---------
     Total.........                  666    2,849,000  4,744,000
                                     ===    =========  =========

--------
(1) Total selling square footage includes normal selling space, but excludes office, stockroom and shelving space behind the parts counter and receiving area. Such square footage also excludes square footage associated with the express warehouses.
(2) Currently, Discount provides its commercial delivery program from 168 stores. Of that number, 150 are operated from full service format stores and 18 are operated from depot format stores.

   In 1998, in an effort to provide support for product availability at its stores and to help facilitate the roll-out of its commercial delivery program, Discount developed an "express" warehouse concept and opened its first Parts Express warehouse in Orlando, Florida in excess space of an existing depot. As of May 29, 2001, Discount had 10 Parts Express locations in operation. The Parts Express warehouses are located in Orlando, Tampa, Miami, Fort Myers, Jacksonville, West Palm Beach, Tallahassee, Atlanta, Mobile and Kenner, Louisiana.

   Each Parts Express warehouse currently stocks approximately 42,000 SKU's and occupies approximately 10,000 square feet. The objective of establishing Parts Express warehouses is to provide inventory support to mini-depot and depot stores within the same geographic market of the respective Parts Express warehouse, as well as to support Discount's commercial delivery program. Parts Express warehouses have been utilizing excess space in identified depot stores in most locations, while some have been designed as stand-alone facilities.

   Depot stores are targeted for major metropolitan markets where such stores can serve densely populated market areas. Depot stores are also utilized as support locations for nearby mini-depot stores in a hub-and-spoke fashion and, along with the Parts Express warehouse, offer van delivery for inventory transfers to other Discount Auto Parts stores. Discount's merchandising staff also utilizes depot stores to test new products in an effort to help maximize the success of new SKU additions at mini-depot stores.

 Continuing to Improve Merchandising

   One of Discount's growth strategies is to improve its merchandising concepts, primarily by broadening product selection and emphasizing the sale of replacement hard parts which generally provide higher gross profit margins. Discount is also using its plan-o-grams program (which is focused on improving merchandise presentation and in-stock positions) and the in-store point-of-sale system to improve merchandising. The point-of-sale system helps Discount maintain proper inventory levels and provide real-time sales information. The interface of the new plan-o-grams with Discount's point-of-sale systems provide a more sophisticated means of inventory control and management. These systems are designed to enhance overall sales and gross margins in each individual store. During fiscal 1999, Discount implemented a new perpetual inventory system at its stores. Discount has been able to collect enhanced information from the perpetual inventory system, enabling Discount to better determine proper individual store merchandise and inventory levels. These enhancements, coupled with the implementation of the Parts Express store format in selected metropolitan markets, are in the process of being fine-tuned in an effort to improve Discount's overall inventory turnover.

   Although each Discount Auto Parts store carries the same basic product lines, each Division Manager, with input from individual store managers, has certain limited abilities to adapt product mix based on the specific needs of the market area served by the stores.

Commercial Market Business

   Discount began the roll-out of a commercial delivery service in the third quarter of fiscal 1998. Under Discount's commercial delivery service program, which operates under the name "Pro2Call", commercial customers (such as auto service centers, commercial mechanics, garages and the like) are able to establish commercial accounts and purchase and receive automotive parts. The automotive parts are either delivered or are available for pick up at nearby Discount Auto Parts stores. As of May 29, 2001, 168 of Discount's store locations provided commercial delivery service.

   Discount's entry into the commercial delivery market has required total capital expenditures of approximately $17 million, which includes the funding of losses incurred by the program to date. In addition, the commercial delivery program requires Discount to extend trade credit to certain of the commercial account customers in the ordinary course of business. The extension of such trade credit increases the capital requirements associated with the program and exposes Discount to credit risk from uncollectible accounts.

Discount has established systems designed to manage and control such credit risk. The amount of capital that is needed for extension of trade credit will be dependent in large part upon the success of the commercial delivery service roll-out and how quickly the commercial business develops.

   In addition, Discount is also utilizing small trucks to achieve its delivery of parts to commercial customers. These vehicles are currently being leased as part of a master fleet leasing arrangement. Additional vehicles will be needed in the future as commercial-designated stores are opened and as sales volume increases warrant.

   Discount believes the commercial delivery business is important to its long-term success, as it will further allow for the leveraging of fixed and certain variable store expenses. Although the commercial delivery program incurred operating losses through the third quarter of fiscal 2001, the program began to provide small positive operating contributions during the fourth quarter of fiscal 2001. Because this is a relatively new aspect of the auto parts supply business for Discount, there are risks associated with Discount's entry into this new aspect of the business and there can be no assurance that the commercial delivery service business will be able to continue to provide and expand upon its recent positive operating contributions or whether Discount will experience any financial or other challenges in managing and controlling the credit risk.

Store Operations

 Store Design and Visual Merchandising

   Discount seeks to design and build stores with a strong visual impact. Discount's stores are generally freestanding buildings situated in highly visible locations and are designed to provide easy access and ample parking. Discount utilizes colorful exterior signage which displays the "Discount Auto Parts" name and advertises current product specials. Stores are attractive and brightly-lit. They have signage and special displays to aid customers in locating merchandise and promoting products. The majority of the selling space contains shelves for automotive replacement parts, maintenance items, and accessories, with selected merchandise featured at the ends of the aisles, at the cash register areas, and in other high traffic areas. All stores have a hard parts counter staffed by knowledgeable, customer-service oriented team members. All of the stores have computerized parts catalogs located at the hard parts counter that provide parts information based on the make, model, and year of an automobile.

   Discount believes that continually improving and upgrading the appearance of its stores increases sales per store. As market conditions warrant, Discount relocates or substantially renovates existing stores. Stores are relocated primarily to secure improved site locations and to expand store size. In addition, some stores are increased in size in connection with renovations. Discount considers a store to have been substantially renovated when it has spent more than $70,000 on store improvements other than for ordinary course of business maintenance and upkeep expenses.

 Store Team Members

   A typical mini-depot format store employs 8 to 10 team members, a typical full service format store employs 10 to 13 team members and a typical depot format store employs 15 to 20 team members. Each store employs a manager, one or two assistant managers, a team leader and additional full and part-time team members. Stores offering commercial delivery also employ 2 to 3 drivers. A store manager's incentive compensation is based upon the performance of his or her store vis-a-vis the average Company store. Store managers are reviewed quarterly and evaluated based on sales levels, gross margins and operating margin. This review and compensation program attempts to align the goals of Discount's store managers with those of senior management (i.e., primarily based on achieving established sales goals for their store, controlling store general and administrative expenses, controlling inventory shrinkage expense and team member retention). Discount supervises store operations primarily through three Vice Presidents of Store Operations and 39 Division Managers, each of whom supervises between 14 and 21 stores. The three Vice Presidents of Store Operations currently report to the Chief Executive Officer.

   Purchasing, merchandising, advertising, accounting, cash management and other store support functions are provided by Discount's corporate headquarters. Discount believes that relieving store managers of primary responsibility for these functions allows them more time to focus on customer service and the execution of Discount's in-store merchandising and marketing strategies.

 Dimensions of Excellence Reviews

   Discount prides itself on continuous store improvement and an overall high level of customer service. In an effort to achieve these standards, Discount conducts "dimensions of excellence" reviews of each of its stores twice each year in order to evaluate the stores' operations. Each dimensions of excellence review encompasses a comprehensive set of store characteristics and performance criteria. The dimensions of excellence teams are made up of store managers from other districts selected based on their success as managers and their depth of experience, and members of senior management from Discount's headquarters.

   In addition, every store is generally visited every other week by a division manager. All of these review programs help insure Discount's stores are being maintained in accordance with Discount's standards of excellence.

Purchasing and Distribution

   Merchandise is generally selected and purchased for all stores at Discount's headquarters. Approximately 98% of Discount's merchandise is shipped by vendors to Discount's distribution centers located in Lakeland, Florida and Gallman, Mississippi. Deliveries are usually made to individual stores on a weekly basis by Discount's fleet of trucks and trailers. In fiscal 2001, Discount purchased products from over 250 suppliers. During fiscal 2001, Discount's ten largest suppliers accounted for approximately 39% of Discount's purchases but no single supplier accounted for more than 8% of total purchases. During fiscal 2000 and 1999, Discount's ten largest suppliers accounted for approximately 39% and 34%, respectively, of Discount's total inventory purchases. Discount believes its relationships with its suppliers are good. Discount also believes alternative sources of supply exist (and in some cases such relationships are maintained on a smaller scale), at similar cost and on similar terms, for substantially all types of products sold.

   In order to offer the lowest prices to its customers, Discount continually seeks to reduce purchase and distribution costs of its merchandise. Discount achieves cost reductions by working with vendors to secure product savings and other benefits, making volume purchases, and achieving efficiencies in its distribution system and higher productivity at the store level.

Advertising and Promotion

   Discount uses various methods to promote its products, including newspaper, direct mail, radio, television, in-store banners, displays and promotions. Discount also uses sales incentives and price-based promotions to advertise its products. In addition, Discount believes that DIY customers are also strongly influenced by "word-of-mouth" recommendations from satisfied customers. Discount also works closely with its suppliers in order to promote its products. Discount views its suppliers as an important element of the advertising and operating process. The suppliers provide certain benefits to Discount, such as volume discounts, rebates, credits, return allowances, cooperative advertising and signage assistance programs. The suppliers also provide product knowledge and training and education that assist Discount's team members in providing excellent customer service.

Competition

   Both the retail and commercial delivery automotive parts aftermarket are highly competitive. Automotive products similar or identical to those available at Discount's stores are generally available from a variety of different competitors in the communities served by Discount Auto Parts stores. The number of competitors and the level of competition faced by Discount Auto Parts stores vary by market area. The principal competitive factors which affect Discount's business are store location, customer service, product selection, product quality, timeliness of commercial deliveries and price. In the state of Florida, Discount operates the largest specialty retail chain offering automotive replacement parts, maintenance items and accessories to the DIY consumer. Discount competes in its various markets with a number of local, regional and national automotive retail chains including Auto Zone, Pep Boys, and Advance Auto Parts. To a lesser extent, Discount's stores also compete with automotive wholesalers or jobbers such as NAPA, Big A and Steego and, mass merchandisers such as Wal-Mart, Target and Kmart. In the commercial delivery program, Discount competes with many of those same companies.

   Although Discount believes that it competes effectively in its various markets, certain of its competitors, or their parent organizations, are larger in terms of sales volume, have access to greater capital and management resources, or have been operating longer in particular market areas.

Team Members

   As of May 29, 2001, Discount employed 6,460 team members (5,285 were full-time team members). Approximately 87% of Discount's team members are employed in stores or in direct field supervision, while 13% work in the distribution center, and/or corporate and support functions. Discount has no collective bargaining agreements covering any of its team members, and has never experienced any material labor disruption.

Trademarks

   Discount believes that its name, distinctive lettering and eye-catching stores are important to its operating strategy. In addition, as Discount continues to expand its commercial delivery business, Discount is establishing value in its Pro2Call service mark, which is the name under which the commercial delivery business operates. Although Discount develops and owns other trademarks, service marks and copyrights, Discount does not believe that its business is otherwise substantially dependent on any particular trademark, service mark, copyright or patent. Furthermore, Discount is not aware of any infringing uses or any assertion of infringing uses in any of its current market areas with respect to these intellectual property rights, that, in the opinion of Discount, could materially affect Discount's uses of its material marks and trade dress described above.

Discount's Properties

 Distribution Center and Headquarters

   Discount's main distribution center, which also houses its headquarters and administrative offices, is located in Lakeland, Florida on property owned by Discount. The total facilities (including parking areas) currently occupy the majority of a 31.5 acre tract. The facilities front Interstate 4, the east-west interstate highway that cuts across central Florida.

   Discount's main distribution center was expanded in 1996, which doubled its size. As a result of this expansion, there is essentially no additional useable area on its headquarters site for further expansion of the facility. However, the expanded distribution center comprises approximately 600,000 square feet and is capable of serving approximately 700 stores. The expanded distribution center also provides service to Discount's Parts Express warehouses, and is utilized to support the commercial delivery program.

   In the fourth quarter of fiscal 2001, Discount completed the construction of a second distribution center in Gallman, Mississippi. The second distribution center is approximately 400,000 square feet and has the capacity to support up to approximately 450 stores. The new distribution center began shipping to a limited number of stores and has continued to transition selected stores from the Lakeland distribution center to the new distribution center. As of May 29, 2001, 157 stores were being serviced from the Mississippi distribution center. The second distribution center is being leased under a $34 million lease agreement, which was established in May 2000. The lease covers the land, buildings and certain integrated operating equipment, such as conveyor systems. Additional rolling stock, computer equipment and other personal property utilized in the new distribution center has been leased under other leasing arrangements or has been acquired and financed through Discount's existing revolving line of credit.

 Discount Auto Parts Stores

   Discount has historically owned the majority of its store locations in order to maximize real estate flexibility and control operating costs. Recently, however, Discount effectuated a sale/leaseback of 101 stores. As a consequence, as of May 29, 2001, Discount owned 479 or 72% of its locations and leased 187 or 28% of its locations. The average cost of a new mini-depot format store is approximately $800,000, including $660,000 for the land, building, and soft costs and $140,000 for furniture, fixtures and equipment.

   Certain of the stores in which Discount has an ownership interest are affected by senior secured note credit facilities and mortgages on which the total unpaid principal balance as of May 29, 2001 was approximately $3.6 million. During fiscal 2001, Discount retired one of the two senior secured note facilities. The remaining secured note facility provides for interest at a fixed rate of 9.8%, payable quarterly, with a principal payment of $1.2 million due on May 31 each year.

   Excluding stores under the sale/leaseback arrangement, the majority of Discount's other store leases provide for the payment of a fixed rent, plus increases to cover ad valorem taxes, insurance and maintenance costs. The leases are generally for a term of five years, with Discount having the right to renew for one or more additional five-year terms.

   The sale/leaseback transaction was completed on February 27, 2001. Under the terms of the sale/ leaseback, Discount sold 101 properties, including land, buildings, and improvements, for approximately $62.2 million. The stores were leased back from the purchaser under non-cancelable operating leases with lease terms of 22.5 years each. The sale of the properties generated a gain for financial reporting purposes, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term. Net rent expense during the first five years of the lease term will be approximately $6.4 million annually, with increases periodically thereafter.

Legal Proceedings

   Coalition for a Level Playing Field, et. al. v. AutoZone, Inc. et. al, Case No. 00-0953 in and for the United District Court, Eastern District of New York. In February 2000, the Coalition for a Level Playing Field ("Coalition") and over one hundred independent automotive parts and accessories aftermarket warehouse distributors and jobbers filed a lawsuit in the United States District for the Eastern District of New York against Discount and other retailers. The plaintiffs claim that the defendants have knowingly received volume discounts, rebates, slotting and other allowances, fees, free inventory, sham advertising and promotional payments, a share in the manufacturers' profits, and excessive payments for services purportedly performed for the manufacturers in violation of the Robinson-Patman Act. The Complaint seeks injunctive and declaratory relief, unspecified treble damages on behalf of each of the plaintiffs, as well as attorneys' fees and costs. The defendants, including Discount, filed a motion to dismiss in late October 2000. The plaintiffs filed their response to such motion to dismiss January 2001 and the defendants have filed a response to the plaintiffs' responsive pleadings. Any discovery would follow after disposition by the court of such motion to dismiss. Discount believes the claims to be without merit and intends to vigorously defend the action.

   As previously reported, Discount had been engaged in litigation with its insurance carrier pursuant to which Discount was seeking recovery under its insurance policy of certain amounts incurred by Discount in connection with the previously reported and settled Airgas, Inc. litigation. Discount settled this litigation in May 2001.

   Discount is not a party to any other legal proceedings, other than various claims and lawsuits arising in the normal course of Discount's business. Discount does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on its financial condition or results of operations.

Selected Consolidated Financial and Other Data of Discount

   The following table sets forth selected consolidated statement of operations, balance sheet and other operating data of Discount. The selected consolidated income statement and balance sheet financial data for each of the five fiscal years through the fiscal period ended May 29, 2001 are derived from the audited financial statements of Discount which have been audited by Ernst & Young L.P. The data presented below should be read in conjunction with the consolidated financial statements of Discount and the notes thereto included herein, the other financial information included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Discount."

                                           Fiscal Year Ended
                              -------------------------------------------------
                              June 3,    June 2,   June 1,   May 30,   May 29,
                              1997(1)      1998      1999      2000      2001
                              --------   --------  --------  --------  --------
                               (In thousands, except  per share data and
                                        Selected Operating Data)
Income Statement Data
Net sales...................  $405,186   $447,491  $511,483  $598,258  $661,717
Cost of sales, including
 distribution costs.........   256,646    271,404   302,843   356,783   404,199
                              --------   --------  --------  --------  --------
Gross profit................   148,540    176,087   208,640   241,475   257,518
Selling, general and
 administrative expenses....   101,336    124,125   152,777   184,371   215,353
                              --------   --------  --------  --------  --------
Income from operations......    47,204     51,962    55,863    57,104    42,165
Litigation settlement.......   (20,545)       --        --        --        --
Other income, net...........       187      2,434       817     2,770     6,957
Interest expense............    (6,125)   (10,203)  (12,856)  (18,079)  (21,634)
                              --------   --------  --------  --------  --------
Income before income taxes
 and cumulative effect of
 change in accounting
 principle..................    20,721     44,193    43,824    41,795    27,488
Income taxes................     7,980     17,013    16,766    15,506     9,880
                              --------   --------  --------  --------  --------
Income before cumulative
 effect of change in
 accounting principle.......    12,741     27,180    27,058    26,289    17,608
Cumulative effect of change
 in accounting principle,
 net of income tax benefit..       --         --     (8,245)      --        --
                              --------   --------  --------  --------  --------
Net income..................  $ 12,741   $ 27,180  $ 18,813  $ 26,289  $ 17,608
                              --------   --------  --------  --------  --------
Net income (loss) per basic
 share from:
 Income before cumulative
  effect of change in
  accounting principle......  $   0.77   $   1.64  $   1.63  $   1.57  $   1.05
 Cumulative effect of change
  in accounting principle...       --         --      (0.50)      --        --
                              --------   --------  --------  --------  --------
Net income..................  $   0.77   $   1.64  $   1.13  $   1.57  $   1.05
                              ========   ========  ========  ========  ========
Net income (loss) per
 diluted share from:
 Income before cumulative
  effect of change in
  accounting principle......  $   0.77   $   1.63  $   1.61  $   1.57  $   1.05
 Cumulative effect of change
  in accounting principle...       --         --      (0.49)      --        --
                              --------   --------  --------  --------  --------
Net income..................  $   0.77   $   1.63  $   1.12  $   1.57  $   1.05
                              ========   ========  ========  ========  ========
Average common shares
 outstanding................    16,581     16,604    16,650    16,695    16,703
Dilutive effect of stock
 options....................        73        111       153        30         4
                              --------   --------  --------  --------  --------
Average common shares
 outstanding--assuming
 dilution...................    16,654     16,715    16,803    16,725    16,707
                              ========   ========  ========  ========  ========

Selected Operating Data
Number of stores at year
 end........................       400        452       558       643       666
Total store square footage
 at year end (in
 thousands)(2)..............     1,836      2,007     2,450     2,761     2,849
Average net sales per store
 (in thousands)(3)(4).......  $  1,023   $  1,050  $  1,013  $    996  $  1,011
Average net sales per square
 foot(3)(4).................  $    212   $    233  $    230  $    230  $    236
Percentage increase
 (decrease) in comparable
 store net sales(4).........      (0.6)%      7.7%      0.6%      3.3%      3.9%
Team members................     3,677      4,350     5,586     6,390     6,460

Balance Sheet Data
Inventories.................  $151,644   $172,027  $209,028  $253,113  $242,718
Working capital.............    80,573    105,662   128,939   153,769   143,850
Property and equipment,
 net........................   265,589    314,519   374,577   419,282   384,513
Total assets................   443,066    511,735   620,314   704,709   655,929
Long-term debt, excluding
 current maturities.........   114,117    160,695   224,800   264,600   192,900
Stockholders' equity........   229,061    256,885   276,766   303,204   320,862

--------
(1) Fiscal year 1997 consisted of 53 weeks; all other years reported consisted of 52 weeks.

(2) Store square footage includes only selling and merchandising space.

(3) Average net sales per store and average net sales per square foot are based on the average of beginning and ending number of stores and store square footage for the respective period. For fiscal 1997, average net sales per store and average net sales per square foot have been adjusted to exclude the effect of the fifty-third week.

(4) The amounts shown for fiscal 1997 exclude bulk commercial sales of air conditioning products, such as freon. If these commercial sales of freon were to have been included, the average net sales per store, average net sales per square foot and the increase in comparable store sales for fiscal 1997 would have been $1,115,000, $231 and 9.7%, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Discount

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of Discount, the notes thereto and other data and information appearing elsewhere in the Report on Form 10-K. Discount's fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to May 31st. The years ended May 29, 2001, May 30, 2000 and June 1, 1999 consisted of 52 weeks.

Results of Operations

   The following table sets forth, for the periods presented, the income statement data and the percentage of Discount's net sales represented by each line presented:

                                       Fiscal Year Ended
                          ---------------------------------------------------
                           June 1, 1999      May 30, 2000      May 29, 2001
                          ---------------   ---------------   ---------------
                                     (Dollars in thousands)
Net sales...............  $511,483  100.0 % $598,258  100.0 % $661,717  100.0 %
Cost of sales, including
 distribution costs.....   302,843   59.2    356,783   59.6    404,199   61.1
                          --------  -----   --------  -----   --------  -----
  Gross profit..........   208,640   40.8    241,475   40.4    257,518   38.9
Selling, general and
 administrative
 expenses...............   152,777   29.9    184,371   30.8    215,353   32.5
                          --------  -----   --------  -----   --------  -----
  Income from
   operations...........    55,863   10.9     57,104    9.6     42,165    6.4
Other income, net.......       817    0.2      2,770    0.5      6,957    1.1
Interest expense........   (12,856)  (2.5)   (18,079)  (3.1)   (21,634)  (3.3)
                          --------  -----   --------  -----   --------  -----
Income before income
 taxes and cumulative
 effect of change in
 accounting principle...    43,824    8.6     41,795    7.0     27,488    4.2
Income taxes............    16,766    3.3     15,506    2.6      9,880    1.5
                          --------  -----   --------  -----   --------  -----
Income before cumulative
 effect of change in
 accounting principle...    27,058    5.3     26,289    4.4     17,608    2.7
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit.....    (8,245)  (1.6)       --     --         --     --
                          --------  -----   --------  -----   --------  -----
  Net income............  $ 18,813    3.7 % $ 26,289    4.4 % $ 17,608    2.7 %
                          ========  =====   ========  =====   ========  =====

 Fiscal 2001 Compared to Fiscal 2000

   Net sales for the fifty-two week period ended May 29, 2001 increased 10.6% to $661.7 million, from $598.3 million a year earlier. Comparable store sales increased 3.9% for fiscal 2001 as compared to fiscal 2000. Comparable store sales results include sales from Discount's commercial delivery program. The balance of the increase in total sales for fiscal 2001 was attributable to sales from new stores opened since the beginning of fiscal 2000. At May 29, 2001, Discount had 666 stores in operation compared to 643 at the end of fiscal 2000.

   Gross profit for the fifty-two week period ended May 29, 2001 was $257.5 million, or 38.9% of net sales, compared with $241.5 million, or 40.4% for fiscal 2000. The reduction in the gross margin percentage for fiscal 2001 was primarily due to overall lower vendor incentives, higher inventory shrinkage expense, expenses associated with the opening of the second distribution center and margin pressure in commodity categories such as oil. Overall vendor incentives were down due to a lesser number of net new stores opened in fiscal 2001 (23) versus in fiscal 2000 (85).

   During fiscal 2001, Discount began several supply chain initiatives that were directed, for the most part, at improving overall gross margins and inventory performance. During the fourth quarter of fiscal 2001, Discount began to see improvement in overall gross margins as compared to preceding quarters in fiscal 2001. Management expects to see continuing gross margin improvements in fiscal year 2002.

   Selling, general and administrative expenses for fiscal 2001 increased 16.8% over such expenses for fiscal 2000, and increased as a percentage of net sales from 30.8% in fiscal 2000 to 32.5% in fiscal 2001. The increase was primarily due to lower than anticipated retail sales, which resulted in a reduced ability to leverage certain store related expenses, the slower ramp up of stores opened in newer markets and the net additional rent resulting from the February 2001 sale/leaseback of 101 properties.

   As a result of the above factors, income from operations for fiscal 2001 was $42.2 million as compared to $57.1 million for fiscal 2000. Operating margins for fiscal 2001 were 6.4% as compared to 9.6% for fiscal 2000.

   During May 2001, Discount settled a claim related to recovery of amounts previously paid out by Discount in connection with a separate litigation matter that was concluded in August 1997. The 1997 litigation stemmed from the sale and distribution of freon. The net gain of $6.5 million resulting from the recovery achieved in the May 2001 settlement has been included in other income.

   Interest expense for fiscal 2001 increased 19.7% to $21.6 million as compared to $18.1 million for fiscal 2000. The increase was the result of increased borrowings in the first half of the fiscal year primarily associated with new store growth and overall higher interest rates on Discount's variable rate debt.

   Discount's effective tax rate for fiscal 2001 was 35.9% as compared to 37.1% in fiscal 2000. The reduction in the effective tax rate for fiscal 2001 is primarily the result of state tax planning and restructuring initiatives, which were implemented as of the end of the second quarter of fiscal 2000.

   As a result of the above factors, net income for fiscal 2001 was $17.6 million, or $1.05 per diluted share as compared to $26.3 million, or $1.57 per diluted share for fiscal 2000.

 Fiscal 2000 Compared to Fiscal 1999

   Net sales for the fifty-two week period ended May 30, 2000 increased 17.0% to $598.3 million, from $511.5 million a year earlier. Comparable store sales increased 3.3% for fiscal 2000 as compared to fiscal 1999. Comparable store sales results include sales from Discount's commercial delivery program. The balance of the increase in total sales for fiscal 2000 was attributable to sales from new stores opened since the beginning of fiscal 1999. At May 30, 2000, Discount had 643 stores in operation compared to 558 at the end of fiscal 1999.

   Gross profit for the fifty-two week period ended May 30, 2000 was $241.5 million, or 40.4% of net sales, compared with $208.6 million, or 40.8% for fiscal 1999. The reduction in the gross margin percentage for fiscal 2000 was primarily due to higher product distribution costs. The comparison to fiscal 1999 was also impacted by the inclusion of additional vendor incentives in 1999 resulting from the September 1998 purchase of the Rose Automotive stores.

   Selling, general and administrative expenses for fiscal 2000 increased 20.7% over such expenses for fiscal 1999, and increased as a percentage of net sales from 29.9% in fiscal 1999 to 30.8% in fiscal 2000. The increase was primarily due to the expenses incurred related to the continued implementation and expansion of Discount's commercial delivery program for fiscal 2000 as compared to fiscal 1999, as well as a loss, during December and January, of Discount's ability to leverage certain expenses during those periods as a result of lower than anticipated sales.

   Income from operations for fiscal 2000 was $57.1 million as compared to $55.9 million for fiscal 1999. Operating margins for fiscal 2000 were 9.6% as compared to 10.9% for fiscal 1999. Operating income and the resulting operating margin for fiscal 2000 were negatively impacted by the implementation and expansion of Discount's commercial delivery program. For fiscal 2000 and fiscal 1999 Discount incurred an estimated operating loss from the commercial delivery program of approximately $4.7 million and $4.8 million, respectively. Excluding the estimated operating loss impact of the commercial delivery program, the operating margin for fiscal 2000 and fiscal 1999 would have been approximately 10.3% and 11.9%, respectively.

   Other income primarily includes gains and losses on real estate disposals. The variance between years primarily reflects the overall change in level of activity between years.

   Interest expense for fiscal 2000 increased 40.6% to $18.1 million as compared to $12.9 million for fiscal 1999. The increase was the result of increased borrowings primarily associated with new store growth and overall higher interest rates.

   Discount's effective tax rate for fiscal 2000 was 37.1% as compared to 38.3% in fiscal 1999. The reduction in the effective tax rate for fiscal 2000 is primarily the result of state tax planning and restructuring initiatives, which were implemented as of the end of the second quarter of fiscal 2000.

   Income before the cumulative effect of an accounting change for fiscal 2000 was $26.3 million or $1.57 per diluted share as compared to $27.1 million or $1.61 per diluted share for fiscal 1999.

   During the fourth quarter of fiscal 1999, Discount implemented a change in its method of accounting for store inventories from the first-in, first-out method calculated using a form of the retail inventory method to the weighted average cost method. Discount made this change in connection with new computerized store-level perpetual inventory systems installed throughout fiscal 1999. As a result of the change in accounting method, Discount reported a non-cash, fiscal 1999 after tax charge of $8.2 million, or $0.49 per diluted share which was reflected as of the beginning of the year and which represented the beginning 1999 fiscal year impact of the change in accounting method.

   As a result of the above factors, net income for fiscal 2000 was $26.3 million, or $1.57 per diluted share as compared to $18.8 million, or $1.12 per diluted share for fiscal 1999.

Liquidity and Capital Resources

   Net cash provided by operating activities was $51.9 million in fiscal 2001, $28.0 million in fiscal 2000, and $23.8 million in fiscal 1999. The increase in fiscal 2001 over fiscal 2000 was primarily due to a decrease in inventories which was offset in part by a decrease in net income and accounts payable. The reduction in inventories for the fiscal 2001 period primarily reflects results of Discount's supply chain initiatives geared toward better overall inventory management. Such efforts have included Discount's redistribution of excess quantities of inventory among its stores rather than making additional purchases from vendors. During fiscal 2001, Discount reduced overall inventory levels by $10.4 million compared to adding $44.1 million in fiscal 2000. This process also resulted in lower accounts payable at the end of fiscal 2001 versus the end of fiscal 2000.

   The increase in fiscal 2000 over fiscal 1999 was primarily due to a decrease in prepaid expenses and other current assets resulting from the improved timing of collecting vendor program receivables, higher net income and increased depreciation and amortization offset in part by a decrease in the amount of inventory growth funded by vendor payables.

   Capital expenditures for fiscal 2001 were $43.1 million as compared to $69.3 million in fiscal 2000 and $81.0 million in fiscal 1999. Capital expenditures have fluctuated over the periods primarily based on new store openings in the respective periods. Capital expenditures for fiscal 2001 primarily related to the 31 new stores opened. Capital expenditures for fiscal 2000 primarily related to the 85 new stores opened. Fiscal 1999 capital expenditures also included costs associated with the completion of the expansion of Discount's Lakeland, Florida distribution center and additional office space.

   On February 27, 2001, Discount completed a sale/leaseback transaction. Under the terms of the transaction, Discount sold 101 properties, including land, buildings, and improvements, for a net price of approximately $62.2 million. The stores were leased back from the purchaser under non-cancelable operating leases with lease terms of 22.5 years each. The sale of the properties generated a gain for financial reporting purposes, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term. Net rent expense during the first five years of the lease term will be approximately $6.4 million annually, with increases periodically thereafter. Proceeds from the transaction were used to reduce outstanding borrowings under Discount's Revolving Credit Facility.

   During May 2001, Discount settled a claim related to recovery of amounts previously paid out by Discount in connection with a separate litigation matter that was concluded in August 1997. The 1997 litigation stemmed from the sale and distribution of freon. The proceeds from the settlement were collected in May and the resulting net gain of $6.5 million from the settlement has been included in other income in Discount's fiscal 2001 income statement.

   In May 2000, Discount broke ground on a second distribution center in Gallman, Mississippi. The second distribution center is approximately 400,000 square feet and will be able to support approximately 450 stores. As of May 29, 2001, 157 stores are being serviced by that facility. The second distribution center is being leased under a $34 million operating lease agreement, which was put into effect in May 2000. The lease covers the land, buildings and certain integrated operating equipment, such as conveyor systems. Additional rolling stock, computer equipment, software, and other personal property with a total cost of approximately $9.0 million was funded through other lease arrangements or through Discount's existing revolving line of credit.

   Discount also continued the roll-out of its commercial delivery service, which began in the third quarter of fiscal 1998. Discount's commercial delivery service consists of a program whereby commercial customers (such as auto service centers, commercial mechanics, garages and the like) establish commercial accounts with Discount and order automotive parts from Discount, with such parts being delivered by Discount or picked up by the customer from nearby Discount Auto Parts stores. The commercial delivery program requires Discount to extend trade credit to certain of the commercial account customers as part of the ordinary course of business. The extension of such trade credit increases the capital requirements associated with the roll-out of the program and exposes Discount to credit risk from uncollectible accounts. Discount has established systems to manage and control such credit risk. The amount of capital that is needed to cover extension of trade credit will be dependent in large part upon the success of the commercial delivery service roll-out and how quickly the commercial business develops. To date, the commercial delivery program has incurred operating losses of approximately $10.8 million, which have been funded by Discount's retail operations and its revolving line of credit. However, during the fourth quarter of fiscal 2001 the commercial delivery program achieved profitability.

   On August 7, 2001, Discount entered into a definitive agreement with Advance Holding Corporation, Advance Auto Parts, Inc., Advance Stores Company, Incorporated and AAP Acquisition Corporation (collectively, "Advance") under which Discount would be acquired by Advance in a merger transaction.

   Under the terms of the pending merger transaction with Advance, Discount is subject to limits on the amount of its capital expenditures through the date of closing. Accordingly, Discount only expects to open approximately seven new stores prior to the anticipated closing of the merger in November or December 2001. If the merger does not close, Discount would need to modify its capital expenditure plans for the remainder of fiscal 2002.

   Consistent with its historical practice, Discount expects to finance most of its new store growth through unsecured lines of credit and medium and longer-term mortgage financing provided by banks and other institutional lenders, and through cash flow from operations. As of August 20, 2001, Discount had $109.8 million of additional availability under its existing financing agreements.

   Discount is exposed to changes in interest rates, primarily from its revolving credit agreement. Discount also has long-term debt that bears a fixed rate. As to the fixed rate debt, there is a risk that market rates will decline and the required payments will exceed those based on current market rates on the long-term debt.

   Discount believes that the expected cash flows from operations, available bank borrowings and trade credit, will be sufficient to fund the capital and liquidity needs of Discount for the next two to three years. However, if and when the pending merger transaction closes, the outstanding balance of Discount's revolving credit facility and certain senior indebtedness of Discount would be refinanced through borrowings by Advance, and, thereafter, Discount would need to look to Advance's sources of capital to fund Discount's capital and liquidity needs. See "The Merger--Financing Commitments" at Page 42.

Inflation and Seasonality

   Discount does not believe its operations have been materially affected by inflation. Discount has been successful, in many cases, in reducing the effects of merchandise cost increases principally by taking advantage of vendor incentive programs, economies of scale resulting from increased volumes or purchases, and selective forward buying.

   Although sales have historically been somewhat higher in Discount's fourth quarter (March through May), Discount does not consider its business to be seasonal.

Quantitative and Qualitative Disclosures about Market Risk

   Discount's market risk is limited to fluctuations in interest rates as it pertains to Discount's borrowings under its credit facilities. Discount pays interest on borrowings at the LIBOR rate plus an applicable margin ranging from 0.625% to 1.90% based on Discount's debt-to-capitalization ratio. If the interest rates on Discount's borrowings averaged 100 basis points more in fiscal 2002 than they did in fiscal 2001, Discount's interest expense would increase and income before income taxes would decrease by approximately
$1.65 million. This amount is determined solely by considering the impact of the hypothetical change in the interest rate on Discount's borrowing cost without consideration for other factors such as actions management might take to mitigate its exposure to interest rate changes.

Principal Shareholders of Discount

   The following table sets forth, as of August 10, 2001, the number of shares of Discount's Common Stock beneficially owned by:

  . each person known to Discount as having beneficial ownership of more than 5% of Discount's Common Stock together with such person's address,

  .  each of Discount's directors and nominees to become a director,

  . each named executive officer as defined under applicable Securities and Exchange Commission rules, and

  .  all directors and executive officers as a group.

                                                   Amount and
          Name of Beneficial Owner            Nature of Beneficial Percent of
             or Number in Group                   Ownership(1)       Class
          ------------------------            -------------------- ----------
Fontaine Industries Limited Partnership......      4,021,509(2)       24.1%
 3305 W. Spring Mountain Road #60
 Las Vegas, Nevada 89012

Glenden Enterprises Limited Partnership......      2,975,914(3)       17.8%
 3305 W. Spring Mountain Road #60
 Las Vegas, Nevada 89012

Peter J. Fontaine............................      4,023,509(4)       24.1%
 c/o Discount Auto Parts, Inc.
 4900 Frontage Road South
 Lakeland, Florida 33815

Glenda A. Fontaine Marital Trust under
 Agreement dated July 8, 1993................      2,975,914(5)       17.8%
 c/o Discount Auto Parts, Inc.
 4900 Frontage Road South
 Lakeland, Florida 33815

Advance Holding Corporation..................      4,021,509(6)       24.1%
 Advance Stores Company, Incorporated
 5673 Airport Road
 Roanoke, Virginia 24012

William C. Perkins...........................        102,872(7)         *

C. Michael Moore.............................          8,725(8)         *

Michael D. Harrah............................         14,925(9)         *

Clement A. Bottino...........................         49,663(10)        *

David C. Viele...............................         50,381(11)        *

David P. Walling.............................          8,540(12)        *

Charles W. Webster, Jr. .....................          1,217(13)        *

Donald W. Olson..............................            -0-           -0-

NewSouth Capital Management, Inc. ...........      2,442,649(14)      14.6%
 1000 Ridgeway Loop Rd. Suite 233
 Memphis, TN 38120

Dimensional Fund Advisors, Inc. .............      1,333,800(15)       8.0%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

All Directors and Executive Officers as a
 Group (10 persons)..........................      4,167,545          24.8%

--------
  * Less than one percent

 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

 (2) Fontaine Industries Limited Partnership ("Industries L.P.") is a Nevada Limited Partnership. A revocable trust established by Peter J. Fontaine and under which Mr. Fontaine is the trustee, is the sole general partner and is one of two limited partners of Industries L.P., owning an aggregate of 99% of the partnership interests. Peter J. Fontaine is a limited partner and owns the remaining 1% of the partnership interests. In connection with the agreement and plan of merger dated as of August 7, 2001 by and among Discount, Advance Holding, Advance, Advance Stores, and Advance Merger Sub, Industries L.P. entered into (i) an irrevocable proxy and voting agreement with Advance Holding and Advance Stores, dated as of August 7, 2001 (pursuant to the irrevocable proxy and voting agreement, Industries L.P. has agreed to vote all of the shares that it beneficially owns in favor of the merger, the merger agreement and the transactions contemplated thereby and appointed Advance Stores as its proxy to vote the shares) and (ii) a stock option agreement with Advance Holding and Advance Stores, dated as of August 7, 2001 (pursuant to which Industries L.P. granted Advance Stores an option to purchase all of the shares, exercisable under certain specified conditions, as set forth in the stock option agreement).

 (3) Glenden Enterprises Limited Partnership ("Enterprises L.P.") is a Nevada Limited Partnership. The Glenda A. Fontaine Marital Trust (the "Glenda Fontaine Trust"), of which Merritt A. Gardner is the trustee, is the sole general partner and a limited partner of Enterprises L.P., owning an aggregate of 81.5% of the partnership interests. Certain trusts established for the benefit of the children of Denis L. Fontaine (the "Children's Trusts"), of which Merritt A. Gardner is also the trustee, are limited partners of Enterprises L.P. and in such capacity own the remaining 18.5% of the partnership interests.

 (4) Peter J. Fontaine does not directly own any shares. Beneficial ownership by Mr. Fontaine reflects (i) 4,021,509 shares owned by Industries L.P.,
     (ii) 1,000 shares owned by Mr. Fontaine's wife and (iii) 1,000 shares owned by Mr. Fontaine's daughter. See Note (2) above.

 (5) The Glenda Fontaine Trust does not directly own any shares. Beneficial ownership by the Glenda Fontaine Trust reflects shares owned by Enterprises L.P. See Note (3) above.

 (6) This information is derived from a Schedule 13D dated August 16, 2001, filed by Advance Holding and Advance Stores. In connection with the agreement and plan of merger dated as of August 7, 2001 by and among Discount, Advance Holding, Advance, Advance Stores and Advance Merger Sub, Industries L.P. entered into (i) an irrevocable proxy and voting agreement with Advance Holding and Advance Stores, dated as of August 7, 2001 (pursuant to the irrevocable proxy and voting agreement, Industries L.P. has agreed to vote all of the shares that it beneficially owns in favor of the merger, the merger agreement and the transactions contemplated thereby and appointed Advance as its proxy to vote the shares) and (ii) a stock option agreement with Advance Holding and Advance Stores, dated as of August 7, 2001 (pursuant to which Industries L.P. granted Advance Stores an option to purchase all of the shares, exercisable under certain specified conditions, as set forth in the stock option agreement). As a result of the irrevocable proxy and voting agreement and the stock option agreement, each of Advance Holding and Advance Stores is shown in the Schedule 13D to have beneficial ownership of, and shared voting and dispositive power with respect to, the shares owned by Industries L.P. See Note (2) above. Neither Advance Holding nor Advance Stores directly owns any shares. Beneficial ownership by Advance Stores reflects shares owned by Industries L.P. See Note (2) above.

 (7) The number of shares shown includes 100,000 shares deemed to be beneficially owned by Mr. Perkins by virtue of certain stock options that are currently exercisable.

 (8) The number of shares shown includes 7,125 shares deemed to be beneficially owned by Mr. Moore by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

 (9) The number of shares shown includes 14,875 shares deemed to be beneficially owned by Mr. Harrah by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(10) The number of shares shown includes 48,681 shares deemed to be beneficially owned by Mr. Bottino by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 91 shares held by Mr. Bottino's wife.

(11) The number of shares shown includes 49,981 shares deemed to be beneficially owned by Mr. Viele by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(12) The number of shares shown includes 3,250 shares deemed to be beneficially owned by Mr. Walling by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 245 shares owned by Mr. Walling's wife.

(13) The number of shares shown includes 500 shares deemed to be beneficially owned by Mr. Webster by virtue of certain stock options that are currently exercisable or become exercisable within 60 days. Also includes 5 shares held by Mr. Webster as custodian for one of his two sons, and 12 shares held by Mr. Webster as custodian for his other son.

(14) This information is derived from a Schedule 13G dated February 8, 2001, filed by NewSouth Capital Management, Inc. ("NewSouth"). NewSouth is shown to have sole voting and dispositive power with respect to all 2,442,649 shares.

(15) This information is derived from a Schedule 13G dated February 2, 2001, filed by Dimensional Fund Advisors, Inc. ("Dimensional"). All 1,333,800 shares are shown to be owned by certain entities for which Dimensional serves as investment adviser with sole power to direct investments and/or sole power to vote the securities. None of the entities alone holds shares representing more than 5% of the outstanding common stock of Discount. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities.

Agreement and Plan of Merger--Potential Changes in Control

   If the merger contemplated by the agreement and plan of merger is consummated, Advance and its affiliates will control Discount. Upon consummation of the Discount merger and pursuant to the terms of the agreement and plan of merger, each share of Discount's common stock will be exchanged for $7.50 in cash and 0.2577 shares of common stock of Advance. In connection with entering into the agreement and plan of merger, Industries L.P. entered into
(1) a voting agreement pursuant to which it agreed to vote any shares of Discount's common stock that it owns in favor of the merger and the agreement and plan of merger, agreed to refrain from voting in favor of any other proposals to sell Discount and granted to Advance Stores a proxy to vote such shares, and (2) a stock option agreement pursuant to which it granted to Advance Stores an option to purchase the shares of Discount common stock held by Fontaine Industries under certain circumstances.

Related Party Transactions of Discount

   As of October 10, 1992, Discount and Herman and Marie Fontaine ("Mr. and Mrs. Fontaine"), entered into a Wage Agreement (the "Agreement") that provides that from October 10, 1992 and continuing as long as Mr. and Mrs. Fontaine are both living and are continuing to provide the services required under the Agreement, Discount will pay to Mr. and Mrs. Fontaine, collectively, $140,000.00 per year. Upon the death of either Herman or Marie Fontaine, Discount was required to continue to pay the survivor $140,000.00 per year provided the survivor continues to provide the services required under the Agreement. Herman Fontaine is one of the founders of Discount and is currently Chairman Emeritus of Discount. Mr. and Mrs. Fontaine are the parents of Denis
L. Fontaine and Peter J. Fontaine. In fiscal 2001, Discount paid Mr. Fontaine a total of $140,000, in accordance with the Agreement. Mrs. Fontaine died in January 2000 and Mr. Fontaine has continued to receive payments under the Agreement.

   Discount leases two of its store locations under separate one year leases from a Florida partnership which was established by Denis L. Fontaine and Peter
J. Fontaine and the current partners of which are Peter J. Fontaine and the Glenda A. Fontaine Marital Trust, which was formed after Denis L. Fontaine's death in June 1994 (the "Marital Trust"). The leases provide for fixed monthly rental, pass through of all expenses to Discount, including taxes, repairs and insurance and one year renewal terms. During fiscal 2001, one of the leases was not renewed, but lease payments in the amount of $34,980 were dispersed prior to the end of the lease. As in the past, the remaining lease has been renewed from year to year and it is anticipated that such renewals will continue. Lease payments under the second and ongoing lease was $57,240 in fiscal 2001. The lease is believed to be at or below fair market value.

   During fiscal 2001, Discount chartered on a regular basis an airplane from PF Flyers, Inc., a Florida corporation that owns and operates an airplane charter service and all of the common stock of which is beneficially owned by Peter J. Fontaine. The payments made during fiscal 2001 by Discount to PF Flyers, Inc., aggregated approximately $105,833. The rates charged to Discount by PF Flyers, Inc., for the chartering services are believed to be at or below fair market value.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The following pro forma consolidated financial data (the "Pro Forma Financial Data") has been prepared by Advance's management by applying pro forma adjustments to the historical consolidated financial statements of Advance Holding and Discount and the notes thereto included elsewhere in this prospectus. The pro forma adjustments, which are based upon available information and upon certain assumptions that Advance's management believes are reasonable, are described in the accompanying notes. The unaudited pro forma balance sheet as of July 14, 2001 was prepared as if the merger had occurred on such date. The unaudited pro forma consolidated statements of operations combine the Advance Holding consolidated statements of operations for the fiscal year ended December 30, 2000 (comprising fifty-two weeks), for the twelve months ended July 14, 2001 (comprising fifty-two weeks) and for the six month period ended July 14, 2001 (comprising twenty-eight weeks) with the Discount unaudited consolidated income statements for a twelve month period ended November 28, 2000 (comprising fifty-two weeks), for the twelve months ended May 29, 2001 (comprising fifty-two weeks) and for a six month period ended May 29, 2001 (comprising twenty-six weeks), respectively, to reflect the proposed merger of Discount and Advance as if the merger had been consummated and was effective as of January 2, 2000. Advance's fiscal year ends on the Saturday closest to December 31 of each year, while Discount's fiscal year ends on the Tuesday closest to May 31 of each year. Accordingly, for purposes of the pro forma consolidated statements of operations, comparable annual and six month period results for the respective companies have been combined in order to provide comparable results for the periods presented.

   The merger will be accounted for under the purchase method of accounting. The unaudited pro forma consolidated balance sheet as of July 14, 2001 reflects a pro forma allocation of purchase price for the merger to the tangible and intangible assets and liabilities acquired. The final allocation of such purchase price, and the resulting depreciation and amortization expense, will differ from the estimates contained herein due to the final allocation being based on (a) the actual amounts of assets and liabilities on the closing date,
(b) final purchase price adjustments, including reserves that may be recognized for possible exit costs, and (c) the final determination of values of property and equipment and intangible and other assets. The actual allocation of the purchase price, and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

   The financial effects to Advance of the merger as presented in the pro forma consolidated financial data are not necessarily indicative of Advance's consolidated financial position or results of operations which would have been obtained had the merger actually occurred on the dates described above, nor are they necessarily indicative of the results of future operations. The pro forma consolidated financial data should be read in conjunction with the notes thereto, which are an integral part thereof, the consolidated historical financial statements of Advance Holding and Discount and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Advance Holding and Discount which are included elsewhere in this proxy and prospectus.

   Advance expects that the strategic benefits of the merger will result, on a pro forma basis for fiscal year 2000, in cost saving opportunities for the combined company of approximately $30.0 million in purchasing, distribution and other expense savings. However, such incremental cost savings have not been reflected in the accompanying pro forma consolidated financial data. Similarly, the accompanying pro forma consolidated financial data does not reflect the impact of any of the anticipated integration costs. See "Certain Financial Projections and Forecasts" at page 36. The Forecast is subject to the qualifications described in that section and the special note regarding forward-looking statements at page 19.

                 Unaudited Pro Forma Consolidated Balance Sheet

                                 Advance
                                 Holding    Discount
                                Historical Historical
                                 July 14,   May 29,                    Total
                                   2001       2001    Adjustments    Pro Forma
                                ---------- ---------- -----------    ----------
                                           (dollars in thousands)
Assets
Current Assets:
  Cash and cash
   equivalents(11)............. $   19,620  $  9,669   $  10,901(1)  $   40,190
  Receivables, net.............     90,401       --          --          90,401
  Inventories..................    788,773   242,718     (20,049)(2)  1,011,442
  Other current assets.........     18,878    14,391      17,903(10)     51,172
                                ----------  --------   ---------     ----------
    Total Current Assets.......    917,672   266,778       8,755      1,193,205
Property and equipment, net....    400,973   384,513       2,642(3)     788,128
Assets held for sale...........     23,640       --          --          23,640
Other assets, net..............     22,029     4,638      11,187(4)      37,854
                                ----------  --------   ---------     ----------
    Total Assets............... $1,364,314  $655,929   $  22,584     $2,042,827
                                ==========  ========   =========     ==========
Liabilities and Stockholders'
 Equity
Current Liabilities:
  Current portion of long-term
   debt........................ $      --   $  1,200   $  (1,200)(5) $      --
  Accounts payable.............    401,039    96,442         --         497,481
  Accrued expenses.............    138,839     8,649       9,900(6)     157,388
  Other current liabilities....     50,770    16,637      (1,342)(9)     66,065
                                ----------  --------   ---------     ----------
    Total Current Liabilities..    590,648   122,928       7,358        720,934
Long-term debt.................    554,819   192,900     215,801(5)     963,520
Other long-term liabilities....     39,488    19,239       6,937(7)      65,664
Stockholders' equity...........    179,359   320,862    (207,512)(8)    292,709
                                ----------  --------   ---------     ----------
    Total Liabilities and
     Stockholders' Equity...... $1,364,314  $655,929   $  22,584     $2,042,827
                                ==========  ========   =========     ==========



          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                 (dollars in thousands, except per share data)

   The Unaudited Pro Forma Consolidated Balance Sheet reflects the merger as if it occurred as of July 14, 2001 (actual amounts may differ significantly from the pro forma amounts estimated below).

(1) Reflects increases and decreases in cash resulting from the pro forma adjustments:

  Cash increases:
  Proceeds from the issuance of long-term debt under the New Credit
   Facility and new Senior Subordinated Notes. (See note (5)
   below)........................................................... $ 694,000
                                                                     ---------
    Total cash inflows..............................................   694,000
                                                                     ---------
  Cash decreases:
  Cash portion of purchase price for acquisition (a)................  (128,400)
  Repayment of Discount's existing long-term debt (b)...............  (200,400)
  Repayment of Advance senior debt under existing deferred term loan, delayed draw, revolving credit and Tranche B facilities
   (See note (5) below).............................................  (285,299)
  Purchase of Discount's Gallman distribution facility from the
   lessor...........................................................   (34,000)
  Estimated debt issuance costs (See note (4) below)................   (22,350)
  Estimated stock issuance costs (See note (8) below)...............    (6,325)
  Estimated acquisition related costs (See note (2) below)..........    (6,325)
                                                                     ---------
    Total cash outflows.............................................  (683,099)
                                                                     ---------
  Net impact on cash (See note (11) below).......................... $  10,901
                                                                     =========

  --------
  (a) Amount includes $125,300 to purchase approximately 16,700,000 shares of Discount's common stock at $7.50 per share and $3,100 to purchase outstanding "in the money" options to acquire Discount common stock.

  (b) Amount includes $194,100 to retire long-term debt outstanding and $6,300 in debt prepayment penalties.

(2) The merger will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The purchase price is being allocated first to the tangible and identifiable intangible assets and liabilities of Discount based upon preliminary estimates of their fair market values, assuming the merger had occurred on July 14, 2001, with the excess of the estimated fair market value of the net assets acquired over the purchase price allocated on a pro rata basis to reduce property and equipment and intangible assets for pro forma purposes, as follows:

  Components of purchase price:
  Cash to Discount shareholders (see note (1) above)................. $ 128,400
  Advance common stock to Discount shareholders (4,305,000 shares
   valued at $29.11 per share)(a)....................................   125,300
  Prepayment penalties associated with the extinguishment of
   Discount's existing long-term debt (see note (1) above)...........     6,300
  Accrual for Advance's obligation to purchase tail coverage for
   Discount's directors' and officers' insurance (see note (6)
   below)............................................................       700
  Fair value of outstanding options to purchase 1,152,684 shares of
   Discount common stock that will be converted to options to purchase 594,045 shares of Advance common stock, valued at $2.25
   per option........................................................     1,338
  Estimated acquisition related costs................................     6,325
                                                                      ---------
    Total purchase price.............................................   268,363
  --------
  (a) Assumes a $15.00 per share value for Discount common stock (inclusive of $7.50 in cash).

  Derivation of book value:
    Historical book value of Discount's net assets...................  (320,862)
    Adjustments to recognize (assets) liabilities in purchase
     accounting:
      Reserve for severance payments related to change in control
       agreements....................................................    13,500
      Purchase accounting adjustment to conform Discount's accrual for self-insured liabilities from an incurred but not reported policy to Advance's policy of fully-developed accruals for
       such liabilities (See note (6) below).........................     1,000
      Purchase accounting adjustment to increase Discount's warranty accrual on pre-acquisition sales of certain Discount
       merchandise to conform with Advance's merchandise return
       policies (See note (6) below).................................     3,000
      Purchase accounting adjustment to accrue for the settlement of certain consulting agreements as required by the merger
       agreement (See note (6) below)................................     1,500
      Deferred tax impact of pro forma adjustments (See note (9)
       below)........................................................   (16,608)
    Adjustments to reflect fair market value of net assets acquired:
      Elimination of net book value of goodwill and deferred
       financing costs acquired (See note (4) below).................     4,200
      Elimination of deferred gain related to a sale-leaseback
       transaction previously consummated by Discount (See note (7)
       below)........................................................    (5,900)
      Decrease in book value of receivables to the amount required given Advance's historical acquisition receivables collection experience ($400) and inventory ($20,049) arising primarily due to Advance management's plans for disposal at sales prices
       less than book value..........................................    20,449
                                                                      ---------
        Net decrease to book value of property and equipment and
         intangible assets........................................... $ (31,358)
                                                                      =========

   The foregoing pro forma purchase price allocation is based on available information and certain assumptions that Advance believes are reasonable. Advance is currently evaluating certain exit costs that may be incurred in connection with the merger and may establish additional reserves, not reflected in the accompanying pro forma consolidated financial data, at closing based on the results of its evaluation. Any reserves established will result in a pro rata increase in property and equipment and intangible assets, resulting in additional provisions for depreciation and amortization expense. The final purchase price allocation will be based on the outcome of the matter referred to above, final determination of the fair values of the tangible and intangible assets acquired at the date of the merger as determined by appraisal or other methods, and actual amounts of assets and liabilities on the closing date. The final purchase price allocation may differ significantly from the pro forma allocation.

(3) Reflects the following:

  Purchase of Discount's Gallman distribution facility from the lessor (See note (1) above)....................................... $ 34,000
  Purchase accounting adjustment (See note (2) above) (a)............  (31,358)
                                                                      --------
                                                                      $  2,642
                                                                      ========

  --------
  (a) Advance has not yet completed valuations of the fair values of Discount's tangible and intangible assets. Advance believes that Discount has intangible assets related to trade names, trade dress, customer contracts and related customer relationships that may ultimately be assigned fair market values in the final purchase price allocation, however, the amounts to be assigned to these intangible assets cannot be estimated currently. Accordingly, the net decrease to book value of property and equipment and intangible assets determined in (1) above has been allocated in its entirety to property and equipment for purposes of this pro forma presentation. The final allocation of the net decrease to book value of property and equipment and intangible assets may differ significantly from the pro forma allocation.

(4) Reflects the following (a):

  Purchase accounting adjustment (See note (2) above)................. $(4,200)
  Deferred debt issuance costs (See note (1) above)...................  22,350
  Elimination of deferred debt issuance costs related to Advance's debt that was refinanced
   (See note (8) below)...............................................  (6,963)
                                                                       -------
                                                                       $11,187
                                                                       =======

  --------
  (a) See note (a) to note (3) above.

(5) Reflects the following:

  Proceeds from the issuance of long-term debt under the New Credit
   Facility and the new Senior Subordinated Notes (See note (1)
   above)........................................................... $ 694,000
  Repayment of Discount's existing long-term debt (See note (1)
   above)...........................................................  (194,100)
  Repayment of Advance senior debt under existing deferred term loan, delayed draw, revolving credit and Tranche B facilities
   (See note (1) above).............................................  (285,299)
                                                                     ---------
                                                                     $ 214,601
                                                                     =========

(6) Reflects the following:

  Current portion of the purchase accounting adjustment to accrue for severance payments related to change in control agreements (See note
   (2) above)........................................................... $3,700
  Purchase accounting adjustment to conform Discount's accrual for self-
   insured liabilities from an incurred but not reported policy to
   Advance's policy of fully-developed accruals for such liabilities
   (See note (2) above).................................................  1,000
  Purchase accounting adjustment to increase Discount's warranty accrual to reflect Advance's expanded return policy on pre-acquisition sales of certain Discount merchandise (See
   note (2) above)......................................................  3,000
  Purchase accounting adjustment to accrue for the settlement of certain consulting agreements as required by the merger agreement (See note
   (2) above)...........................................................  1,500
  Accrual for Advance's obligation to purchase tail coverage for
   Discount's directors' and officers' insurance (see note (2) above)...    700
                                                                         ------
                                                                         $9,900
                                                                         ======

(7) Reflects the following:

  Long-term portion of the purchase accounting adjustment to reserve for severance payments related to change in control agreements (See note (2) above).................................................... $ 9,800
  Deferred tax impact of pro forma adjustments (See note (9) below)...   3,037
  Elimination of deferred gain related to a sale-leaseback transaction previously consummated by Discount (See note (2) above)............  (5,900)
                                                                       -------
                                                                       $ 6,937
                                                                       =======

(8) Reflects the following:

  Issuance of 4,305,000 shares of Advance common stock valued at
   $29.11 per share to Discount shareholders (See note (2) above)... $ 125,300
  Estimated stock issuance costs (See note (1) above)...............    (6,325)
  Fair value of outstanding options to purchase 1,152,684 shares of
   Discount common stock that will be converted to options to purchase 594,045 shares of Advance common stock, valued at $2.25
   per option (See note (2) above)..................................     1,338
  Elimination of historical Discount stockholders' equity (See note
   (2) above).......................................................  (320,862)
  Elimination of deferred debt issuance costs related to Advance's
   debt that was refinanced (See note (4) above)....................    (6,963)
                                                                     ---------
                                                                     $(207,512)
                                                                     =========

(9) Advance anticipates that the merger will be accounted for as a tax-free transaction resulting in the tax bases of assets and liabilities being carried over from Discount. Components of the net pro forma change in deferred taxes related to changes in amounts allocated to assets and liabilities for financial reporting purposes and other purchase accounting adjustments:

  Current deferred tax asset......................................... $ 18,303
  Reclassification of current deferred tax liability to current
   deferred tax asset................................................    1,342
  Noncurrent deferred tax liability..................................   (3,037)
                                                                      --------
                                                                      $ 16,608
                                                                      ========

(10) Reflects the following:

  Noncurrent deferred tax impact of pro forma adjustments (See note
   (9) above)......................................................... $18,303
  Decrease in book value of receivables to the amount required given
   Advance's historical acquisition receivables collection experience
   (see note (2) above)...............................................    (400)
                                                                       -------
                                                                       $17,903
                                                                       =======

(11) The pro forma cash and cash equivalent balances at July 14, 2001 are not representative of the expected cash balances at closing. The cash balances are expected to be substantially lower at closing due to Discount's historical vendor payment patterns at its fiscal year end as compared to other periods during the year.

           Unaudited Pro Forma Consolidated Statements of Operations
                 (amounts in thousands, except per share data)

                                  Fiscal Year Ended December 30, 2000
                              -----------------------------------------------
                               Advance
                               Holding     Discount                  Total
                              Historical  Historical Adjustments   Pro Forma
                              ----------  ---------- -----------   ----------
Net Sales.................... $2,288,022   $640,014    $   --      $2,928,036
Cost of Sales................  1,392,127    388,225        --       1,780,352
                              ----------   --------    -------     ----------
Gross Profit.................    895,895    251,789        --       1,147,684
Selling, general and
 administrative expenses.....    803,106    202,401     (2,209)(1)  1,003,298
                              ----------   --------    -------     ----------
Income from operations.......     92,789     49,388      2,209        144,386
Total interest expense.......    (66,640)   (21,812)    (4,996)(2)    (93,448)
Other income, net............      1,012      2,079        --           3,091
                              ----------   --------    -------     ----------
Income before provision for
 income taxes................     27,161     29,655     (2,787)        54,029
Provision for income taxes...    (10,535)   (10,882)     1,115 (3)    (20,302)
                              ----------   --------    -------     ----------
Net income from continuing
 operations.................. $   16,626   $ 18,773    $(1,672)    $   33,727
                              ==========   ========    =======     ==========
EBITDA(4).................... $  161,876   $ 73,081    $   --      $  234,957
                              ==========   ========    =======     ==========
Earnings per share from
 continuing operations
  Basic...................... $     0.59                           $     1.03
  Diluted....................       0.58                                 1.02
                              ==========                           ==========
Weighted average common
 shares outstanding
  Basic......................     28,296                               32,601
  Diluted....................     28,611                               32,916
                              ==========                           ==========

                                   Twelve Months Ended July 14, 2001
                              -----------------------------------------------
                               Advance
                               Holding     Discount                  Total
                              Historical  Historical Adjustments   Pro Forma
                              ----------  ---------- -----------   ----------
Net Sales.................... $2,389,627   $661,717    $   --      $3,051,344
Cost of Sales................  1,428,960    404,199        --       1,833,159
                              ----------   --------    -------     ----------
Gross Profit.................    960,667    257,518         --      1,218,185
Selling, general and
 administrative expenses.....    851,392    215,353     (2,140)(1)  1,064,605
                              ----------   --------    -------     ----------
Income from operations.......    109,275     42,165      2,140        153,580
Total interest expense.......    (63,113)   (21,634)    (7,430)(2)    (92,177)
Other income, net............      1,049      6,957        --           8,006
                              ----------   --------    -------     ----------
Income before provision for
 income taxes................     47,211     27,488     (5,290)        69,409
Provision for income taxes...    (18,606)    (9,880)     2,116 (3)    (26,370)
                              ----------   --------    -------     ----------
Net income from continuing
 operations.................. $   28,605   $ 17,608    $(3,174)    $   43,039
                              ==========   ========    =======     ==========
EBITDA(4).................... $  181,799   $ 65,663    $   (69)    $  247,393
                              ==========   ========    =======     ==========
Earnings per share from
 continuing operations
  Basic...................... $     1.01                           $     1.32
  Diluted....................       1.00                                 1.30
                              ==========                           ==========
Weighted average common
 shares outstanding
  Basic......................     28,290                               32,595
  Diluted....................     28,746                               33,051
                              ==========                           ==========

     See notes to Unaudited Pro Forma Consolidated Statements of Operations

           Unaudited Pro Forma Consolidated Statements of Operations
                  (amount in thousands, except per share data)

                                     Six Months Ended July 14, 2001
                              -----------------------------------------------
                               Advance
                               Holding     Discount                  Total
                              Historical  Historical Adjustments   Pro Forma
                              ----------  ---------- -----------   ----------
Net Sales.................... $1,336,837   $333,693    $     0     $1,670,530
Cost of Sales................    796,557    203,463          0      1,000,020
                              ----------   --------    -------     ----------
Gross Profit.................    540,280    130,230          0        670,510
Selling, general and
 administrative expenses.....    472,361    108,626     (1,036)(1)    579,951
                              ----------   --------    -------     ----------
Income from operations.......     67,919     21,604      1,036         90,559
Total interest expense.......    (33,074)   (10,093)    (4,990)(2)    (48,157)
Other income, net............        569      6,837          0          7,406
                              ----------   --------    -------     ----------
Income before provision for
 income taxes................     35,414     18,348     (3,954)        49,808
Provision for income taxes...    (14,010)    (6,590)     1,581 (3)    (19,019)
                              ----------   --------    -------     ----------
Net income from continuing
 operation................... $   21,404   $ 11,758    $(2,373)    $   30,789
                              ==========   ========    =======     ==========
EBITDA(4).................... $  107,183   $ 32,774    $   (69)    $  139,888
                              ==========   ========    =======     ==========
Earnings per share from
 continuing operations
  Basic...................... $     0.76                           $     0.94
  Diluted....................       0.74                                 0.93
                              ==========                           ==========
Weighted average common
 shares outstanding
  Basic......................     28,285                               32,590
  Diluted....................     28,760                               33,065
                              ==========                           ==========


     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

       Notes to Unaudited Consolidated Pro Forma Statements of Operations
                             (dollars in thousands)

                                          Fiscal Year  Twelve Months Six Months
                                             Ended         Ended       Ended
                                          December 30,   July 14,     July 14,
                                              2000         2001         2001
                                          ------------ ------------- ----------
(1)Reflects the following:
  Reduction in depreciation as a result
   of pro forma purchase price allocation
   based on an average useful lives of
   14 years(a)...........................   $ (2,209)    $ (2,209)    $ (1,105)
  Elimination of amortization of deferred
   gain on sale leaseback................        --            69           69
                                            --------     --------     --------
    Net decrease in selling, general and
     administrative expenses.............   $ (2,209)    $ (2,140)    $ (1,036)
                                            ========     ========     ========
(2) Gives effect to the increase in
    estimated interest expense from the
    use of borrowings to finance the
    merger:
  Interest and commitment fees on unused
   borrowings related to the New Credit
   Facility and Senior Subordinated
   Notes(b)..............................   $(54,279)    $(54,279)    $(28,264)
  Amortization of debt issuance costs
   related to the New Credit Facility and
   the New Senior Subordinated Notes
   amortized over 6 years................     (3,725)      (3,725)      (1,863)
  Less: Interest expense and amortization
   of debt issuance costs in historical
   statement of operations related to
   debt extinguished in connection with
   the merger............................     53,008       50,574       25,137
                                            --------     --------     --------
    Net increase in interest expense.....   $ (4,996)    $ (7,430)    $ (4,990)
                                            ========     ========     ========

  --------
  (a) Advance has not yet completed valuations of the fair values of Discount's tangible and intangible assets. Advance believes that Discount has intangible assets related to trade names, trade dress, customer contracts and related customer relationships that may ultimately be assigned fair market value in the final purchase price allocation, however, the amounts to be assigned to these intangible assets cannot be estimated currently. Accordingly, the net decrease to book value of property and equipment and intangible assets that results from the purchase price allocation has been allocated in its entirety to property and equipment for purposes of this pro forma presentation and depreciated based on an assumed average useful life of 14 years. The allocation of the net decrease to book value of property and equipment and intangible assets may differ significantly from the pro forma allocation and, as a result, the final related reduction in depreciation expense and increase to amortization expense for intangible assets may differ significantly from the pro forma presentation.

  (b) Reflects (i) pro forma interest expenses calculated assuming a Libor rate of 3.5% for the new credit facility and (ii) 11.0% per annum on the New Senior Subordinated Notes and (iii) commitment fees on unused borrowings on the New Credit Facility using a rate of 0.5% per annum. The interest rates on the new credit facility are variable. A change in the rates of 1/8 of 1% on these borrowings would change the pro forma interest expense for the fiscal year ended December 30, 2000 and the Twelve Months Ended July 14, 2001 by $680 and for the Six Months Ended July 14, 2001 by $340.

(3) Estimated tax effects of the pro forma adjustments at a statutory rate of approximately 40%

(4) EBITDA represents operating income plus depreciation, amortization and non-cash and other employee compensation expenses included in operating income. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as a substitute for net income as an indicator of operating performance or as an alternative to cash flow (as measured by GAAP) as a measure of liquidity. Advance has included it herein because Advance's management believes this information is useful to investors as such measure provides additional information with respect to Advance's ability to meet its future debt service, capital expenditure and working capital requirements and, in addition, certain covenants in the indentures and credit facility are based upon an EBITDA calculation. Advance's method for calculating EBITDA may differ from similarly titled measures reported by other companies.

         MARKET FOR ADVANCE'S AND DISCOUNT'S COMMON STOCK AND DIVIDENDS

   There is no established public trading market for Advance common stock. Advance Holding stockholders will become holders of Advance common stock as a result of the reincorporation merger on a one share for one share basis. As of August 23, 2001, there were approximately 60 holders of record of common stock of Advance Holding. Advance intends to apply for listing of its shares of common stock on the New York Stock Exchange in connection with the consummation of the merger.

   Advance Holding has not paid cash dividends to its shareholders since the Recapitalization, and neither Advance nor Advance Holding intends to pay cash dividends in the foreseeable future. In fiscal 1998, prior to the Recapitalization, Advance Holding paid a dividend to its shareholders of approximately $15.0 million.

   Discount's common stock is currently traded on the New York Stock Exchange under the ticker symbol "DAP." The approximate number of record holders of Discount's common stock at August 10, 2001 was 750.

   High and low stock prices for the last two fiscal years were:

                                                      Fiscal 2001   Fiscal 2000
                                                      ------------ -------------
                                                       High   Low   High   Low
                                                      ------ ----- ------ ------
     Qtr 1........................................... $11.00 $7.88 $24.50 $18.94
     Qtr 2...........................................   9.25  5.19  19.13  11.00
     Qtr 3...........................................   7.75  4.88  20.81  10.13
     Qtr 4...........................................  14.20  6.60  12.38   8.50

   Since its initial public offering in August 1992, Discount has not paid any cash dividends. Discount does not intend to pay any cash dividends for the foreseeable future and intends to retain earnings, if any, for the future operation and expansion of Discount's business. Discount's existing credit facilities contain restrictions on the payment of cash dividends on Discount's common stock. At May 29, 2001, approximately $42.7 million of Discount's retained earnings were available for dividend distribution.

                     MANAGEMENT OF ADVANCE AFTER THE MERGER

Directors and Executive Officers of Advance After the Merger

   The following table provides information about those persons who are expected to be the directors and executive officers of Advance upon the closing of the merger. With the exception of Mr. Fontaine, such persons are serving as the directors and executive officers of Advance Holding as of the date of this Proxy and Prospectus:

             Name           Age                     Position
             ----           ---                     --------
   Nicholas F. Taubman.....  66 Chairman of the Board and Director of Advance

                                Vice Chairman of the Board and Director of
   Garnett E. Smith........  61  Advance

   Lawrence P. Castellani..  55 Chief Executive Officer and Director of Advance

                                President and Chief Financial Officer of
   Jimmie L. Wade..........  46  Advance

   David R. Reid...........  38 Executive Vice President and Chief Operating
                                 Officer of Advance

   Paul W. Klasing.........  41 Executive Vice President, Merchandising and
                                 Marketing of Advance

                                Senior Vice President, General Counsel and
   Eric M. Margolin........  48  Secretary

   Jeffrey T. Gray.........  36 Senior Vice President, Controller, Assistant
                                 Secretary of Advance

   Robert E. Hedrick.......  54 Senior Vice President, Human Resources and
                                 Benefits of Advance

                                Senior Vice President and Chief Information
   S. Lynn Stevens.........  52  Officer

   John M. Roth............  42 Director of Advance

   Mark J. Doran...........  37 Director of Advance

   Ronald P. Spogli........  53 Director of Advance

   Timothy C. Collins......  44 Director of Advance

   William L. Salter.......  57 Director of Advance

   Jeffrey B. Conner.......  42 Director of Advance

   Peter J. Fontaine(1)....  47 Director of Advance

--------
(1) To be elected as a member of the board of directors of Advance upon the closing of the merger.

   Mr. Taubman, Chairman of the Board of Advance, Advance Holding and Advance Stores, joined Advance Stores in 1956. Mr. Taubman has served as Chairman of Advance Stores since January 1985 and as Chief Executive Officer of Advance Stores from January 1985 to July 1997. From 1969 to 1984, Mr. Taubman served as President of Advance Stores. In addition, Mr. Taubman has served as Chairman of Advance Holding since May 1992, the year it was formed, as Chief Executive Officer of Advance Holding from May 1992 to March 1998, and as Secretary and Treasurer of Advance Holding from May 1992 to February 1998.

   Mr. Smith, Vice Chairman of the Board of Advance Holding and Advance Stores, joined Advance Stores in November 1959. Mr. Smith was named Vice Chairman of the Board of Advance Holding and Advance Stores in January 2000. Prior to that Mr. Smith served as President and Chief Operating Officer of Advance Stores from January 1985 until July 1997, at which time he became Chief Executive Officer. Mr. Smith has also served in numerous other positions including Executive Vice President and General Manager, Vice President of Purchasing, Buyer and Store Manager. In addition, Mr. Smith has served as President of Advance Holding from May 1992 to October 1999, as Chief Operating Officer of Advance Holding from May 1992 to

March 1998, and as Chief Executive Officer of Advance Holding and Advance Stores from March 1998 to January 2000.

   Mr. Castellani, Chief Executive Officer and Director of Advance Holding and Advance Stores, joined Advance Stores in February 2000 and is responsible for overall management and operations of Advance Stores. Prior to joining Advance Stores, Mr. Castellani was President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold) from 1998 to 2000 and Chief Executive Officer of Tops Friendly Markets from 1991 to 1998.

   Mr. Wade, President and Chief Financial Officer, joined Advance Stores in February 1994. Mr. Wade was named President in October 1999 and Chief Financial Officer, and Secretary in March 2000. Mr. Wade is responsible for finance, logistics, information technology, legal and real estate. From 1987 to 1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, and from 1979 to 1987, he was Vice President of Finance for American Motor Inns. Mr. Wade is a certified public accountant.

   Mr. Reid, Executive Vice President and Chief Operating Officer, joined Advance Stores in October 1984 and has held his current position since October 1999. Mr. Reid is responsible for all retail operations and commercial sales. From March 1999 to October 1999, Mr. Reid served as the Chief Executive Officer of Western. Immediately prior to assuming this position, Mr. Reid was Senior Vice President with responsibility for real estate and store support. Mr. Reid has been a Vice President, Store Support for Advance Stores and has also served in various training and store operations positions as Store Manager, Revenue and Division Manager.

   Mr. Klasing, Executive Vice President, Merchandising and Marketing, joined Advance Stores in April 1995 and has held his current position since October 1999. Mr. Klasing is responsible for merchandising, marketing, and retail pricing. From 1981 to 1992, Mr. Klasing worked for Kragen Auto Parts (now CSK Automotive) and from 1992 to 1995 for Montgomery Ward/Auto Express in various positions.

   Mr. Margolin, Senior Vice President, General Counsel & Secretary joined Advance Stores in April 2001. Mr. Margolin is responsible for legal, corporate secretarial affairs and real estate. From 1993 to 2000, Mr. Margolin was Vice President, General Counsel and Secretary of Tire Kingdom, Inc. (now TBC Corporation) and from 1985 to 1993 was general counsel for several companies in the apparel manufacturing and retailing field. Mr. Margolin is a member of the New York State Bar.

   Mr. Gray, Senior Vice President, Controller and Assistant Secretary joined Advance Stores in March 1994 and has held his current position since April 2000. Mr. Gray is responsible for accounting, treasury, budgeting, financial analysis and risk management. From 1994 to 2000, Mr. Gray held several positions within Advance Stores, most recently as Vice President of Inventory Management. From 1993 to 1994, Mr. Gray served as controller of Hollins University, and from 1987 to 1993, Mr. Gray was employed by KPMG LLP. Mr. Gray is a certified public accountant.

   Mr. Hedrick, Senior Vice President, Human Resources joined Advance Stores in May 2001. Mr. Hedrick is responsible for employee relations, organizational development, compensation, benefits and payroll. Mr. Hedrick was previously Vice President, Human Resources for Foodbrands America from 1997 to 2001, and before that held various positions in Human Resources over a 20 year period with Sara Lee Corporation.

   Ms. Stevens, Senior Vice President and Chief Information Officer, joined Advance in July 1979. Ms. Stevens was named Senior Vice President and CIO in July 1997. Ms. Stevens is responsible for all technology infrastructure, systems architecture, software, data security, and communications networks. From 1979 until 1997, Ms. Stevens held several positions within Advance, most recently as Vice President of Systems Development.

   Mr. Roth, Director, became a member of the board of directors in April 1998. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in March 1993. Mr. Roth is also a director of AFC Enterprises, Inc. and Galyan's Trading Company, Inc.

   Mr. Doran, Director, became a member of the board of directors April 1998. Mr. Doran joined Freeman Spogli & Co. in 1988 and became a principal in January 1998. Mr. Doran is also a director of Century Maintenance Supply, Inc.

   Mr. Spogli, Director, became a member of the board of directors in August 2001. He was previously a director of Advance Holding and Advance Stores from the April 1998 recapitalization until the closing of the Western Merger in November 1998. Mr. Spogli is a principal of Freeman Spogli & Co. which he co-founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care, Inc., Century Maintenance Supply, Inc., AFC Enterprises, Inc., and Galyan's Trading Company, Inc.

   Mr. Collins, Director, became a member of the board of directors in April 1998. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private investment firm formed by him in October 1995, and is co-head of RHJ Industrial Partners, an affiliate of Ripplewood Holdings L.L.C. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins is also a director of WRC Media, Inc. Asbury Automotive Group, Inc., The Strong Schaefer Value Fund, and Western Multiplex Corporation.

   Mr. Salter, Director, became a member of the board of directors in April 1999. Mr. Salter is the retired President of the Specialty Retail Division of Sears. From 1995 to 1999, Mr. Salter served as President of the Home Stores and Hard Lines division of Sears, and from 1993 to 1995 as the Vice President and General Manager of the Home Appliances and Electronics Division of Sears.

   Mr. Conner, Director, became a member of the board of directors in December 2000. Mr. Conner has served as Vice President of Business Development for Sears since May 2000. From 1998 to 2000, Mr. Conner served as Vice President of Stores for Sears Tire Group. Mr. Conner joined Sears in 1987 and held a number of strategic and operational positions before becoming Vice President of Operations for Sears Tire Group in 1997.

   Mr. Fontaine will become a member of the board of directors of Advance upon consummation after the merger with Discount. Mr. Fontaine currently is Chairman and Chief Executive Officer of Discount. Mr. Fontaine has been with Discount since 1975, serving since 1978 in various managerial and executive capacities. Mr. Fontaine was elected Secretary and Treasurer of Discount in 1979, Executive Vice President--Operations of Discount in 1992, Chief Operating Officer of Discount in 1993 and President, Chief Executive Officer and Chairman of the Board of Discount in July 1994. Effective February 1, 1997, Mr. Fontaine stepped down from his position as President of Discount but continued in his positions of Chief Executive Officer and Chairman of the Board of Discount.

   Directors of Advance are elected annually and hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

   Executive officers are elected by, and serve at the discretion of, the board of directors of Advance. Advance Stores has entered into employment agreements with certain of its executive officers.

Executive Compensation

   The following table sets forth information with respect to compensation earned by the Chief Executive Officer, the four other most highly compensated executives serving as officers at the end of the last completed fiscal year and two additional executives, who served as officers during the fiscal year and would have been included in the top four if serving as such at the end of the fiscal year.

                           Summary Compensation Table

                                                                         Long Term
                                                                        Compensation
                                         Annual Compensation               Awards
                                 -------------------------------------- ------------
                                                                         Securities
   Name and Principal     Fiscal                         Other Annual    Underlying     All Other
        Position           Year   Salary   Bonus(1)     Compensation(3) Options/SARs Compensation(4)
   ------------------     ------ -------- ----------    --------------- ------------ ---------------
Lawrence P. Castellani..   2000  $542,308 $   75,000         $ --        1,050,000       $  --
 Chief Executive Officer   1999       --   3,272,700(2)        --              --           --
                           1998       --         --            --              --           --

Jimmie L. Wade..........   2000  $265,865 $  110,056         $ --           30,000       $6,336
 President and Chief       1999   174,421    157,976           --           34,500        6,080
 Financial Officer         1998   108,537    221,887           --           25,000        6,665

David R. Reid...........   2000  $250,000 $   83,250         $ --           25,000       $6,379
 Executive Vice
  President                1999   198,808    155,955           --           34,500        6,080
 and Chief Operating       1998   108,131    208,464           --           25,000        5,320
 Officer

Paul W. Klasing.........   2000  $184,128 $   77,087         $ --           18,000       $6,298
 Executive Vice
  President,               1999   151,031    116,023           --           34,500        6,080
 Merchandise and           1998   140,000    231,382           --           25,000        6,589
 Marketing

S. Lynn Stevens.........   2000  $172,782 $   61,820         $ --           10,000       $6,302
 Senior Vice President
  and                      1999   164,665    130,840           --            8,000        6,080
 Chief Information
  Officer                  1998   150,800    231,242           --           25,000        6,982

Garnett E. Smith(5).....   2000  $280,758 $   25,000         $ --           55,000       $6,000
 Vice Chairman and
  former                   1999   507,965    220,408           --          417,500        8,000
 Chief Executive Officer   1998   457,600  7,948,011           --          362,500        8,000

J. O'Neil Leftwich(6)...   2000  $203,291 $   18,000         $ --              --        $6,326
 Former Senior Vice        1999   188,092    145,826           --           86,500        6,080
 President and Chief       1998   164,415    828,220           --           72,500        6,932
 Financial Officer,
 Secretary and Treasurer

--------
(1) In connection with the Recapitalization, an aggregate of $11.5 million in extraordinary bonuses were paid to senior employees in April 1998.

(2) Reflects a signing bonus accrued on January 1, 2000 in connection with Mr. Castellani's retention as CEO. Approximately $1.9 million of the bonus was used to purchase restricted stock in Advance Holding.

(3) While certain officers received perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of each officer's respective salary and bonus.

(4) Consists of matching contributions made by Advance Stores under Advance Stores' 401(k) savings plan.

(5) In January 2000, Mr. Smith became Vice Chairman of the Board of Advance Holding and Advance Stores.

(6) Mr. Leftwich's employment with Advance Stores terminated as of December 30, 2000.

Executive Employment Contracts

   Mr. Castellani was appointed Chief Executive Officer and began employment with Advance Stores on February 1, 2000, at which time he signed an employment and non-competition agreement. Mr. Castellani signed an irrevocable acceptance letter with Advance Stores in December 1999 that obligated Advance Stores to pay Mr. Castellani a signing bonus of $3.3 million. The signing bonus of $3.3 million was accrued at January 1, 2000 and was paid in the first quarter of fiscal 2000. Approximately $1.9 million of the bonus was used to purchase shares of Advance Holding common stock pursuant to a restricted stock agreement, which limits the sale or transfer of rights to the stock during the term of the contract. This portion of the bonus was deferred and is being amortized over the two-year term of the contract. Mr. Castellani's employment contract has an initial term of two years, and renews automatically each year thereafter unless terminated by Advance Stores or Mr. Castellani. The contract provides for a base salary of $600,000, subject to annual increases at the discretion of the board of directors, and an annual cash bonus based on Advance Stores' achievement of performance targets established by the board of directors. In the event Mr. Castellani is terminated without cause, or terminates his employment for "good reason" as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment. Mr. Castellani has agreed not to compete with Advance Stores, to preserve its confidential information, not to recruit or employ employees of Advance Stores to or in other businesses, and not to solicit customers or suppliers of Advance Stores for competitors.

   On April 15, 1998, Mr. Smith entered into an employment and non-competition agreement with Advance Stores and it was amended effective April 2001. In January 2000, Mr. Smith was named Vice Chairman of Advance Holding and Advance Stores. The agreement has a term of one year, renewing automatically each year thereafter unless terminated by Advance Stores or Mr. Smith. The agreement provides for a base salary of $200,000, effective April 1, 2000, and is subject to annual increases at the discretion of the board of directors. Additionally, Mr. Smith may earn annual cash bonuses based on Advance Stores' achievement of performance targets established by the board of directors. The bonus to be paid upon achievement of targets will be consistent in amount with the bonuses paid to Mr. Smith by Advance Stores historically. In the event Mr. Smith is terminated without cause, or terminates his employment for "good reason" as defined in the employment agreement, he will receive salary through the later of the end of the term of employment or one year from the effective date of termination, less any amounts earned in other employment. Mr. Smith has agreed not to compete with Advance Stores, to preserve its confidential information, not to recruit or employ employees of Advance Stores to or in other businesses, and not to solicit customers or suppliers of Advance Stores for competitors.

   On April 15, 1998, Messrs. Reid, Wade, Klasing and Ms. Stevens entered into employment agreements with Advance Stores. Such agreements contain severance provisions that provide for one year of base salary upon termination of employment, unless the termination is due to death, disability or retirement, by Advance Stores for "cause" (as defined in the agreements) or by the employee other than for "good reason" (as defined in the agreements), less any amounts earned in other employment. The agreements extend from year-to-year unless terminated by either Advance Stores or the employee. Other provisions require Advance Stores to pay bonuses earned by the employee upon Advance Stores' achievement of earnings targets established by the board of directors, and an agreement by the employee not to compete with Advance Stores, to preserve its confidential information, not to recruit or employ employees of Advance Stores to or in other businesses, and not to solicit customers or suppliers of Advance Stores for competitors.

Consulting Agreement

   On April 15, 1998, Mr. Taubman entered into a consulting and non-competition agreement with Advance Holding and Advance Stores, and it was amended effective April 2001. The agreement requires Advance Holding or Advance Stores to pay consulting fees in an amount of $300,000 per annum, plus an annual bonus of at least $300,000 based upon the achievement of targeted performance goals established by the board of directors. In fiscal 2000, 1999 and 1998, Mr. Taubman earned $320,000, $400,000 and $708,222 respectively, pursuant to the consulting agreement. The agreement extends from year to year unless terminated by either Advance Stores or Mr. Taubman. Mr. Taubman has agreed not to compete with Advance Stores, to preserve its confidential information, not to recruit or employ employees of Advance Stores to or in other businesses, and not to solicit customers or suppliers of Advance Stores for competitors. Pursuant to the consulting agreement, Advance Holding and Mr. Taubman have entered into an indemnity agreement whereby Advance Holding will indemnify Mr. Taubman for actions taken as an officer or director of or consultant to Advance Holding or Advance Stores to the fullest extent permitted by law. The amount of time Mr. Taubman must devote to his consultation duties declines throughout the term of the agreement. Advance Stores has entered into indemnification agreements similar to that with Mr. Taubman with five of its other directors.

Compensation of Directors

   Directors of Advance Holding receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings and performing duties as directors.

Stock Subscription Plans

   Advance Holding has adopted stock subscription plans pursuant to which certain directors, officers and key employees have purchased 751,050 shares, net of cancellations, of the outstanding Advance Holding common stock at the same price as Freeman Spogli & Co.'s purchase of its shares in the Recapitalization, or fair market value at the time of purchase. Approximately $3.2 million of the purchase price for such shares has been paid by delivery of full recourse promissory notes bearing interest at the prime rate and due five years from their inception, secured by all of the stock each such individual owns in Advance Holding. As of July 14, 2001, $2.7 million under these notes remained outstanding. Messrs. Smith, Wade, Reid, Klasing, Gray, Margolin and Hedrick and Ms. Stevens purchased 250,000 shares, 25,000 shares, 20,000 shares, 20,000 shares, 10,000 shares, 14,300 shares, 14,300 shares and 20,000 shares respectively. For these individuals, $0, $75,000, $115,000, $110,000, $50,000,
$150,000, $150,000 and $100,000 of their purchase price, respectively, was financed through the delivery of promissory notes on the terms described above. As of July 14, 2001, the outstanding principal balance on the promissory notes was $115,000, $110,000, $40,000, $150,000, $150,000 and $100,000 for each of
Messrs. Reid, Klasing, Gray, Margolin and Hedrick and Ms. Stevens, respectively. Mr. Castellani entered into a stock subscription agreement under the stock subscription plan in fiscal 2000, pursuant to which he purchased 75,000 shares of Advance Holding common stock. $900,000 of Mr. Castellani's purchase price was financed through the delivery to Advance Stores of a promissory note. As of July 14, 2001, the outstanding balance of the promissory note was $600,000.

   The agreements entered into in connection with the stock subscription plans provide for restrictions on transferability, and acquired shares are subject to a right of first refusal and a repurchase right at stated prices in favor of Advance Holding and co-sale rights in favor of the executive if Freeman Spogli & Co. sells its shares to a third party. The agreements also include an obligation to sell the shares at the request of Freeman Spogli & Co. These rights (but not the restrictions on transferability) will terminate upon an initial public offering by Advance Holding of Advance Holding common stock, (or an initial public offering by Advance Auto Parts, Inc. of Advance common stock following completion of the merger) as further defined in agreements entered into under the stock subscription plans. The merger is not an initial public offering for this purpose. Advance Auto Parts, Inc. has adopted identical stock subscription plans, and the rights and obligations under the agreements and notes with Advance Holding will be assumed by Advance Auto Parts, Inc.

Stock Option Plans

   Advance Holding has adopted stock option plans. As of August 22, 2001, Advance Holding has granted a total of 2,522,375 shares under the option plans, net of cancellations. Each option plan participant has entered into an option agreement with Advance Holding. The option plans and each outstanding option thereunder are subject to termination in the event of a change in control of Advance Holding or other extraordinary corporate transactions, as more fully described in the option plans. In addition, all options granted pursuant to the option plans will terminate 90 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. Shares received upon exercise of options are subject to both a right of first refusal and a repurchase right at stated prices in favor of Advance Holding, and co-sale rights in favor of the optionee. These rights will terminate upon an initial public offering by Advance Holding (or by Advance Auto Parts, Inc. following completion of the merger) of its common stock, as further defined in the option agreements. The issuance of shares in the merger is not an initial public offering. Shares received upon exercise of options, as well as all outstanding options, are also subject to obligations to sell at the request of Freeman Spogli & Co. All options will terminate on the seventh anniversary of the option agreement under which they were granted if not exercised prior thereto.

   Three different types of options may be granted pursuant to the option plans. Fixed price service options generally vest over a three-year period in three equal annual installments beginning one year from the date of grant. Performance options are earned in installments based upon satisfaction of certain performance targets for the four-year period ending in fiscal 2001. Variable price service options vest in equal annual installments over a two-year period beginning in 2000, and have an exercise price that increases over time.

   Advance Auto Parts, Inc. has adopted identical option plans to those currently in use by Advance Holding. As a result of the merger, the existing stock option agreements of Advance Holding and the rights and obligations thereunder will be assumed by Advance Auto Parts, Inc. Under the terms of the merger agreement, holders of Discount's out-of-the-money options will receive an option to purchase Advance common stock, preserving the same economic terms. Further, Advance Auto Parts, Inc. will be obligated to memorialize these substitute options in an agreement no more restrictive, from the perspective of the option holder, than the option agreement between Discount and the holder. Therefore, such options will not contain the same restrictions on transferability, rights of first refusal, mandatory sale restrictions and other restrictive provisions as the current options issued by Advance Holding.

Option Grants

   The following table sets forth information concerning options granted in fiscal 2000 to each of the named executive officers.

                                                                            Potential Realizable Value at
                                                                            Assumed Annual Rates of Stock
                                                                            Price Appreciation for Option
                                         Individual Grants                     Term Fixed Price Options
                          ------------------------------------------------- --------------------------------
                           Number of     % of Total
                           Securities   Options/SARs
                           Underlying    Granted to  Exercise or
                          Options/SARs  Employees in Base Price  Expiration
Name                       Granted #    Fiscal Year   ($/Sh)(1)     Date    0%(2)   5%($)(3)     10%($)(3)
----                      ------------  ------------ ----------- ---------- ------------------- ------------
Lawrence P. Castellani..    350,000(4)      26.2       $16.82      2/1/07       -- $  2,396,600 $  5,585,098
Lawrence P. Castellani..    350,000(4)      26.2        20.00      2/1/07       --    1,283,600    4,472,098
Lawrence P. Castellani..    350,000(4)      26.2        25.00      2/1/07       --          --     2,722,098
Jimmie L. Wade..........     30,000(5)       2.2        16.82     4/14/07       --      205,423      478,723
David R. Reid...........     25,000(6)       1.9        16.82     4/14/07       --      171,186      398,936
Paul W. Klasing.........     18,000(7)       1.3        16.82     4/14/07       --      123,254      287,324
Garnett E. Smith........     18,000(8)       1.3        16.82     4/14/07       --      123,254      287,324
S. Lynn Stevens.........     10,000(9)       0.7        16.82     4/14/07       --       68,474      159,574

--------
(1) Represents the fair market value of the underlying shares of common stock at the time of the grant as determined by Advance's board of directors.

(2) Unless the stock price increases, which will benefit all stockholders commensurately, an option holder will realize no gain.

(3) Represents the value of the shares of common stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for seven years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. The 5% and 10% rates are established by the SEC as examples only and are not intended to forecast future appreciation in the common stock price.

(4) Represents 350,000 fixed price service options.

(5) Represents 30,000 fixed price service options.

(6) Represents 25,000 fixed price service options.

(7) Represents 18,000 fixed price service options.

(8) Represents 18,000 fixed price service options.

(9) Represents 10,000 fixed price service options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table sets forth information with respect to the executive officers concerning option exercises for fiscal 2000 and exercisable and unexercisable options held as of December 30, 2000.

                                                      Number of Underlying      Value of In-the-Money
                                                           Options at          Options at December 30,
                             Shares                     December 30, 2000          2000 ($)(1)(2)
                          Acquired on     Value     ------------------------- -------------------------
Name                      Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                      ------------ ------------ ----------- ------------- ----------- -------------
Lawrence P. Castellani..       --           --            --      1,050,000   $      --    $1,813,000
Jimmie L. Wade..........       --           --         10,667        53,833       95,737      344,373
David R. Reid...........       --           --         10,677        48,833       95,737      323,473
Paul W. Klasing.........       --           --         10,677        41,833       95,737      294,213
Garnett E. Smith........       --           --        124,583       310,917    1,245,381    3,047,258
S. Lynn Stevens.........       --           --         10,167        32,833       93,647      256,593

--------
(1) There is no established public trading market for the Advance common stock. Advance believes that the fair market value of the Advance Holding common stock was $21.00 per share as of December 30, 2000.

(2) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the fair market value underlying the Advance common stock of $21.00 as described in note (1).

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the board of directors determines the compensation of the executive officers. During fiscal 2000, Messrs. Roth, Salter and Smith served on the compensation committee. Mr. Smith also served as an officer of Advance during fiscal 2000.

                  DESCRIPTION OF THE CAPITAL STOCK OF ADVANCE

   Advance's authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

   As of August 23, 2001, on a pro forma basis assuming completion of the one-for-one exchange contemplated by the reincorporation merger agreement, there were 28,321,150 shares of Advance common stock outstanding, which were held by 60 shareholders of record. Approximately 4,305,000 additional shares of Advance common stock will be issued in the Discount merger by Advance to holders of Discount common stock and as a result approximately 32,626,150 shares of Advance common stock will be outstanding following the Discount merger.

   The following description of Advance's capital stock is not complete and is subject to and qualified in its entirety by Advance's certificate of incorporation and bylaws, which are included as exhibits to the registration statement filed by Advance with the SEC and which is publicly available, and by the provisions of applicable Delaware law.

Common Stock

   Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. In accordance with Delaware law, the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting at which a quorum is present shall be the act of the stockholders. There is no cumulative voting for the election of directors. Upon a liquidation, Advance's creditors and any holders of preferred stock with preferential liquidation rights will be paid before any distribution to holders of Advance's common stock. The holders of Advance's common stock would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   Advance's certificate of incorporation empower Advance's board of directors to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock without any further vote or action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by Advance in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. Although Advance has no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of Advance's outstanding voting stock.

Stockholders Agreement

   Mr. Taubman and the Arthur Taubman Trust Dated July 13, 1964, Freeman Spogli & Co., Ripplewood Partners, L.P. and Ripplewood Advance Auto Parts Employee Fund I L.L.C., WAH and Advance Holding have entered into a stockholders agreement that will continue in force following the merger as to the stock and options of Advance Auto Parts, Inc. Under the stockholders agreement, Freeman Spogli & Co., the Ripplewood entities, WAH and Mr. Taubman and the Taubman Trust have the right to purchase their pro rata share of certain new issuances of securities, including capital stock, by Advance Holding (and by Advance Auto Parts, Inc. following the consummation of the Discount merger). Prior to an initial public offering, any transfers of common stock of Advance Holding (and as to Advance common stock following consummation of the Discount merger) are subject to rights of first refusal in favor of (i) Freeman Spogli & Co. and WAH on a pro rata basis, in the case of a transfer by Ripplewood, (ii) WAH, in the case of a transfer by Freeman Spogli & Co. and (iii) Freeman Spogli & Co., in the case of a transfer by WAH. The stockholders agreement further provides tag-along rights such that
(i) upon transfers of common stock of Advance Holding (and as to Advance common stock following consummation of the Discount merger) by Freeman Spogli & Co. (excluding transfers to affiliates), Mr. Taubman, the Taubman Trust, the Ripplewood entities and WAH will have the right to participate in such sales on a pro rata basis, (ii) upon transfers of common stock of Advance Holding (and as to Advance common stock following the merger) by WAH (excluding transfers to affiliates of WAH), Freeman Spogli & Co., Mr. Taubman, the Taubman Trust, and the Ripplewood entities will have the right to participate in such sales on a pro rata basis and (iii) upon transfers of common stock of Advance Holding (and to Advance common stock, following the merger) by the Ripplewood entities (excluding transfers to their affiliates), Freeman Spogli & Co. will have the right to participate in such sales on a pro rata basis, and if Freeman Spogli & Co. exercises such right, Mr. Taubman, the Taubman Trust, and WAH will have the right to participate in such sales on a pro rata basis. In addition, if Freeman Spogli & Co. sells all of its holdings of common stock of Advance Holding (and as to Advance common stock after consummation of the merger), Ripplewood, Mr. Taubman and the Taubman Trust will be obligated to sell all of their shares of common stock of Advance Holding (and as to Advance common stock after consummation of the merger) at the request of Freeman Spogli & Co. Without the consent of the majority of the other stockholders, Sears will not sell WAH to a third party so as to dispose of its indirect interest in Advance.

   The stockholders agreement further provides that the parties will vote at each annual meeting of Advance Holding (and of Advance Auto Parts, Inc. following consummation of the merger) to elect to the board of directors Mr. Taubman, the chief executive officer of Advance, three nominees of Freeman Spogli & Co., three nominees of WAH and one nominee of Ripplewood. Certain transfers of common stock of Advance Holding (and as to Advance common stock after consummation of the merger) by either Freeman Spogli & Co. or WAH will reduce the number of directors such parties are entitled to nominate. Ripplewood has granted Freeman Spogli & Co. an irrevocable proxy to vote Ripplewood's stock in Advance Holding (and of Advance Auto Parts, Inc. following consummation of the merger) on all matters, expiring upon an initial public offering of common stock by Advance (the issuance of common stock in the merger is not an initial public offering), but Freeman Spogli & Co. will nominate one director designated by Ripplewood. The Ripplewood director will agree to vote with the Freeman Spogli & Co. directors on all matters prior to an initial public offering of common stock by Advance. Pursuant to the stockholders agreement, Mr. Taubman has certain approval rights with respect to major corporate transactions.

   At the closing of the merger, Peter Fontaine, together with entities controlled by him, will become a party to the stockholders agreement. In addition, as a condition to consummation of the merger, at the closing, Mr. Fontaine will be elected to the board of directors of Advance Auto Parts, Inc. Thereafter, the parties to the stockholders agreement will be obligated to vote for Mr. Fontaine's election to the Advance Auto Parts, Inc. board until the earlier of 2004, Mr. Fontaine's resignation from the Advance Auto Parts, Inc. board, his removal from the Advance Auto Parts, Inc. board for cause, Mr. Fontaine's no longer having beneficial interest in at least 50% of the Advance Auto Parts, Inc. shares as to which he acquires beneficial ownership in the merger, or the termination of the voting rights of the other parties to the stockholders agreement.

Registration Rights of Stockholders

   Freeman Spogli & Co., WAH, the Ripplewood entities, Mr. Taubman and the Taubman Trust, under the stockholders agreement, have registration rights with respect to approximately 27,436,318 shares of common stock that they hold. Under the stockholders agreement, beginning 180 days after the consummation of an initial public offering of Advance's stock, these stockholders may require Advance to register for resale under the Securities Act their shares of common stock. The merger is not an initial public offering for this purpose. These registration rights include the following provisions:

   Demand Registration Rights. Advance has granted three demand registrations to Freeman Spogli & Co. and WAH, two demand registrations to Mr. Taubman and the Taubman Trust, and one demand registration to Ripplewood.

   Piggyback Registration Rights. All holders of shares with demand registration rights also have unlimited piggyback registration rights.

   Other Rights. Advance granted WAH the right, beginning 180 days after the consummation of an initial public offering, to distribute its shares of common stock to stockholders of Sears, Roebuck & Co.

   Expenses. Advance is responsible for paying all registration expenses, excluding underwriting discounts and commissions.

   Indemnification. Advance has agreed to indemnify Freeman Spogli & Co., WAH, Ripplewood, Mr. Taubman and the Taubman Trust, and the control person of each of these against certain liabilities under the Securities Act.

   At the closing of the merger, the stockholders agreement will be amended to grant to Peter Fontaine, and the entities he controls, unlimited piggyback registration rights.

Potential Anti-takeover Effect of Delaware Law, Advance's Certificate of Incorporation and Bylaws

   Advance is governed by the provisions of Section 203 of the Delaware General Corporation Law, which is an anti-takeover law.

   Section 203 generally prevents any "interested shareholder" (15% or more stockholder in a public company) from entering into any merger or business combination for three years following the time at which such stockholder crossed the 15% threshold, unless:

  . the board of directors approved the transaction before the stockholder reached the 15% ownership threshold;

  . the stockholder crossed the 15% threshold in a transaction in which it acquired at least 85% of the Advance's stock; or

  . the business combination or merger is approved by the board of directors and two-thirds of the holders of the outstanding common stock.

Section 203 prevents unwelcome bidders from completing a merger unless the board and/or the stockholders consent.

   Provisions of Advance's certificate of incorporation and bylaws providing that only the board of directors, the Chairman of the board of directors or the chief executive officer may call special meetings of stockholders, and prohibiting stockholder action by written consent, may have the effect of making it more difficult for a third party to acquire control of Advance, or of discouraging a third party from attempting to acquire control of Advance. Amendment of these provisions requires the affirmative vote of holders of 66 2/3% of Advance capital stock. In addition, Advance's certificate of incorporation allows Advance's board of directors to issue up to 10,000,000 shares of preferred stock that could have when issued voting rights or preferences that could impede the success of any hostile takeover, or delay a change in control or change in Advance's management.

Listing

   Advance intends to file an application for quotation of common stock on the New York Stock Exchange under the trading symbol AAP.

Transfer Agent and Registrar

   The transfer agent and registrar for Advance's common stock is
                  . The transfer agent's address is
                                                    and telephone number is
(   )                .

Lock-Up Agreements

   Effective upon the closing of the merger, Peter J. Fontaine and entities controlled by him will be bound not to sell their shares of Advance common stock received in the merger, or enter into a contract or hedge transaction having the economic consequences of a sale, for a period of 180 days after the merger. Further, after completion of any underwritten public offering by Advance, so long as Mr. Fontaine is serving as a director or officer of Advance he and the Fontaine entities will also be restricted from selling Advance common stock for up to 180 days thereafter depending on the lock-up period applicable to Mr. Taubman. Under the stockholders agreement, Advance, as successor to Advance Holding, has the right to obtain similar lock-up agreements from its principal stockholders, though the duration for certain stockholders may be shorter in certain instances. In addition, provisions of stock subscription agreements and stock option agreements entered into between Advance Holding and Advance will have the effect of prohibiting certain executive officers of Advance from selling shares acquired under the agreements into the public market for various periods of time following the merger.

Rule 144

   In general, under Rule 144, a person, including each of Advance's "affiliates," who has beneficially owned "restricted securities" for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of the common stock, approximately 326,261 shares immediately after the completion of the merger, or

  . the average weekly trading volume in Advance's common stock during the four calendar weeks preceding the filing of a notice of the sale with the SEC.

   Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a holder of "restricted securities" who is not an affiliate of Advance and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

Rule 701

   In general, and subject to lock-up agreements, any of Advance's employees, consultants or advisors, other than affiliates, who has purchased shares from Advance under its stock purchase plans or option plans or other written agreements in accordance with Rule 701 of the Securities Act, will be eligible to resell their shares under Rule 144 after satisfying the one year holding period.

Registration of Shares Under Stock Option Plans

   Advance intends to file a registration statement on Form S-8 covering all of the shares of common stock issuable or reserved for issuance under Advance's stock option plans, including the substitute options granted to certain of Discount's option holders in accordance with the terms of the merger agreement, as soon as practicable following the date of the effective time of the merger. When issued, these shares will be freely tradeable in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

               COMPARISON OF RIGHTS BETWEEN DISCOUNT SHAREHOLDERS
                            AND ADVANCE STOCKHOLDERS

   The following table compares in summary form a number of the provisions of Discount's articles of incorporation and bylaws with the provisions of Advance's certificate of incorporation and bylaws, as well as various provisions of Florida and Delaware corporate law. The summary table is not a complete description of all of the differences between Discount's articles of incorporation and bylaws and the Advance's certificate of incorporation and bylaws, nor is it a complete description of the differences between the corporate laws of the two states.

            Item                    Discount                           Advance
            ----                    --------                           -------
 Authorized shares          50,000,000 common stock,   100,000,000 common stock,
                            5,000,000 preferred.       10,000,000 preferred.

 Directors
 . number                   Currently 4, with the      Currently 9, with the exact number to
                            exact number to be         be between 9 and 14.
                            between 3 and 9.

 . term                     Three years. Classified    One year.
                            board serving
                            staggered three year
                            terms.

 . cumulative voting        One vote per share of      One vote per share of common stock.
                            common stock.

 . filling of vacancies     By majority of the         By majority of the directors.
                            directors.

 . removal without cause    By majority vote of        By majority vote of stockholders, with
                            shareholders, with or      or without cause.
                            without cause at any
                            annual or special
                            meeting of shareholders.

 Preemptive rights          No preemptive rights       Board of directors has the authority to
                            unless specifically        determine all preferences of preferred
                            provided in terms of       stock including preemptive rights.
                            preferred stock.

 Stockholder proposals      Need to satisfy certain    Need to satisfy certain timing and
                            timing and information     information requirements.
                            requirements.

 Special meetings of        May be called by a         May be called by the board of
  stockholders              majority of the board of   directors, the chairman of the board or
                            directors, the chairman    the chief executive officer.
                            of the board, the
                            president or
                            shareholders together
                            holding at least 25% of
                            the outstanding shares
                            if certain notice
                            requirements are met by
                            the shareholders.

 Stockholder action without Shareholder action may     None. Any action by the stockholders
  a meeting                 be taken without a         must be taken at a duly called annual or
                            meeting if the action is   special meeting.
                            taken by the
                            shareholders
                            representing the minimum
                            number required to
                            approve the transaction
                            at a meeting and if such
                            consent is delivered to
                            a company's secretary
                            within 60 days of
                            receipt of the earliest
                            dated consent. Notice of
                            the action must be given
                            to those shareholders
                            who did not consent to
                            the action within 10
                            days of approval of the
                            action.

           Item                   Discount                              Advance
           ----                   --------                              -------
 Limitations on liability Directors and officers     Directors and officers not liable except
                          not liable except for      for (1) breach of duty of loyalty,
                          (1) a violation of         (2) acts not in good faith or which
                          criminal law, unless the   involve intentional misconduct or a
                          director had reasonable    knowing violation of the law,
                          cause to believe his       (3) unlawful payment of dividends or
                          conduct was lawful or      unlawful stock repurchases, or
                          had no reasonable cause    (4) transactions involving improper
                          to believe his conduct     personal benefit.
                          was unlawful, (2) a
                          transaction from which
                          the director derived an
                          improper personal
                          benefit, (3) a
                          circumstance for which a
                          director is liable for
                          an unlawful
                          distribution, (4) in a
                          derivative action or an
                          action by a shareholder,
                          a circumstance which
                          constitutes conscious
                          disregard for the best
                          interests of the
                          corporation or willful
                          misconduct, or (5) in a
                          proceeding other than a
                          derivative action or an
                          action by a shareholder,
                          a circumstance which
                          constitutes recklessness
                          or an act or omission
                          which was committed in
                          bad faith or with
                          malicious purpose or in
                          a manner exhibiting
                          wanton and willful
                          disregard of human
                          rights, safety or
                          property.

 Indemnification          Indemnification of         Indemnification of directors, officers,
                          directors and officers     employees and agents to the fullest
                          to the fullest extent      extent permitted by Delaware law.
                          permitted by Florida
                          law.

 Transactions with        Florida law contains an    Delaware law restricts transactions
  interested stockholders "affiliated                with a 15% or more stockholder for a
                          transactions" statute      period of three years after reaching the
                          which provides that        15% threshold, subject to certain exceptions.
                          certain transactions
                          involving a corporation
                          and a shareholder owning
                          10% or more of the
                          corporation's
                          outstanding voting
                          shares, an "interested
                          shareholder," must
                          generally be approved by
                          the affirmative vote of
                          the holders of 66 2/3%
                          of the disinterested
                          shareholders.

 Limitation of voting     Florida has a control      Delaware has no similar provision.
  rights                  share acquisition
                          statute which can have
                          the effect of limiting
                          the voting rights of
                          stockholders who hold
                          20% or more of the
                          voting stock.

   Significant provisions of Advance's certificate and bylaws and Discount's articles and bylaws, and certain differences between such charter documents are discussed below. Although it is impracticable to compare all of the aspects in which Florida law and Delaware law differ, the following is a summary of certain significant differences between the provisions of these laws.

   The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes material differences and certain important similarities.

   Board of Directors. Advance's bylaws provide that the board of directors of Advance shall consist of between 9 and 14 persons. Advance's board is set at 10 directors and one position is currently vacant. Following the merger, the then current directors of Advance will continue to serve as directors of Advance and Peter J. Fontaine, the Chief Executive Officer of Discount, will become a director of Advance, which will increase the Advance board to 11 if the vacancy is filled prior to the closing.

   Cumulative Voting. Under Florida law and Delaware law, cumulative voting is permitted if provided for in a company's articles of incorporation or certificate of incorporation. Both the certificate of incorporation of Advance and the articles of incorporation of Discount do not provide for cumulative voting. There is therefore no cumulative voting.

   Board Vacancies. Delaware law provides that, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. However, Delaware law also provides that if the directors then in office constitute less than a majority of the corporation's whole board of directors, as constituted prior to any such increase, then, upon application by shareholders representing at least 10% of outstanding shares entitled to vote for such directors, the Delaware Court of Chancery may order a shareholder election of directors to be held. Advance's bylaws follow the provisions of Delaware law.

   Florida law provides that, unless the articles of incorporation provide otherwise, vacancies arising on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if no quorum remains, or by the shareholders. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The Discount bylaws follow the provisions of Florida law.

   Removal of Directors. Both Discount's and Advance's bylaws provide that a director or the entire board of directors may be removed with or without cause by the affirmative vote of a majority of the shares of capital stock then outstanding and entitled to vote in an election of directors.

   Preemptive Rights. Discount's articles provide that shareholders do not have any preemptive rights for any shares of common stock or other securities of Discount unless specifically provided in the terms of the preferred stock. As a result, if Discount was to issue any new shares or new class of stock, or securities convertible into any such stock, existing stockholders would not be entitled, as a matter of right, to subscribe for or purchase the new shares or securities unless Discount elected to provide such opportunity. Advance's certificate is silent on preemptive rights and allows the board of directors to determine all rights and preferences of the preferred stock. Delaware law does not provide preemptive rights to holders of common stock.

   Special Meetings of Stockholders. Discount's bylaws provide that a special meeting of the shareholders may be called by a majority of the board of directors, the chairman of the board, the president or stockholders together holding at least 25% of the outstanding shares if the stockholders sign, date and deliver to the secretary of Discount one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Advance's certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by the board of directors, the chairman of the board of directors or by the chief executive officer of Advance. Advance's certificate of incorporation and bylaws do not allow stockholders to call a special meeting.

   Stockholder Action Without a Meeting. Both Florida and Delaware law provide that any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent of the stockholders without a meeting if taken by the minimum number of votes that would be necessary to take the action at a meeting, unless otherwise provided in its certificate of incorporation. Discount's certificate further provides that the approved written consent must be delivered to the secretary of Discount within 60 days of the action and that notice that such stockholder action was taken must be delivered to all stockholders within 10 days of approval if the action was not taken by all stockholders. Advance's certificate and bylaws prohibit action by the stockholders without a meeting.

   Limitations on Director and Officer Liability; Indemnification. Advance's certificate of incorporation and Discount's articles of incorporation both contain a provision that eliminates or limits a director's and officer's personal liability for monetary damages to the fullest extent permitted by Delaware law and Florida law, respectively. Delaware law provides that a director (and any officer who exercises or performs powers or duties conferred or imposed by the board) of Advance shall not be liable for breach of his or her duty as a director, but that a director or officer could be liable for:

  . any breach of the director's duty of loyalty to Advance or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . under Section 174 of the Delaware General Corporation Law which imposes liability on directors for unlawful payment of dividends or unlawful stock repurchases; or

  . any transaction from which the director derived an improper personal benefit.

   To the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the corporation is required by Delaware law to indemnify such individual for reasonable expenses incurred thereby.

   Advance must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that the advancement of expenses to a director or officer shall be made only if such person undertakes to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified.

   Delaware law permits a corporation to agree to indemnify directors and officers to the fullest extent permitted by law. Advance Holding has made indemnification agreements available to every director and Advance would enter into substantially similar agreements with its directors upon completion of the merger.

   Florida law and Discount's bylaws permit a corporation to indemnify officers, directors, employees and agents against liability for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Florida law provides that a corporation may advance reasonable expenses of defense:

  . to a director or officer upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate; and

  . to other employees and agents upon such terms and conditions as the board deems appropriate.

The corporation must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred.

   Indemnification and advancement of expenses under Discount's bylaws are not exclusive, and Discount may further indemnify or advance expenses to any such parties under any agreement, vote of directors or shareholders or otherwise, unless the person indemnified:

  . has acted in violation of criminal law and had reasonable cause to believe that his conduct was unlawful;

  .  derived an improper personal benefit; or

  . displayed willful misconduct or conscious disregard for the best interests of Discount.

Advance's certificate contains such a provision limiting the liability of Advance's directors.

   Florida law provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his duties as a director and such breach or failure constitutes:

  . a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  . a transaction from which the director derived an improper personal benefit;

  . a circumstance for which a director is liable for an unlawful distribution;

  . in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct; or

  . in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

   Payments of Dividends. Florida law permits a corporation's board to make distributions to its shareholders unless, after giving effect to such distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or would be left with total assets that are less than the sum of its total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under Florida law, a corporation's redemption of its own common stock is deemed a distribution.

   After the merger, the ability of Advance to pay dividends on its capital stock will be limited by certain restrictions imposed upon corporations under Delaware law. Under Delaware law, dividends may be declared and paid out of capital surplus, or, in case there is no capital surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the net profits from the preceding fiscal year. The distribution of dividends is not permitted by a Delaware corporation in the event the capital of such corporation shall have diminished by depreciation of property or losses to an amount less than the aggregate amount of the capital represented by issued and outstanding stock having a preference upon distribution of assets.

   The board of directors of Advance has no intention of paying dividends on the common stock in the foreseeable future. Advance is party to indentures for the outstanding 12.875% debentures of Advance Holding and 10.25% senior subordinated notes of Advance Stores, each of which contain certain covenants that limit the ability of Advance and subsidiaries to pay dividends. Advance Stores' current senior debt facility likewise prohibits payment of dividends by Advance Holding. The proposed financing arrangements to be entered into on connection with the merger would likewise prohibit payment of dividends by Advance.

   Restrictions on Business Combinations with Principal Stockholders; Anti-takeover Statutes. Delaware law and Florida law regulate transactions with major stockholders after they become major stockholders. Under Delaware law, a Delaware corporation is prohibited from engaging in:

  .  mergers or consolidations;

  . sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of 10% or more of its assets; and

  . issuances of stock and other transactions ("business combinations"), in each case with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder"), for a period of three years after the interested stockholder crosses the 15% threshold.

These restrictions on transactions involving an interested stockholder do not apply in certain circumstances, including those transactions in which:

  . prior to an interested stockholder owning 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder;

  . upon consummation of a transaction that resulted in a person or group becoming an interested stockholder, the person or group owned at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans; or

  . after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock other than stock owned by the interested stockholder approved the business combination.

A Delaware corporation may exempt itself from the requirements of the statute on its certificate of incorporation, although Advance has not done so. In addition, the statute does not apply to corporations whose stock is:

  .  not listed on a national securities exchange;

  .  not authorized for quotation on the Nasdaq Stock Market; and

  .  held of record by 2,000 or less stockholders.

   Florida law contains an "affiliated transactions" statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares, an "interested shareholder," must generally be approved by the affirmative vote of the holders of 66% of the disinterested shareholders. The transactions covered by the statute include, with certain exceptions, mergers and consolidations to which the corporation and the interested shareholder are parties. Under the Florida law, a 66% vote is not required in any of the following circumstances:

  . the transaction was approved by a majority of the corporation's disinterested directors;

  . the corporation did not have more than 300 shareholders of record at any time during the preceding three years;

  . the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years;

  . the interested shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; and

  . the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute.

   This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute, or an amendment to the articles of incorporation expressly electing not to be governed by the "affiliated transactions" statute or bylaws is approved by the affirmative vote of a majority of disinterested shareholders, but is not effective until 18 months after approval. Neither Discount's articles of incorporation nor its bylaws contain such a provision.

   Florida law also contains a "control share acquisition" statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds, pursuant to Section 607.0902, will generally not have any voting rights with respect to such shares, unless the voting rights are approved by a majority of the disinterested shareholders. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. Under Florida law, a corporation is permitted to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, and in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights to receive fair value of their shares.

   Amendment of the Present Bylaws and New Bylaws. Discount's bylaws and Advance's bylaws provide for amendment by the board of directors or otherwise as provided by Florida law and Delaware law, respectively.

   Amendment of the Certificate and Articles. Advance's certificate of incorporation provides that no amendment, addition, alteration, change or repeal to certain sections of the certificate of incorporation pertaining to shareholder written consent and indemnification shall be made unless it is approved by the holders of at least 66 % of the shares entitled to vote generally in an election of directors, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof. Notwithstanding the preceding sentence, any amendment to the certificate of incorporation recommended for adoption by a majority of the board of directors (including any vacancies) shall, to the extent the Delaware law requires stockholder approval of such amendment, require the affirmative vote of a majority of the shares entitled to vote generally in an election of directors, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.

   Discount's articles of incorporation provide that no amendment, alteration, charge or repeal to certain of the articles of incorporation regarding directors, stockholder meetings and amendments to these articles of incorporation may be made without the approval of 66% of the outstanding shares of common stock.

   Delaware law provides similar rights in the context of a merger or consolidation only.

                                 LEGAL MATTERS

   The validity of the common stock offered under this prospectus will be passed upon for Advance by Riordan & McKinzie, a Professional Law Corporation, Los Angeles, California. Principals and employees of Riordan & McKinzie are partners in partnerships that are limited partners of Freeman Spogli & Co. investment funds that own an approximately 40% equity interest in Advance. Certain tax matters raised in connection with this offering will be passed upon for Discount by Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A. Tampa, Florida.

                                    EXPERTS

   The consolidated financial statements of Advance Holding Corporation as of December 30, 2000 and January 1, 2000, and for each of the three years in the period ended December 30, 2000 included in this proxy statement and prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

   Ernst & Young LLP, independent certified public accountants, have audited the consolidated financial statements of Discount Auto Parts, Inc. for the years ended May 29, 2001 and May 30, 2000, and for each of the three years in the period ended May 29, 2001, as set forth in their report. The consolidated financial statements of Discount Auto Parts, Inc. have been included in the proxy statement and prospectus on Form S-4 in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         WHERE YOU CAN FIND MORE INFORMATION ABOUT ADVANCE AND DISCOUNT

   Advance Holding and Advance Stores file annual, quarterly and special reports and other information with the SEC. Discount files annual, quarterly and special reports, proxy statements and other information with the SEC.

   Advance has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Advance common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Advance and Discount and Advance's common stock, Advance and Discount refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the other reports and filings referenced above. Each statement in this proxy statement and prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

   You may read and copy any document Advance, Advance Holding, Advance Stores or Discount has filed or may in the future file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

   Upon completion of this offering, Advance will become subject to the information and periodic reporting requirements of the Exchange Act and will file periodic reports and other information, including proxy statements, with the SEC. These periodic reports and other information are and will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC referred to above.

   In this proxy statement and prospectus, the information regarding Advance was provided by Advance and the information regarding Discount was provided by Discount.

                         INDEX TO FINANCIAL STATEMENTS

                          ADVANCE HOLDING CORPORATION

                                                                          Page
                                                                          ----
Report of Independent Public Accountants.................................  F-2
Audited Consolidated Financial Statements of Advance Holding Corporation
 and Subsidiaries for the three years ended December 30, 2000,
 January 1, 2000, and January 2, 1999:
 Consolidated Balance Sheets.............................................  F-3
 Consolidated Statements of Operations...................................  F-4
 Consolidated Statements of Changes in Stockholders' Equity..............  F-5
 Consolidated Statements of Cash Flows...................................  F-6
 Notes to Consolidated Financial Statements..............................  F-8
Unaudited Condensed Consolidated Financial Statements For the Twenty-
 Eight Week Periods Ended July 14, 2001 and July 15, 2000:
 Condensed Consolidated Balance Sheets................................... F-34
 Condensed Consolidated Statements of Operations......................... F-35
 Condensed Consolidated Statements of Cash Flows......................... F-36
 Notes to the Condensed Consolidated Financial Statements................ F-37

                            DISCOUNT AUTO PARTS, INC

Audited Consolidated Financial Statements of Discount Auto Parts, Inc.
 and Subsidiaries for three years ended June 1, 1999, May 30, 2000 and
 May 29, 2001
 Report of Independent Certified Public Accountants...................... F-43
 Consolidated Balance Sheets............................................. F-44
 Consolidated Statements of Income....................................... F-45
 Consolidated Statements of Stockholders' Equity......................... F-46
 Consolidated Statements of Cash Flows................................... F-47
 Notes to Consolidated Financial Statements.............................. F-48

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of Advance Holding Corporation:

   We have audited the accompanying consolidated balance sheets of Advance Holding Corporation (a Virginia company) and subsidiaries (the Company), as of December 30, 2000, and January 1, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Holding Corporation and subsidiaries as of December 30, 2000, and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Greensboro, North Carolina,
 March 2, 2001 (except with respect to the matters discussed in Note 19, as to which the date is August 7, 2001).

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     December 30, 2000 and January 1, 2000
                 (Dollars in thousands, except per share data)

                                                         December   January 1,
                                                         30, 2000      2000
                        ASSETS                          ----------  ----------
Current assets:
Cash and cash equivalents.............................. $   18,009  $   22,577
Receivables, net.......................................     80,578     100,323
Inventories............................................    788,914     749,447
Other current assets...................................     10,274      12,025
                                                        ----------  ----------
    Total current assets...............................    897,775     884,372
Property and equipment, net............................    410,960     402,476
Assets held for sale...................................     25,077      29,694
Other assets, net......................................     22,548      32,087
                                                        ----------  ----------
                                                        $1,356,360  $1,348,629
                                                        ==========  ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdrafts........................................ $   13,599  $   11,715
Current portion of long-term debt......................      7,028       3,665
Accounts payable.......................................    387,852     341,188
Accrued expenses.......................................    124,962     146,024
Other current liabilities..............................     42,794      26,172
                                                        ----------  ----------
    Total current liabilities..........................    576,235     528,764
                                                        ----------  ----------
Long-term debt.........................................    579,921     634,664
                                                        ----------  ----------
Other long-term liabilities............................     43,933      51,247
                                                        ----------  ----------
Commitments and contingencies
Stockholders' equity:
Preferred stock, 8% noncumulative, nonvoting, $10 par
 value, redeemable by the Company at par; liquidation
 value at par; 100,000 shares authorized; no shares
 issued or outstanding.................................        --          --
Common stock, Class A, voting, $.01 par value;
 62,500,000 shares authorized; 28,288,550 and
 28,144,050 issued and outstanding.....................        283         281
Common stock, Class B, nonvoting, $.01 par value,
 21,875,000 shares authorized; no shares issued or
 outstanding...........................................        --          --
Additional paid-in capital.............................    372,169     369,399
Other..................................................        396          69
Accumulated deficit....................................   (216,577)   (235,795)
                                                        ----------  ----------
    Total stockholders' equity.........................    156,271     133,954
                                                        ----------  ----------
                                                        $1,356,360  $1,348,629
                                                        ==========  ==========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

                                               2000        1999        1998
                                            ----------  ----------  ----------
Net sales.................................  $2,288,022  $2,206,945  $1,220,759
Cost of sales, including purchasing and
 warehousing costs........................   1,392,127   1,404,113     766,198
                                            ----------  ----------  ----------
    Gross profit..........................     895,895     802,832     454,561
Selling, general and administrative
 expenses.................................     803,106     782,597     401,681
Expenses associated with
 Recapitalization.........................         --          --       14,277
Expenses associated with restructuring in
 conjunction with the Western Merger......         --          --        6,774
                                            ----------  ----------  ----------
    Operating income......................      92,789      20,235      31,829
Other (expense) income
  Interest expense........................     (66,640)    (62,792)    (35,038)
  Other, net..............................       1,012       4,647         943
                                            ----------  ----------  ----------
    Total other expense, net..............     (65,628)    (58,145)    (34,095)
                                            ----------  ----------  ----------
Income (loss) before provision (benefit)
 for income taxes and extraordinary item..      27,161     (37,910)     (2,266)
Provision (benefit) for income taxes......      10,535     (12,584)        (84)
                                            ----------  ----------  ----------
Income (loss) before extraordinary item...      16,626     (25,326)     (2,182)
Extraordinary item, gain on debt
 extinguishment, net of $1,759 income
 taxes....................................       2,933         --          --
                                            ----------  ----------  ----------
Net income (loss).........................  $   19,559  $  (25,326) $   (2,182)
                                            ==========  ==========  ==========
Net income (loss) per basic share from:
  Income (loss) before extraordinary
   item...................................  $     0.59  $    (0.90) $    (0.12)
  Extraordinary item, gain on debt
   extinguishment.........................        0.10         --          --
                                            ----------  ----------  ----------
                                                $ 0.69  $    (0.90) $    (0.12)
                                            ----------  ----------  ----------
Net income (loss) per diluted share from:
  Income (loss) before extraordinary
   item...................................  $     0.58  $    (0.90) $    (0.12)
  Extraordinary item, gain on debt
   extinguishment.........................        0.10         --          --
                                            ----------  ----------  ----------
                                                $ 0.68  $    (0.90) $    (0.12)
                                            ==========  ==========  ==========
Average common shares outstanding.........  28,295,873  28,269,431  18,606,048
Dilutive effect of stock options..........     314,995         --          --
                                            ----------  ----------  ----------
Average common shares outstanding--
 assuming dilution........................  28,610,868  28,269,431  18,606,048
                                            ==========  ==========  ==========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

  For The Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

                     Preferred          Class A            Class B                             Retained
                       Stock         Common Stock        Common Stock     Additional           Earnings       Total
                   --------------- ------------------ -------------------  Paid-in           (Accumulated Stockholders'
                   Shares   Amount   Shares    Amount   Shares     Amount  Capital   Other     Deficit)      Equity
                   -------  ------ ----------  ------ -----------  ------ ---------- ------  ------------ -------------
Balance, January
 3, 1998..........  77,300   $773   2,412,500   $ 19   21,875,000   $175   $    --   $  --    $ 142,581     $143,548
Change in par
 value of stock...     --     --          --       5          --      44        --      --          (49)         --
Redemption of
 stock............ (77,300)  (773)   (662,500)    (7) (21,875,000)  (219)       --      300    (350,301)    (351,000)
Issuance of Class
 A common stock
 associated with
 the
 Recapitalization,
 net of issuance
 costs of $775....     --     --   10,853,800    109          --     --     107,654     --          --       107,763
Issuance of Class
 A common stock
 associated with
 Western Merger,
 net of issuance
 costs of $575....     --     --   15,636,318    156          --     --     262,272     --          --       262,428
Other.............     --     --       21,782      1                            380  (1,832)        --        (1,451)
Net loss..........     --     --          --     --           --     --         --      --       (2,182)      (2,182)
Preferred
 dividend, 0.80
 per share........     --     --          --     --           --     --         --      --          (15)         (15)
                   -------   ----  ----------   ----  -----------   ----   --------  ------   ---------     --------
Balance, January
 2, 1999..........     --     --   28,261,900    283          --     --     370,306  (1,532)   (209,966)     159,091
Other.............                   (117,850)    (2)                          (907)  1,601        (503)         189
Net loss..........     --     --          --     --           --     --         --      --      (25,326)     (25,326)
                   -------   ----  ----------   ----  -----------   ----   --------  ------   ---------     --------
Balance, January
 1, 2000..........     --     --   28,144,050    281          --     --     369,399      69    (235,795)     133,954
Other.............     --     --      144,500      2          --     --       2,770     327        (341)       2,758
Net income........     --     --          --     --           --     --         --      --       19,559       19,559
                   -------   ----  ----------   ----  -----------   ----   --------  ------   ---------     --------
Balance, December
 30, 2000.........     --    $--   28,288,550   $283          --    $--    $372,169  $  396   $(216,577)    $156,271
                                   ==========   ====  ===========   ====   ========  ======   =========     ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
                             (dollars in thousands)

                                                  2000       1999       1998
                                                ---------  ---------  ---------
Cash flows from operating activities:
Net income (loss).............................  $  19,559  $ (25,326) $  (2,182)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in)
 operating activities:
  Depreciation and amortization...............     66,826     58,147     29,964
  Amortization of stock option compensation...        729      1,082        695
  Amortization of deferred debt issuance
   costs......................................      3,276      3,478      2,070
  Amortization of bond discount...............      9,853      8,700      5,645
  Amortization of interest on capital lease
   obligation.................................         42        201        --
  Extraordinary gain on extinguishment of
   debt, net of tax...........................     (2,933)       --         --
  Net losses on sales of property and
   equipment..................................        885        119        150
  Impairment of asset held for sale...........        856        --         --
  Sales of marketable securities..............        --         --       2,025
  Provision (benefit) for deferred income
   taxes......................................        683    (12,650)    (5,348)
  Restructuring charge........................        --         --       6,774
  Net decrease (increase) in:
   Receivables, net...........................     19,676     (8,128)     4,295
   Inventories................................    (39,467)   (23,090)   (99,653)
   Other assets...............................     14,921     (4,817)      (297)
  Net increase (decrease) in:
   Accounts payable...........................     46,664     (5,721)    55,329
   Accrued expenses...........................    (29,540)   (21,958)    35,718
   Other liabilities..........................     (8,079)     8,987      8,837
                                                ---------  ---------  ---------
     Net cash provided by (used in) operating
      activities..............................    103,951    (20,976)    44,022
                                                ---------  ---------  ---------
Cash flows from investing activities:
Purchases of property and equipment...........    (70,566)  (105,017)   (65,790)
Proceeds from sales of property and equipment
 and assets held for sale.....................      5,626      3,130      6,073
Western Merger, net of cash acquired..........        --     (13,028)  (170,955)
Other.........................................        --       1,091        --
                                                ---------  ---------  ---------
     Net cash used in investing activities....    (64,940)  (113,824)  (230,672)
                                                ---------  ---------  ---------
Cash flows from financing activities:
Increase (decrease) in bank overdrafts........      1,884     (8,688)    13,434
Net borrowings (repayments) under notes
 payable......................................        784        --      (2,959)
Proceeds from issuance of long-term debt......        --         --      11,500
Principal payments of long-term debt..........        --         --    (102,667)
Early extinguishment of debt..................    (24,990)       --         --
Borrowings under credit facilities............    278,100    465,000    485,017
Payments on credit facilities.................   (306,100)  (339,500)       --
Payment of debt issuance costs................        --        (972)   (23,374)
Proceeds from issuance of Class A common
 stock, net of repurchases....................      1,602        423        --
Proceeds from issuance of Class A common
 stock--Recapitalization......................        --         --     105,148
Payment for redemption of preferred and common
 stock--Recapitalization......................        --         --    (351,000)
Proceeds from issuance of Class A common
 stock--Western Merger........................        --         --      69,806
Other.........................................      5,141      4,999      2,397
                                                ---------  ---------  ---------
     Net cash (used in) provided by financing
      activities..............................    (43,579)   121,262    207,302
                                                ---------  ---------  ---------
Net (decrease) increase in cash and cash
 equivalents..................................     (4,568)   (13,538)    20,652
Cash and cash equivalents, beginning of year..     22,577     36,115     15,463
                                                ---------  ---------  ---------
Cash and cash equivalents, end of year........  $  18,009  $  22,577  $  36,115
                                                =========  =========  =========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

  For the Years Ended December 30, 2000, January 1, 2000, and January 2, 1999
                             (Dollars in thousands)

                                                      2000    1999     1998
                                                     ------- -------  -------
Supplemental cash flow information:
Interest paid....................................... $51,831 $46,264  $23,639
Income tax refunds (payments), net..................   6,175  (3,792)  (3,129)
Noncash transactions:
Conversion of capital lease obligation..............   3,509     --       --
Accrued purchases of property and equipment.........   9,299     543      --
Net issuances of common stock under stockholder
 subscription receivable plan.......................     538   1,316      --
Loans receivable related to issuance of common
 stock..............................................     402     344    2,527
Appreciation of cancelled shares under stockholder
 subscription receivable plan.......................     341     --       --
Debt issuance and acquisition costs accrued at
 January 2, 1999....................................     --      --     3,734
Stock options issued for redemption of stock........     --      --       300
Issuance of common stock--Western Merger............     --      --   193,003
Accrued Credit Card Liability--Western Merger.......     --      --    10,000
Obligations under capital lease.....................     --    3,266      --
                                                     ======= =======  =======




          The accompanying notes to consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)
1. Description of Business:

   Advance Holding Corporation and its Subsidiaries (the "Company") maintain two operating segments within the United States, Puerto Rico and the Virgin Islands. The Retail segment operates 1,728 retail stores under the "Advance Auto Parts" and "Western Auto" trade names. The Advance Auto Parts stores offer automotive replacement parts, accessories and maintenance items throughout the Eastern and Midwest portions of the United States. The Western Auto stores, located in Puerto Rico and the Virgin Islands, included in the Retail segment offer home and garden merchandise in addition to automotive parts, accessories and service. The Wholesale segment consists of the wholesale operations, including distribution services to approximately 590 independent dealers located throughout the United States, and one Company-owned store in California all operating under the "Western Auto" trade name.

2. Summary of Significant Accounting Policies:

Accounting Period

   The Company's fiscal year ends on the Saturday nearest the end of December.

Principles of Consolidation

   The consolidated financial statements include the accounts of Advance Holding Corporation and its wholly owned subsidiaries. The Company also participates in a joint venture in which it has less than a 50% ownership. The investment in the joint venture is accounted for by the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Bank Overdrafts

   Cash and cash equivalents consist of cash in banks and money market funds. Bank overdrafts include net outstanding checks not yet presented to a bank for settlement.

Allowances

   The Company receives cooperative advertising allowances, rebates and various other incentives from vendors that are recorded as a reduction of cost of sales or selling, general and administrative expenses when earned. Cooperative advertising revenue is earned as advertising expenditures are incurred. Rebates and other incentives are earned based on purchases. Amounts received or receivable from vendors that are not yet earned are reflected as deferred revenue in the accompanying consolidated balance sheets. Management's estimate of the portion of deferred revenue that will be realized within one year of the balance sheet date has been included in other current liabilities in the accompanying consolidated balance sheets. Total deferred revenue is $26,994 and $25,015 at December 30, 2000 and January 1, 2000, respectively.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

Preopening Expenses

   Preopening expenses, which consist primarily of payroll and occupancy costs, are expensed as incurred.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense incurred was approximately $53,658, $65,524, and $35,972 in fiscal 2000, 1999 and 1998, respectively.

Warranty Costs

   The Company's vendors are primarily responsible for warranty claims. Warranty costs relating to merchandise and services sold under warranty, which are not covered by vendors' warranties are estimated based on the Company's historical experience and are recorded in the period the product is sold.

Revenue Recognition

   The Company recognizes merchandise revenue at the point of sale to a retail customer and point of shipment to a wholesale customer, while service revenue is recognized upon performance of service. The majority of sales are made for cash; however, the Company extends credit to certain commercial customers through a third-party provider of private label credit cards. Receivables under the private label credit card program are transferred to the third-party provider on a limited recourse basis. The Company provides an allowance for doubtful accounts on receivables sold with recourse based upon factors related to credit risk of specific customers, historical trends and other information. Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," provides that this arrangement be accounted for as a secured borrowing. Receivables under the private label credit card and the related payable to the third-party provider were $15,666 and $10,525 at December 30, 2000 and January 1, 2000, respectively.

Per Share Information

   Basic income per share information has been determined by dividing the respective net income amounts by the weighted average number of shares of common stock outstanding during the periods. Diluted income per share information also considers the additional dilutive effect for stock options. The number of outstanding stock options considered antidilutive for either part or all of the fiscal year and not included in the calculation of diluted net income (loss) per share for the fiscal years ended December 30, 2000, January 1, 2000, and January 2, 1999, were 1,565,500, 230,000 and 1,001,665, respectively. These antidilutive stock options were outstanding at the end of each fiscal year.

Change in Accounting Estimate

   In July of fiscal 2000, the Company adopted a change in an accounting estimate to reduce the depreciable lives of certain property and equipment on a prospective basis. The effect on operations for fiscal 2000 was to increase depreciation expense by $2,458. The Company expects to discontinue the operations of the affected assets by the third quarter of fiscal 2001, at which time they will be fully depreciated under the reduced useful lives.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statement of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Certain Hedging Activities--an Amendment of SFAS No. 133," which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. The Company adopted SFAS No. 133 on December 31, 2000 with no material impact on its financial position or the results of its operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities". This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. The Company implemented SFAS No. 140 during the first quarter of fiscal 2001. The implementation had no impact on the Company's financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although the Company is currently evaluating the impact of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material impact on its financial statements.

Reclassifications

   Certain items in the fiscal 1999 and fiscal 1998 financial statements have been reclassified to conform with the fiscal 2000 presentation.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

3.  Restructuring Charges:

   The Company's restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken and assumed as a result of the Western Merger (see Note 16). The Company recognizes a provision for future obligations at the time a decision is made to close a facility, primarily store locations. The provision for closed facilities includes the present value of the remaining lease obligations, reduced by the present value of estimated revenues from subleases, and management's estimate of future costs of insurance, property tax and common area maintenance. The Company uses discount rates ranging from 6.5% to 7.7%.

   During fiscal 2000, the Company closed five stores included in the fiscal 1999 restructuring activities and made the decision to close or relocate 25 additional stores not meeting profitability objectives, of which 20 have been closed as of December 30, 2000.

   A reconciliation of activity with respect to these restructuring accruals is as follows:

                                                                      Other
                                                          Severance Exit Costs
                                                          --------- ----------
   Restructuring reserves assumed in Western Merger......  $1,092    $ 8,569
   Restructuring provision for Advance store exit costs
    and fixed asset write-downs..........................     --       6,774
   Reserves utilized.....................................    (410)      (570)
                                                           ------    -------
   Balance, January 2, 1999..............................  $  682    $14,773
   New provisions........................................     --       1,307
   Change in estimates...................................     --      (1,249)
   Reserves utilized.....................................    (664)    (4,868)
                                                           ------    -------
   Balance, January 1, 2000..............................  $   18    $ 9,963
   New provisions........................................     --       1,768
   Change in estimates...................................     --         (95)
   Reserves utilized.....................................     (18)    (4,848)
                                                           ------    -------
   Balance, December 30, 2000............................  $  --     $ 6,788
                                                           ======    =======

   Other exit cost liabilities will be settled over the remaining terms of the underlying lease agreements.

   As a result of the Western Merger, the Company established restructuring reserves in connection with the decision to close certain Parts America stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain employees of Western. As of December 30, 2000, all employees have been terminated and all leased stores have been closed.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)
   A reconciliation of activity with respect to these restructuring accruals is as follows:

                                                                     Other Exit
                                                Severance Relocation   Costs
                                                --------- ---------- ----------
   Recognized as liabilities assumed in
    purchase accounting and included in
    purchase price allocation..................  $ 8,000    $ 970     $14,384
   Reserves utilized...........................     (262)    (132)       (652)
                                                 -------    -----     -------
   Balance at January 2, 1999..................  $ 7,738    $ 838     $13,732
   Purchase accounting adjustments.............    3,630     (137)     (1,833)
   Reserves utilized...........................   (7,858)    (701)     (4,074)
                                                 -------    -----     -------
   Balance at January 1, 2000..................  $ 3,510    $ --      $ 7,825
   Purchase accounting adjustments.............      --       --       (1,261)
   Reserves utilized...........................   (3,510)     --       (2,767)
                                                 -------    -----     -------
   Balance at December 30, 2000................  $   --     $ --      $ 3,797
                                                 =======    =====     =======

   Other exit cost liabilities will be settled over the remaining terms of the underlying lease agreements.

4. Receivables:

   Receivables consist of the following:

                                                         December 30, January 1,
                                                             2000        2000
                                                         ------------ ----------
     Trade:
       Wholesale........................................   $12,202     $ 22,221
       Retail...........................................    15,666       10,525
       Vendor...........................................    36,260       50,208
       Installment (Note 18)............................    14,197       13,616
       Related parties..................................     3,540        6,647
       Employees........................................       607          552
       Other............................................     3,127        3,481
                                                           -------     --------
     Total receivables..................................    85,599      107,250
     Less: Allowance for doubtful accounts..............    (5,021)      (6,927)
                                                           -------     --------
     Receivables, net...................................   $80,578     $100,323
                                                           =======     ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

5. Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method for approximately 90% and 89% of inventories at December 30, 2000 and January 1, 2000, respectively, and the first-in, first-out ("FIFO") method for remaining inventories. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory, at FIFO, at December 30, 2000 and January 1, 2000, were $56,305 and $49,252, respectively. Inventories consist of the following:

                                                         December 30, January 1,
                                                             2000        2000
                                                         ------------ ----------
     Inventories at FIFO................................   $779,376    $735,762
     Adjustments to state inventories at LIFO...........      9,538      13,685
                                                           --------    --------
     Inventories at LIFO................................   $788,914    $749,447
                                                           ========    ========

   Replacement cost approximated FIFO cost at December 30, 2000 and January 1, 2000.

6. Property and Equipment:

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged directly to expense when incurred; major improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts, with any gain or loss reflected in the consolidated statements of operations.

   Depreciation of land improvements, buildings, furniture, fixtures and equipment, and vehicles is provided over the estimated useful lives, which range from 2 to 40 years, of the respective assets using the straight-line method. Amortization of building and leasehold improvements is provided over the shorter of the estimated useful lives of the respective assets or the term of the lease using the straight-line method.

   Property and equipment consists of the following:

                                           Estimated   December 30, January 1,
                                          Useful Lives     2000        2000
                                          ------------ ------------ ----------
   Land and land improvements............  0-10 years   $  40,371   $  40,927
   Buildings.............................    40 years      79,109      70,788
   Building and leasehold improvements... 10-40 years      84,658      76,605
   Furniture, fixtures and equipment.....  3-12 years     357,642     331,238
   Vehicles..............................  2-10 years      30,506      27,555
   Other.................................                  10,571       2,010
                                                        ---------   ---------
                                                          602,857     549,123
   Less--Accumulated depreciation and
    amortization.........................                (191,897)   (146,647)
                                                        ---------   ---------
   Property and equipment, net...........               $ 410,960   $ 402,476
                                                        =========   =========

   Effective January 3, 1999, the Company adopted the American Institute of Certified Public Accountant's Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". The SOP requires companies to capitalize certain expenditures related to development of or obtaining computer software for internal use. The adoption of the SOP resulted in the Company capitalizing approximately $9,400 and $561 in costs incurred during fiscal 2000 and fiscal 1999, respectively.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

7. Assets Held for Sale

   The Company applies SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of the carrying amount or the fair market value less selling costs. As of December 30, 2000 and January 1, 2000, the Company's assets held for sale primarily consist of real property acquired in the Western Merger of $25,077 and $29,694, respectively.

   During fiscal 2000, the Company recorded an impairment of the value assigned to a property held in the Wholesale segment. This facility consisted of excess space not required by the Company's current needs, therefore, leading to the Company's decision to dispose. The Company expects to dispose of this property during fiscal 2001. The impairment charge of $856, included in operating income, reduced the carrying value of the property to approximately $8,000.

8. Other Assets:

   As of December 30, 2000 and January 1, 2000, other assets include deferred debt issuance costs of $14,843 and $18,886, respectively (net of accumulated amortization of $8,232 and $5,261, respectively), relating to the Recapitalization (Note 15) and the Western Merger (Note 16). Such costs are being amortized over the term of the related debt (6 years to 11 years). Other assets also include the non-current portion of deferred income tax assets (Note
13).

9. Accrued Expenses:

   Accrued expenses consist of the following:

                                                         December 30, January 1,
                                                             2000        2000
                                                         ------------ ----------
     Payroll and related benefits.......................   $ 25,507    $ 32,682
     Restructuring......................................      3,772       8,238
     Warranty...........................................     18,962      19,780
     Other..............................................     76,721      85,324
                                                           --------    --------
     Total accrued expenses.............................   $124,962    $146,024
                                                           ========    ========

10. Other Long-Term Liabilities:

   Other long-term liabilities consist of the following:

                                                         December 30, January 1,
                                                             2000        2000
                                                         ------------ ----------
     Other employee benefits............................   $ 24,625    $ 26,587
     Restructuring......................................      6,813      13,078
     Other..............................................     12,495      11,582
                                                           --------    --------
     Total other long-term liabilities..................   $ 43,933    $ 51,247
                                                           ========    ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

11. Long-term Debt:

   Long-term debt consists of the following:

                                                         December 30, January
                                                             2000     1, 2000
                                                         ------------ --------
Senior Debt:
Deferred term loan at variable interest rates (9.25% at
 December 30, 2000), due April 2004....................    $ 90,000   $ 90,000
Delayed draw facilities at variable interest rates,
 (8.47% at December 30, 2000), due April 2004..........      94,000     70,000
Revolving facility at variable interest rates (8.50% at
 December 30, 2000), due April 2004....................      15,000     66,000
Tranche B facility at variable interest rates (9.19% at
 December 30, 2000), due April 2006....................     123,500    124,500
McDuffie County Authority taxable industrial
 development revenue bonds, issued December 31,1997,
 interest due monthly at an adjustable rate established
 by the Remarketing Agent (6.90% at December 30, 2000),
 principal due on November 1, 2002.....................      10,000     10,000
Capital lease obligation...............................         --       3,467
Other..................................................         784        --
Subordinated debt:
Subordinated notes payable, interest due semi-annually
 at 10.25%, due April 2008.............................     169,450    200,000
Discount debentures, interest at 12.875%, due April
 2009, face amount of $112,000 less unamortized
 discount of $27,785 and $37,638 at December 30, 2000
 and January 1, 2000, respectively (subordinate to
 substantialy all other liabilities)...................      84,215     74,362
                                                           --------   --------
Total long-term debt...................................     586,949    638,329
Less: Current portion of long-term debt................      (7,028)    (3,665)
                                                           --------   --------
Long-term debt, excluding current portion..............    $579,921   $634,664
                                                           ========   ========

Senior Debt:

   The deferred term loan, delayed draw facilities, revolving facility and Tranche B facility ("Credit Facility") are with a syndicate of banks. The Credit Facility provides for the Company to borrow up to $462,500 in the form of senior secured credit facilities, consisting of (i) $90,000 senior secured deferred term loan, (ii) $49,000 senior secured delayed draw term loan facility (the "Delayed Draw Facility I"), (iii) $75,000 senior secured delayed draw term loan facility (the "Delayed Draw Facility II") and, together with the Delayed Draw Facility I, (the "Delayed Draw Facilities"), (iv) a $123,500 Tranche B senior secured term loan facility (the "Tranche B Facility"), and (v) a $125,000 senior secured revolving credit facility (the "Revolving Facility"). The Revolving Facility has a letter of credit sub-limit of $25,000, of which $11,910 was outstanding for stand-by letters of credit as of December 30, 2000. Amounts available under the revolver, delayed draw term and deferred term loans are subject to a borrowing base formula, which is based on certain percentages of the Company's inventories and certain debt covenants. As of December 30, 2000, $118,300 was available under these facilities.

   Borrowings under the Credit Facility are required to be prepaid, subject to certain exceptions, with (a) 50% of the Excess Cash Flow (as defined), (b) the net cash proceeds of all asset sales or other dispositions

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data) of property (as defined), (c) the net proceeds of issuances of debt obligations and (d) the net proceeds of issuance of equity securities. Excess Cash Flow is defined as the excess of (A) the sum of Advance Stores Company, Incorporated's ("Stores"), a wholly owned subsidiary, (i) consolidated net income (excluding certain gains and losses and restricted payments made to its parent), (ii) depreciation, amortization and other noncash charges, (iii) any decrease in Net Working Capital (as defined), (iv) increases in the deferred revenues, and
(v) proceeds of certain indebtedness incurred, less (B) the sum of (a) any noncash gains, (b) any increases in Net Working Capital, (c) decreases in consolidated deferred revenues, (d) capital expenditures and (e) repayments of indebtedness (subject to certain exceptions). The Company was not required to make an Excess Cash Flow prepayment for fiscal 1999 but will make a $6,244 mandatory prepayment for fiscal 2000 in fiscal 2001.

   The interest rates under the delayed draw facilities and the revolver are determined by reference to a pricing grid that provides for reductions in the applicable interest rate margins based on the Company's trailing total debt to EBITDA ratio (as defined in the Credit Facility). Based upon the Company's operating ratios at December 30, 2000, the margins were 1.75% and 0.75% for Eurodollar and base rate borrowings, respectively. Additionally, at December 30, 2000, the margin under the Tranche B term loan and the deferred term loan facility was 2.50% on a Eurodollar rate and 1.50% on the base rate borrowings. A commitment fee of 0.50% per annum is charged on the unused portion of the Credit Facility.

   The Credit Facility is secured by all assets of the Company and contains covenants restricting the ability of the Company and its subsidiaries to, among others, (i) declare dividends or redeem or repurchase capital stock, (ii) make loans and investments and (iii) engage in transactions with affiliates or the Company to change its passive holding company status. The Company is required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio, (c) a minimum retained cash earnings test and (d) maximum limits on capital expenditures.

   On December 31, 1997, the Company entered into an agreement with McDuffie County Authority under which bond proceeds of $10,000 were issued to construct a distribution center. Proceeds of the bond offering were fully expended during fiscal 1999. These industrial development revenue bonds currently bear interest at a variable rate, with a one-time option to convert to a fixed rate, and are secured by a letter of credit.

Subordinated Debt:

   The $169,450 Senior Subordinated Notes (the "Notes") are unsecured and are subordinate in right of payment to all existing and future Senior Debt. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption, with the net proceeds of one or more equity offerings; provided that, in each case, at least 65% of the initially outstanding aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of such equity offering.

   Upon the occurrence of a change of control, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offering price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   The Notes contain various non-financial restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to issue preferred stock, repurchase stock and incur certain indebtedness, engage in transactions with affiliates, pay dividends or certain other distributions, make certain investments and sell stock of subsidiaries.

   During fiscal 2000, the Company repurchased on the open market $30,550 face value of Notes at a price ranging from 81.5 to 82.5 percent of their face value. Accordingly, the Company recorded a gain related to the extinguishment of this debt of $2,933, net of $1,759 provided for income taxes and $868 for the write off of the associated deferred debt issuance costs.

   The Senior Discount Debentures (the "Debentures") accrue at a rate of 12.875%, compounded semi-annually, to an aggregate principal amount of $112,000 by April 15, 2003. Cash interest will not accrue on the Debentures prior to April 15, 2003. Commencing April 15, 2003, cash interest on the Debentures will accrue and be payable, at a rate of 12.875% per annum, semi-annually in arrears on each April 15 and October 15. As of December 30, 2000, the Debentures have been accreted by $24,198 with corresponding interest expense of $9,853, $8,700 and $5,645 recognized for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

   The Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003. In addition, at any time prior to April 15, 2001 the Company may, at its option, redeem up to 35% of the aggregate principal amount at maturity of the Debentures originally issued at a redemption price equal to 112.875% of the accreted value thereof, plus liquidated damages, if any, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount at maturity of the Debentures will remain outstanding immediately following each such redemption.

   Upon the occurrence of a change of control, each holder of the Debentures will have the right to require the Company to purchase the Debentures at a price in cash equal to 101% of the accreted value thereof plus liquidated damages, if any, thereon in the case of any such purchase prior to April 15, 2003, or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase in the case of any such purchase on or after April 15, 2003. As the Company may not have any significant assets other than capital stock of Stores (which is pledged to secure the Company's obligations under the Credit Facility), the Company's ability to purchase all or any part of the Debentures upon the occurrence of a change in control will be dependent upon the receipt of dividends or other distributions from Stores or its subsidiaries. The Credit Facility and the Senior Subordinated Notes have certain restrictions for Stores with respect to paying dividends and making any other distributions.

   The Debentures are subordinated to substantially all of the Company's other liabilities. The Debentures contain certain non-financial restrictive covenants that are similar to the covenants contained in the Notes.

   As of December 30, 2000, the Company was in compliance with the covenants of the Credit Facility, the Notes and Debentures. Substantially all of the net assets of the Company's subsidiaries are restricted at December 30, 2000.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   The aggregate future annual maturities of long-term debt, net of the unamortized discount related to the Debentures, are as follows:

       2001............................................................ $  7,028
       2002............................................................   14,000
       2003............................................................    4,000
       2004............................................................  219,668
       2005............................................................   60,000
       Thereafter......................................................  282,253
                                                                        --------
                                                                        $586,949
                                                                        ========

12. Stockholder Subscription Receivables:

   As a result of the Recapitalization (See Note 15) the Company established a stock subscription plan which allows certain directors, officers and key employees of the Company to purchase shares of Class A common stock. The plan requires that the purchase price of the stock equal the fair market value at the time of the purchase and allows fifty percent of the purchase price be executed through the delivery of a full recourse promissory note. The notes provide for annual interest payments, at the prime rate, with the entire principal amount due in five years. As of December 30, 2000 and January 1, 2000, outstanding stockholder subscription receivables were $2,364 and $2,008, respectively, and are included as a reduction to Stockholders' equity in the accompanying consolidated balance sheets.

13. Income Taxes:

   Provision (benefit) for income taxes for fiscal 2000, fiscal 1999 and fiscal 1998 consists of the following:

                                                    Current  Deferred   Total
                                                    -------  --------  --------
   2000--
     Federal....................................... $ 8,005  $    976  $  8,981
     State.........................................   1,847      (293)    1,554
                                                    -------  --------  --------
                                                    $ 9,852  $    683  $ 10,535
                                                    =======  ========  ========
   1999--
     Federal....................................... $(1,913) $ (6,535) $ (8,448)
     State.........................................   1,979    (6,115)   (4,136)
                                                    -------  --------  --------
                                                    $    66  $(12,650) $(12,584)
                                                    =======  ========  ========
   1998--
     Federal....................................... $ 3,845  $ (4,528) $   (683)
     State.........................................   1,419      (820)      599
                                                    -------  --------  --------
                                                    $ 5,264  $ (5,348) $    (84)
                                                    =======  ========  ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   The provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

                                                     2000      1999    1998
                                                    -------  --------  -----
   Pre-tax income (loss) at statutory U.S. federal
    income tax rate................................ $ 9,507  $(13,269) $(793)
   State income taxes, net of federal income tax
    benefit........................................     896    (2,688)   389
   Non-deductible interest & other expenses........   1,010     1,125    609
   Changes in certain tax accounting methods.......     --        --    (366)
   Valuation allowance.............................     914       596    --
   Puerto Rico dividend withholding tax............     --        150    120
   Other, net......................................  (1,792)    1,502    (43)
                                                    -------  --------  -----
                                                    $10,535  $(12,584) $ (84)
                                                    =======  ========  =====

   Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

                                                         December 30, January 1,
                                                             2000        2000
                                                         ------------ ----------
   Deferred income tax assets...........................   $57,378     $65,572
   Deferred income tax liabilities......................   (62,121)    (54,731)
                                                           -------     -------
   Net deferred income tax (liabilities) assets.........   $(4,743)    $10,841
                                                           =======     =======

   Net deferred income tax assets of $8,792 were recorded in the purchase price allocation of Western.

   The Company incurred financial reporting and tax losses in 1999 primarily due to integration and interest costs incurred as a result of the Western Merger and the Recapitalization (See Notes 15 and 16). As of December 30, 2000, the Company has cumulative net deferred income tax liabilities of $4,743. The gross deferred income tax assets include federal and state net operating loss carryforwards ("NOLs") of approximately $16,931. These NOLs may be used to reduce future taxable income and expire periodically through fiscal year 2020. The Company believes it will realize these tax benefits through a combination of the reversal of temporary differences, projected future taxable income during the NOL carryforward periods and available tax planning strategies. Due to uncertainties related to the realization of certain deferred tax assets for NOLs in various jurisdictions, the Company recorded a valuation allowance of $1,510 as of December 30, 2000 and $596 as of January 1, 2000. The amount of deferred income tax assets realizable, however, could change in the near future if estimates of future taxable income are changed.

                 ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   Temporary differences which give rise to significant deferred income tax assets (liabilities) are as follows:

                                                        December 30, January 1,
                                                            2000        2000
                                                        ------------ ----------
   Current deferred income taxes--
     Inventory valuation differences..................    $(36,051)   $(30,708)
     Accrued medical and workers compensation.........       2,319       2,462
     Accrued expenses not currently deductible for
      tax.............................................      16,391      26,778
     Net operating loss carryforwards.................       7,124       4,000
                                                          --------    --------
       Total current deferred income taxes............    $(10,217)   $  2,532
                                                          ========    ========
   Long-term deferred income taxes--
     Property and equipment...........................    $(24,571)   $(24,023)
     Postretirement benefit obligation................       8,254       8,580
     Amortization of bond discount....................       8,184       4,861
     Net operating loss carryforwards.................       9,807      18,140
     Minimum tax credit carryforward (no expiration)..       6,809         --
     Valuation allowance..............................      (1,510)       (596)
     Other, net.......................................      (1,499)      1,347
                                                          --------    --------
       Total long-term deferred income taxes..........    $  5,474    $  8,309
                                                          ========    ========

   The Company currently has four years that are open to audit by the Internal Revenue Service. In addition, various state and foreign income tax returns for several years are open to audit. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position or results of operations.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)
14. Lease Commitments:

   The Company leases store locations, distribution centers, office space, equipment and vehicles under lease arrangements, some of which are with related parties.

   At December 30, 2000, future minimum lease payments due under non-cancelable operating leases are as follows:

                                                              Related
                                                   -----------------------------
                                                   Other(a)  Parties(a)  Total
                                                   --------- ---------- --------
     2001......................................... $ 115,631  $ 3,688   $119,319
     2002.........................................   107,908    3,688    111,596
     2003.........................................    97,119    3,496    100,615
     2004.........................................    84,711    2,536     87,247
     2005.........................................    76,686    2,239     78,925
     Thereafter...................................   228,300    2,211    230,511
                                                   ---------  -------   --------
                                                   $ 710,355  $17,858   $728,213
                                                   =========  =======   ========

--------
(a) The Other and Related Parties columns include stores closed as a result of the Company's restructuring plans (See Note 3).

   At December 30, 2000, future minimum sub-lease income to be received under non-cancelable operating leases is $10,152.

   Net rent expense for fiscal 2000, fiscal 1999 and fiscal 1998 was as follows:

                                                     2000       1999     1998
                                                   ---------  --------  -------
     Minimum facility rentals..................... $ 112,768  $103,807  $63,787
     Contingent facility rentals..................     1,391     2,086      718
     Equipment rentals............................     1,875     3,831    1,804
     Vehicle rentals..............................     6,709     4,281    2,391
                                                   ---------  --------  -------
                                                     122,743   114,005   68,700
     Less: Sub-lease income.......................    (1,747)   (1,085)    (426)
                                                   ---------  --------  -------
                                                   $ 120,996  $112,920  $68,274
                                                   =========  ========  =======

   Contingent facility rentals are determined on the basis of a percentage of sales in excess of stipulated minimums for certain store facilities. Most of the leases provide that the Company pay taxes, maintenance, insurance and certain other expenses applicable to the leased premises and include options to renew. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

   Rental payments to related parties of approximately $3,921 in fiscal 2000, $3,998 in fiscal 1999 and $2,984 in fiscal 1998 are included in net rent expense.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

15. Recapitalization:

   On April 15, 1998, the Company consummated its recapitalization pursuant to an Agreement and Plan of Merger dated March 4, 1998 (the "Merger Agreement"). In connection with the Merger Agreement, the Company's Board of Directors authorized a 12,500 to 1 split of the common stock and a change in the par value of the common stock from $100 to $.01 per share.

   Pursuant to the Merger Agreement, AHC Corporation ("AHC"), a corporation controlled by an investment fund organized by Freeman Spogli & Co. Incorporated ("FS&Co."), merged into the Company (the "Merger"), with the Company as the surviving corporation. In the Merger, a portion of the common stock and all of the preferred stock of the Company were converted into the right to receive in the aggregate approximately $351,000 in cash and certain stock options (See
Note 23). Certain shares representing approximately 14% of the outstanding Class A common stock remained outstanding upon consummation of the Merger. Immediately prior to the Merger, FS&Co. purchased approximately $80,500 of the common stock of AHC which was converted in the Merger into approximately 64% of the Company's outstanding common stock and Ripplewood Partners, L.P. and its affiliates ("Ripplewood") purchased approximately $20,000 of the common stock of AHC which was converted in the Merger into approximately 16% of the Company's outstanding common stock. In connection with the Merger, management purchased approximately $8,000, or approximately 6%, of the Company's outstanding common stock, a portion of which resulted in stockholder subscription receivables.

   The Merger, the retirement of certain notes payable and long-term debt, borrowings under the Credit Facility, the issuance of the Debentures and the issuance of the Notes collectively represent the "Recapitalization". The Company has accounted for the Recapitalization for financial reporting purposes as the sale of common stock, the issuance of debt, the redemption of common and preferred stock and the repayment of notes payable and long-term debt.

16. Western Merger:

   On November 2, 1998, the Company consummated a Plan of Merger (the "Western Merger") with Sears, Roebuck and Co. ("Sears"), to acquire Western (Western Auto Supply Company), for $175,000 in cash and 11,474,606 shares of the Company's common stock. Additionally, the Company agreed to share losses incurred by Sears as a result of the sale, or as a result of continuing the private label credit card programs up to a maximum of $10,000 ("Credit Card Liability"). The Company recorded the $10,000, which was paid in fiscal 1999, as additional purchase price. In connection with the transaction, the Company sold 4,161,712 shares of common stock to certain stockholders for $70,000 and the Company borrowed $90,000 under a new deferred term loan facility. The remainder of the $175,000 was funded through cash on hand. As of the transaction date, Sears owned approximately 40.6% of the Company's issued and outstanding common stock.

   The Western Merger has been accounted for under the purchase method of accounting. Accordingly, the results of operations of Western for the periods from November 2, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The final purchase price allocation resulted in total excess fair value over the purchase price of $4,667 and was allocated to non-current assets, primarily property and equipment.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

17. Stockholders' Agreement:

   A former owner of the Company and a trust established for the founder of the Company (the "Continuing Stockholders"), FS&Co., Ripplewood, WA Holding Co. ("WAH"), a subsidiary of Sears, and the Company have entered into a Stockholders' Agreement (the "Stockholders' Agreement"). Under the Stockholders' Agreement, FS&Co., Ripplewood, the Continuing Stockholders and WAH have the right to purchase their pro rata share of certain new issuances of common stock as well as the right to participate pro rata in any sale of common stock by a stockholder. Sales of common stock by the Continuing Stockholders and Ripplewood are subject to a right of first offer in favor of FS&Co. and WAH, in the case of the Continuing Stockholders through April 2001. The Stockholders' Agreement provides Ripplewood and the Continuing Stockholders with tag-along rights in the event of sales by FS&Co. or WAH. If FS&Co. sells all of its common stock, Ripplewood and the Continuing Stockholders will be obligated to sell all of their shares of common stock at the request of FS&Co.

   The Stockholders' Agreement further provides that FS&Co., WAH, Ripplewood and the Continuing Stockholders will have defined levels of representation on the Board of Directors. Ripplewood has granted FS&Co. an irrevocable proxy to vote Ripplewood's common stock on all matters, expiring upon an initial public offering. Pursuant to the Stockholders' Agreement, the current Chairman of the Board has certain approval rights with respect to major corporate transactions.

18. Installment Sales Program:

   A subsidiary of the Company maintains an in-house finance program, which offers financing to retail customers. Finance charges of $3,063, $2,662 and $376 on the installment sales program are included in net sales in the accompanying consolidated statements of operations for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively. The cost of administering the installment sales program is included in selling, general and administrative expenses as a cost of operations.

19. Subsequent Events:

   On August 7, 2001, the Company signed a definitive agreement to acquire Discount Auto Parts, Inc. (Discount) in a merger transaction. Discount shareholders will receive $7.50 per share in cash plus 0.2577 shares of common stock in the combined company for each share of Discount common stock. Accordingly, upon consummation of the merger, Discount shareholders will own approximately 13% of the total shares outstanding of the combined company. The Company will file a registration statement covering the shares issued to Discount shareholders, and, through this offering, become a public company renamed Advance Auto Parts, Inc. Discount operates approximately 667 retail auto parts stores in Florida, Georgia, South Carolina, Alabama, Louisiana and Mississippi. The merger, subject to certain regulatory filings and approvals, will be accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations."

   On July 27, 2001, the Company made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio. This 382,000 square foot owned facility opened in 1996 and served stores operating in the retail segment throughout the Mid-west portion of the United States. The Company has operated two distribution facilities in overlapping markets since the Western Merger, in which the Company assumed the operation of a Western distribution facility in Ohio. The decision to close this facility allows the Company to utilize the operating resource requirements more productively in other areas of the business. The Company does not anticipate closure of this facility and the severing of certain of its employees to materially impact its financial position or future results of operations.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc. ("Carport"). The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport's operations. The acquisition has been accounted for under the purchase method of accounting during the second quarter of fiscal 2001.

   The purchase price of $21,533 was allocated during the second quarter of fiscal 2001to the asset and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,239 in goodwill.

   The Company received notification from Sears during the first quarter of fiscal 2001 that certain environmental matters of Western existing as of the merger date and fully indemnified by Sears, have been settled. Accordingly, the Company reversed $2,500 of the previously recorded $3,750 receivable due from Sears and reduced the corresponding environmental liability (see Note 20).

20. Contingencies:

   In the case of all known contingencies, the Company accrues for an obligation when it is probable and the amount is reasonably estimable. As facts concerning contingencies become known to the Company, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change include tax and legal matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

   In October 2000, a vendor repudiated a long-term purchase agreement entered into with the Company in January 2000. The Company filed suit against the vendor in November of fiscal 2000. While legal remedies were being pursued, an interim agreement was entered into to ensure the continuous supply of products. In its suit, the Company attempted to recover monetary damages for the increased costs charged by the vendor under the interim agreement, the increased costs to acquire product from other sources, plus any consequential damages. Based on consultation with the Company's legal counsel, management believed the purchase agreement was entered into in good faith and it was highly probable that the Company would prevail in its suit. Therefore, the Company recorded a gain of $3,300, which represented actual damages incurred through December 30, 2000, as a reduction of cost of sales in the accompanying statements of operations. Related income taxes and legal fees of $1,300 were also recorded in the accompanying consolidated statement of operations for the year ended December 30, 2000. On March 23, 2001, the Company agreed to a cash settlement of $16,600 from the vendor. The remainder of the cash settlement over the originally recorded gain, less higher product costs incurred under the interim supply agreement, related legal expenses and taxes, was recognized as a net gain of $8,300 during first quarter of fiscal 2001.

   In March 2000, the Company was notified it has been named in a lawsuit filed on behalf of independent retailers and jobbers against the Company and others for various claims under the Robinson-Patman Act. The suit is in preliminary stages. The Company believes these claims are without merit and intends to defend them vigorously; however, the ultimate outcome of this matter can not be ascertained at this time.

   In January 1999, the Company was notified by the United States Environmental Protection Agency ("EPA") that Western Auto may have potential liability under the Comprehensive Environmental Response Compensation and Liability Act relating to two battery salvage and recycling sites that were in operation in the 1970's and 1980's. The EPA has indicated the total cleanup for this site will be approximately $1,600.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)
Management is continuing their investigation of the EPA notification. An estimate of the range of liability is not reasonably possible until technical studies are sufficiently completed and the amount of potential indemnification from Sears, if any, is further investigated. The ultimate exposure will also depend upon the participation of other parties named in the notification who are believed to share in responsibility. The Company believes the claim could be settled for an amount not material to the Company's financial position or results of operations.

   Sears has agreed to indemnify the Company for certain litigation and environmental matters of Western that existed as of the Western Merger date. The Company has recorded a receivable from Sears of approximately $2,685, which is included in the fair value of Western's assets (Note 16), relating to certain environmental matters that had been accrued by Western as of the Western Merger date. As of the Western Merger date, Sears has agreed to partially indemnify the Company for up to 5 years for certain additional environmental matters that may arise relating to the period prior to the Western Merger. The Company's maximum exposure during the indemnification period for certain matters covered in the Western Merger agreement is $3,750.

   In November 1997 a plaintiff, on behalf of himself and others similarly situated, filed a class action complaint and motion of class certification against the Company in the circuit court for Jefferson County, Tennessee, alleging misconduct in the sale of automobile batteries. The complaint seeks compensatory and punitive damages. The Company believes it has no liability for such claims and intends to defend them vigorously.

   In addition, three lawsuits were filed against the Company on July 28, 1998, for wrongful death relating to an automobile accident involving an employee of the Company. The Company believes the financial exposure is covered by insurance.

   The Company is also involved in various other claims and lawsuits arising in the normal course of business. The damages claimed against the Company in some of these proceedings are substantial. Although the final outcome of these legal matters cannot be determined, based on the facts presently known, it is management's opinion that the final outcome of such claims and lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

   The Company has certain periods open to examination by taxing authorities in various states for sales and use tax. In management's opinion, adequate reserves have been established and any amounts assessed will not have a material effect on the Company's financial position or results of operations.

   The Company is self-insured with respect to workers' compensation and health care claims for eligible active employees. The Company maintains certain levels of stop-loss insurance coverage for these claims through an independent insurance provider. The cost of workers' compensation and general health care claims is accrued based on actual claims reported plus an estimate for claims incurred but not reported. These estimates are based on historical information along with certain assumptions about future events, and are subject to change as additional information comes available.

   The Company has entered into employment agreements with certain employees that provide severance pay benefits under certain circumstances after a change in control of the Company or upon termination by the Company. The maximum contingent liability under these employment agreements is approximately $4,740 and $4,400 at December 30, 2000 and January 1, 2000, respectively.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

21. Related-party Transactions:

   Rents for related-party leases may be slightly higher than rents for non-affiliated leases, and certain terms of the related-party leases are more favorable to the landlord than those contained in leases with non-affiliates (See Note 14).

   Under the terms of a shared services agreement, Sears provided certain services to the Company, including payroll and payable processing for Western, among other services through the third quarter of fiscal year 1999. The Company and Sears have entered into agreements that provide for the Western stores to continue to purchase and carry certain Sears branded products during periods defined in the agreements. The Company is also a first-call supplier of certain automotive products to certain Sears Automotive Group stores.

   In connection with the Western Merger, Sears arranged to buy from the Company certain products in bulk for its automotive centers through January 1999. These amounts are included in net sales to Sears in the following table.

   The following table presents the related party transactions with Sears for fiscal 2000, 1999 and 1998 and as of December 30, 2000 and January 1, 2000:

                                                         Years Ended
                                              ----------------------------------
                                              December 30, January 1, January 2,
                                                  2000        2000       1999
                                              ------------ ---------- ----------
     Net sales to Sears......................    $7,487      $5,326     $2,124
     Shared services revenue.................       --        2,286        697
     Shared services expenses................       --          887        844
     Credit card fees expense................       405         348        657
                                                 ======      ======     ======

                                              December 30, January 1,
                                                  2000        2000
                                              ------------ ----------
     Receivables from Sears..................    $3,160      $6,625
     Payable to Sears........................     1,321       4,304
                                                 ======      ======

22. Benefit Plans:

401(k) Plan

   The Company maintains a defined contribution employee benefit plan, which covers substantially all employees after one year of service. The plan allows for employee salary deferrals, which are matched at the Company's discretion. Company contributions were $5,245 in fiscal 2000, $4,756 in fiscal 1999, and $2,634 in fiscal 1998.

   The Company also maintains a profit sharing plan covering Western employees that was frozen prior to the Western Merger on November 2, 1998 (Note 16). This plan covered all full-time employees who had completed one year of service and had attained the age of 21 on the first day of each month. All employees covered under this plan were included in the Company's plan on January 1, 1999.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

Deferred Compensation

   The Company maintains an unfunded deferred compensation plan established for certain key employees of Western prior to the Western Merger (Note 16). The Company assumed the plan liability of $15,253 through the Western Merger. The plan was frozen at the date of the Western Merger. As of December 30, 2000 and January 1, 2000, $5,359 and $8,504, respectively was accrued related to the plan.

Postretirement Plan

   The Company provides certain health care and life insurance benefits for eligible retired employees. Employees retiring from the Company with 20 consecutive years of service after age 40 are eligible for these benefits, subject to deductibles, co-payment provisions and other limitations.

   The estimated cost of retiree health and life insurance benefits is recognized over the years that the employees render service as required by SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." The initial accumulated liability, measured as of January 1, 1995, the date the Company adopted SFAS No. 106, is being recognized over a 20-year amortization period.

   In connection with the Western Merger, the Company assumed Western's benefit obligation under its postretirement health care plan. This plan was merged into the Company's plan effective July 1, 1999.

   The Company maintains the existing plan and the assumed plan covering Western employees. Financial information related to the plans was determined by the Company's independent actuaries as of December 30, 2000 and January 1, 2000. The following provides a reconciliation of the benefit obligation and the funded status of the plan:

                                                              2000      1999
                                                            --------  --------
   Change in benefit obligation:
     Benefit obligation at beginning of the year........... $ 22,095  $ 23,559
     Service cost..........................................      451       336
     Interest cost.........................................    1,532     1,401
     Benefits paid.........................................   (2,826)   (1,843)
     Actuarial loss (gain).................................      830    (1,358)
                                                            --------  --------
     Benefit obligation at end of the year.................   22,082    22,095
   Change in plan assets:
     Fair value of plan assets at beginning of the year....      --        --
     Employer contributions................................    2,826     1,843
     Benefits paid.........................................   (2,826)   (1,843)
                                                            --------  --------
     Fair value of plan assets at end of year..............      --        --
   Reconciliation of funded status:
     Funded status.........................................  (22,082)  (22,095)
     Unrecognized transition obligation....................      810       868
     Unrecognized actuarial loss (gain)....................      530      (300)
                                                            --------  --------
   Accrued postretirement benefit cost..................... $(20,742) $(21,527)
                                                            ========  ========

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   Net periodic postretirement benefit cost is as follows:

                                                              2000   1999  1998
                                                             ------ ------ ----
   Service cost............................................. $  451 $  336 $240
   Interest cost............................................  1,532  1,401  440
   Amortization of the transition obligation................     58     58   58
   Amortization of recognized net losses....................    --      43   60
                                                             ------ ------ ----
                                                             $2,041 $1,838 $798
                                                             ====== ====== ====

   The postretirement benefit obligation was computed using an assumed discount rate of 7.5% and 6.5% in 2000 and 1999, respectively. The health care cost trend rate was assumed to be 9.0% for 2000, 8.5% for 2001, 8.0% for 2002, 7.5% for 2003, 7.0% for 2004, 6.5% for 2005, and 5.0% to 6.0% for 2006 and
thereafter.

   If the health care cost were increased 1% for all future years the accumulated postretirement benefit obligation would have increased by $1,496 as of December 30, 2000. The effect of this change on the combined service and interest cost would have been an increase of $130 for 2000.

   If the health care cost were decreased 1% for all future years the accumulated postretirement benefit obligation would have decreased by $1,308 as of December 30, 2000. The effect of this change on the combined service and interest cost would have been a decrease of $113 for 2000.

   The Company reserves the right to change or terminate the benefits at any time. The Company also continues to evaluate ways in which it can better manage these benefits and control costs. Any changes in the plan or revisions to assumptions that affect the amount of expected future benefits may have a significant impact on the amount of the reported obligation and annual expense.

23. Stock Options:

   The Company maintains a senior executive stock option plan and an executive stock option plan (the "Option Plans") for key employees of the Company. The Option Plans provide for the granting of non-qualified stock options. All options will terminate on the seventh anniversary of the grant date. Shares authorized for grant under the senior executive and the executive stock option plans are 1,650,000 and 1,240,000, respectively, at December 30, 2000.

   Three different types of options are granted pursuant to the Option Plans. Fixed Price Service Options vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. Performance Options are earned in installments based upon satisfaction of certain performance targets for the four-year period ending in fiscal 2001. Variable Price Service Options vest in equal annual installments over a two-year period beginning in 1999, and have an exercise price that increases over time.

   As a result of the Recapitalization certain continuing stockholders received stock options to purchase up to 500,000 shares of common stock. The stock options are fully vested, nonforfeitable and provide for a $10 per share exercise price, increasing $2.00 per share annually, through the expiration date of April 2005. The Company retained a reputable firm with expertise in valuing stock options to determine the fair value of these options as of April 15, 1998 (the "valuation date"). Based on their analysis, the fair value of the options was approximately $300 in the aggregate. The value of the options as of the valuation date has been reflected as additional consideration for the shares of common stock repurchased in the Recapitalization.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)
   Total option activity was as follows:

                                    2000                      1999                     1998
                          ------------------------- ------------------------ ------------------------
                                       Weighted-                Weighted-                Weighted-
                          Number of     Average     Number of    Average     Number of    Average
                           Shares    Exercise Price  Shares   Exercise Price  Shares   Exercise Price
                          ---------  -------------- --------- -------------- --------- --------------
Fixed Price Service
 Options
Outstanding at beginning
 of year................    296,655      $14.79      104,580      $10.00          --       $  --
Granted.................  1,335,500       19.80      230,000       16.82      104,580       10.00
Exercised...............        --          --           --          --           --          --
Forfeited...............    (22,500)      14.55      (37,925)      13.90          --          --
                          ---------      ------      -------      ------      -------      ------
Outstanding at end of
 year...................  1,609,655      $18.95      296,655      $14.79      104,580      $10.00
                          =========      ======      =======      ======      =======      ======
Variable Price Service
 Options
Outstanding at beginning
 of year................    329,235      $15.00      397,085      $15.00          --       $  --
Granted.................        --          --           --          --       397,085       15.00
Exercised...............        --          --           --          --           --          --
Forfeited...............    (32,500)      15.00      (67,850)      15.00          --          --
                          ---------      ------      -------      ------      -------      ------
Outstanding at end of
 year...................    296,735      $15.00      329,235      $15.00      397,085      $15.00
                          =========      ======      =======      ======      =======      ======
Performance Options
Outstanding at beginning
 of year................    329,235      $10.00      397,085      $10.00          --       $  --
Granted.................        --          --           --          --       397,085       10.00
Exercised...............        --          --           --          --           --          --
Forfeited...............    (32,500)      10.00      (67,850)      10.00          --          --
                          ---------      ------      -------      ------      -------      ------
Outstanding at end of
 year...................    296,735      $10.00      329,235      $10.00      397,085      $10.00
                          =========      ======      =======      ======      =======      ======
Other Options
Outstanding at beginning
 of year................    500,000      $12.00      500,000      $10.00          --       $  --
Granted.................        --          --           --          --       500,000       10.00
Exercised...............        --          --           --          --           --          --
Forfeited...............        --          --           --          --           --          --
                          ---------      ------      -------      ------      -------      ------
Outstanding at end of
 year...................    500,000      $14.00      500,000      $12.00      500,000      $10.00
                          =========      ======      =======      ======      =======      ======

   As of December 30, 2000, 118,270 of the Fixed Price Service Options, 148,368 of the variable options and 500,000 of the other options were exercisable. Only the 500,000 of other options and 29,385 of the fixed options were exercisable at January 1, 2000. The exercise price for the above options range from $10.00 per share to $16.82 per share. The remaining weighted-average contractual life of all options, excluding 1,050,000 of the options granted in fiscal 2000, is five years. The 1,050,000 options have a weighted-average contractual life of six years and five months for which none of the options are exercisable as of December 30, 2000.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

   As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for its employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the measurement date over the exercise price. Accordingly, the Company did not recognize compensation expense on the issuance of its Fixed Price Service Options because the exercise price equaled the fair market value of the underlying stock on the grant date. The fair market value of the stock as of December 30, 2000 and January 1, 2000, as determined by the Board of Directors, was $21.00 and $16.82, respectively. The excess of the fair market value per share over the exercise price per share for the Performance Options and Variable Price Service Options is recorded as outstanding stock options and unamortized stock option compensation and is included in other stockholders' equity. At December 30, 2000, outstanding stock options and unamortized stock option compensation was $3,948 and $1,488, respectively. This compensation is amortized to expense over the vesting periods. Compensation expense related to these options of $729, $1,082 and $695 is included in selling, general and administrative expenses in the accompanying consolidated statements of operations for the fiscal year ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

   The following information is presented as if the Company elected to account for compensation cost related to the stock options using the fair value method as prescribed by SFAS No. 123:

                                                       2000     1999     1998
                                                      ------- --------  -------
   Net income (loss):
   As reported....................................... $19,559 ($25,326) ($2,182)
   Pro-forma.........................................  19,674  (24,842)  (1,700)
                                                      ======= ========  =======

   For the above information, the fair value of each option granted in fiscal 2000 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 4.47% and 4.57%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

   For the above information, the fair value of each option granted in fiscal 1999 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 5.19% and 5.27%; (ii) weighted-average expected life of options of two and three years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

   For the above information, the fair value of each option granted in fiscal 1998 was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions: (i) risk-free interest rate of 5.61%, 5.62% and 5.65%; (ii) weighted-average expected life of options of two, three and four years and (iii) expected dividend yield of zero. As permitted by SFAS No. 123 for companies with non-public equity securities, the Company used the assumption of zero volatility in valuing their options.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

24. Fair Value of Financial Instruments:

   The carrying amount of cash and cash equivalents, receivables, bank overdrafts, accounts payable, borrowings secured by receivables and current portion of long-term debt approximates fair value because of the short maturity of those instruments. The carrying amount for variable rate long-term debt approximates fair value for similar issues available to the Company. The fair value of all fixed rate long-term debt was determined based on current market prices, which approximated $163,473 and $222,640 at December 30, 2000 and January 1, 2000, respectively.

25. Segment and Related Information:

   During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement requires entities to report financial and descriptive information related to segments within the organization.

   The Company has the following operating segments: Holding, Retail and Wholesale. Holding has no operations but holds certain assets and liabilities. Retail consists of the retail operations of the Company, operating under the trade name "Advance Auto Parts" in the United States and "Western Auto" in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers, franchisees and one Company-owned store in California all operating under the "Western Auto" trade name. The California store location generates approximately 13% of the total Wholesale segment revenues.

   The financial information for fiscal 1999 and 1998 has been restated to reflect the operating segments described above. Prior to January 1, 2000, management received and used financial information at the Advance Stores and consolidated Western levels. The Advance Stores segment consisted of the "Advance Auto Parts" retail locations and the Western segment consisted of the "Western Auto" retail locations and wholesale operations described above. The accounting policies of the reportable segments are the same as those of the Company.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

                          Advance
                          Holding    Retail    Wholesale(b) Eliminations   Totals
                          -------  ----------  ------------ ------------ ----------
2000
Net sales(a)............  $   --   $2,148,904    $139,118     $   --     $2,288,022
Gross profit............      --      873,119      22,776         --        895,895
Operating income........      --       87,600       5,189         --         92,789
Net interest (expense)
 income.................   (9,871)    (49,976)     (5,849)        --        (65,696)
(Loss) income before
 (benefit) provision for
 income taxes and
 extraordinary item(c)..   (9,871)     37,345        (313)        --         27,161
Extraordinary item, gain
 on debt extinguishment,
 net of $1,759 income
 taxes..................      --        2,933         --          --          2,933
Segment assets(c).......   10,556   1,293,208      56,088      (3,492)    1,356,360
Depreciation and
 amortization...........               66,513         313         --         66,826
Capital expenditures....      --       70,492          74         --         70,566

1999(d)
Net sales(a)............  $   --   $1,999,002    $207,943     $   --     $2,206,945
Gross profit............      --      784,147      18,685         --        802,832
Operating income
 (loss).................      --       24,588      (4,353)        --         20,235
Net interest (expense)
 income.................   (8,717)    (50,789)     (2,654)        --        (62,160)
Loss before benefit for
 income taxes(c)........   (8,717)    (26,200)     (2,993)        --        (37,910)
Segment assets(c).......   13,036   1,250,654      94,298      (9,359)    1,348,629
Depreciation and
 amortization...........      --       53,280       4,867         --         58,147
Capital expenditures....      --       96,989       8,028         --        105,017

1998(d)
Net sales(a)............  $   --   $1,186,167    $ 34,592     $   --     $1,220,759
Gross profit............      --      452,817       1,744         --        454,561
Operating (loss)
 income.................     (564)     41,228      (8,818)        (17)       31,829
Net interest (expense)
 income.................   (6,252)    (28,310)        416       1,068       (33,078)
(Loss) income before
 (benefit) provision for
 income taxes(c)........   (6,825)     11,901      (8,402)      1,060        (2,266)
Segment assets(c).......    6,749   1,150,592     110,924      (2,910)    1,265,355
Depreciation and
 amortization...........      --       29,208         756         --         29,964
Capital expenditures....      --       64,131       1,659         --         65,790

--------
(a) For fiscal years 2000, 1999, and 1998, total net sales include approximately $356,000, $245,000 and $130,000, respectively, related to revenues derived from commercial sales.

(b) During fiscal 1999, certain assets, liabilities and the corresponding activity related to the Parts America store operations and a distribution center were transferred to the Retail segment through a dividend to Retail. Additionally, throughout fiscal 2000, the Company transferred certain assets to the Retail segment related to the Western Auto retail operations in Puerto Rico and the Virgin Islands.

(c) Excludes investment in and equity in net earnings or losses of subsidiaries.

(d) Fiscal 1999 and 1998 results of operations do not reflect the allocation of certain shared expenses to the Wholesale segment. During fiscal 2000, Management adopted a method for allocating shared expenses.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            December 30, 2000, January 1, 2000, and January 2, 1999
                 (Dollars in thousands, except per share data)

26. Quarterly Financial Data (Unaudited):

   The following table summarizes quarterly financial data for fiscal years 2000 and 1999:

                                          First     Second   Third    Fourth
                                         --------  -------- -------- --------
2000
Net sales............................... $677,582  $557,650 $552,138 $500,652
Gross profit............................  258,975   216,533  223,903  196,484
Operating income........................   19,184    32,249   30,111   11,245
Net (loss) income.......................     (956)   10,381   12,440   (2,306)
Basic net (loss) income per common
 share..................................    (0.03)     0.37     0.44    (0.08)
Diluted net (loss) income per common
 share..................................    (0.03)     0.36     0.44    (0.08)
1999
Net sales............................... $670,453  $542,320 $522,846 $471,326
Gross profit............................  226,361   196,526  199,637  180,308
Operating (loss) income.................  (17,002)   14,096   14,860    8,281
Net (loss) income.......................  (24,942)    2,067      191   (2,642)
Basic net (loss) income per common
 share..................................    (0.88)     0.07     0.01    (0.09)
Diluted net (loss) income per common
 share..................................    (0.88)     0.07     0.01    (0.09)

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                      July 14, 2001 and December 30, 2000
                 (dollars in thousands, except per share data)

                                                        July 14,    December 30,
                                                          2001          2000
                        ASSETS                         -----------  ------------
                                                       (unaudited)
Current assets:
Cash and cash equivalents............................. $   19,620    $   18,009
Receivables, net......................................     90,401        80,578
Inventories...........................................    788,773       788,914
Other current assets..................................     18,878        10,274
                                                       ----------    ----------
    Total current assets..............................    917,672       897,775
Property and equipment, net of accumulated
 depreciation of $210,776 and $191,897................    400,973       410,960
Assets held for sale..................................     23,640        25,077
Other assets, net.....................................     22,029        22,548
                                                       ----------    ----------
                                                       $1,364,314    $1,356,360
                                                       ==========    ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdrafts....................................... $      --     $   13,599
Current portion of long-term debt.....................        --          9,985
Accounts payable......................................    401,039       387,852
Accrued expenses......................................    138,839       124,962
Other current liabilities.............................     50,770        42,794
                                                       ----------    ----------
    Total current liabilities.........................    590,648       579,192
                                                       ----------    ----------
Long-term debt........................................    554,819       576,964
                                                       ----------    ----------
Other long-term liabilities...........................     39,488        43,933
                                                       ----------    ----------
Commitments and contingencies
Stockholders' equity:
Preferred stock, 8% noncumulative, nonvoting, $10 par
 value, redeemable by the Company at par; liquidation
 value at par; 100,000 shares authorized; no shares
 issued or outstanding................................        --            --
Common stock, Class A, voting, $.01 par value,
 62,500,000 shares authorized; 28,321,150 and
 28,288,550 issued and outstanding....................        283           283
Common stock, Class B, nonvoting, $.01 par value,
 21,875,000 shares authorized; no shares issued or
 outstanding..........................................        --            --
Additional paid-in capital............................    372,970       372,169
Other.................................................      1,396           396
Accumulated deficit...................................   (195,290)     (216,577)
                                                       ----------    ----------
    Total stockholders' equity........................    179,359       156,271
                                                       ----------    ----------
                                                       $1,364,314    $1,356,360
                                                       ==========    ==========

   The accompanying notes to the condensed consolidated financial statements are an integral part of these balance sheets.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    For The Twenty-eight Week Periods Ended July 14, 2001 and July 15, 2000
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                          Twenty-eight Week
                                                            Periods Ended
                                                        ----------------------
                                                         July 14,    July 15,
                                                           2001        2000
                                                        ----------  ----------
Net sales.............................................. $1,336,837  $1,235,232
  Cost of sales, including purchasing and warehousing
   costs...............................................    796,557     759,724
                                                        ----------  ----------
  Gross profit.........................................    540,280     475,508
  Selling, general and administrative expenses.........    472,361     424,075
                                                        ----------  ----------
  Operating income.....................................     67,919      51,433
                                                        ----------  ----------
Other (expense) income:
  Interest expense.....................................    (33,074)    (36,601)
  Other................................................        569         532
                                                        ----------  ----------
    Total other expense, net...........................    (32,505)    (36,069)
                                                        ----------  ----------
Income before provision for income taxes...............     35,414      15,364
Provision for income taxes.............................    (14,010)     (5,939)
                                                        ----------  ----------
Net income............................................. $   21,404  $    9,425
                                                        ==========  ==========
Net income per basic share............................. $     0.76  $     0.33
                                                        ==========  ==========
Net income per diluted share........................... $     0.74  $     0.33
                                                        ==========  ==========
Average common shares outstanding...................... 28,284,636  28,295,150
Dilutive effect of stock options.......................    475,424     214,727
                                                        ----------  ----------
Average common shares outstanding--assuming dilution... 28,760,060  28,509,877
                                                        ==========  ==========



 The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    For The Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)
                                  (Unaudited)

                                                           Twenty-Eight Week
                                                             Periods Ended
                                                          --------------------
                                                          July 14,   July 15,
                                                            2001       2000
                                                          ---------  ---------
Cash flows from operating activities:
Net income..............................................  $  21,404  $   9,425
Adjustments to reconcile net income to net cash provided
 by operating activities:
 Depreciation and amortization..........................     37,069     34,402
 Amortization of stock option compensation..............      1,342        600
 Amortization of deferred debt issuance costs...........      1,717      1,750
 Amortization of bond discount..........................      5,855      5,173
 Amortization of interest on capital lease obligation...      ----          42
 Losses on sales of property and equipment, net.........        806        215
 Impairment of assets held for sale.....................      1,600        --
 Provision for deferred income taxes....................      8,422      5,452
Net (increase) decrease in:
 Receivables, net.......................................     (8,915)     1,706
 Inventories............................................     17,351    (17,551)
 Other assets...........................................     (8,952)    (6,298)
Net increase (decrease) in:
 Accounts payable.......................................     13,187     33,285
 Accrued expenses.......................................     17,172    (17,308)
 Other liabilities......................................     (5,442)     2,411
                                                          ---------  ---------
   Net cash provided by operating activities............    102,616     53,304
                                                          ---------  ---------
Cash flows from investing activities:
Purchases of property and equipment.....................    (31,048)   (28,031)
Acquisition, net of cash acquired.......................    (21,472)       --
Proceeds from sales of property and equipment...........      1,381      2,531
                                                          ---------  ---------
 Net cash used in investing activities..................    (51,139)   (25,500)
                                                          ---------  ---------
Cash flows from financing activities:
Decrease in bank overdrafts.............................    (13,599)    (2,885)
(Payment) borrowing of note payable.....................       (784)     2,313
Borrowings under credit facilities......................    171,400    191,200
Payments on credit facilities...........................   (208,601)  (233,200)
(Repurchases of) proceeds from Class A common stock
 under the stockholder subscription plan................       (790)     2,650
Other...................................................      2,508      6,139
                                                          ---------  ---------
 Net cash used in financing activities..................    (49,866)   (33,783)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents....      1,611     (5,979)
Cash and cash equivalents, beginning of period..........     18,009     22,577
                                                          ---------  ---------
Cash and cash equivalents, end of period................  $  19,620  $  16,598
                                                          =========  =========
Supplemental cash flow information:
 Interest paid..........................................  $  23,271  $  28,040
 Income taxes paid, net of refunds received.............      1,241        321
Non-cash transactions:
 Accrued purchases of property and equipment............      4,717      2,460
 Equity transactions under the stockholder subscription
  and employee stock option plans.......................        864        703
 Conversion of capital lease obligation.................        --       3,509
                                                          =========  =========

   The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)

1. Basis of Presentation:

   The accompanying condensed consolidated financial statements include the accounts of Advance Holding Corporation and its wholly owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

   The condensed consolidated balance sheet as of July 14, 2001, the condensed consolidated statements of operations for the twenty-eight week periods ended July 14, 2001 and July 15, 2000 and the condensed consolidated statements of cash flows for the twenty-eight week periods ended July 14, 2001 and July 15, 2000, have been prepared by the Company and have not been audited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position of the Company, the results of its operations and cash flows have been made.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the fiscal year ended December 30, 2000.

   The results of operations for the twenty-eight week period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities in their statement of financial position and measure those instruments at fair value. In September 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Certain Hedging--an Amendment of SFAS No. 133," which amended the accounting and reporting standards for certain risks related to normal purchases and sales, interest and foreign currency transactions addressed by SFAS No. 133. The Company adopted SFAS No. 133 on December 31, 2000 with no material impact on its financial position or the results of its operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing Financial Assets and Extinguishment of Liabilities". This statement replaces SFAS No. 125, but carries over most of the provisions of SFAS No. 125 without reconsideration. The Company implemented SFAS No. 140 during the first quarter of fiscal 2001. The implementation had no impact on the Company's financial position or the results of its operations.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 addresses accounting and reporting for all business combinations and requires the use of the purchase method for business combinations. SFAS No. 141 also requires recognition of intangible assets apart from goodwill if they meet certain criteria. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)
intangibles with indefinite useful lives are no longer amortized but are instead subject to at least an annual assessment for impairment by applying a fair-value based test. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. SFAS No. 142 is effective for existing goodwill and intangible assets beginning on December 31, 2001. SFAS No. 142 is effective immediately for goodwill and intangibles acquired after June 30, 2001. Although the Company is currently evaluating the impact of SFAS Nos. 141 and 142, management does not expect that the adoption of these statements will have a material impact on existing goodwill or intangibles. For the twenty-eight week period ended July 14, 2001, the Company had amortization expense of approximately $150 related to existing goodwill. Such amortization will be eliminated upon adoption of SFAS No. 142.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 establishes accounting standards for recognition and measurement of an asset retirement obligation and an associated asset retirement cost and is effective for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material impact on its financial statements.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Per Share Information

   The Company presents basic and diluted income per share in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic income per share is computed as net income divided by the weighted-average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur from common shares issuable through stock-based compensation including stock options.

Reclassifications

   Certain 2000 amounts have been reclassified to conform with their 2001 presentation.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)

2. Accounts Receivable:

   Receivables consist of the following:

                                                          July 14,  December 30,
                                                            2001        2000
                                                          --------  ------------
                                                               (unaudited)
   Trade:
   Wholesale............................................. $12,253     $12,202
   Retail................................................  18,174      15,666
   Vendor................................................  46,141      36,260
   Installment...........................................  14,897      14,197
   Related parties.......................................     785       3,540
   Employees.............................................     901         607
   Other.................................................   2,841       3,127
                                                          -------     -------
   Total receivables.....................................  95,992      85,599
   Less--Allowance for doubtful accounts.................  (5,591)     (5,021)
                                                          -------     -------
   Receivables, net...................................... $90,401     $80,578
                                                          =======     =======


3. Inventories:

   Inventories are stated at the lower of cost or market using the last-in, first-out (LIFO) method. An actual valuation of inventory under the LIFO method can be made only at the end of each fiscal year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations must be based on management's estimates of expected fiscal year-end inventory levels and costs. The Company capitalizes certain purchasing and warehousing costs into inventory. Purchasing and warehousing costs included in inventory at July 14, 2001 and December 30, 2000 were $56,561 and $56,305, respectively. Inventories consist of the following:

                                                         July 14,   December 30,
                                                           2001         2000
                                                        ----------- ------------
                                                        (unaudited)
   Inventories at FIFO.................................  $776,704     $779,376
   Adjustments to state inventories at LIFO............    12,069        9,538
                                                         --------     --------
   Inventories at LIFO.................................  $788,773     $788,914
                                                         ========     ========

4. Restructuring Liabilities:

   The Company's restructuring activities relate to the ongoing analysis of the profitability of store locations and the settlement of restructuring activities undertaken as a result of the fiscal 1998 merger with Western Auto Supply Company ("Western") ("Western Merger"). Additionally, the Company assumed a portion of the pre-acquisition reserves related to the restructuring activities of the recently acquired Carport Auto Parts, Inc. (the "Carport Acquisition") (See Note 5). Expenses associated with restructuring are included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. During the first and second quarters of fiscal 2001, the Company closed two stores included in the fiscal 2000 restructuring activities and made the decision to close or relocate 24 additional stores not meeting profitability objectives, of which 18 had been closed or relocated as of July 14, 2001. As of July 14, 2001, this liability represents the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)

   A reconciliation of activity with respect to these restructuring accruals is as follows:

                                                                     Other Exit
                                                                        Costs
                                                                     -----------
                                                                     (unaudited)
     Balance, December 30, 2000.....................................   $6,788
     New provisions.................................................    3,275
     Change in estimates............................................      179
     Reserves utilized..............................................   (2,469)
                                                                       ------
     Balance, July 14, 2001.........................................   $7,773
                                                                       ======

   As a result of the Western Merger, the Company established restructuring reserves in connection with the decision to close certain Parts America stores, to relocate certain Western administrative functions, to exit certain facility leases and to terminate certain employees of Western. Additionally, the Carport Acquisition resulted in restructuring reserves for closing 21 acquired stores not expected to meet long-term profitability objectives and the termination of certain administrative employees of the acquired company. As of July 14, 2001, the other exit costs represent the current value required for certain facility exit costs, which will be settled over the remaining terms of the underlying lease agreements.

   A reconciliation of activity with respect to these restructuring accruals is as follows:

                                                                      Other Exit
                                                            Severance   Costs
                                                            --------- ----------
                                                                (unaudited)
   Balance, December 30, 2000..............................   $ --     $ 3,797
   Purchase accounting adjustments.........................     837      1,715
   Reserves utilized.......................................    (705)    (1,015)
                                                              -----    -------
   Balance, July 14, 2001..................................   $ 132    $ 4,497
                                                              =====    =======

5. Carport Acquisition:

   On April 23, 2001, the Company completed its acquisition of Carport Auto Parts, Inc. ("Carport"). The acquisition included a net 30 retail stores located in Alabama and Mississippi, and substantially all of the assets used in Carport's operations. The acquisition has been accounted for under the purchase method of accounting and, accordingly, Carport's results of operations have been included in the Company's statement of operations since the acquisition date.

   The purchase price of $21,533, has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. This allocation resulted in the recognition of $3,239 in goodwill.

6. Assets Held for Sale:

   During the first quarter of fiscal 2001, the Company recorded an impairment charge of $1,600 reducing the carrying value of a facility included in assets held for sale to $6,000. The facility, which is held in the Wholesale segment, consists of excess space not required for the Company's current needs.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)

7. Related Parties:

   The following table presents the related party transactions with Sears, Roebuck & Co. ("Sears") included in the condensed consolidated statements of operations for the twenty-eight week periods ended July 14, 2001 and July 15, 2000 and the condensed consolidated balance sheets as of July 14, 2001 and December 30, 2000:

                                                            Twenty-Eight Week
                                                              Periods Ended
                                                         -----------------------
                                                          July 14,    July 15,
                                                            2001        2000
                                                         ----------- -----------
                                                         (unaudited) (unaudited)
   Net sales to Sears...................................   $3,879      $3,976
   Credit card fees expense.............................      194         228
   Receivables from Sears...............................      702       3,160
   Payables to Sears....................................    1,220       1,321

8. Segment and Related Information:

   The Company has the following operating segments: Holding, Retail and Wholesale. Holding has no operations but holds certain assets and liabilities. Retail consists of the retail operations of the Company, operating under the trade names "Advance Auto Parts" and "Western Auto" in the United States and "Western Auto" in Puerto Rico and the Virgin Islands. Wholesale consists of the wholesale operations, including distribution services to independent dealers and franchisees all operating under the "Western Auto" trade name.

   During the first quarter of fiscal 2001, the Company realigned its retail operations to include the Company-owned store operating under the "Western Auto" trade name in California, which was previously included in the Wholesale segment. Therefore, the following segment disclosures for the twenty-eight weeks ended July 15, 2000 have been restated to reflect this new structure.

   The accounting policies of the consolidated company have been consistently applied to the reportable segments listed below.

                                     Twenty-Eight Week Period Ended
                          -----------------------------------------------------
                          Advance
     July 14, 2001        Holding    Retail   Wholesale Eliminations   Totals
     -------------        -------  ---------- --------- ------------ ----------
                                              (unaudited)
Net sales...............  $   --   $1,275,582  $61,255    $    --    $1,336,837
(Loss) income before
 benefit (provision) for
 income taxes...........   (5,908)     43,230   (1,908)        --        35,414
Segment assets(a).......   12,670   1,325,165   43,696     (17,217)   1,364,314

                                     Twenty-Eight Week Period Ended
                          -----------------------------------------------------
                          Advance
     July 15, 2000        Holding    Retail   Wholesale Eliminations   Totals
     -------------        -------  ---------- --------- ------------ ----------
                                              (unaudited)
Net sales...............  $   --   $1,160,310  $74,922    $    --    $1,235,232
(Loss) income before
 benefit (provision) for
 income taxes...........   (5,149)     23,591   (3,078)        --        15,364
Segment assets(a).......   15,648   1,294,571   64,112     (24,018)   1,350,313

--------
(a) Excludes investment in and equity in net earnings or losses of subsidiaries.

                  ADVANCE HOLDING CORPORATION AND SUBSIDIARIES

    For the Twenty-Eight Week Periods Ended July 14, 2001 and July 15, 2000
                             (Dollars in thousands)

9. Contingencies:

   During the first quarter of fiscal 2001, the Company recorded a net gain of $8,300 as a result of a settlement reached with a vendor, in which the vendor repudiated a long-term supply agreement. This gain was recognized as a reduction to cost of sales in the accompanying statement of operations.

   The Company received notification from Sears during the first quarter of fiscal 2001 that certain environmental matters of Western existing as of the merger date and fully indemnified by Sears, have been settled. Accordingly, the Company reversed a $2,500 receivable due from Sears and reduced the corresponding environmental liability.

10. Subsequent Events:

   On August 7, 2001, the Company signed a definitive agreement to acquire Discount Auto Parts, Inc. ("Discount") in a merger transaction. Discount shareholders will receive $7.50 per share in cash plus 0.2577 shares of common stock in the combined company for each share of Discount common stock. Accordingly, upon consummation of the merger, Discount shareholders will own approximately 13% of the total shares outstanding of the combined company. The Company will file a registration statement covering the shares issued to Discount shareholders, and, through this offering, become a public company renamed Advance Auto Parts, Inc. Discount operates approximately 667 retail auto parts stores in Florida, Georgia, South Carolina, Alabama, Louisiana and Mississippi. The merger, subject to certain regulatory filings and approvals, will be accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations."

   On July 27, 2001, the Company made the decision to close a duplicative distribution facility located in Jeffersonville, Ohio. This 382,000 square foot owned facility opened in 1996 and served stores operating in the retail segment throughout the Mid-west portion of the United States. The Company has operated two distribution facilities in overlapping markets since the Western Merger, in which the Company assumed the operation of a Western distribution facility in Ohio. The decision to close this facility allows the Company to utilize the operating resource requirements more productively in other areas of the business. The Company does not anticipate closure of this facility and the severing of certain of its employees to materially impact its financial position or future results of operations.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Discount Auto Parts, Inc.

   We have audited the accompanying consolidated balance sheets of Discount Auto Parts, Inc. as of May 29, 2001 and May 30, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended May 29, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discount Auto Parts, Inc. at May 29, 2001 and May 30, 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 29, 2001, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 2 to the financial statements, during fiscal 1999 the Company changed its method of accounting for inventories.

                                          /s/ Ernst & Young LLP

Tampa, Florida
June 29, 2001

                           DISCOUNT AUTO PARTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           May 30     May 29
                                                            2000       2001
                                                          ---------  ---------
                                                             (In thousands)
                         ASSETS
                         ------
Current assets:
  Cash................................................... $  12,612  $   9,669
  Inventories............................................   253,113    242,718
  Prepaid expenses and other current assets..............    13,986     14,391
  Deferred income taxes..................................       469        --
                                                          ---------  ---------
    Total current assets.................................   280,180    266,778
Property and equipment...................................   524,053    507,255
Less allowances for depreciation and amortization........  (104,771)  (122,742)
                                                          ---------  ---------
                                                            419,282    384,513
Other assets.............................................     5,247      4,638
                                                          ---------  ---------
    Total assets......................................... $ 704,709  $ 655,929
                                                          =========  =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current liabilities:
  Trade accounts payable................................. $ 100,804  $  96,442
  Accrued salaries, wages and benefits...................     8,804      8,649
  Other current liabilities..............................    14,403     16,637
  Current maturities of long-term debt...................     2,400      1,200
                                                          ---------  ---------
    Total current liabilities............................   126,411    122,928
Deferred gain on sale/leaseback..........................       --       5,966
Deferred income taxes....................................    10,494     13,273
Long-term debt...........................................   264,600    192,900
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares
   authorized, none issued or outstanding................       --         --
  Common Stock, $.01 par value, 50,000 shares authorized,
   16,700 and 16,708 shares issued and outstanding at May
   30, 2000 and May 29, 2001, respectively...............       167        167
  Additional paid-in capital.............................   142,379    142,429
  Retained earnings......................................   160,658    178,266
                                                          ---------  ---------
    Total stockholders' equity...........................   303,204    320,862
                                                          ---------  ---------
    Total liabilities and stockholders' equity........... $ 704,709  $ 655,929
                                                          =========  =========

                            See accompanying notes.

                           DISCOUNT AUTO PARTS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                      Fiscal Year Ended
                                                  ----------------------------
                                                   June 1    May 30    May 29
                                                    1999      2000      2001
                                                  --------  --------  --------
Net sales.......................................  $511,483  $598,258  $661,717
Cost of sales, including distribution costs.....   302,843   356,783   404,199
                                                  --------  --------  --------
    Gross profit................................   208,640   241,475   257,518
Selling, general and administrative expenses....   152,777   184,371   215,353
                                                  --------  --------  --------
Income from operations..........................    55,863    57,104    42,165
Other income, net...............................       817     2,770     6,957
Interest expense................................   (12,856)  (18,079)  (21,634)
                                                  --------  --------  --------
Income before income taxes and cumulative effect
 of change in accounting principle..............    43,824    41,795    27,488
Income taxes....................................    16,766    15,506     9,880
                                                  --------  --------  --------
Income before cumulative effect of change in
 accounting principle...........................    27,058    26,289    17,608
Cumulative effect of change in accounting
 principle, net of income tax benefit...........    (8,245)      --        --
                                                  --------  --------  --------
    Net income..................................  $ 18,813  $ 26,289  $ 17,608
                                                  ========  ========  ========
Net income per basic share from:
  Income before cumulative effect of change in
   accounting principle.........................  $   1.63  $   1.57  $   1.05
  Cumulative effect of change in accounting
   principle....................................     (0.50)      --        --
                                                  --------  --------  --------
    Net income..................................  $   1.13  $   1.57  $   1.05
                                                  ========  ========  ========
Net income per diluted share from:
  Income before cumulative effect of change in
   accounting principle.........................  $   1.61  $   1.57  $   1.05
  Cumulative effect of change in accounting
   principle....................................     (0.49)      --        --
                                                  --------  --------  --------
    Net income..................................  $   1.12  $   1.57  $   1.05
                                                  ========  ========  ========
Average common shares outstanding...............    16,650    16,695    16,703
Dilutive effect of stock options................       153        30         4
                                                  --------  --------  --------
    Average common shares outstanding-assuming
     dilution...................................    16,803    16,725    16,707
                                                  ========  ========  ========

                            See accompanying notes.

                           DISCOUNT AUTO PARTS, INC.

                  CONSOLIDATED STATEMENTS STOCKHOLDERS' EQUITY

                                     Common Stock  Additional
                           Preferred -------------  Paid-In   Retained
                             Stock   Shares Amount  Capital   Earnings  Total
                           --------- ------ ------ ---------- -------- --------
Balance at June 2, 1998...     --    16,630  $166   $141,163  $115,556 $256,885
  Stock issued under stock
   purchase and stock
   option plans...........     --        60     1      1,067       --     1,068
  Net income..............     --       --    --         --     18,813   18,813
                              ---    ------  ----   --------  -------- --------
Balance at June 1, 1999...     --    16,690   167    142,230   134,369  276,766
  Stock issued under stock
   purchase and stock
   option plans...........     --        10   --         149       --       149
  Net income..............     --       --    --         --     26,289   26,289
                              ---    ------  ----   --------  -------- --------
Balance at May 30, 2000...     --    16,700   167    142,379   160,658  303,204
  Stock issued under stock
   purchase and stock
   option plans...........     --         8   --          50       --        50
  Net income..............     --       --    --         --     17,608   17,608
                              ---    ------  ----   --------  -------- --------
Balance at May 29, 2001...     --    16,708  $167   $142,429  $178,266 $320,862
                              ===    ======  ====   ========  ======== ========




                            See accompanying notes.

                           DISCOUNT AUTO PARTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Fiscal Year Ended
                                                 -----------------------------
                                                  June 1    May 30    May 29
                                                   1999      2000      2001
                                                 --------  --------  ---------
                                                       (In thousands)
Operating activities
Net income.....................................  $ 18,813  $ 26,289  $  17,608
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization................    18,555    22,441     23,498
  Cumulative effect of change in accounting
   principle...................................     8,245       --         --
  Deferred income tax (benefit) expense........    (1,489)    5,344      5,262
  Gain on disposals of property and equipment..      (594)   (2,565)       (89)
  Changes in operating assets and liabilities:
    (Increase) decrease in inventories.........   (37,840)  (44,085)    10,395
    (Increase) decrease in prepaid expenses and
     other current assets......................    (2,706)    6,377       (405)
    Increase in other assets...................      (112)     (534)       (47)
    Increase (decrease) in trade accounts
     payable...................................    20,784    12,937     (4,362)
    Increase (decrease) in accrued salaries,
     wages and benefits........................       691       796       (155)
    Decrease (increase) in other current
     liabilities...............................      (504)    1,021        220
                                                 --------  --------  ---------
      Net cash provided by operating
       activities..............................    23,843    28,021     51,925

Investing activities
Net proceeds from sales of property and
 equipment.....................................     3,904     5,104      1,304
Purchases of property and equipment............   (80,964)  (69,257)   (43,053)
Business acquisition...........................    (8,225)      --         --
Net proceeds from sales/leaseback..............       --        --      59,731
                                                 --------  --------  ---------
      Net cash (used in) provided by investing
       activities..............................   (85,285)  (64,153)    17,982
Financing activities
Proceeds from short-term borrowings and long-
 term debt.....................................   105,359    92,344     92,829
Payments of short-term borrowings and long-term
 debt..........................................   (41,254)  (52,544)  (165,729)
Proceeds from issuances of common stock........     1,068       149         50
                                                 --------  --------  ---------
      Net cash provided by (used in) financing
       activities..............................    65,173    39,949    (72,850)
Net increase (decrease) in cash................     3,731     3,817     (2,943)
Cash at beginning of year......................     5,064     8,795     12,612
                                                 --------  --------  ---------
      Cash at end of year......................  $  8,795  $ 12,612  $   9,669
                                                 ========  ========  =========


                            See accompanying notes.

                           DISCOUNT AUTO PARTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Business

   Discount Auto Parts, Inc. is one of the Southeast's leading specialty retailers and suppliers of automotive replacement parts, maintenance items and accessories to both do-it-yourself ("DIY") consumers and professional mechanics and service technicians. As of June 1, 1999, May 30, 2000, and May 29, 2001, the Company operated a chain of 558, 643, and 666 stores, respectively. As of May 29, 2001, 438 of the stores were located in Florida, 114 were located in Georgia, 46 in Louisiana, 42 in Mississippi, 19 in Alabama, and 7 in South Carolina.

Fiscal Year End

   The Company's fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to May 31. The years ended June 1, 1999, May 30, 2000, and May 29, 2001 all consisted of 52 weeks.

Principles of Consolidation

   The consolidated financial statements include the accounts of Discount Auto Parts, Inc. and its subsidiaries (the "Company" or "Discount"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

   The Company recognizes revenue upon delivery of products for commercial sales and upon sale to the customer for retail sales.

Prepaid Expenses and Other Current Assets

   Prepaid expenses and other current assets principally include amounts due from vendors related to cooperative advertising and various incentive programs and trade accounts receivable resulting from the Company's commercial delivery program.

Property and Equipment

   Property and equipment is stated at cost. Depreciation is provided using accelerated and straight-line methods over periods that approximate the assets' estimated useful lives. Maintenance and repairs are charged against operations as incurred.

Pre-Opening Costs

   Costs associated with the opening of new stores, which primarily consist of payroll and occupancy costs, are charged against operations as incurred.

Advertising Costs

   The Company expenses its share of all advertising costs as such costs are incurred. The portion of advertising expenditures, which is to be recovered through vendor cooperative advertising and other similar programs, is recorded as receivables. Advertising expense, net of vendor rebates, was approximately $4.0 million for fiscal 1999, $1.9 million for fiscal 2000, and $2.9 million for fiscal 2001.

                           DISCOUNT AUTO PARTS, INC.

Income Taxes

   The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

Stock Option Plans

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options and presents disclosures required under Statement of Financial Accounting Standards Statement No. 123, Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Fair Values of Financial Instruments

   The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying value of cash, accounts receivable and accounts payable approximates fair market values. The carrying amount of long-term debt approximates fair market value based on current interest rates.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133 (Statement 133), Accounting for Derivative Instruments and Hedging Activities. The Company expects to adopt Statement 133 effective the beginning of fiscal year 2002. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Because the Company is not party to any derivative instruments at May 29, 2001, the adoption of this Statement will not have any effect on its results of operations or financial position.

   In July 2001, the Financial Accounting Standards Board issued Statements of Financial Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 establishes accounting and reporting standards for business combinations and eliminates the pooling-of-interests method of accounting for combinations for those combinations initiated after July 1, 2001. SFAS No. 141 also includes new criteria to recognize intangible assets separately from goodwill. SFAS No. 142 establishes the accounting and reporting standards for goodwill and intangible lives. Goodwill and intangibles with indefinite lives will no longer be amortized, but, alternatively, will be reviewed periodically for indicators of impairment. Separate intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The Company does not anticipate that the adoption of SFAS No. 141 and SFAS No. 142 will have a significant effect on its results of operations or financial position.

2. Accounting Change

   During the fourth quarter of fiscal year 1999, the Company changed its method of accounting for store inventories from the first-in, first-out retail inventory method to the weighted average cost method. The new

                           DISCOUNT AUTO PARTS, INC.

method for computing inventory is preferable because it more accurately measures the cost of the Company's merchandise and produces a better matching of revenues and expenses.

   The effect of the change as of June 3, 1998 has been presented as a cumulative effect of a change in accounting method, net of a $5,190,000 income tax benefit, of $8,245,000, and has been recorded as of the beginning of fiscal year 1999. The effect of this change in fiscal year 1999 was to decrease income before cumulative effect of change in accounting principle by $805,000 ($.05 per diluted share).

3. Property and Equipment

   Property and equipment consists of the following (dollars in thousands):

                                                       May 30,  May 29,   Life
                                                         2000     2001   (Years)
                                                       -------- -------- ------
     Land............................................. $197,489 $178,660
     Buildings........................................  182,982  169,136 5-31.5
     Furniture, fixtures and equipment................  121,698  133,064  5-7
     Building and leasehold improvements..............    4,470    4,628 5-31.5
     Automotive equipment.............................    4,907    4,911  3-7
     Construction in progress.........................   12,507   16,856
                                                       -------- --------
                                                       $524,053 $507,255
                                                       ======== ========

   Depreciation expense totaled approximately $18,415,000, $22,013,000, and $23,032,000 for fiscal years 1999, 2000 and 2001, respectively.

4. Long-Term Debt

   Long-term debt consists of the following (in thousands):

                                                             May 30,   May 29,
                                                               2000      2001
                                                             --------  --------
     Revolving credit agreements............................ $211,000  $140,500
     Senior term notes......................................   50,000    50,000
     Senior secured notes...................................    6,000     3,600
                                                             --------  --------
                                                              267,000   194,100
     Less current maturities................................   (2,400)   (1,200)
                                                             --------  --------
                                                             $264,600  $192,900
                                                             ========  ========

   Effective July 29, 1999, the Company entered into a five year $265 million unsecured revolving credit agreement (the "Revolver"). The rate of interest payable under the Revolver is a function of LIBOR or the prime rate of the lead agent bank, at the option of the Company. During the term of the Revolver, the Company is also obligated to pay a fee, which fluctuates based on the Company's debt-to-capitalization ratio, for the unused portion of the Revolver.

   Effective August 8, 1997, the Company issued a $50 million senior term notes facility (the "Notes"). The Notes provide for interest at a fixed rate of 7.46%, payable semi-annually, with semi-annual principal payments of $7.1 million, beginning July 15, 2004.

   At May 30, 2000 and May 29, 2001, the Company's weighted average interest rate on its borrowings under the revolving credit agreement was 7.3% and 7.1%, respectively.

                           DISCOUNT AUTO PARTS, INC.

   As of May 29, 2001, the Company had approximately $124.5 million of available borrowings.

   The Company issued two senior secured notes, each for an original principal of $12 million, to an insurance company. The notes were collateralized by a first mortgage on certain store properties, equipment and fixtures. During fiscal 2001, the Company retired one of the two senior secured notes. The remaining agreement provides for interest at a fixed rate of 9.8%, payable quarterly, with annual principal payments of $1.2 million due on May 31.

   The carrying value of all assets mortgaged or otherwise subject to lien totaled approximately $8.2 million at May 29, 2001.

   The Company's debt agreements contain various restrictions, including the maintenance of certain financial ratios and restrictions on dividends, with which the Company is in compliance. Based on the terms of the debt agreements, as of May 29, 2001, $42.7 million of the retained earnings were available for dividend distribution.

   Annual maturities, as of May 29, 2001, of all long-term debt for the next five years are as follows (in thousands):

                                                                         Amount
                                                                         -------
       2002............................................................. $ 1,200
       2003.............................................................   1,200
       2004.............................................................   1,200
       2005.............................................................  14,286
       2006.............................................................  14,286

   The table excludes amounts due under the Revolver in 2005 as it is expected to be renewed or replaced prior to its expiration.

   Total interest paid during fiscal years 1999, 2000 and 2001was approximately $13,843,000, $19,242,000, and $22,088,000, respectively. Capitalized interest for fiscal years 1999, 2000 and 2001 totaled approximately $668,000, $684,000, and $319,000, respectively.

5. Stockholders' Equity

   The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designation, preferences and relative participating, option or other special rights, and qualifications, limitations, or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of May 29, 2001, the Board had not authorized any series of preferred stock and there are no plans, agreements or understandings for the authorization or issuance of any shares of preferred stock.

6. Leases

   Certain of the Company's retail stores and equipment are leased under noncancelable operating leases. The majority of the retail store leases include options to purchase and provisions for rental increases based on the consumer price index.

                           DISCOUNT AUTO PARTS, INC.

   Future minimum annual rental commitments under noncancelable operating leases with initial or remaining terms of one year or more are as follows (in thousands):

                                                                         Amount
                                                                        --------
       2002............................................................ $ 13,289
       2003............................................................   11,749
       2004............................................................   10,605
       2005............................................................    9,677
       2006 and thereafter.............................................  128,767
                                                                        --------
                                                                        $174,087
                                                                        ========

   Rental expense for fiscal years 1999, 2000 and 2001 totaled approximately $5,094,000, $7,720,000, and $11,053,000, respectively.

   The Company also leases certain portions of its owned facilities to outside parties. Rental income for fiscal years 1999, 2000 and 2001 totaled approximately $719,000, $1,099,000, and $666,000, respectively.

   In May 2000, the Company entered into a lease agreement, as amended, in which the lessor agreed to fund up to $34 million for construction of a new 400,000 square foot distribution center in Copiah County, Mississippi. The agreement continues for five years following completion of the construction. Construction of the distribution center was completed in May 2001. At the end of the lease term, the Company has the option to renew the lease for two five-year terms, or to purchase the building for a price including the outstanding lease balance. If the Company elects not to renew the lease or purchase the building, the Company must arrange the sale of the building to a third party. Under the sale option, the Company has guaranteed a percentage of the total original cost as the residual fair value of the building. Lease payments are expected to be approximately $2.0 million on an annual basis and are included in the table above.

   On February 27, 2001, the Company completed a sale/leaseback transaction. Under the terms of the transaction, the Company sold 101 properties, including land, buildings, and improvements, for $62.2 million. The stores were leased back from the purchaser over a period of 22.5 years. The sale of the properties generated a gain, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term. Rent expense during the first five years of the lease will be approximately $6.4 million annually, with increases periodically thereafter, and is included in the table of future minimum annual rental commitments under non-cancelable operating leases.

7. Benefit Plans

   The Company has a 401(k) profit-sharing plan covering substantially all of its team members (employees) who have at least one year of service and work more than 1,000 hours per year. Team members may contribute up to 15% of their annual compensation subject to Internal Revenue Code maximum limitations. The Company has agreed to make matching contributions, based upon the team member's first six percent of compensation, ranging from 25% to 100% of the team member's contribution depending on the team member's years of service. After three years of service, Company contributions and earnings thereon vest at the rate of 20% per year of service with the Company. Expense recognized under this plan for fiscal years 1999, 2000 and 2001 was approximately $964,000, $947,000, and $1,279,000, respectively.

   The Company has a Supplemental Executive Profit Sharing Plan (the SEPS
Plan). The SEPS Plan is an unfunded deferred compensation plan covering certain key members of management. The amount of benefit each participant is entitled to is established annually by the Board of Directors or, in certain cases, by a

                           DISCOUNT AUTO PARTS, INC.

committee of the Board of Directors. Each participant's account accrues interest on unpaid awards at a rate determined annually as defined in the plan agreement. As of May 30, 2000 and May 29, 2001, the Company has accrued approximately $1,049,000 and $1,122,000, respectively, for benefits due under the SEPS Plan.

   The Board of Directors has adopted a stock purchase plan (the Purchase
Plan), which initially reserved an aggregate of 550,000 shares of common stock. Under the Purchase Plan, all team members have the right to purchase shares of common stock of the Company at a price equal to 85% of the value of the stock immediately prior to the beginning of each exercise period. All team members are eligible to participate except for those who have been employed by the Company for less than one year, team members who customarily work twenty hours or less per week, team members who customarily work five months or less in any calendar year, and team members owning at least 5% of the Company's stock. During fiscal years 1999, 2000 and 2001, 8,805, 6,499, and 7,454 shares, respectively, were purchased under the terms of the Purchase Plan. As of May 29, 2001, 464,002 shares of common stock remain reserved for issuance under the Purchase Plan.

8. Stock Option Plans

   The Company has stock option plans, which provide for the granting to key team members options to purchase shares of its common stock. A total of 2,540,000 shares of common stock were reserved for issuance under the plans and, as of May 29, 2001, a total of 2,448,808 shares of common stock remain so reserved. The per share exercise price of each stock option is not less than the fair market value of the stock on the date of the grant or, in the case of a team member owning more than 10% of the outstanding stock of the Company, the price for incentive stock options is not less than 110% of such fair market value.

   A summary of the Company's stock option activity and related information is as follows (shares in thousands):

                              June 1, 1999     May 30, 2000     May 29, 2001
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
Outstanding at beginning of
 year......................  1,127     $21    1,337     $23    1,515     $22
Granted....................    333      27      376      19      427       9
Exercised..................    (51)     18       (4)     19      --       --
Canceled...................    (72)     24     (194)     22     (432)     18
                             -----            -----            -----
Outstanding at end of
 year......................  1,337      23    1,515      22    1,510      19
                             =====            =====            =====
Exercisable at end of
 year......................    445      21      556      24      536      21
                             =====            =====            =====
Weighted-average fair value
 of options granted during
 the year..................             14               11                6

   Options outstanding and exercisable at May 29, 2001 are summarized as follows (options in thousands):

                                  Options Outstanding        Options Exercisable
                            -------------------------------- --------------------
                                                  Weighted
                            Weighted               Average               Weighted
                            Average               Remaining  Exercisable Average
                            Exercise   Number    Contractual    Stock    Exercise
 Range of Exercise Prices    Prices  Outstanding    Life       Options    Price
 ------------------------   -------- ----------- ----------- ----------- --------
 $7-$10...................    $ 9         353        9.3         --        $ --
 $16-$19..................     18         562        5.9         232         17
 $22-$31..................     26         595        5.2         304         25
                                        -----                    ---
 $7-$31...................     19       1,510        6.4         536         21
                                        =====                    ===

                           DISCOUNT AUTO PARTS, INC.

   All options outstanding generally vest beginning after three years and then in equal installments over a four-year period and have a ten-year duration. In the event of a change of ownership control, all options become 100% vested.

   The Company also has a Non-Employee Directors' Stock Option Plan. A total of 40,000 shares are reserved for future issuance under this plan. As of May 29, 2001, 25,000 options had been granted under this plan at an average price of $19.18. As of May 29, 2001, 8,250 of such options were exercisable.

   Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 (SFAS 123), and has been determined as if the Company had accounted for its employee and non-employee director stock options under the fair value method of SFAS 123.

   The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of return of 6.50% for 1999, 6.57% for 2000 and 5.8% for 2001; volatility factor of .41 for 1999, .44 for 2000 and .56 for 2001, and weighted average expected option life of seven years for all options. The Company assumed that no dividends would be paid over the expected life of the options.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years.

   The Company's pro forma information follows (in thousands, except per share amounts):

                                                         1999    2000    2001
                                                        ------- ------- -------
     Pro forma net income.............................. $18,579 $25,534 $16,727
     Pro forma net income per basic share.............. $  1.12 $  1.53 $  1.00
     Pro forma net income per diluted share............ $  1.11 $  1.53 $  1.00

9. Income Taxes

   The provision for income taxes is comprised of the following (in thousands):

                                                            Fiscal Year Ended
                                                         -----------------------
                                                         June 1, May 30, May 29,
                                                          1999    2000    2001
                                                         ------- ------- -------
     Current:
       Federal.......................................... $12,233 $ 9,264 $4,618
       State............................................   2,129     898    --
                                                         ------- ------- ------
                                                          14,362  10,162  4,618
     Deferred:
       Federal..........................................   2,062   5,219  4,884
       State............................................     342     125    378
                                                         ------- ------- ------
                                                           2,404   5,344  5,262
                                                         ------- ------- ------
                                                         $16,766 $15,506 $9,880
                                                         ======= ======= ======

                           DISCOUNT AUTO PARTS, INC.

   A reconciliation of the provision for income taxes to the amounts computed at the federal statutory tax rate is as follows (in thousands):

                                                          Fiscal Year Ended
                                                       ------------------------
                                                       June 1,  May 30, May 29,
                                                        1999     2000    2001
                                                       -------  ------- -------
     Federal income taxes at statutory rate..........  $15,339  $14,635 $9,621
     State income taxes, net of federal tax benefit..    1,606      850    378
     Other items, net................................     (179)      21   (119)
                                                       -------  ------- ------
                                                       $16,766  $15,506 $9,880
                                                       =======  ======= ======

   Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                            May 30,   May 29,
                                                              2000      2001
                                                            --------  --------
     Deferred tax assets:
       Change in inventory accounting method............... $  2,487  $  1,296
       Various accrued expenses............................      735       932
       Deferred gain from sale/leaseback...................      --      2,711
       Other, net..........................................      736     1,067
                                                            --------  --------
         Total deferred tax assets.........................    3,958     6,006

     Deferred tax liabilities:
       Depreciation........................................   10,977    16,881
       Accrued liabilities.................................    1,397     1,796
       Inventory related items.............................    1,124     2,006
       Other, net..........................................      485       610
                                                            --------  --------
         Total deferred tax liabilities....................   13,983    21,293
                                                            --------  --------
         Net deferred tax liability........................ $ 10,025  $ 15,287
                                                            ========  ========
     Classified as follows:
       Current asset (liability)........................... $    469  $ (2,014)
       Noncurrent asset (liability)........................  (10,494)  (13,273)
                                                            --------  --------
                                                            $(10,025) $(15,287)
                                                            ========  ========

   For fiscal years 1999, 2000 and 2001, the Company paid income taxes of approximately $15,526,000, $9,922,000, and $2,820,000, respectively.

10. Commitments And Contingencies

   The Company is involved in various legal proceedings arising out of the normal conduct of its business. Although the Company cannot ascertain the amount of liability that it may incur from any of these matters, it does not believe that, individually or in the aggregate, these legal proceedings will have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

   As of May 29, 2001, the Company's cost to complete construction contracts in progress was approximately $3.4 million.

                           DISCOUNT AUTO PARTS, INC.

11. Litigation Settlement

   In May 2001, the Company settled a claim related to litigation that was concluded in August 1997 by entering into a settlement agreement. The 1997 litigation stemmed from the sale and distribution of freon. The Company recorded a net gain of $6.5 million resulting from the settlement. Such amount is included in the other income caption on the income statement.

12. Subsequent Event (Unaudited)

   On August 7, 2001, the Company entered into a definitive agreement with Advance Holding Corporation, Advance Auto Parts, Inc., Advance Stores Company, Incorporated and AAP Acquisition Corporation (collectively, Advance) under which the Company would be acquired by Advance in a merger transaction. Terms of the agreement call for each share of Discount common stock to be exchanged for $7.50 in cash and 0.2577 shares of common stock of Advance Auto Parts, Inc., a holding company which has been formed to own and operate the combined companies. The transaction has been approved by the boards of directors of both companies and is subject to approval by the shareholders of Discount, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The transaction is expected to close in the fourth calendar quarter of 2001.

13. Quarterly Results Of Operations (Unaudited)

   The following quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods presented have been included.

                                             First    Second   Third    Fourth
                                            Quarter  Quarter  Quarter  Quarter
                                            -------- -------- -------- --------
                                              (In thousands, except per share
                                                         amounts)
   Fiscal year ended May 30, 2000:
     Net sales............................. $143,625 $142,643 $147,374 $164,616
     Gross profit..........................   58,427   58,547   58,683   65,818
     Net income............................    7,346    6,020    5,813    7,110
     Basic net income per common share.....      .44      .36      .35      .43
     Diluted net income per common share...      .44      .36      .35      .43

   Fiscal year ended May 29, 2001:
     Net sales............................. $167,074 $160,950 $159,477 $174,216
     Gross profit..........................   63,924   63,364   61,594   68,636
     Net income............................    3,569    2,281    2,309    9,449
     Basic net income per common share.....      .21      .14      .14      .57
     Diluted net income per common share...      .21      .14      .14      .57

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ADVANCE HOLDING CORPORATION,

                           ADVANCE AUTO PARTS, INC.,

                          AAP ACQUISITION CORPORATION,

                      ADVANCE STORES COMPANY, INCORPORATED

                                      AND

                           DISCOUNT AUTO PARTS, INC.



                           Dated as of August 7, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1 DEFINITIONS....................................................  A-2
    Section 1.1  Definitions of Certain Terms............................   A-2
    Section 1.2  Cross Reference Table of Certain Additional Defined
                 Terms...................................................   A-5

 ARTICLE 2 THE MERGER.....................................................  A-7
    Section 2.1  The Merger..............................................   A-7
    Section 2.2  Filing..................................................   A-7
    Section 2.3  Effective Time of Merger................................   A-7
    Section 2.4  Articles of Incorporation and Bylaws....................   A-7
    Section 2.5  Directors and Officers..................................   A-7
    Section 2.6  Effect of the Merger....................................   A-8
    Section 2.7  Contribution of Surviving Corporation Stock.............   A-8
    Section 2.8  Further Assurances......................................   A-8
    Section 2.9  Closing.................................................   A-8

 ARTICLE 3 CONVERSION OF SECURITIES.......................................  A-8
    Section 3.1  Conversion of Capital Stock.............................   A-8
    Section 3.2  Stockholder Approval, Proxy Statement/Prospectus........  A-10
    Section 3.3  Exchanging Certificates and In-the-Money Options for
                 Payment of Merger Consideration and Option Merger
                 Consideration...........................................  A-11

 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF DISCOUNT..................... A-14
    Section 4.1  Organization of Discount................................  A-14
    Section 4.2  Discount Capital Structure..............................  A-14
    Section 4.3  Authority; No Conflict; Required Filings and Consents...  A-15
    Section 4.4  SEC Filings; Financial Statements.......................  A-16
    Section 4.5  No Undisclosed Liabilities..............................  A-16
    Section 4.6  Absence of Certain Changes or Events....................  A-17
    Section 4.7  Taxes...................................................  A-17
    Section 4.8  Properties..............................................  A-18
    Section 4.9  Agreements, Contracts and Commitments...................  A-19
    Section 4.10 Litigation..............................................  A-20
    Section 4.11 Employee Benefit Plans..................................  A-20
    Section 4.12 Compliance With Laws....................................  A-21
    Section 4.13 Registration Statement; Blue Sky Filings; Proxy
                 Statement/Prospectus; Other Information.................  A-22
    Section 4.14 Labor Matters...........................................  A-22
    Section 4.15 Insurance...............................................  A-22
    Section 4.16 Environmental Matters...................................  A-23
    Section 4.17 No Existing Discussions.................................  A-23
    Section 4.18 Opinion of Financial Advisor............................  A-23
    Section 4.19 Brokers.................................................  A-24
    Section 4.20 Anti-Takeover Laws; Stockholder Rights Agreement........  A-24
    Section 4.21 Noncompetition Agreements...............................  A-24
    Section 4.22 Suppliers...............................................  A-24
    Section 4.23 Potential Conflict of Interest..........................  A-24

 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF NEW HOLDING, HOLDING, ASCI
           AND MERGER SUB................................................. A-25
    Section 5.1  Organization of Holding, New Holding, ASCI and Merger
                 Sub.....................................................  A-25

                                                                           Page
                                                                           ----
    Section 5.2  Capital Structures.....................................   A-25
    Section 5.3  Authority; No Conflict; Required Filings and Consents..   A-27
    Section 5.4  Financing..............................................   A-27
    Section 5.5  SEC Filings; Financial Statements......................   A-28
    Section 5.6  No Undisclosed Liabilities.............................   A-28
    Section 5.7  Taxes..................................................   A-28
    Section 5.8  Employee Benefit Plans.................................   A-29
    Section 5.9  Compliance With Laws...................................   A-29
    Section 5.10 Labor Matters..........................................   A-29
    Section 5.11 Environmental Matters..................................   A-30
    Section 5.12 Absence of Certain Changes or Events...................   A-30
    Section 5.13 Registration Statement; Blue Sky Filings; Proxy
                 Statement/Prospectus; Other Information................   A-31
    Section 5.14 Litigation.............................................   A-31
    Section 5.15 Brokers................................................   A-31
    Section 5.16 New Holding and Merger Sub.............................   A-32
    Section 5.17 No Other Transactions Being Negotiated.................   A-32

 ARTICLE 6 CERTAIN COVENANTS.............................................  A-32
    Section 6.1  Covenants of Discount..................................   A-32
    Section 6.2  Covenants of Holding and New Holding...................   A-34
    Section 6.3  Cooperation; Access....................................   A-37
    Section 6.4  Confidentiality........................................   A-38
    Section 6.5  Notices of Certain Events..............................   A-38

 ARTICLE 7 ADDITIONAL AGREEMENTS.........................................  A-38
    Section 7.1  No Solicitation........................................   A-38
    Section 7.2  Proxy Statement/Prospectus; Registration Statement;
                 Stockholders Meeting...................................   A-41
    Section 7.3  NYSE Listing...........................................   A-42
    Section 7.4  Legal Conditions to Merger.............................   A-42
    Section 7.5  Public Disclosure......................................   A-44
    Section 7.6  Certain Employee Benefit Plan Obligations..............   A-44
    Section 7.7  Indemnification, Exculpation and Insurance.............   A-45
    Section 7.8  Control of Operations..................................   A-46
    Section 7.9  No Rights Triggered....................................   A-47
    Section 7.10 Securityholder Litigation..............................   A-47
    Section 7.11 Directors..............................................   A-47
    Section 7.12 Delivery of Discount Financial Information.............   A-47
    Section 7.13 Delivery of Holding Financial Information..............   A-48

 ARTICLE 8 CONDITIONS TO MERGER..........................................  A-48
    Section 8.1  Conditions to Each Party's Obligation to Effect the
                 Merger.................................................   A-48
    Section 8.2  Additional Conditions to Obligations of Holding, New
                 Holding and Merger Sub.................................   A-49
    Section 8.3  Additional Conditions to Obligations of Discount.......   A-50

 ARTICLE 9 TERMINATION AND AMENDMENT.....................................  A-51
    Section 9.1  Termination............................................   A-51
    Section 9.2  Effect of Termination..................................   A-52
    Section 9.3  Termination Fee; Expenses..............................   A-53
    Section 9.4  Amendment..............................................   A-54

                                                                            Page
                                                                            ----
    Section 9.5   Extension; Waiver.......................................  A-54

 ARTICLE 10 MISCELLANEOUS.................................................. A-55
    Section 10.1  Survival................................................  A-55
    Section 10.2  Notices.................................................  A-55
    Section 10.3  Interpretation; Headings; Terms.........................  A-56
    Section 10.4  Counterparts............................................  A-56
    Section 10.5  Waivers.................................................  A-56
    Section 10.6  Entire Agreement; No Third Party Beneficiaries..........  A-56
    Section 10.7  Governing Law...........................................  A-56
    Section 10.8  Jurisdiction; Enforcement...............................  A-56
    Section 10.9  Assignment..............................................  A-57
    Section 10.10 Severability............................................  A-57
    Section 10.11 Expenses................................................  A-57
    Section 10.12 No Rule of Construction.................................  A-57
    Section 10.13 Incorporation of Exhibits and Schedules.................  A-57
    Section 10.14 Waiver of Jury Trial....................................  A-57

                                    Exhibits

                                                                        Exhibit
                                                                        -------
   Plan of Merger......................................................     A
   Articles of Merger..................................................     B
   Opinion of Counsel to Discount......................................     C
   Amendments to Master Lease..........................................   C-1
   Irrevocable Proxy and Voting Agreement..............................     D
   Stock Option Agreement..............................................     E
   Opinion of Counsel to Holding, New Holding, Merger Sub and ASCI.....     F

                                   Schedules

                                                                        Schedule
                                                                        --------
   Existing Senior Credit Facilities of ASCI to be refinanced..........     A
   Certain indebtedness of Discount to be repaid.......................     B
   Designated Discount Real Properties.................................     C
   Holding Designated Consents.........................................     D

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 7, 2001 among Advance Holding Corporation, a Virginia corporation ("Holding"), Advance Auto Parts, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("New Holding"), AAP Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of New Holding ("Merger Sub"), Advance Stores Company, Incorporated a Virginia corporation and wholly-owned subsidiary of Holding ("ASCI") and Discount Auto Parts, Inc., a Florida corporation ("Discount").

                                    RECITALS

   WHEREAS, Holding will reincorporate in Delaware by merging with and into New Holding, which is the owner of 100% of the issued and outstanding capital stock of Merger Sub, pursuant to which merger each outstanding share of Holding Common Stock will be converted into one outstanding share of New Holding Common Stock and the existing outstanding shares of New Holding will be cancelled (the "Reincorporation");

   WHEREAS, the Boards of Directors of Holding, New Holding, Merger Sub and Discount deem advisable and in the best interests of their respective stockholders that simultaneously with the Reincorporation, a merger of Merger Sub with and into Discount (the "Merger") be consummated upon the terms and conditions set forth herein and in accordance with the Florida Business Corporation Act ("FBCA") (Discount and Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and Discount, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

   WHEREAS, immediately following consummation of the Merger and the Reincorporation, New Holding will contribute all of the issued and outstanding capital stock of the Surviving Corporation to ASCI;

   WHEREAS, simultaneously with the execution and delivery of this Agreement, Holding, ASCI and Fontaine Industries Limited Partnership, a entity directly or indirectly controlled by Peter J. Fontaine (the "Principal Stockholder") are entering into (i) an agreement (the "Irrevocable Proxy and Voting Agreement") pursuant to which the Principal Stockholder will agree to, among other things, vote in favor of the Merger and (ii) an agreement (the "Stock Option Agreement") pursuant to which the Principal Stockholder has granted to ASCI an option to purchase shares of Discount Common Stock owned by it;

   WHEREAS, the Boards of Directors of Holding, ASCI, New Holding, Merger Sub and Discount, as appropriate, have approved this Agreement, the Merger and the plan of merger attached hereto as Exhibit A (the "Plan of Merger"), upon the terms and subject to the conditions set forth herein;

   WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of Discount has resolved to recommend that the holders of the outstanding shares of Discount Common Stock approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein and in the Plan of Merger; and

   WHEREAS, the Reincorporation and the Merger constitute interdependent steps of a single plan and Holding, New Holding, Merger Sub and Discount intend that, after giving effect to the transactions contemplated by this Agreement and the contemporaneous merger of Holding with and into New Holding, the exchange of New Holding Common Stock and cash for Discount Common Stock in the Merger be treated as part of an exchange subject to Section 351 of the Code.

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   Section 1.1 Definitions of Certain Terms. As used in this Agreement, the following terms have the meanings set forth below:

   "Affiliate" or "affiliate" means, as to a designated Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the designated Person.

   "Business Day" means any day on which banking institutions in New York, New York and Lakeland, Florida are open for business.

   "Charter Documents" means the articles or certificate of incorporation, bylaws and other constitutive documents of a Person.

   "Code" means the United States Internal Revenue Code of 1986, as amended.

   "Designated Discount Real Properties" means those parcels of Discount Owned Real Property listed on Schedule C to this Agreement.

   "Discount Common Stock" means the common stock, par value $.01 per share, of Discount.

   "Discount Intellectual Property Rights" means all intellectual property rights of Discount and pertaining to the business of Discount and the Discount Subsidiaries, including all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations; (ii) copyrights, copyrightable materials or pending applications therefor; (iii) trade secrets; (iv) inventions, discoveries, designs, and drawings; (v) computer software (including all source and object codes and manuals); and (vi) patents and patent applications.

   "Discount Leased Personal Property" means the personal property leased by Discount or a Discount Subsidiary under the Discount Personal Property Leases.

   "Discount Leased Real Property" means the real property leased by Discount or a Discount Subsidiary pursuant to the Discount Real Property Leases.

   "Discount Owned Personal Property" means all personal property used by Discount or a Discount Subsidiary in its business, other than Discount Leased Personal Property and Discount Intellectual Property Rights.

   "Discount Owned Real Property" means real property owned by Discount or a Discount Subsidiary.

   "Discount Permitted Liens" means (i) Liens securing Taxes or assessments not yet due and payable or which are being contested in good faith by appropriate proceedings, which contested proceedings are disclosed in the relevant Discount Disclosure Schedule, (ii) statutory or common law Liens of landlords, warehousemen, mechanics, materialmen, laborers or the like securing obligations incurred in the ordinary course of business that are not yet delinquent or which are being contested in good faith by appropriate proceedings, and
(iii) Liens securing Indebtedness reflected in the Discount Balance Sheet (including changes in the outstanding balances thereof in the ordinary course of business since the date of the most recent balance sheet included in the Discount Balance Sheet).

   "Discount Personal Property Lease" means a lease of personal property under which Discount or a Discount Subsidiary is the lessee, whether the lease is treated as a capital lease or an operating lease for accounting purposes.

   "Discount Real Property" means the Discount Owned Real Property and the Discount Leased Real Property.

   "Discount Real Property Lease" means a lease or sublease (and all amendments thereto) of real property under which Discount or a Discount Subsidiary is the lessee or sublessee.

   "Discount Subsidiary" means any Subsidiary of Discount.

   "Environmental Law" means any and all federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment or the public health as it relates to the environment, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to the environment.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

   "Exchange Act Filings" means (i) as to Discount, Discount's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by Discount with the SEC at any time after May 1, 1998 and (ii) as to Holding and ASCI, Holding's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by Holding with the SEC at any time after May 1, 1998 and ASCI's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by ASCI with the SEC at any time after May 1, 1998.

   "Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to or is otherwise regulated by any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

   "Holding Subsidiary" means any Subsidiary of Holding.

   "Knowledge" or "knowledge" means (i) with respect to Discount, the knowledge of one or more of Peter Fontaine, C. Michael Moore, Clement Bottino, Simon Gregorich, Kristi Mullis or Kevin Sullivan, and (ii) with respect to Holding and/or ASCI, the knowledge of one or more of Lawrence Castellani, Jimmie Wade, David Reid or Jeffrey Gray. An individual will be deemed to have knowledge of a particular fact or other matter if:

  (a) that individual is actually aware of that fact or matter; or

  (b) a prudent individual similarly situated in a comparable business organization would be expected to discover or otherwise become aware of that fact or matter after reasonable inquiry of the executive or senior managerial employees responsible for the relevant matters.

   "Liens" means all liens, pledges, security interests, options, mortgages, easements, charges, encumbrances or other interests in real or personal property that secure the payment or performance of an obligation or encumber real or personal property.

   "Material Adverse Effect" or "material adverse effect" or "material adverse change" means:

        (i) as to Discount, any change in or effect on the business of Discount or a Discount Subsidiary that (after giving effect to any benefits or beneficial or mitigating consequences or effects occasioned by or arising out of or in connection with the availability of any insurance or any contractual reimbursement or indemnity) is or has been or is reasonably likely to be materially adverse to the results of operations, properties, financial condition, assets or business of Discount and the Discount Subsidiaries, taken as a whole, except for any such change or effect reasonably attributable to (x) general economic conditions in the countries in which Discount or any Discount Subsidiary operates or in which products sold by Discount or any Discount Subsidiary are sourced, or (y) matters generally affecting the industries in which Discount or any Discount Subsidiary operates; and

         (ii) as to Holding, ASCI or New Holding, any change in or effect on the business of Holding, a Holding Subsidiary, New Holding or a Subsidiary of New Holding that (after giving effect to any benefits or beneficial or mitigating consequences or effects occasioned by or arising out of or in connection with the availability of any insurance or any contractual reimbursement or indemnity) is or has been or is reasonably likely to be materially adverse to the results of operations, properties, financial condition, assets or business of Holding, New Holding, the Holding Subsidiaries and the Subsidiaries of New Holding, taken as a whole, except for any such change or effect reasonably attributable to (x) general economic conditions in the countries in which Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding operates or in which products sold by Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding are sourced, or
    (y) matters generally affecting the industries in which Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding operates.

   "Merger Consideration" means the aggregate shares of New Holding Common Stock (the "Stock Consideration") plus the aggregate cash, including without limitation cash paid for fractional shares, (the "Cash Consideration") payable upon the conversion of the Discount Common Stock pursuant to Section 3.1 hereof.

   "New Holding Common Stock" means the Common Stock, par value $0.0001 per share, of New Holding.

   "Option Merger Consideration" means the aggregate cash payable in respect of Outstanding Discount Options ("Option-Related Cash Consideration") plus all of the New Holding Options that Outstanding Discount Options become or are converted into pursuant to Section 3.1(f) hereof.

   "Outstanding Discount Options" means all outstanding stock options to purchase Discount Common Stock granted under any stock option or compensation plan or arrangement of Discount and includes all In-the-Money Options and all Fully Converted Options.

   "Per Share Merger Consideration" means (i) cash in the amount of $7.50 and
(ii) 0.2577 of a fully paid and nonassessable share of New Holding Common Stock. The cash portion of the Per Share Merger Consideration is herein sometimes referred to as the "Per Share Cash Portion of the Per Share Merger Consideration" and the New Holding Common Stock portion of the Per Share Merger Consideration is herein sometimes referred to as the "Per Share Stock Portion of the Per Share Merger Consideration."

   "Person" means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or other entity.

   "Principal Holding Stockholders" means FS Equity Partners IV, L.P., Ripplewood Partners, L.P., Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F. Taubman, the Arthur Taubman Trust dated July 13, 1964, and WA Holding Co.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

   "Subsidiary" means with respect to any Person, any corporation or other entity a majority (by number of votes) of the outstanding shares (or other equity interests) of any class or classes of which shall at the time be directly or indirectly owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, directly or indirectly, to vote, or control or direct the outcome of any vote, for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

   "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, real property, personal property, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   Section 1.2 Cross Reference Table of Certain Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms are defined in the Sections set forth below:

     Term                                                         Section
     ----                                                         -------
     Acquisition Proposal................................. Section 7.1(a)
     Acquiror Plan........................................ Section 3.1(f)(ii)
     Acquisition Transaction.............................. Section 9.3(g)
     Agreement............................................ Preamble
     Antitrust Laws....................................... Section 7.4(b)
     Articles of Merger................................... Section 2.2
     ASCI................................................. Preamble
     ASCI Account......................................... Section 9.3(a)
     Bankruptcy and Equity Exception...................... Section 4.3(a)
     Blue Sky Filings..................................... Section 7.2(a)
     Certificates......................................... Section 3.3(b)
     Closing.............................................. Section 2.9
     Closing Date......................................... Section 2.9
     Commitments.......................................... Section 5.4
     Confidentiality Agreements........................... Section 6.4
     Constituent Corporations............................. Recitals
     Disclosed Discount Employment Arrangements........... Section 7.6(b)
     Discount............................................. Preamble
     Discount Approvals................................... Section 4.12
     Discount Audited Financial Statements................ Section 7.12
     Discount Balance Sheet............................... Section 4.4(b)
     Discount Disclosure Schedule......................... Preamble to Article 4
     Discount Employee Plans.............................. Section 4.11(a)
     Discount Employees................................... Section 7.6(a)
     Discount Financial Statements........................ Section 4.4(b)
     Discount Material Contracts.......................... Section 4.9
     Discount Material Leases............................. Section 4.8(b)
     Discount Material Personal Property.................. Section 4.8(a)
     Discount Material Real Property...................... Section 4.8(a)

     Term                                                         Section
     ----                                                         -------
     Discount Meeting..................................... Section 3.2(a)(i)
     Discount Option Plans................................ Section 3.1(f)(iii)
     Discount Preferred Stock............................. Section 4.2(a)
     Discount Q1 Financial Statements..................... Section 7.12
     Discount Q1 Form 10-Q................................ Section 7.12
     Discount Recommendation.............................. Section 3.2(a)(ii)
     Discount SEC Financial Statements.................... Section 4.4(b)
     Discount SEC Reports................................. Section 4.4(a)
     Discount Stockholder Vote............................ Section 6.2(a)
     Discount Unaudited Financial Statements.............. Section 4.4(b)
     DOJ.................................................. Section 7.4(b)
     Effective Time....................................... Section 2.3
     Environmental Law.................................... Section 4.16(b)
     ERISA................................................ Section 4.11 (a)
     ERISA Affiliate...................................... Section 4.11 (a)
     Exchange Agent....................................... Section 3.3(a)
     Exchange Fund........................................ Section 3.3(a)
     Expenses............................................. Section 9.3(a)
     Expenses Cap......................................... Section 9.3(a)
     FBCA................................................. Recitals
     FTC.................................................. Section 7.4(b)
     Fully Converted Option............................... Section 3.1(f)(ii)
     Government Action.................................... Section 7.4(b)
     Governmental Entity.................................. Section 4.3(c)
     Government Order..................................... Section 7.4(b)
     Hazardous Substance.................................. Section 4.16(c)
     Holding.............................................. Preamble
     Holding Approvals.................................... Section 5.9
     Holding Balance Sheet................................ Section 5.5(b)
     Holding Class B Stock................................ Section 5.2(a)
     Holding Common Stock................................. Section 5.2(a)
     Holding Designated Consents.......................... Section 7.4(a)
     Holding Disclosure Schedule.......................... Preamble to Article 5
     Holding Employee Plans............................... Section 5.8(a)
     Holding Financial Statements......................... Section 5.5(b)
     Holding Option Plans................................. Section
     Holding Preferred Stock.............................. Section 5.2(a)
     Holding SEC Reports.................................. Section 5.5(a)
     HSR Act.............................................. Section 4.3(c)
     In-the-Money Option.................................. Section 3.1(f)(i)
     IRS.................................................. Section 4.11(b)
     Merger............................................... Recitals
     Merger Sub........................................... Preamble
     Moody's.............................................. Section 7.1(f)
     New Holding.......................................... Preamble
     New Holding Common Stock............................. Section 5.2(b)
     New Holding Merger Agreement......................... Section 5.2(b)
     New Holding Preferred Stock.......................... Section 5.2(b)
     Option Exchange Ratio................................ Section 3.1(f)(ii)
     Outside Date......................................... Section 2.9
     Plan of Merger....................................... Recitals

     Term                                                            Section
     ----                                                            -------
     Principal Stockholder....................................... Recitals
     Private Party Action........................................ Section 7.4(b)
     Private Party Order......................................... Section 7.4(b)
     Proxy Statement/Prospectus.................................. Section 7.2(c)
     Rating Date................................................. Section 7.1(f)
     Registration Statement...................................... Section 7.2(a)
     Reincorporation............................................. Recitals
     Rights...................................................... Section 4.20
     S&P......................................................... Section 7.1(f)
     Salomon Smith Barney........................................ Section 4.18
     Salomon Smith Barney Engagement Letter...................... Section 4.19
     significant vendor.......................................... Section 4.22
     Stockholder Approval........................................ Section 4.3(a)
     Stockholder Rights Agreement................................ Section 4.20
     Stockholders Agreement...................................... Section 8.3(c)
     Stock Option Agreement...................................... Recitals
     Superior Proposal........................................... Section 7.1(b)
     Surviving Corporation....................................... Recitals
     Termination Fee............................................. Section 9.3(a)
     Irrevocable Proxy and Voting Agreement...................... Recitals

                                   ARTICLE 2

                                   THE MERGER

   Section 2.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the FBCA, at the Effective Time, Merger Sub shall merge with and into Discount and thereupon the separate existence of Merger Sub shall cease, and Discount, as the Surviving Corporation, shall continue to exist under and be governed by the FBCA.

   Section 2.2 Filing. At the Closing to be held pursuant to Section 2.9, upon the satisfaction or waiver of the conditions set forth in Article 8 hereof, Merger Sub and Discount will cause articles of merger, in substantially the form of Exhibit B attached hereto (the "Articles of Merger"), to be executed and promptly filed with the Department of State of the State of Florida as provided in the relevant provisions of the FBCA.

   Section 2.3 Effective Time of Merger. The Merger shall become effective upon the filing of the Articles of Merger pursuant to the FBCA (the "Effective Time"), it being understood that the parties intend to use their reasonable best efforts to arrange for the filing of the Articles of Merger pursuant to the FBCA simultaneously with the effectiveness of the merger of Holding into New Holding.

   Section 2.4 Articles of Incorporation and Bylaws. Upon the effectiveness of the Merger, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

   Section 2.5 Directors and Officers. The persons serving as directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation after the Effective Time, and the persons serving as officers of Discount immediately prior to the Effective Time shall serve as officers of the Surviving Corporation after the Effective Time, in each case such directors and officers to hold office until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, or their earlier death, resignation or removal.

   Section 2.6 Effect of the Merger. The Merger shall have the effect set forth in Section 1106 of the FBCA.

   Section 2.7 Contribution of Surviving Corporation Stock. Immediately following the consummation of the Merger, New Holding, as the owner of 100% of the issued and outstanding capital stock of the Surviving Corporation, pursuant to Section 3.1 hereof, shall cause all of such capital stock of the Surviving Corporation to be contributed to ASCI such that, after giving effect to the contribution, the Surviving Corporation shall be a wholly-owned subsidiary of ASCI.

   Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

   Section 2.9 Closing. The closing of the Merger, the Reincorporation and the contribution pursuant to Section 2.7 (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 8 hereof (other than the conditions with respect to the documents to be delivered at the Closing), but no later than December 31, 2001 (the "Outside Date"), at the offices of Cravath, Swaine & Moore, New York, New York, unless another date, place or time is agreed to in writing by the parties.

                                   ARTICLE 3

                            CONVERSION OF SECURITIES

   Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Discount Common Stock, or capital stock of Merger Sub and subject to Section
3.2 and subject to the other terms and conditions of this Agreement:

  (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  (b) Cancellation of Treasury Stock. All shares of Discount Common Stock that are owned directly or indirectly by Discount as treasury stock, if any, shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

  (c) Conversion of Discount Common Stock. Each issued and outstanding share of Discount Common Stock shall be converted into the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of New Holding Common Stock to be issued or paid in consideration therefor. As of the Effective Time, all such shares of Discount Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the Per Share Merger Consideration and any cash in lieu of fractional shares of New Holding Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3, without interest.

  (d) Withholding Taxes. The right of any stockholder of Discount to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any required Tax withholding obligation from the Per Share Cash Portion of the Per Share Merger Consideration.

  (e) Fractional Shares. No fraction of a share of New Holding Common Stock will be issued in the Merger but, in lieu thereof, each holder of Discount Common Stock who would otherwise be entitled to a fraction of a share of New Holding Common Stock will be entitled to receive from the Surviving Corporation, which amount shall be paid by the Exchange Agent as provided for in Section 3.3 an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) $29.11.

  (f) Stock Options.

        (i) At or immediately before the Effective Time, each outstanding option to purchase shares of Discount Common Stock, granted under any stock option or compensation plan or arrangement of Discount, and with a per share exercise price or strike price of less than $15.00 per share (an "In-the-Money Option") shall be cancelled and converted into the right to receive at the Effective Time or as soon as practicable thereafter in consideration for such cancellation an amount in cash equal to the product of (1) the number of shares of the Discount Common Stock previously subject to such In-the-Money Option and (2) the difference between $15.00 and the exercise price per share of Discount Common Stock previously subject to such In-the-Money Option. At the Effective Time, such In-the-Money Options shall no longer be outstanding and shall automatically be cancelled and retired and converted into the right to receive the cash payment specified in this
    Section 3.1(f)(i), and each holder of an In-the-Money Option shall cease to have any rights with respect to the In-the-Money Option other than the right to receive with respect thereto the cash payment specified in this Section 3.1(f)(i) upon the surrender of the In-the-Money Option in accordance with Section 3.3, without interest. The surrender of the In-the-Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. In addition, the right of any holder of In-the-Money Options to receive the cash payment specified in this Section 3.1(f)(i) shall be subject to and reduced by the amount of any required tax withholding obligation.

         (ii) Each issued and outstanding stock option to purchase shares of Discount Common Stock granted under any stock option or compensation plan or arrangement of Discount that is not an outstanding In-the-Money Option (each, a "Fully Converted Option", and together with the In-the-Money Options, the "Outstanding Discount Options"), whether or not then exercisable, shall at the Effective Time be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Fully Converted Option immediately prior to the Effective Time (but reflecting the acceleration of vesting occasioned by the consummation of the transactions contemplated by this Agreement) and which option shall be considered issued under and subject to the terms of the 2001 Acquiror Executive Stock Option Plan (the "Acquiror Plan"), the number of shares of New Holding Common Stock determined by multiplying the number of shares of Discount Common Stock that were purchasable immediately prior to the Effective Time upon the exercise of such Fully Converted Option by 0.5154 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Discount Common Stock immediately prior to the Effective Time under such Fully Converted Option divided by (B) the Option Exchange Ratio; provided, however, that with respect to a Fully Converted Option with the same exercise price and option term, the number of shares of New Holding Common Stock to be represented by the Fully Converted Option shall be computed on an aggregate basis so as to create options for whole shares of New Holding Common Stock with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, New Holding shall deliver to each holder of a Fully Converted Option a stock option agreement or certificate issued under the Acquiror Plan as a replacement for the stock option certificate previously provided to such holder by Discount and evidencing such Fully Converted Option and setting forth such holder's rights pursuant thereto, including the number of shares of New

    Holding Common Stock purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, New Holding shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Holding Common Stock for delivery upon exercise of a Fully Converted Option. As soon as practicable after the Effective Time, New Holding shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), or another appropriate form, with respect to the shares of New Holding Common Stock subject to such Fully Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Fully Converted Options, as herein converted, remain outstanding.

    For example, assume an out of the money option for 10,500 shares of Discount Common Stock with an exercise price of $20.00. At the Effective Time, the out of the money option shall be converted so as to thereafter constitute an option to acquire 5,412 shares of New Holding Common Stock (10,500 X 0.5154) (rounded up) at a price per share equal to $38.80 ($20.00 / 0.5154).

          (iii) As soon as practicable following the date of this Agreement, Holding, Merger Sub and New Holding (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) shall take such additional actions, if any, as may reasonably be required or necessary to cause each Fully Converted Option to be converted at the Effective Time by virtue of the Merger and continued as an option of New Holding under the corresponding New Holding option plans. On or prior to the Effective Date, Discount shall take such additional action, if any, as may be reasonably required or necessary to cause the stock option or compensation plans or arrangements of Discount providing for the granting of stock options with respect to stock of Discount ("Discount Option Plans") to terminate immediately following the Effective Time and for the provisions in any other plan, program or arrangement providing for the issuance or grant by Discount of any interest in respect of the capital stock of Discount to be terminated immediately following the Effective Time. The holders of Outstanding Discount Options shall be entitled to enforce this Section 3.1(f) against the Surviving Corporation.

  (g) Adjustments to Per Share Merger Consideration. If, subject to Section 6.1, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Discount Common Stock or New Holding Common Stock shall occur (other than the change contemplated by the Reincorporation), including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period, but excluding any change resulting from the issuance of shares upon exercise of options, warrants or other rights to acquire Discount Common Stock outstanding on the date of this Agreement and listed in the Discount Disclosure Schedule, the Per Share Merger Consideration (including both the Per Share Cash Portion of the Per Share Merger Consideration and the Per Share Stock Portion of the Per Share Merger Consideration) and the Option Merger Consideration applicable to each Outstanding Discount Option shall be appropriately adjusted.

   Section 3.2 Stockholder Approval, Proxy Statement/Prospectus.

  (a) Discount Meeting. Discount, acting through its Board of Directors, shall in accordance with applicable law and its Charter Documents:

        (i) as soon as practicable, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement, the Plan of Merger and the Merger (the "Discount Meeting");

         (ii) subject to its fiduciary duties under applicable laws and subject to Section 7.1, recommend that its stockholders vote in favor of the approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby (the "Discount Recommendation") and include in the Proxy Statement/Prospectus with respect to the Discount Meeting, the Discount Recommendation; and

          (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement/Prospectus, (B) to file the Proxy Statement/Prospectus with the SEC as promptly as practicable after the date of this Agreement, in accordance with Section 7.2, (C) to amend or supplement the Proxy Statement/Prospectus from time to time as necessary to assure that it does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, subject to the approval of Holding, which approval Holding shall not unreasonably withhold, (D) after consultation with Holding, ASCI and Merger Sub, to respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement/Prospectus, any preliminary version thereof or any amendments or supplements thereto, (E) to cause the Proxy Statement/Prospectus and any amendments or supplements thereto to be mailed to its stockholders at the earliest practicable time, and (F) subject to the fiduciary duties of its Board of Directors under applicable laws and subject to
    Section 7.1, to obtain the necessary approval of the Merger by its stockholders.

  (b) No Amendment. After the adoption of this Agreement by the stockholders of Discount, without the affirmative vote of the holders of shares of Discount Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of Discount Common Stock, Discount will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of Discount Common Stock, or (ii) waive any condition set forth in Section 8.1 or 8.3 if such waiver would materially adversely affect the holders of shares of Discount Common Stock.

  (c) New Holding's Consent; Approval of Reincorporation. New Holding, as the sole stockholder of Merger Sub, hereby consents to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose. The directors and the stockholder of New Holding and the directors of Holding have each duly adopted, approved and authorized the Reincorporation. The Principal Holding Stockholders have entered into a binding and fully enforceable voting agreement pursuant to which each Principal Holding Stockholder agrees to vote in favor of adopting, approving and authorizing the Reincorporation and Discount shall be a third party beneficiary of that voting agreement. Prior to the Discount Meeting, Holding shall in accordance with applicable law and its Charter Documents duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the Reincorporation.

   Section 3.3 Exchanging Certificates and In-the-Money Options for Payment of Merger Consideration and Option Merger Consideration. The procedures for exchanging outstanding shares of Discount Common Stock and In-the-Money Options for Merger Consideration and Option Merger Consideration pursuant to the Merger are as follows:

  (a) Exchange Agent. Prior to the Effective Time, New Holding and Holding shall designate a United States bank or trust company, which shall be US Stock Transfer & Trust, to act as exchange agent (the "Exchange Agent") for the payment of Merger Consideration and Option Merger Consideration upon surrender of certificates representing Discount Common Stock and certificates or agreements representing In-the-Money Options, and for no other purpose. At or immediately following the Effective Time, (i) New Holding shall provide to the Exchange Agent the shares of New Holding Common Stock to be issued as the Stock Consideration and (ii) New Holding and ASCI shall cause the Surviving Corporation to provide to the Exchange Agent from funds contributed to or otherwise provided to the Surviving Corporation by ASCI cash in immediately available funds in an amount sufficient to pay the Cash Consideration and the Option Merger Consideration (such cash and stock being hereinafter referred to as the "Exchange Fund"). The monies in the Exchange Fund may, as directed by the Surviving Corporation (so long as such directions do not impair the rights of holders of shares of Discount Common Stock to receive the Per Share Merger Consideration promptly upon the surrender of their shares in accordance with this Agreement or the rights of holders of In-the-Money Options to receive the Option Merger Consideration promptly upon surrender of their options in accordance with this Agreement), be invested by the Exchange Agent in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets. Deposit of funds with the Exchange Agent shall not relieve the Surviving Corporation of its obligations to make payments in respect of the shares of Discount Common Stock or in respect of In-the-Money Options.

  (b) Exchange Procedures. Promptly after the Effective Time, New Holding shall irrevocably instruct the Exchange Agent and the Exchange Agent shall mail and/or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Discount Common Stock (the "Certificates") whose shares of Discount Common Stock were converted pursuant to Section 3.1 into the right to receive Per Share Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as New Holding and Discount may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Per Share Merger Consideration. As promptly as practicable after surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by New Holding, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid in exchange therefor, subject to any required withholding of Taxes, the amount of cash and the shares of New Holding Common Stock that such holder is entitled to receive as Per Share Merger Consideration plus any cash in lieu of fractional shares that such holder is entitled to receive with respect to the shares of Discount Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Discount Common Stock which is not registered in the transfer records of Discount, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of New Holding that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate the shares of New Holding Common Stock and the amount of cash, without interest, that the holder thereof is entitled to receive as Per Share Merger Consideration (together with any cash in lieu of fractional shares) with respect to the shares of Discount Common Stock theretofore represented by such Certificate, subject to any required withholding of Taxes from the Per Share Cash Portion of the Per Share Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. Promptly after the Effective Time, New Holding shall irrevocably instruct the Exchange Agent and the Exchange Agent shall take similar actions to address payment of cash with respect to In-the-Money Options.

  (c) No Further Ownership Rights in Discount Common Stock. Delivery of the Merger Consideration and Option Merger Consideration in accordance with the terms of this Article 3 upon conversion of any shares of Discount Common Stock and any In-the-Money Options in the Merger, and the assumption by New Holding of any Fully Converted Option, shall be deemed to have satisfied in full all rights pertaining to such shares of Discount Common Stock or such Outstanding Discount

      Options, as the case may be, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Discount on such shares of Discount Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 6.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Discount Common Stock which were outstanding immediately prior to the Effective Time and no further exercises of Outstanding Discount Options. If, after the Effective Time, Certificates or option agreements or certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.3.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders and optionholders of Discount for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, subject to compliance with any applicable abandoned property, escheat or similar law, and any stockholders or optionholders of Discount who have not previously complied with this Section 3.3 shall thereafter look only to New Holding and the Surviving Corporation for payment of their claim for Merger Consideration or Option Merger Consideration, without interest; provided, however, that New Holding and the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Section 3.1 hereof.

  (e) No Liability. To the extent permitted by applicable law, none of ASCI, New Holding, the Surviving Corporation or the Exchange Agent or any of their Affiliates shall be liable to any Person in respect of any cash or stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or option agreement or certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate and any such rights in respect of such option agreement or certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  (f) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the cash portion of the consideration otherwise payable pursuant to this Agreement to any holder of shares of Discount Common Stock or In-the-Money Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Discount Common Stock or In-the-Money Options in respect of which such deduction and withholding was made by the Surviving Corporation.

  (g) Lost Certificates and Lost Option Agreements and Certificates. If any Certificate or any option agreement or certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or such option agreement or certificate to be lost, stolen or destroyed, the satisfaction of any applicable rules of the New York Stock Exchange and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or such option agreement or certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate or option agreement or certificate, as the case may be, the Merger Consideration or the Option Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF DISCOUNT

   Discount represents and warrants to Holding, New Holding, ASCI and Merger Sub that the statements contained in this Article 4 are true and correct, except as set forth herein or as set forth in the disclosure schedule delivered by Discount to Holding on or before the date of this Agreement (the "Discount Disclosure Schedule"). The Discount Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 4 (and in the other Articles of this Agreement) and the disclosure in any paragraph shall qualify other sections in this Article 4 (and in the other Articles of this Agreement) to the extent that it is readily apparent from a reading of such disclosure that it should also qualify or apply to such other sections.

   Section 4.1 Organization of Discount.

  (a) Discount and each of its Subsidiaries is duly organized, validly existing and in active status or good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

  (b) The Discount Disclosure Schedule lists each Discount Subsidiary and its jurisdiction of incorporation. All the outstanding shares of capital stock of each Discount Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Discount Disclosure Schedule, are owned by Discount, by another Discount Subsidiary or by Discount and another Discount Subsidiary, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

  (c) Except for the Subsidiaries listed in the Discount Disclosure Schedule, neither Discount nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

  (d) The copies of the Charter Documents of Discount and each Subsidiary provided to Holding are complete and correct as of the date of this Agreement.

   Section 4.2 Discount Capital Structure.

  (a) The authorized capital stock of Discount consists of 50,000,000 shares of Common Stock ("Discount Common Stock") and 5,000,000 shares of Preferred Stock ("Discount Preferred Stock"). As of June 30, 2001, (i) 16,707,923 shares of Discount Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Discount Common Stock were held in the treasury of Discount or by Subsidiaries of Discount, and (iii) no shares of Discount Preferred Stock were issued and outstanding. The Discount Disclosure Schedule shows the number of shares of Discount Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of June 30, 2001 and the Discount Option Plans and the number of shares of Discount Common Stock and the number of shares of Discount Preferred Stock reserved for issuance in connection with the rights issued pursuant to the Stockholder Rights Agreement dated as of November 21, 2000, as amended from time to time between Discount and ChaseMellon Shareholder Services, LLC (n/k/a Mellon Investor Services
      LLC). No change in such capitalization has occurred between June 30, 2001 and the date of this Agreement. All shares of Discount Common Stock reserved for issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Discount having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Discount may vote. There are no obligations, contingent or otherwise, of Discount or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Discount Common Stock, Discount Preferred Stock, or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. The Discount Disclosure Schedule sets forth a true and complete description of the changes in vesting of Outstanding Discount Options that would occur if the Merger were consummated.

  (b) Except as set forth in the Discount Disclosure Schedule or as reserved for future grants of options and warrants under the Discount Option Plans, there are no equity securities of any class of Discount or any of its Subsidiaries, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments, undertakings or agreements of any character to which Discount or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Discount or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Discount or any of its Subsidiaries or obligating Discount or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the Knowledge of Discount, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Discount or any Subsidiary.

   Section 4.3 Authority; No Conflict; Required Filings and Consents.

  (a) Discount has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the Merger by Discount's stockholders under the FBCA, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Discount have been duly authorized by all necessary corporate action on the part of Discount, subject only to the approval of the Merger by Discount's stockholders under the FBCA; the vote of Discount's stockholders required to approve the Merger is the affirmative vote of the holders of a majority of the shares of Discount Common Stock outstanding on the record date for the Discount Meeting ("Stockholder Approval"). This Agreement has been duly executed and delivered by Discount and constitutes the valid and binding obligation of Discount, enforceable against Discount in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

  (b) Except as set forth in the Discount Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not (i) assuming the approval of the stockholders of Discount as contemplated by Section 3.2, conflict with, or result in any violation or breach of, any provision of the Charter Documents of Discount or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, loan, credit agreement, contract or other agreement, instrument or obligation to which Discount or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Discount or any of its Subsidiaries or any of its or their properties or assets, except, in the case of (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Discount or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and otherwise satisfying the requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Discount is qualified to do business, (iii) the simultaneous merger of Holding with and into New Holding, (iv) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

   Section 4.4 SEC Filings; Financial Statements.

  (a) Since the date of its initial public offering, and except to the extent that their failure to do so would not be reasonably likely to have a Material Adverse Effect, Discount and/or its Subsidiaries have filed all forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, required to be filed by Discount and/or its Subsidiaries with the SEC under the Securities Act or the Exchange Act, including without limitation the Exchange Act Filings (these forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, are referred to collectively as "Discount SEC Reports"). Each Discount SEC Report (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Discount SEC Report or necessary in order to make the statements in such Discount SEC Report, in the light of the circumstances under which they were made, not misleading. None of Discount's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Discount SEC Reports, as of the date of the applicable Discount SEC Report (collectively, the "Discount SEC Financial Statements"), as well as the unaudited consolidated balance sheet, statements of income and cash flows of Discount and its Subsidiaries as of and for the three-month and twelve-month periods ended May 29, 2001 included in the Discount Disclosure Schedule (the "Discount Unaudited Financial Statements", and collectively with the Discount SEC Financial Statements, the "Discount Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Discount Financial Statements, in the Discount SEC Reports, or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Discount and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the Discount Unaudited Financial Statements were or are subject to normal and recurring year-end adjustments, and do not contain any of the footnotes required by U.S. GAAP or by the requirements of Form 10-Q. The unaudited balance sheet of Discount as of May 29, 2001 is referred to herein as the "Discount Balance Sheet."

   Section 4.5 No Undisclosed Liabilities. Except as set forth on the Discount Disclosure Schedule or as disclosed in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or as disclosed in the Discount Unaudited Financial Statements, and except for normal or recurring liabilities incurred since the date of the Discount Balance Sheet in the ordinary course of business consistent with past practices, Discount and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, have had or will have a Material Adverse Effect.

   Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or the Discount Disclosure Schedule, since the date of the Discount Balance Sheet, Discount and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with recent past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, prospects, assets or properties of Discount and its Subsidiaries, taken as a whole, that has had, or will have, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Discount or any of its Subsidiaries that has had, or will have, a Material Adverse Effect; (iii) any material change by Discount in its accounting methods, principles or practices to which Holding has not previously consented in writing; (iv) any revaluation by Discount of any of its assets or liabilities that has had, or will have, a Material Adverse Effect; or (v) any other action or event that would have required the consent of New Holding pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

   Section 4.7 Taxes.

  (a) Except as set forth on the Discount Disclosure Schedule, Discount and each of its Subsidiaries (i) have timely filed all material Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions) and will timely file all such material Tax Returns required to be filed on or before the Closing Date except where the failure to so file is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and (ii) have paid or accrued, or will pay or accrue, all material Taxes payable (whether or not such Taxes are set forth on the Tax Returns of Discount and its Subsidiaries or are otherwise then due) for all taxable periods or partial periods ending on or before the Closing Date except where the failure to so pay or accrue is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Discount and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected except where the failure to so pay is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. There are no liens for Taxes upon the assets of Discount or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and other than liens for Taxes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect).

  (b) Except as set forth in the Discount Disclosure Schedule, (i) neither Discount nor any Discount Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return,
      (ii) neither Discount nor any Discount Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to, or requested, any extension of time with respect to a material Tax assessment or deficiency, (iii) no action or proceeding (including, but not limited to, any audit, examination, deficiency, claim, assessment or violation) is pending with respect to any past or current material Tax liability of Discount or any Discount Subsidiary, or, to the Knowledge of Discount and any Discount Subsidiary, threatened by any governmental authority, (iv) neither Discount nor any Discount Subsidiary has received, before the date of this Agreement, a notice of deficiency or assessment of additional material Taxes which notice or assessment remains unresolved, and (v) all resolved material Tax assessments against Discount and any Discount Subsidiary have been paid or are reflected in the Discount Balance Sheet.

  (c) (i) Neither Discount nor any Discount Subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise other than liability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

    (ii) Except as set forth on the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary is or ever has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of any state or local laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of any other foreign jurisdiction) which includes a party other than Discount and the Discount Subsidiaries, nor does Discount or any Discount Subsidiary owe any amount under any such agreement.

  (d) Neither Discount nor any Discount Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Discount or the Subsidiaries are subject to an election under Section 341(f) of the Code.

  (e) Except as set forth on the Discount Disclosure Schedule, neither Discount nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except as set forth on the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code
      Section 162, 280G or 404.

  (f) Discount has made available to Holding and ASCI complete, current and correct copies of the federal and state Tax Returns of Discount and the Discount Subsidiaries for the fiscal years ended in 1997, 1998, 1999 and 2000.

   Section 4.8 Properties.

  (a) Discount has provided to Holding a true and complete list of all owned stores and all other Discount Owned Real Property with a fair market value in excess of $100,000 with respect to any parcel (collectively, "Discount Material Real Property"), as well as all other owned real property. Except as set forth in the Discount Disclosure Schedule, each of Discount and each Subsidiary of Discount has good, valid, marketable and insurable title in fee simple to all of its respective Discount Material Real Property and good, valid, and marketable title to all of its other assets as are material to the conduct of the business of Discount and the Subsidiaries of Discount as currently conducted (collectively, "Discount Material Personal Property"), in each case free and clear of all Liens other than (i) Discount Permitted Liens,
      (ii) with respect to Discount Material Real Property, imperfections in title and Liens which individually or in the aggregate do not or will not have a Material Adverse Effect, or (iii) Liens set forth or described in the Discount Disclosure Schedule. Discount has permitted Holding and ASCI to have access to the real estate files and related documentation for the Discount Material Real Property and all other Discount Owned Real Property, which files, after taking into account, as if part of such files, the related documentation which has been delivered to Holding or its representatives by Discount, are complete, current and correct in all material respects except as set forth on the Discount Disclosure Schedule.

  (b) Discount has provided to Holding a true and complete list of all Discount Leased Real Property under leases for stores or with an annual rent in excess of $25,000 (collectively, "Discount Material Leases"), all other Discount Leased Real Property and the location of all Discount Leased Real Property. With respect to each such Discount Material Lease and except as set forth on the Discount Disclosure
      Schedule: (i) each Discount Material Lease is the legal, valid, binding and enforceable obligation of Discount subject to the Bankruptcy and Equity Exception, and is in full force and effect; (ii) each Discount Material Lease will continue to be the legal, valid, binding, and enforceable obligation of Discount and will remain in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing (except to the extent that such Discount Material Lease is properly terminated following the Closing for a failure to secure a consent that may prove to have been required as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement); (iii) neither Discount nor, to the Knowledge of Discount, any other party to the Discount Material Lease is in breach or default, and to the Knowledge of Discount no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) Discount has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (v) Discount has delivered to Holding true, correct and complete copies of all Discount Material Leases, including all amendments thereto and such copies reflect any and all provisions or agreements with the respective landlord which would require consents, if any, as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement; and (vi) each of Discount and its Subsidiaries has good, valid and marketable leasehold title to each of its respective Discount Leased Real Properties, free and clear of all Liens other than Discount Permitted Liens; except, in the case of clauses (i) through (vi), where the same is not reasonably likely to have a Material Adverse Effect. Discount has reviewed the schedule (prepared by Holding's advisors) of consents which may be required to Discount Material Leases as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement, and without any independent investigation, represents that, to its Knowledge, such schedule of consents is true and accurate.

  (c) The Discount Disclosure Schedule contains a complete and accurate list of all of Discount's and its Subsidiaries material trademarks and describes all of the other material Discount Intellectual Property Rights, including information as to all registrations or other filings related to such trademarks and Discount Intellectual Property Rights. The Discount Intellectual Property Rights listed in the Discount Disclosure Schedule are all those material intellectual property rights necessary for the conduct of the business of Discount and the Discount Subsidiaries as presently conducted. Except as set forth in the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has any obligation to compensate any Person for the use of any material Discount Intellectual Property Rights nor has Discount or any Discount Subsidiary granted to any Person any license, option or other rights to use in any manner any of the material Discount Intellectual Property Rights, whether requiring the payment of royalties or not. The material Discount Intellectual Property Rights will not cease to be rights of Discount or any Discount Subsidiary or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person
      (i) has notified Discount or any Discount Subsidiary that such Person claims any ownership of or right to use any material Discount Intellectual Property Rights or (ii) is infringing upon any Discount Intellectual Property Rights except for such infringements that are not reasonably likely to have a Material Adverse Effect. Except as set forth in the Discount Disclosure Schedule, Discount's and the Discount Subsidiaries' use of the material Discount Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any third party except for such conflicts or infringements that are not reasonably likely to have a Material Adverse Effect. No written notice has been received and not fully resolved and, no action has been instituted or, to the Knowledge of Discount, threatened against Discount or any Discount Subsidiary alleging that Discount's or any Discount Subsidiary's use of the material Discount Intellectual Property Rights infringes upon or otherwise violates any rights of a third party.

   Section 4.9 Agreements, Contracts and Commitments. The Discount Disclosure Schedule lists, as of the date of this Agreement, (i) all contracts in the nature of mortgages, indentures, promissory notes, loan or credit agreements, lease obligations or similar instruments under which Discount or its Subsidiaries have borrowed or may borrow at least $250,000, (ii) all employment agreements, change-in-control arrangements or change-in-control bonuses, retention agreements, severance agreements and non-competition agreements (and with respect to this subparagraph (ii) only, also lists the individual dollar amounts that would be payable to the parties to such agreements either as a result of the transactions contemplated by this Agreement or if the services of the counterparty to such agreement were to be terminated immediately following the Closing based on covered positions and compensation as of June 30, 2001), (iii) all agreements with vendors and suppliers involving purchases in excess of $1,000,000 annually and (iv) all other contracts or other written agreements whether or not made in the ordinary course of business which are material to the business of Discount and its Subsidiaries taken as a whole and which, if lost, would be reasonably likely to have a Material Adverse Effect (collectively, all such contracts and agreements referenced in items (i) through (iv) are referred to as the "Discount Material Contracts"). Neither Discount nor any Subsidiary is in default, and no event has occurred which, whether with or without notice, lapse of time or the happening or occurrence of any other event, would constitute a default under any of the contracts or agreements set forth in the Discount Disclosure Schedule, where such default is reasonably likely to have a Material Adverse Effect. Each Discount Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Discount Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. Except as set forth on the Discount Disclosure Schedule, none of the Discount Material Contracts is currently being renegotiated, and Discount has no Knowledge that any Discount Material Contract will be the subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

   Section 4.10 Litigation. Except as described in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or as set forth on the Discount Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Discount or any of its Subsidiaries pending or as to which Discount or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, will or would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Discount to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Discount or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

   Section 4.11 Employee Benefit Plans.

  (a) Discount has listed in the Discount Disclosure Schedule all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), a general description of the type of bonus plans provided to employees whose positions have historically averaged annual bonuses less than $25,000, all bonus plans for any current or former employee who has or whose position has historically averaged annual bonuses of $25,000 or more or who is an officer, all bonus plans for any current or former officer and all stock option, stock purchase, incentive, deferred compensation, supplemental retirement or severance plans covering two or more employees or material agreements providing for such benefits, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Discount, any Subsidiary, or any entity which is a member (an "ERISA Affiliate") of
      (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Discount, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, which includes Discount, or any Subsidiary of Discount (together, the "Discount Employee Plans").

  (b) With respect to each Discount Employee Plan, Discount has made available to Holding a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") (and the related financial statement) relating to a Discount Employee Plan subject to such reporting requirement, (ii) such Discount Employee Plan, including all amendments, (iii) the most recent summary plan description for each Discount Employee Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract, if any, relating to such Discount Employee Plan, including all amendments, (v) the most recent actuarial report or valuation relating to a Discount Employee Plan subject to Title IV of ERISA, and (vi) the most recent IRS determination letter (if applicable) for each Discount Employee Plan intended to be a qualified plan under Section 401(a) of the Code.

  (c) With respect to the Discount Employee Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances, in connection with which Discount could be subject to any liability that is reasonably likely to have a Material Adverse Effect under ERISA, the Code or any other applicable law.

  (d) None of Discount, any Subsidiary of Discount or any entity that is, or at any time has been, considered one employer with Discount under
      Section 4001 of ERISA or Section 414 of the Code contributes or has ever contributed or been obligated to contribute to any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or to any defined benefit pension plan subject to Title IV of ERISA or to
      Part 3 of Subpart B of Title I of ERISA.

  (e) With respect to the Discount Employee Plans, individually and in the aggregate, and except as set forth on the Discount Disclosure Schedule, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case in accordance with GAAP, on the financial statements of Discount, which obligations are reasonably likely to have a Material Adverse Effect.

  (f) Except as disclosed in Discount SEC Reports filed prior to the date of this Agreement, except as set forth on the Discount Disclosure Schedule and except as provided for in this Agreement, neither Discount nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other employee of Discount or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Discount of the nature contemplated by this Agreement, or by the termination of employment following such transaction, (ii) agreement with any current or former officer or senior management employee of Discount, or with any other current or former employee of Discount, providing any term of employment or compensation guarantee which would continue after the Closing or otherwise preventing the termination at will of such officer or employee after the Closing, or
      (iii) agreement, arrangement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, deferred compensation, retirement or similar plan, change of control plan or arrangement, retention plan or arrangement, or severance plan or arrangement, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and with respect to any item disclosed under this Section 4.11(f) the Discount Disclosure Schedule includes, to the extent determinable, the value of benefits vested, increased or accelerated.

  (g) Except as disclosed in the Discount Disclosure Schedule, (i) there are no pending or, to the Knowledge of Discount, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Discount Employee Plan and
      (ii) any Discount Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would materially and adversely affect such qualification.

   Section 4.12 Compliance With Laws. Discount and its Subsidiaries have complied with, are not in violation, and have not received any written notice that they have been or are in violation of, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of their respective businesses, except for failures to comply or violations which, individually or in the aggregate, have not been fully resolved with no continuing material liability to Discount and the Discount Subsidiaries or are not reasonably likely to have a Material Adverse Effect. Discount and its Subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits, variances and rights

("Discount Approvals") necessary for them to own or lease and operate their properties and assets and to carry on their respective businesses as now conducted and there has occurred no default under any Discount Approval, or failure to obtain such Discount Approval, which would individually or in the aggregate have a Material Adverse Effect.

   Section 4.13 Registration Statement; Blue Sky Filings; Proxy Statement/Prospectus; Other Information. None of the information supplied or to be supplied in writing by Discount which is included in either the Registration Statement, the Blue Sky Filings, or the Proxy Statement/Prospectus and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, or, as applicable, declared effective, and at the Effective Time, and, with respect to the Proxy Statement/Prospectus, when first published, sent or given to stockholders of Discount, in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading with respect to any material fact or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the special meeting of Discount's stockholders provided for in Section 3.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to Discount or any of its affiliates, officers or directors is discovered by Discount that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement/Prospectus, Discount will promptly inform Holding, and Discount shall cooperate so as to enable such amendment or supplement to be promptly filed with the SEC and appropriate state securities administrators, and disseminated to the stockholders of Discount, to the extent required by applicable federal and state securities laws. All documents which Discount files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement/Prospectus) will comply as to form and, to the extent provided by Discount, as to content, in each case in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither Discount nor the Subsidiary make any representations or warranties with respect to any information that has been supplied by New Holding, Holding, Merger Sub or ASCI, or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filings, the Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

   Section 4.14 Labor Matters. Neither Discount nor any of its Subsidiaries is a party to or otherwise bound by or subject to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Discount or any of its Subsidiaries the subject of any material proceeding asserting that Discount or any of its Subsidiaries has committed an unfair labor practice, has failed to bargain, has denied recognition, or has otherwise interfered with the representation rights of any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Knowledge of Discount, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Discount or any of its Subsidiaries, nor, has Discount or any of its Subsidiaries been requested within the last three years to recognize or bargain with any labor union or labor organization with respect to any employees of Discount or any of its Subsidiaries.

   Section 4.15 Insurance. Discount and its Subsidiaries maintain, in coverages and amounts believed by Discount to be customary in the industry, property and casualty insurance with respects to their business, operations, properties and assets. The Discount Disclosure Schedule contains a list of all insurance policies (including self-insurance arrangements) maintained by Discount and the Discount Subsidiaries (including coverage limits, deductibles, named insureds and policy periods), all of which policies are in full force and effect. Neither Discount nor any Discount Subsidiary is in default with respect to any material provision contained in such policy or binder nor has any of Discount or a Discount Subsidiary failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. Except as set forth in the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

   Section 4.16 Environmental Matters.

  (a) Except as described in the Discount Disclosure Schedule: (i) Discount and the Discount Subsidiaries have complied in all respects with, and are currently in compliance in all respects with all, and have no liability under any, applicable Environmental Laws, except for any noncompliance or liability that would not reasonably be expected to result in a Material Adverse Effect; (ii) the properties currently owned, leased or operated by Discount and the Discount Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are in compliance in all respects with all applicable Environmental Laws, and are not contaminated with any Hazardous Substances in a manner so as to create any liability for Discount and the Discount Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iii) the properties formerly owned, leased or operated by Discount or any of the Discount Subsidiaries were in compliance in all respects with all applicable Environmental Laws, and were not contaminated with Hazardous Substances during the period of ownership or operation by Discount or any of the Discount Subsidiaries in a manner so as to create any liability for Discount and the Discount Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iv) neither Discount nor any of the Discount Subsidiaries are or are alleged to be subject to any liability for any Hazardous Substance disposal or contamination on the property of any third party, except for any liability or contamination that would not reasonably be expected to result in a Material Adverse Effect; (v) neither Discount nor any of the Discount Subsidiaries have released any Hazardous Substance except in compliance in all respects with applicable Environmental Law and in a manner that would not reasonably be expected to result in a Material Adverse Effect; and (vi) neither Discount nor any of the Discount Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that any of the properties currently or previously owned, leased or operated by Discount or any of the Discount Subsidiaries, or Discount or any of the Discount Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law, except for any violation that would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 4.16, (A) a property will be deemed to be "contaminated" with a Hazardous Substance only if the Hazardous Substance is present in such quantity as to give rise to any remediation obligation or other liability under applicable Environmental Laws, and (B) Discount and its Subsidiaries shall include
      (x) all partnerships, joint ventures and other entities in which any of them was at any time a partner, joint venturer, member or participant and (y) all predecessor or former entities, whether or not in existence as of the date hereof, the assets or obligations of which have been acquired or assumed by any of them or to which any of them has succeeded.

  (b) The representations and warranties in this Section 4.16 are intended to be the only representations and warranties of Discount relating to environmental matters. No other representation or warranty made by Discount shall extend to or cover such matters, even though it is, by its terms, broad enough to do so.

   Section 4.17 No Existing Discussions. As of the date hereof, Discount has terminated all discussions or negotiations with any third party with respect to an Acquisition Proposal and each such third party has been instructed to return any Confidential Information obtained from Discount (or to the extent permitted, has certified the destruction thereof).

   Section 4.18 Opinion of Financial Advisor. Salomon Smith Barney Inc. ("Salomon Smith Barney"), the financial advisor to Discount, has delivered to the Board of Directors of Discount an opinion dated the date of approval by such Board of Directors of the terms hereof to the effect that, as of such date and based upon the matters considered by Salomon Smith Barney in connection with the transactions contemplated by this Agreement, the Per Share Merger Consideration is fair from a financial point of view to the holders of Discount Common Stock and a copy of the subsequently delivered confirming written opinion to such effect based on the review of the executed copy of this Agreement, which is being addressed to the Board of Directors of Discount only, will be provided to Holding promptly following the execution and delivery of this Agreement and the receipt thereof by Discount.

   Section 4.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Salomon Smith Barney, the fees of which are the obligation of Discount, is entitled to any broker's, finder's, investment banker's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Discount. Discount has delivered to Holding a fully executed copy of its engagement letter with Salomon Smith Barney, including all amendments thereto through the date hereof, and such engagement letter (the "Salomon Smith Barney Engagement Letter") remains in full force and effect as of the date hereof.

   Section 4.20 Anti-Takeover Laws; Stockholder Rights Agreement. Discount has taken all actions necessary under Florida law such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement. With respect to that certain Stockholder Rights Agreement between Discount and ChaseMellon Shareholder Services, LLC (n/k/a Mellon Investor Services LLC) dated as of November 21, 2000 (the "Stockholder Rights Agreement") and the preferred stock purchase rights issued under or pursuant thereto (the "Rights"), Discount has taken all actions necessary such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

   Section 4.21 Noncompetition Agreements. Except as described in the Discount Disclosure Schedule and except for ordinary and customary restrictions in lease agreements, neither Discount nor any of its Subsidiaries is a party to or bound by any noncompetition agreement or any other agreement or arrangement that limits or otherwise restricts Discount or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict Holding, ASCI or the Surviving Corporation or any of its affiliates or any successors thereto, from engaging or competing in any line of business or in any geographical area.

   Section 4.22 Suppliers. Neither Discount nor its Subsidiaries has received notice, and Discount does not otherwise have Knowledge, that any of their suppliers or vendors with whom Discount and its Subsidiaries engage in $1,000,000 or more in business annually ("significant vendors") intend to cancel, terminate or otherwise materially modify such significant vendor's relationship with Discount or its Subsidiaries, including with respect to credit terms or any requirement that Discount or its Subsidiaries provide letters of credit, nor, to the Knowledge of Discount, has any such significant vendor threatened such action as a result of execution of this Agreement or the consummation of the transactions contemplated hereby, which in the case of any of the foregoing, is reasonably likely to have a Material Adverse Effect. Except as set forth on the Discount Disclosure Schedule, no contracts with suppliers or vendors of Discount or any of its Subsidiaries (and regardless of whether or not they are "significant vendors," as defined in this Section 4.22) have terms requiring Discount or its Subsidiaries to purchase any services, a product or line of products exclusively from such supplier or vendor that extend for a period beyond December 31, 2001.

   Section 4.23 Potential Conflict of Interest. As of the date of this Agreement, except as set forth in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof, since June 1, 1998, there have been no transactions, agreements, arrangements or understandings between Discount or any of it Subsidiaries, on the one hand, and any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF NEW HOLDING,
                          HOLDING, ASCI AND MERGER SUB

   Holding, New Holding, ASCI and Merger Sub jointly and severally represent and warrant to Discount that the statements contained in this Article 5 are true and correct, except as set forth herein in the disclosure schedule delivered by Holding, New Holding, ASCI and Merger Sub to Discount on or before the date of this Agreement (the "Holding Disclosure Schedule"). The Holding Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 5 (and in the other Articles of this Agreement) and the disclosure in any paragraph shall qualify other sections in this Article 5 (and in the other Articles of this Agreement) to the extent that it is readily apparent from a reading of such disclosure that it should also qualify or apply to such other sections.

   Section 5.1 Organization of Holding, New Holding, ASCI and Merger Sub. Each of Holding, New Holding, ASCI and Merger Sub is a corporation duly organized, validly existing and in good standing or of active status under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have or be reasonably likely to have a Material Adverse Effect.

   Section 5.2 Capital Structures.

  (a) The authorized capital stock of Holding consists of 62,500,000 shares of Class A Common Stock, par value $0.01 per share ("Holding Common Stock"), 21,875,000 shares of Class B Common Stock, par value $0.01 per share ("Holding Class B Stock"), and 100,000 shares of Preferred Stock, no par value per share ("Holding Preferred Stock"). As of June 30, 2001, (i) 28,321,150 shares of Holding Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) except as set forth on the Holding Disclosure Schedule, no shares of Holding Common Stock were held in the treasury of Holding or by Subsidiaries of Holding, and (iii) no shares of Holding Preferred Stock or Holding Class B Stock were issued and outstanding. The option and equity incentive plans in effect for Holding are set forth on and described in the Holding Disclosure Schedule (the "Holding Option Plans"). The Holding Disclosure Schedule also shows the number of shares of Holding Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of June 30, 2001 and under the Holding Option Plans. No change in such capitalization has occurred between June 30, 2001 and the date of this Agreement. All shares of Holding Common Stock reserved for issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Holding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Holding may vote. Except as set forth in the Holding Disclosure Schedule, there are no obligations, contingent or otherwise, of Holding or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Holding Common Stock, Holding Class B Stock, Holding Preferred Stock, or the capital stock of any Subsidiary, or (y) provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity, other than (A) guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, and (B) intercompany loans to and from Subsidiaries through the central disbursement account located at ASCI.

  (b) The authorized capital stock of New Holding consists of 100,000,000 shares of Common Stock, par value $0.0001 per share ("New Holding Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share ("New Holding Preferred Stock"). As of the date hereof and prior to the merger of Holding with and into New Holding, one share of New Holding Common Stock and no shares of new Holding Preferred Stock were issued and outstanding. There are no shares of New

      Holding Common Stock reserved for future issuance pursuant to any stock options or warrants as of June 30, 2001. The option and equity incentive plans in effect for New Holding are set forth on and described in the Holding Disclosure Schedule. No material change in such capitalization has occurred from the date of formation of New Holding through the date of this Agreement. There are no bonds, debentures, notes or other indebtedness of New Holding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of New Holding may vote. Except for obligations arising under the merger agreement pursuant to which the Reincorporation will be effectuated (the "New Holding Merger Agreement"), there are no obligations, contingent or otherwise, of New Holding or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share of New Holding Common Stock, or the capital stock of any Subsidiary or to provide funds or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in connection with the transactions contemplated by this Agreement or investments in Subsidiaries in connection with the transactions contemplated by this Agreement. Simultaneously with the execution and delivery of this Agreement, Holding and New Holding have executed and delivered the New Holding Merger Agreement which constitutes the valid and binding obligation of each of Holding and New Holding, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (c) Except as set forth in the Holding Disclosure Schedule or as reserved for future grants of options and warrants under the Holding Option Plans, there are no equity securities of any class of Holding, New Holding or any of their respective Subsidiaries, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments, undertakings or agreements of any character to which Holding, New Holding or any of their respective Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Holding, New Holding or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Holding or any of its Subsidiaries or obligating Holding, New Holding or any of their respective Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the Knowledge of Holding or New Holding, except as set forth in the Holding Disclosure Schedule, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Holding, New Holding or any of their respective Subsidiaries.

  (d) The shares of New Holding Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

  (e) The authorized capital stock of Merger Sub consists in its entirety of 1,000 shares of common stock, $0.01 par value per share. As of the date hereof, one share of common stock of Merger Sub is issued and outstanding, which share is owned by New Holding, free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of ASCI and each of the other Subsidiaries of Holding or ASCI are owned beneficially and of record by Holding, ASCI or another Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of ASCI and each of the other Subsidiaries of Holding have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable. New Holding has no Subsidiaries, other than Merger Sub.

   Section 5.3 Authority; No Conflict; Required Filings and Consents.

  (a) Each of Holding, New Holding, ASCI and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Holding, New Holding, ASCI and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Holding, New Holding, ASCI and Merger Sub (including the approval of the Merger by New Holding as the sole stockholder of Merger Sub). No vote of Holding's stockholders or of New Holding's stockholders is required to approve this Agreement or the transactions contemplated hereby except for the approval and authorization of Holding's stockholders, which approval and authorization will be sought at a meeting to be called for such purpose, and the approval and authorization of New Holding's stockholder of the Reincorporation, which approval and authorization has been obtained. This Agreement has been duly executed and delivered by each of Holding, New Holding, Merger Sub and ASCI and constitutes the valid and binding obligation of each of Holding, New Holding, ASCI and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (b) The execution and delivery of this Agreement by each of Holding, New Holding, ASCI and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Charter Documents of Holding, New Holding, ASCI or Merger Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, loan, credit agreement, contract or other agreement, instrument or obligation to which Holding or any of its Subsidiaries or New Holding or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holding or any of its Subsidiaries or New Holding or Merger Sub or any of its or their properties or assets, except, in the case of (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holding or any of its Subsidiaries or New Holding or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act and otherwise satisfying the requirements of the HSR Act,
      (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Discount is qualified to do business, (iii) the simultaneous merger of Holding with and into New Holding (iv) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (v) the filing of the Articles of Merger with respect to the Reincorporation with the State Corporation Commission of Virginia, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

   Section 5.4 Financing. Holding has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to pay the cash portion of the Merger Consideration and the Option Merger Consideration as provided in
Article 3, to refinance the existing senior credit facilities of ASCI as more specifically listed on Schedule A to this Agreement, to repay certain indebtedness of Discount as more specifically listed on Schedule B to this Agreement, and to pay related fees and expenses, and will make such funds available to the Surviving

Corporation. Holding has provided Discount with true and complete copies of all commitments and agreements from third parties to provide such financing to Holding or ASCI (the "Commitments"). As of the date hereof, each of the Commitments is in full force and effect, and neither Holding nor ASCI has any reason to expect that such Commitments will not remain in full force and effect or that the conditions included in any of the Commitments will not be satisfied before the Effective Time. Holding believes that the financing described in this Section 5.4 is sufficient to enable Holding, New Holding and the Surviving Corporation to complete the transactions contemplated by this Agreement. Holding shall give Discount prompt notice of any change with respect to such financing that would adversely affect the ability of Holding, New Holding or Merger Sub to consummate the Merger.

   Section 5.5 SEC Filings; Financial Statements.

  (a) Since April 15, 1998, and except to the extent that their failure to do so would not be reasonably likely to have a Material Adverse Effect, Holding and/or its Subsidiaries have filed all forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, required to be filed by Holding and/or its Subsidiaries with the SEC under the Securities Act or the Exchange Act, including without limitation the Exchange Act Filings (these forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, are referred to collectively as "Holding SEC Reports"). Each Holding SEC Report (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Holding SEC Report or necessary in order to make the statements in such Holding SEC Report, in the light of the circumstances under which they were made, not misleading. Other than ASCI, none of Holding's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Holding SEC Reports, as of the date of the applicable Holding SEC Report (collectively, the "Holding Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Holding Financial Statements, in the Holding SEC Reports, or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Holding and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments and may not contain all of the footnotes required by U.S. GAAP. The unaudited balance sheet of Holding as of April 21, 2001 is referred to herein as the "Holding Balance Sheet."

   Section 5.6 No Undisclosed Liabilities. Except as set forth on the Holding Disclosure Schedule or as disclosed in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof, and except for normal or recurring liabilities incurred since the date of the Holding Balance Sheet in the ordinary course of business consistent with past practices, Holding and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, have had or will have a Material Adverse Effect.

   Section 5.7 Taxes.

  (a) Holding and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Holding or any of its Subsidiaries is or has been a member, has timely filed all material Tax Returns required to be filed by it in the manner provided by law and has paid all Taxes shown thereon to be due.

  (b) Holding has made available to Discount complete, current and correct copies of the federal Tax Returns of Holding and the Holding Subsidiaries for the fiscal years ended in 1998 and 1999.

   Section 5.8 Employee Benefit Plans.

  (a) Holding has listed in the Holding Disclosure Schedule all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material stock option, stock purchase, incentive, deferred compensation, supplemental retirement or severance plans or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Holding, any Holding Subsidiary, or any entity which is a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Holding, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, which includes Holding, or any Subsidiary of Holding (together, the "Holding Employee Plans").

  (b) With respect to the Holding Employee Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of Holding, there exists no condition or set of circumstances, in connection with which Holding could be subject to any liability under ERISA, the Code or any other applicable law where such liability is reasonably likely to have a Material Adverse Effect.

  (c) With respect to the Holding Employee Plans, individually and in the aggregate, and except as set forth on the Holding Disclosure Schedule, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case in accordance with GAAP, on the financial statements of Holding, which obligations are reasonably likely to have a Material Adverse Effect.

  (d) Except as disclosed in the Holding Disclosure Schedule, (i) there are no pending or, to the Knowledge of Holding, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Holding Employee Plan and (ii) any Holding Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would materially and adversely affect such qualification.

   Section 5.9 Compliance With Laws. Holding and its Subsidiaries have complied with, are not in violation of, and have not received any written notice that they have been or are in violation of, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of their respective businesses, except for failures to comply or violations which, individually or in the aggregate, have not been fully resolved with no continuing material liability to Holding and the Holding Subsidiaries or are not reasonably likely to have a Material Adverse Effect. Holding and its Subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits, variances and rights ("Holding Approvals") necessary for them to own or lease and operate their properties and assets and to carry on their respective businesses as now conducted and there has occurred no default under any Holding Approval, or failure to obtain such Holding Approval, which would individually or in the aggregate have a Material Adverse Effect.

   Section 5.10 Labor Matters. Neither Holding nor any of its Subsidiaries is a party to or otherwise bound by or subject to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Holding or any of its Subsidiaries the subject of any material proceeding asserting that Holding or any of its Subsidiaries has committed an unfair labor practice, has failed to bargain, has denied recognition, or has otherwise interfered with the representation rights of any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the

Knowledge of Holding, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Holding or any of its Subsidiaries, nor, as of the date of this Agreement, has Holding or any of its Subsidiaries been requested within the last three years to recognize or bargain with any labor union or labor organization with respect to any employees of Holding or any of its Subsidiaries.

   Section 5.11 Environmental Matters.

  (a) Except as described in the Holding Disclosure Schedule, to the Knowledge of Holding: (i) Holding and the Holding Subsidiaries have complied in all respects with, and are currently in compliance in all respects with all applicable Environmental Laws except for any noncompliance that would not reasonably be expected to result in a Material Adverse Effect; (ii) the properties currently owned, leased or operated by Holding and the Holding Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are in compliance in all respects with all applicable Environmental Laws, and are not contaminated with any Hazardous Substances in a manner so as to create any liability for Holding and the Holding Subsidiaries, except for any noncompliance or contamination or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) the properties formerly owned, leased or operated by Holding or any of the Holding Subsidiaries were in compliance in all material respects with all applicable Environmental Laws, and were not contaminated with Hazardous Substances during the period of ownership or operation by Holding or any of the Holding Subsidiaries in a manner so as to create any liability for Holding and the Holding Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iv) neither Holding nor any of the Holding Subsidiaries are or are alleged to be subject to any liability for any Hazardous Substance disposal or contamination on the property of any third party, except for any liability or contamination that would not reasonably be expected to result in a Material Adverse Effect; (v) neither Holding nor any of the Holding Subsidiaries have released any Hazardous Substance except in compliance in all material respects with applicable Environmental Law other than such noncompliance that would not reasonably be expected to result in a Material Adverse Effect; and (vi) neither Holding nor any of the Holding Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that any of the properties currently or previously owned, leased or operated by Holding or any of the Holding Subsidiaries, or Holding or any of the Holding Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law, except for such violations, liabilities and obligations that would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.11, (A) a property will be deemed to be "contaminated" with a Hazardous Substance only if the Hazardous Substance is present in such quantity as to give rise to any remediation obligation or other liability under applicable Environmental Laws, and (B) Holding and its Subsidiaries shall include
      (x) all partnerships, joint ventures and other entities in which any of them was at any time a partner, joint venturer, member or participant and (y) all predecessor or former entities, whether or not in existence as of the date hereof, the assets or obligations of which have been acquired or assumed by any of them or to which any of them has succeeded.

  (b) The representations and warranties in this Section 5.11 are intended to be the only representations and warranties of Holding relating to environmental matters. No other representation or warranty made by Holding shall extend to or cover such matters, even though it is, by its terms, broad enough to do so.

   Section 5.12 Absence of Certain Changes or Events. Except as disclosed in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof or the Holding Disclosure Schedule, since the date of the Holding Balance Sheet, Holding and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with recent past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, prospects, assets or properties of Holding and its Subsidiaries, taken as a whole, that has had, or will have, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Holding or any of its Subsidiaries that has had, or will have, a Holding Material Adverse Effect;
(iii) any material change by Holding
in its accounting methods, principles or practices to which Discount has not previously consented in writing; (iv) any revaluation by Holding of any of its assets that has had, or will have, a Holding Material Adverse Effect; or (v) any other action or event that would have required the consent of Discount pursuant to Section 6.2 of this Agreement had such action or event occurred after the date of this Agreement.

   Section 5.13 Registration Statement; Blue Sky Filings; Proxy Statement/Prospectus; Other Information. Neither the Registration Statement nor Blue Sky Filings, nor any of the information supplied or to be supplied in writing by either Holding, New Holding or their respective Subsidiaries which is included in the Proxy Statement/Prospectus and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed or, as applicable, declared effective and, at the Effective Time, and, with respect to the Proxy Statement/ Prospectus, when first published, sent or given to stockholders of Discount, in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the special meeting of Discount's stockholders provided for in Section 3.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to Holding, New Holding or any of their affiliates, officers or directors is discovered by Holding that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement/Prospectus, Holding will promptly inform Discount, and Discount shall cooperate so as to enable such amendment or supplement to be promptly filed with the SEC and appropriate state securities administrators, and disseminated to the stockholders of Discount, to the extent required by applicable federal and state securities laws. All documents which Holding, New Holding or their respective Subsidiaries file or are responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form and, to the extent provided by Holding, New Holding or their respective Subsidiaries, as to content, in each case in all material respects with the provisions of applicable law. Notwithstanding the foregoing, Holding, ASCI, New Holding and Merger Sub make no representations or warranties with respect to any information that has been supplied by Discount or its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filings, the Proxy Statement/Prospectus, or in any other documents to be filed by Holding, New Holding or their respective Subsidiaries with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

   Section 5.14 Litigation. Except as described in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof or as set forth on the Holding Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Holding, New Holding or any of their respective Subsidiaries pending or as to which Holding, New Holding or any of their respective Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, will have a Material Adverse Effect or a material adverse effect on the ability of Holding, New Holding, ASCI or Merger Sub to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Holding, New Holding or any of their respective Subsidiaries having or which is reasonably likely to have a Material Adverse Effect.

   Section 5.15 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., The Chase Manhattan Bank, Credit Suisse First Boston and Lehman Commercial Paper Inc. the fees of which are the obligation of Holding and ASCI, is entitled to any broker's, finder's, investment banker's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Holding ASCI, New Holding or Merger Sub. Holding has delivered to Discount a fully executed copy of its engagement letter with J.P. Morgan Securities Inc. relating to the Merger, including all amendments thereto through the date hereof, and each such engagement letter remains in full force and effect as of the date hereof.

   Section 5.16 New Holding and Merger Sub. Neither New Holding nor Merger Sub has any operations or liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred and reasonably contemplated in connection with the transactions contemplated by this Agreement.

   Section 5.17 No Other Transactions Being Negotiated. As of the date hereof, neither New Holding, Holding, ASCI or Merger Sub or any of their respective representatives or agents are negotiating the acquisition of, or an agreement to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division (other than Discount) or otherwise to acquire or agree to acquire any assets other than in the ordinary course of business, which in any such case would be material to Holding and ASCI, taken as a whole. For the purposes of this Section 5.17 only, the term "material" shall be deemed not to include up to 14 stores acquired by any of New Holding, Holding, or ASCI from a third party.

                                   ARTICLE 6

                               CERTAIN COVENANTS

   Section 6.1 Covenants of Discount. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Discount agrees as to itself and its respective Subsidiaries, taken as a whole, (except to the extent that Holding shall otherwise consent in writing or except as contemplated in this Agreement or except as disclosed on the Discount Disclosure Schedule), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including without limitation with respect to the purchase of inventory and supplies), to pay its debts and taxes when due (subject to good faith disputes over such debts or taxes which are then being diligently pursued), to pay or perform its other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve in all material respects its relationships with customers, suppliers, distributors, and others having business dealings with it, provided that Discount shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Discount shall promptly notify Holding of any material event or occurrence not in the ordinary course of its or its Subsidiaries business and of any event that is reasonably likely to have a Material Adverse Effect. Except for matters set forth in the Discount Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Discount shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Holding:

  (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Discount to its parent), or split, combine or reclassify any of its capital stock;

  (b) grant any options or other rights to acquire securities of Discount or accelerate, amend or change the period of exercisability or vesting of any Outstanding Discount Options or authorize cash payments in exchange for any such Outstanding Discount Options or purchase any shares of Discount Common Stock, except as set forth on the Discount Disclosure Schedule;

  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Discount Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement and in accordance with their terms;

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

  (e) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $250,000 in any one instance or $1,000,000 in the aggregate, except as required to carry on Discount's business in the usual, regular and ordinary course, consistent with past practices, provided that Discount's sale leaseback consummated in February 2001 shall not be considered a sale or lease that is consistent with past practice;

  (f) except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices or for other increases in salary or wages as set forth on the Discount Disclosure Schedule, (ii) grant any additional severance or termination pay to, or enter into or amend any employment, retention, change of control or severance agreements or arrangements with, any employees or officers,
      (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention, change of control or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as permitted by subsection (vi) of this subsection (f), (v) pay any bonuses to any directors, officers or employees, except for bonuses paid to officers or employees based on the performance of Discount and the respective officer or employee during Discount's fiscal year ended May 29, 2001 and for any period thereafter up through the Effective Time and which in each and every case are either (x) set forth on the Discount Disclosure Schedule, (y) consistent in nature and amount with bonus payments paid to such officer or employee for Discount's prior fiscal year (which bonus payments for all officers of Discount and its Subsidiaries, as well as all bonus payments paid to any other employee of Discount and its Subsidiaries in an amount in excess of $25,000, are set forth on the Discount Disclosure Schedule) or (z) in accordance with contracts or bonus plans in effect on the date hereof or (vi) elect or appoint any new director or hire any new officer level employee, with the exception of the appointment or hiring of a replacement for a director or officer who resigns provided that such replacement is (x) engaged on an at-will basis and on terms of compensation comparable to the person being replaced, (y) is not provided with any employment, change in control or other severance agreement by Discount other than an oral employment agreement that may be terminated at any time without any change of control payment and without any compensation payments due following such termination and
      (z) is not engaged as the chief executive officer or president;

  (g) amend or propose to amend the Charter Documents of Discount or any Discount Subsidiary, except as contemplated by this Agreement;

  (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price identified on the Discount Disclosure Schedule and furnished to Holding and its counsel prior to the date hereof;

  (i) initiate, compromise, or settle any material litigation or arbitration proceeding;

  (j) enter into, or otherwise modify, amend or violate in any material respect, or terminate any Discount Material Contract (including without limitation the Salomon Smith Barney Engagement Letter) or waive, release or assign any material rights or claims;

  (k) make or change any material Tax election, settle, adopt or change any material accounting method in respect of Taxes (except insofar as such adoption or change may be required by GAAP), enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or compromise any material Tax liability or claim or amend any material Tax return;

  (l) change in any material respect its methods of accounting as in effect at the date of the Discount Balance Sheet, except insofar as such change may be required by GAAP;

  (m) make or commit to make any capital expenditures, except to the extent consistent with and within the limits of Discount's capital expenditures budget by quarter and major categories for its fiscal year 2002 as included as an attachment to the Discount Disclosure Schedule;

  (n) adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

  (o) open any new store or enter into or commit to enter into any lease or purchase contract related to the opening of a new store, except as set forth on the Discount Disclosure Schedule;

  (p) materially change the amount of any insurance coverage provided by existing insurance policies;

  (q) fail to give all notices and other information required to be given by Discount or any of its Subsidiaries to the employees of Discount or any of its Subsidiaries, any collective bargaining unit representing any group of employees of Discount, and any applicable governmental authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement where the effect of such failure would be reasonably likely to have a Material Adverse Effect on Discount or on Holding after consummation of the transactions provided for in this Agreement;

  (r) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business except to the extent required by GAAP;

  (s) take, or agree in writing or otherwise to take (i) any of the actions described in Subsections (a) through (r) above, (ii) any action not otherwise expressly authorized by this Agreement that would materially and adversely impact Discount's ability to consummate the transactions contemplated hereby, or prevent it from performing, cause it not to perform or impair its ability to perform its covenants hereunder in each case in any material respect, (iii) any action not otherwise expressly authorized by this Agreement that will result in any of the conditions to the transactions contemplated by this Agreement as set forth in Article 8 not being satisfied or will result in violation of any provision of this Agreement, or (iv) any other action not otherwise expressly authorized by this Agreement that would materially adversely delay or materially adversely impair the ability of Discount to consummate the transactions contemplated hereby.

   Section 6.2 Covenants of Holding and New Holding. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Holding, ASCI and New Holding agree as to themselves and their respective Subsidiaries, taken as a whole, (except to the extent that Discount shall otherwise consent in writing or except as contemplated in this Agreement or except as disclosed on the Holding Disclosure Schedule), to carry on their respective business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay their respective debts and taxes when due (subject to good faith disputes over such debts or taxes which are then being diligently pursued), to pay or perform their respective other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization and preserve in all material respects their respective relationships with customers, suppliers, distributors and others having business dealings with them; provided, that Holding, ASCI, New Holding or Merger Sub shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Holding shall promptly notify

Discount of any material event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could have a Material Adverse Effect. Except for matters set forth in the Holding Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Holding, ASCI and New Holding shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Discount:

  (a) grant any options or other rights to acquire securities of Holding or New Holding or accelerate, amend or change the period of exercisability or vesting of any options issued under any of the Holding Option Plans or authorize cash payments in exchange for any such options issued under any of the Holding Option Plans or purchase any shares of Holding Common Stock, except (i) as set forth on the Holding Disclosure Schedule or except as otherwise consistent with the past practice of grants of options to employees (including without limitation senior management) of Holding and/or its Subsidiaries (it being understood that for these purposes prior grants of options to Larry Castellani and/or Nicholas Taubman will not be considered as part of the past practice); (ii) in order to repurchase Holding Common Stock from directors, officers or employees of Holding in connection with such individuals' termination of employment with Holding, where such repurchases are consistent with the past practice of Holding and/or its Subsidiaries; (iii) grants of options to purchase Holding Common Stock (with an exercise price at or above the then current fair market value of the Holding Common Stock as determined in accordance with the applicable Holding Option Plan) which fall within the categories set forth in the following subsections (x), (y) and (z), but covering up to but no more than 2% of outstanding Holding Common Stock in the aggregate: (x) grants to new members of senior management, (y) grants as integration incentives or (z) grants of options or other such rights, at any time prior to the taking of the Discount Stockholder Vote, in connection with the purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization, subject in all respects to being in compliance with Holding's obligations under Section 6.2(g) and provided that there shall be no such grants of options or other rights to any of the Principal Holding Stockholders or to any of their respective Affiliates in connection with such a purchase or acquisition transaction even if the terms of such grants are determined by the Board of Directors of Holding, in reasonable good faith, based on full and fair disclosure to the Board of Directors of Holding, to be no less favorable to Holding than are available from any unaffiliated third party and provided further that such grants (A) dilute all stockholders of Holding (after giving effect to the transactions contemplated by this Agreement, so that such dilutive impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) on a pro rata basis, (B) are fully disclosed to Discount promptly following such grants and, (C) to the extent such grants, individually or collectively, could reasonably be considered material to the Discount stockholders in their consideration of whether to vote in favor of the Merger, are fully disclosed to Discount stockholders as part of or by way of amendment or supplement to the Proxy Statement/Prospectus prior to the taking of the vote at the Discount Meeting (the "Discount Stockholder Vote"), as promptly as reasonably possible following such issuance or sale;

  (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than: (i) options authorized to be issued pursuant to subsection
      (a) of this Section 6.2; (ii) issuances, deliveries, or sales, or authorizations to issue, deliver, or sell, at any time prior to the taking of the Discount Stockholder Vote, any of the capital stock or securities described in this subparagraph (b) in connection with the purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization, subject in all respects to being in compliance with Holding's obligations under Section 6.2(g); provided, that such issuances and sales (x) dilute all stockholders of Holding (after giving effect to the transactions contemplated by this Agreement, so that such dilutive impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) on a pro rata basis, (y) are fully disclosed to Discount promptly following such issuances and sales and, (z) to the extent such issuances and sales, individually or collectively, could reasonably be considered material to the Discount stockholders in their consideration of whether to vote in favor of the Merger, are fully disclosed to Discount stockholders as part of or by way of amendment or supplement to the Proxy Statement/Prospectus prior to the taking of the Discount Stockholder Vote and as promptly as reasonably possible following such issuance or sale and, provided, that there shall be no issuances or sales of capital stock or securities to any of the Principal Holding Stockholders or to any of their respective Affiliates even if the terms of such issuances or sales are determined by the Board of Directors of Holding, in reasonable good faith based on full and fair disclosure to the Board of Directors of Holding, to be no less favorable to Holding than are available from any unaffiliated third party; or (iii) the issuance of shares of Holding Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement or granted thereafter in compliance with the terms of subsection (a) of this Section 6.2;

  (c) enter into any transaction or series of related transactions with any Affiliate of Holding, ASCI, New Holding or Merger Sub unless such transaction is entered into and consummated on terms (as determined in reasonable good faith based on full and fair disclosure to the Board of Directors of Holding) that are no less favorable to Holding, ASCI, New Holding and Merger Sub than are available from an unaffiliated third party and is not otherwise prohibited under any other subsection of this Section 6.2;

  (d) change in any material respect its methods of accounting as in effect at the date of the Holding Balance Sheet, except insofar as such change may be required by GAAP;

  (e) adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

  (f) (i) amend its Articles or Certificate of Incorporation or By-Laws in any manner that is material and adverse to Discount's stockholders,
      (ii) amend the terms of or reclassify, or effect a stock split or combination with respect to, any of its capital stock, distribute to stockholders any material assets or securities of Holding, New Holding or any of their respective Subsidiaries, or otherwise materially alter its capital structure except (x) in connection with financing transactions entered into in order to effectuate the consummation of the transactions contemplated by this Agreement as more particularly expressly described in the Commitments, and (y) as may be necessary to consummate the permitted purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization subject in all respects to being in compliance with Holding's obligations under Section 6.3(g) and provided that such amendment, reclassification, stock split, combination, distribution or capital structure alteration would not impact (after giving effect to the transactions contemplated by this Agreement, so that such impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) any such common stockholder of New Holding in a manner disproportionate to the relative stock ownership of such common stockholder otherwise contemplated by the Merger and the Reincorporation, (iii) pay any dividend to stockholders of Holding or New Holding, or (iv) adopt a plan of liquidation or dissolution or sell all or substantially all of its assets;

  (g) permit New Holding or Merger Sub to have any operations or incur any liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred in connection with the transactions contemplated by this Agreement;

  (h) take, or agree in writing or otherwise to take (i) any of the actions described in Subsections (a) through (g) above, (ii) any action not otherwise expressly authorized by this Agreement that would materially and adversely impact Holding's or New Holding's or Merger Sub's or ASCI's ability to consummate the transactions contemplated hereby, or prevent any of them from performing or cause either of them not to perform its respective covenants hereunder in any material respect, (iii) any action not otherwise expressly authorized by this Agreement that will result in any of the conditions to the transactions contemplated by this Agreement as set forth in Article 8 not being satisfied or will result in violation of any provision of this Agreement, (iv) amend, modify or terminate the New Holding Merger Agreement in any material respect, or (v) any other action not otherwise expressly authorized by this Agreement that would materially adversely delay or materially adversely impair the ability of Holding, ASCI, New Holding or Merger Sub to consummate the transactions contemplated hereby or any action that could reasonably be expected to materially adversely delay or materially adversely impair the ability of Holding, New Holding and ASCI to satisfy the conditions to, and/or to secure, the financing contemplated by or under the Commitments.

   Section 6.3 Cooperation; Access.

  (a) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Holding and Discount shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, or with the SEC pursuant to the Exchange Act.

  (b) Prior to the Closing, Discount will, and will cause each of its Subsidiaries to, permit representatives of Holding and ASCI to have full access at all reasonable times and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Discount and its Subsidiaries, to all premises, properties, officers (and any other specific employees to whom such officers may expressly authorize access in writing from time to time), books, records (including Tax records), contracts, commitments and documents of or pertaining to each of Discount and its Subsidiaries and to conduct such inspections and investigations as Holding and ASCI may reasonably require; provided, however, that, prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transaction, Holding and ASCI shall only be permitted such reasonable access which, in their discretion, after consultation with their counsel, is appropriate during such inspection and investigation process and provided further, Discount may withhold such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by Discount or Discount's outside legal counsel, that might reasonably result in antitrust difficulties between Discount and Holding (or any of its Affiliates). If any material is withheld from Holding or ASCI pursuant to the second proviso of the preceding sentence, Discount shall inform Holding as to what is being withheld. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4. In addition to the foregoing, with respect to the Designated Discount Real Properties, Discount shall use its best efforts to complete any and all environmental questionnaires that may be required or deemed necessary by Holding and ASCI; and, if required and to the extent required by the providers of the Commitments, Discount shall arrange for environmental reports to be prepared and/or further testing to be conducted with respect to those Designated Discount Real Properties for which the providers of the Commitments may so require the preparation of such reports and/or conduct of further testing. The cost of any such environmental reports and any such further testing shall be borne by Discount.

  (c) Prior to the Closing, Holding will, and will cause each of its Subsidiaries to, permit representatives of Discount to have access at all reasonable times and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Holding and its Subsidiaries, to such premises, properties, books, records (including Tax records), contracts, commitments and documents of or pertaining to each of Holding and its Subsidiaries and to conduct such inspections and investigations in all cases only as Discount may reasonably believe is necessary in order to confirm the accuracy of the representations and warranties of Holding and ASCI (if Discount reasonably believes that a representation or warranty may have been breached), the compliance by Holding and ASCI of their respective covenants under this Agreement, and the satisfaction of the conditions to Discount's obligation to consummate the transactions hereunder; provided, however, that, prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transaction, Discount shall only be permitted such reasonable access which, in their discretion, after consultation with their counsel, is appropriate during such inspection and investigation process and provided further, Holding may withhold such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by Holding or Holding's outside legal counsel, might reasonably result in antitrust difficulties between Discount and Holding (or any of its Affiliates). If any material is withheld from Discount pursuant to the second proviso of the preceding sentence, Holding shall inform Discount as to what is being withheld. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4.

   Section 6.4 Confidentiality. The parties acknowledge that ASCI has previously executed a confidentiality agreement dated as of March 15, 2001 and Discount has previously executed a confidentiality agreement dated as of June 12, 2001 (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms, except as expressly modified herein, until the Effective Time, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreements shall thereafter remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, each party hereby expressly consents to the disclosure of any information subject to the Confidentiality Agreements required to be disclosed by applicable law in connection with the consummation of the transactions contemplated by this Agreement; provided, that the parties shall consult with one another prior to the disclosure of any such information.

   Section 6.5 Notices of Certain Events. Each of Holding and New Holding, on the one hand and Discount, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;
(ii) any notice of other communication from any Governmental Entity in connection with the Merger or any party's filings under the Exchange Act; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Holding, New Holding or Discount or their respective Subsidiaries that relate to the consummation of the Merger. Each of Holding and Discount will use commercially reasonable efforts to promptly notify the other if, in the course of such party's investigations with respect to the other and the other's Affiliates, such party obtains knowledge that any representation or warranty of the other is, or is reasonably expected to be, untrue or inaccurate so as to have a Material Adverse Effect.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

   Section 7.1 No Solicitation.

  (a) From the date hereof until the Effective Time, Discount shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, nor shall it authorize or permit any of its Subsidiaries, directly or indirectly, to, nor shall it authorize or permit any officer, director, affiliate, employee, attorney, accountant, financial advisor, independent representative or independent agent or any other advisor or representative of Discount or of any of its Subsidiaries to, solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire any assets, business or properties of Discount or any of its Subsidiaries other than assets, businesses or properties that are permitted to be sold by Discount and its Subsidiaries pursuant to Section 6.1 or any part of the capital stock of Discount or any of its Subsidiaries, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of assets, tender offer, exchange offer or similar transaction, whether for cash, securities or any other consideration or combination thereof other than the transactions contemplated by this Agreement and other than another transaction or series of related transactions in which Holding, New Holding or a Subsidiary of Holding or of New Holding is the acquiring Person (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); provided, however, that if, at any time prior to the Discount Stockholder Vote on this Agreement, the Plan of Merger and the Merger, the Board of Directors of Discount determines in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to Discount's stockholders under applicable law, Discount in response to a bona fide written Acquisition Proposal that the Discount Board of Directors determines in good faith is not subject to a financing contingency that is more uncertain or conditioned than the financing contingency applicable to the Merger that is contained in the Commitments described in Section 8.2(h) of this Agreement and, if consummated, would constitute a Superior Proposal, and that was unsolicited or that did not otherwise result from a breach of this section, may, (x) furnish non-public information with respect to Discount to the Person or group who made such Acquisition Proposal pursuant to a confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement protecting information of Discount and executed by ASCI and
      (y) participate in discussions and negotiations regarding such Acquisition Proposal. Notwithstanding the foregoing, Discount agrees not to release any third party from, or waive any provision of, any confidentiality agreement between Discount and another Person previously entered into by Discount in the course of Discount's efforts to identify an acquisition partner, unless the Board of Directors of Discount determines in good faith, after consultation with outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to Discount's stockholders and to enable such third party to communicate with and make an Acquisition Proposal addressed to the Board of Directors of Discount, and in such event, such waiver shall only be made to the extent necessary to permit such third party to make such Acquisition Proposal directly to the Board of Directors of Discount, to negotiate a Superior Proposal with the Board of Directors of Discount, and/or to enter into and to consummate a Superior Proposal that is ultimately approved by the Board of Directors of Discount. No other provisions of such confidentiality agreement shall be released or waived, and no authorization shall be given to such third party to obtain proxies, voting agreements, options or option agreements or to purchase shares of any shareholder of Discount other than pursuant to a tender offer approved by Discount's Board of Directors in connection with and as part of consummating a Superior Proposal. In the event that the Board of Directors of Discount determines in good faith, after consultation with outside legal counsel, that such action is necessary as described in the foregoing two sentences, then the Board of Directors of Discount shall concurrent with its release of such third party from those provisions of the confidentiality agreement between Discount and such person that are necessary to accomplish the foregoing, simultaneously release Holding and ASCI from the comparable provisions of their Confidentiality Agreement previously entered into with Discount. In addition, in the event that any third party that has not entered into a confidentiality agreement with Discount takes any action or actions that would lead to or constitutes an Acquisition Proposal, then the Board of Directors of Discount shall immediately release Holding and ASCI from those provisions of their Confidentiality Agreement previously entered into with Discount that would enable Holding and ASCI to take such action or actions comparable to those then being taken by such third party.

  (b) For these purposes, a "Superior Proposal" shall mean any bona fide unsolicited written proposal made by a third party to acquire all or substantially all the equity securities or assets of Discount, pursuant to a tender offer or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or a similar transaction, (i) on terms which the Board of Directors of Discount determines in their good faith judgment is more favorable from a financial point of view for the holders of Discount Common Stock than the Merger, after consultation with its outside counsel and financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal in the form of a firm commitment by Holding to amend the terms of the Merger) and (ii) that is not subject to a financing contingency that is more uncertain or conditioned than the financing contingency applicable to the Merger that is contained in the Commitments described in Section 8.2(h) of this Agreement and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and the Person making such proposal.

  (c) Nothing contained in this Section 7.1 shall prohibit Discount from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act with regard to an Acquisition Proposal.

  (d) Neither the Board of Directors of Discount, nor any committee thereof, shall withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Discount Recommendation in any manner adverse to Holding or ASCI, or take any action or make any statement in connection with the Discount Meeting inconsistent with such Discount Recommendation. Notwithstanding the foregoing, at any time prior to the Discount stockholder vote on this Agreement, the Plan of Merger and the Merger, the Board of Directors of Discount may, in response to a Superior Proposal that was unsolicited and did not otherwise result from a breach of this Section 7.1, withdraw, modify or qualify the Discount Recommendation if the Board of Directors of Discount determines, in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so.

  (e) Notwithstanding the foregoing, (i) two (2) Business Days prior to providing any information to any Person or entering into discussions or negotiations with any such Person regarding such Superior Proposal, Discount shall notify Holding promptly of such inquiries or proposals received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Discount's authorized representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and Discount agrees that it will keep Holding informed in all material respects of the status and terms of any such inquiries, proposals or offers, and not enter into any agreements which would prohibit or impair its obligation to do so hereunder, and (ii) Discount shall not terminate this Agreement pursuant to Section 9.1(g) nor enter into an agreement with respect to a Superior Proposal unless Discount shall have first (x) furnished Holding with written notice not later than 12:00 noon (New York time) five (5) Business Days in advance of any date that it intends to terminate this Agreement and enter into such agreement, and
      (y) caused its financial and legal advisors to negotiate with Holding during such five day period in an effort to make such adjustments in the terms and conditions of this Agreement as would enable Discount to proceed with the transactions contemplated hereby on such adjusted terms. In addition, as provided for in Section 9.3, if Discount enters into an agreement with respect to any Superior Proposal, it shall concurrently with or prior to entering into such agreement pay, or cause to be paid, to ASCI the Termination Fee (as defined in Section 9.3), plus any amounts payable for Expenses pursuant to the provisions of Section 9.3.

  (f) Notwithstanding the foregoing, if Holding shall have received notice from Discount pursuant to the provisions of either Section 7.1(e)(i) or
      Section 7.1(e)(ii) and then only in the case where such notice is received after the Rating Date, Holding shall have the right, by written notice to Discount given within five (5) Business Days of the receipt of such notice, to require Discount to call and hold the Discount Meeting, notwithstanding the existence of such Superior Proposal, in which event (i) Discount shall not have the right to terminate this Agreement pursuant to the provisions of Section 9.1(g) and (ii) Holding shall not have the right to terminate this Agreement pursuant to the provisions of Section 9.1(e) due to (x) any approval or recommendation by the Board of Directors of Discount of such Superior Proposal reasonably considered necessary as a result of such Superior Proposal or adoption of a resolution to such effect, (y) any withdrawal or modification or qualification of its recommendation or qualification of its approval of this Agreement, the Plan of Merger or the Merger by the Board of Directors of Discount in a manner adverse to the interests of Holding or ASCI reasonably considered necessary as a result of such Superior Proposal or adoption of a resolution to such effect, or (z) any failure to include in the Proxy Statement/Prospectus the recommendation without adverse modification or qualification that the stockholders of Discount approve this Agreement, the Plan of Merger and the Merger reasonably considered necessary as a result of such Superior Proposal. For these purposes, the "Rating Date" shall mean the earlier of (i) thirty (30) days after the date of this Agreement or (ii) the date on which Holding delivers to Discount copies of letters from each of Standard & Poors Rating Service ("S&P") and Moody's Investors Service, Inc. ("Moody's") which confirm that, with respect to ASCI's Senior Subordinated Facility (as such term is defined in the Commitments), ASCI's senior subordinated debt, on a pro forma basis, after giving effect to the Transactions (as is defined in the Commitments), has been issued ratings from each of S&P and Moody's, with such ratings (x) being B- or better, in the case of S&P, and B3 or better, in the case of Moody's and (y) each having an "outlook" of stable or better.

   Section 7.2 Proxy Statement/Prospectus; Registration Statement; Stockholders Meeting.

  (a) As promptly as practicable after the execution of this Agreement, Discount, ASCI, Holding and New Holding will (i) prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the adoption of this Agreement and the approval of the Merger and Plan of Merger by the stockholders of Discount pursuant to the Proxy Statement/Prospectus described in subsection (c) below and the registration under the Securities Act of the Stock Consideration included in the Merger Consideration, and (ii) file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the Stock Consideration in such states as are designated by Discount (the "Blue Sky Filings"). Discount, ASCI, Holding and New Holding will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Holding and New Holding will notify Discount promptly of the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply Discount with copies of all correspondence between Holding, New Holding or any of their respective representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Discount, Holding and New Holding shall promptly prepare and arrange for the mailing to Discount stockholders such an amendment or supplement. Each party will cause its counsel and independent auditors, promptly upon request therefor, to deliver any consents, legal opinions or "cold comfort" letters that may reasonably be required by any party or its financial advisor or agents in connection with the transactions contemplated by this Agreement.

  (b) Discount hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Discount's stockholders, (ii) approved the Merger and (iii) resolved to recommend in the Proxy Statement/Prospectus adoption of this Agreement and authorization of the Merger by the stockholders of Discount.

  (c) Discount agrees, subject to Section 7.1, that this Agreement shall be submitted at the Discount Meeting. As soon as practicable after the date of this Agreement and following the date on which the Proxy Statement/Prospectus is in a position to be mailed to the Discount stockholders, Discount shall take all action, to the extent necessary in accordance with applicable law and its Charter Documents, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger, and Discount shall prepare and file with the SEC, subject to the prior approval of Holding, which approval Holding shall not unreasonably withhold, together with the Registration Statement, the Proxy Statement/Prospectus and proxy and other filings relating to the Discount Meeting as required by the Exchange Act. The term "Proxy Statement/Prospectus" shall mean such proxy statement at the time it initially is mailed to stockholders and all duly filed amendments or revisions made thereto, if any, similarly mailed. Notice of the Discount Meeting shall be mailed to the stockholders of Discount along with the Proxy Statement/Prospectus. Discount, Holding and ASCI each shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement/Prospectus; and Discount, Holding and ASCI, as appropriate, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement/Prospectus and cause the Proxy Statement/Prospectus and proxy to be mailed to Discount's stockholders at the earliest practicable time.

   Section 7.3 NYSE Listing. Discount agrees to use reasonable efforts to continue the listing of Discount Common Stock on the New York Stock Exchange through the earlier of the Closing or termination of this Agreement.

   Section 7.4 Legal Conditions to Merger.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 7.1 and 9.1(g), Discount, Holding, ASCI and New Holding shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Discount or Holding or New Holding or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary material filings, and thereafter make any other required material submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Discount, Holding, New Holding and ASCI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Discount, Holding, New Holding and ASCI shall use reasonable commercial efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus) in connection with the transactions contemplated by this Agreement. If Discount is requested to do so in writing by Holding, Discount will use commercially reasonable efforts to obtain those Holding Designated Consents identified in such request; provided, however, that in no event shall Discount be required to pay any money or provide any guarantee to obtain such Holding Designated Consent; provided, further, that the failure to obtain any Holding Designated Consent shall not in any way prevent or delay the parties from closing the transactions contemplated by this Agreement. In connection therewith, and in connection with its negotiations for such Holding Designated Consents, Discount may not offer or consent to any modification or amendment of any lease or other contract without Holding's prior written consent which consent may be withheld in Holding's sole discretion. At Holding's election,

      Holding may participate in and jointly control the process of obtaining any such Holding Designated Consents. Discount agrees to transmit the form of requested consent to the appropriate parties for approval promptly after the execution of this Agreement. Holding shall have the right to approve the form of consent and the transmittal letter used to transmit such consents to each such party. Discount shall keep Holding advised of its progress in obtaining such Holding Designated Consents and shall obtain Holding's written consent which consent may be withheld in Holding's sole discretion prior to offering or consenting to any substantive change or modification of the form of the consent approved by Holding. The "Holding Designated Consents" are set forth on Schedule D to this Agreement and such Schedule D may be updated from time to time to add any material consents, material licenses, material permits, material waivers, material approvals or material authorizations that are discovered by Holding after the date of this Agreement. Discount shall take all necessary action so that the Senior Term Notes issued under the Note Purchase Agreement dated as of July 17, 1997 and the Senior Secured Notes issued under the Note Agreement dated as of October 30, 1989 may be repaid in full and retired on the Closing Date. If requested by Holding, Discount shall further take all necessary action so that, effective on the Closing Date, the Master Lease Agreement dated as of May 30, 2000 between Atlantic Financial Group, Ltd. and Discount Auto Parts Distribution Center, Inc. and all other documents related to said transaction are terminated (except for obligations that expressly survive termination under the terms of such documents, as such documents exist as of the date hereof) and the real property subject thereto is reacquired by Discount in accordance with their terms free and clear of all monetary liens (other than any lien for nondelinquent taxes) and take all other action associated therewith without any liability other than provided for in such Master Lease Agreement and the other related documents.

  (b) Holding, New Holding and Discount agree, and shall cause each of their respective Subsidiaries and Affiliates, to cooperate and to use reasonable commercial efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law and, unless either Holding or New Holding determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation and notifies Discount to such effect or Discount determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect on the consolidated entities after the Merger and the Reincorporation and notifies Holding to such effect, to contest and resist any action, brought by a private party under the Antitrust Laws (a "Private Party Action") , and to have vacated, lifted, reversed or overturned any order, stay, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) obtained by a private party (a "Private Party Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Holding and New Holding shall not be obligated to but may elect to contest and resist any action brought by a Governmental Entity, including any legislation, administrative or judicial action (a "Government Action"), or to seek to vacate, lift, reverse or overturn any order issued by a Governmental Entity as a consequence or arising out of an action brought by a Governmental Entity (a "Government Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. If Holding or New Holding so elects, Discount shall fully cooperate and assist Holding and New Holding therewith. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Holding, New Holding and Discount shall mutually direct any proceedings or negotiations with any private party relating to proceedings under or relating to any Antitrust Law and constituting a Private Party Action or a Private Party Order and shall share equally the reasonable costs and expenses incurred in connection therewith (except that if such Private Party Action or Private Party Order is to be contested and Discount determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation and notifies Holding to such effect, the parties shall not share the costs and expenses equally but instead each party shall bear its own costs and expenses). Holding and New Holding shall direct any proceedings or negotiations with any Governmental Entity relating to any Government Action or Government Order, and shall afford Discount a reasonable opportunity to participate therein, and Discount shall fully cooperate and assist Holding in any such proceedings or negotiations. Discount and its Subsidiaries shall cooperate with Holding and New Holding with respect to any action which Holding and/or New Holding shall choose to take in response to any demand, requirement, or other action taken by the United States Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ") or any other regulatory body or agency, including, but not limited to, divesting any of its businesses, retail stores, product lines or assets; provided such divestitures or other actions are not required to be taken, completed or implemented until on or after the Effective Time and is not reasonably expected to have a Material Adverse Effect on the consolidated New Holding after the Merger and the Reincorporation. If a Private Party Action or a Private Party Order is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation, Holding shall not be obligated to consummate the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 9.1(c). If a Private Party Action or a Private Party Order is reasonably likely to have a Material Adverse Effect on the consolidated entities after the Merger and the Reincorporation, Discount shall not be obligated to consummate the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 9.1(c). Notwithstanding anything to the contrary contained in this Section 7.4, Holding, ASCI or their Subsidiaries shall not be required to (i) divest or agree to divest any of their or Discount's and its Subsidiaries' respective businesses, retail stores, product lines or assets or to take or agree to take any other action with respect to Holding, New Holding, ASCI, Discount or their respective Subsidiaries, or (ii) take any other action under this
      Section 7.4, if the DOJ or the FTC or any other regulatory body or agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. Each Person shall pay any filing fee required under the regulations promulgated pursuant to the HSR Act with respect to its own filing thereunder.

   Section 7.5 Public Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Holding and Discount. Thereafter, Holding and Discount shall consult with each other before issuing any press release or otherwise making any public statement or public filing with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement or public filing prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Holding or Discount, may be required by law or the rules and regulations of the New York Stock Exchange.

   Section 7.6 Certain Employee Benefit Plan Obligations.

  (a) During the period commencing at the Effective Time and ending twelve
      (12) months thereafter, New Holding, ASCI and/or the Surviving Corporation shall provide the employees of Discount and the Discount Subsidiaries (the "Discount Employees") with benefits (other than stock and stock-based benefits and the value thereof) that are in the aggregate substantially equivalent to or more favorable than the benefits provided to such employees immediately before the Effective Time by Discount and the Discount Subsidiaries identified in the Discount Disclosure Schedule; provided however, this covenant shall not prohibit changes in benefit plans required by law or in the ordinary course of business on a basis reasonably consistent with the practices of ASCI, it being understood by Discount, Holding, ASCI and New Holding that the benefits provided by ASCI to its employees on the date hereof (as described in a schedule of benefits delivered by ASCI to Discount) satisfy such agreement. New Holding, ASCI and the Surviving Corporation will treat, and cause their benefit plans to treat, the service of the Discount Employees with Discount or any Discount Subsidiary attributable to any period before the Effective Time as service rendered to New Holding, ASCI and/or the Surviving Corporation, as applicable, for purposes of eligibility to participate, vesting, benefit accrual and for other benefits including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, New Holding, ASCI and the Surviving Corporation shall not, except as may be required by applicable law, treat any Discount Employee as a "new" employee for purposes of any exclusions under any health or similar plan of New Holding, ASCI and/or the Surviving Corporation for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

  (b) Following the Effective Time, the Surviving Corporation shall honor and shall cause its Subsidiaries to honor (i) in accordance with their terms, all written individual employment, termination, severance, bonus, change in control, post-employment and other written compensation agreements, arrangements and plans existing prior to the execution of this Agreement and referred to in the Discount Disclosure Schedule ("Disclosed Discount Employment Arrangements"), which are between Discount or any Discount Subsidiary and any current or former director, officer or employee thereof, and (ii) all legally imposed obligations relating to employment matters pursuant to applicable law. Notwithstanding anything to the contrary contained herein, no officer or employee shall have any right to continued employment or any other right, except to the extent specifically set forth in such officer's or employee's Disclosed Discount Employment Arrangement or as provided in
      Section 7.6(a). New Holding and/or ASCI will cause the Surviving Corporation to honor its obligations under the Designated Arrangements on the Discount Disclosure Schedule. As for those items which are included as part of the Disclosed Discount Employment Arrangements and which are expressly identified as Designated Arrangements on the Discount Disclosure Schedule, the provisions of this Section 7.6(b) are
      (x) intended to be for the benefit of, and will be enforceable by, each Person who is a counterparty to the Designated Arrangements, his or her heirs and his or her representatives and (y) in addition to, and not in substitution for, any other rights that any such Person may have by contract or otherwise.

  (c) If the Surviving Corporation or any of the Discount Subsidiaries, or any of their respective successors or assigns, transfers all or substantially all of its properties and assets to any Person or Persons within twelve months of the Effective Time, then, and in each such case, proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 7.6.

  (d) Except as expressly provided in this Section 7.6, the Surviving Corporation shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Discount or any Discount Subsidiary. Nothing in this Agreement shall alter or limit New Holding's, ASCI's and/or the Surviving Corporation's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of the Discount Employees and their qualified beneficiaries in connection with the group health plan maintained by Discount as of the Effective Time.

   Section 7.7 Indemnification, Exculpation and Insurance.

  (a) Holding, New Holding and ASCI each agree that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring at and/or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of Discount and its Subsidiaries as provided in their respective Charter Documents and any indemnification agreements or arrangements of Discount or any of its Subsidiaries shall survive the Merger and shall be assumed in all respects by and will be fulfilled and honored by the Surviving Corporation and guaranteed by Holding, New Holding and ASCI and shall continue in full force and effect, without amendment, for at least six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing,
      (i) Holding, New Holding, ASCI and/or the Surviving Corporation shall pay any expenses of any indemnified Person under this Section 7.7 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified Person to whom advances are to be advanced of an undertaking to repay such advances required under applicable law and (ii) each of Holding, New Holding, ASCI and the Surviving Corporation shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Discount and its Subsidiaries who become directors or officers of Holding, New Holding or their respective Subsidiaries will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Holding and/or of New Holding.

  (b) For not less than six years after the Effective Time, New Holding, ASCI or the Surviving Corporation shall maintain in effect Discount's current directors' and officers' liability insurance covering acts or omissions occurring at and/or prior to the Effective Time with respect to those Persons who are currently covered by Discount's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to Discount's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that New Holding may substitute therefor policies of New Holding, ASCI or their Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers so long as no lapse in coverage occurs as a result of such substitution; provided, further, that in no event shall Holding or New Holding or the Surviving Corporation be required to pay annual premiums for such insurance in excess of 150% of the annual premiums currently paid by Discount for such insurance and if New Holding and/or the Surviving Corporation are unable to obtain the insurance required by this Section 7.7(b), they shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. In the event that any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims.

  (c) In the event that either of the Surviving Corporation or New Holding or ASCI or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
      (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of New Holding, ASCI or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 7.7.

  (d) New Holding and ASCI shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 7.7.

  (e) The provisions of this Section 7.7 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

   Section 7.8 Control of Operations. Subject to the terms and provisions contained in Section 6.1 and Section 6.3 of this Agreement, nothing contained in this Agreement shall give Holding, directly or indirectly, the right to control or direct the operations of Discount or its Subsidiaries prior to the Effective Time. Subject to the terms and provisions contained in Section 6.1 and Section 6.3 of this Agreement, nothing contained in this Agreement shall give Discount, directly or indirectly, the right to control or direct the operations of Holding or New Holding or any of their Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Holding, New Holding and Discount shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

   Section 7.9 No Rights Triggered. Discount shall take all actions necessary, and Holding and New Holding shall cooperate in the taking of such actions, such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

   Section 7.10 Securityholder Litigation.

  (a) Discount and its directors shall use reasonable commercial efforts to contest and resist any action, including any legislative, administrative or judicial action, initiated by or in the name of Discount or its securityholders and to have vacated, lifted, reversed or overturned any Government Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement arising therefrom. Discount shall give Holding and New Holding the opportunity to participate in the defense or settlement of any securityholder litigation against Discount or its directors relating to any of the transactions contemplated by this Agreement. No settlement of any such securityholder litigation shall be agreed to without Holding's consent, which shall not be unreasonably withheld.

  (b) Holding, New Holding, ASCI and their respective directors shall use reasonable commercial efforts to contest and resist any action, including any legislative, administrative or judicial action, initiated by or in the name of Holding, New Holding, ASCI or its securityholders and to have vacated, lifted, reversed or overturned any Government Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement arising therefrom. Holding, New Holding and ASCI shall give Discount the opportunity to participate in the defense or settlement of any securityholder litigation against Holding, New Holding, or ASCI or their respective directors relating to any of the transactions contemplated by this Agreement. No settlement of any such securityholder litigation shall be agreed to without Discount's consent, which shall not be unreasonably withheld.

   Section 7.11 Directors. At or before the Effective Time, Discount and each of its Subsidiaries shall have obtained the written resignation of each of their respective directors in their capacities as such (and not as employees), it being understood that any such resignation shall not constitute a voluntary termination of employment, an involuntary termination of employment or a termination for good reason by any such director for purposes of any change of control agreement, employment agreement, severance agreement or program or otherwise and shall not be considered as affecting any contract right then in existence between Discount and such director.

   Section 7.12 Delivery of Discount Financial Information. Discount will deliver to Holding and ASCI (a) (i) as promptly as is reasonably practicable, but in no event later than August 15, 2001, an audited consolidated balance sheet, statements of income and cash flows and stockholders' equity of Discount and its Subsidiaries as of and for the twelve month period ended May 29, 2001, complete with a report of Ernst & Young LLP, the auditors for Discount, that is not qualified in any respect (the "Discount Audited Financial Statements"), which Discount Audited Financial Statements will not be materially different in any respect from the Discount Unaudited Financial Statements included in the Discount Disclosure Schedule, (ii) as promptly as is reasonably practicable, but in no event later than October 12, 2001, the Form 10-Q (including the unaudited consolidated balance sheet, statements of income and cash flows of Discount and its Subsidiaries as of and for the three month period ended August 28, 2001 to be included therein (the "Discount Q1 Financial Statements"), and the exhibits thereto) required to be filed by Discount and its Subsidiaries with the SEC under the Exchange Act on or before such date (the "Discount Q1 Form 10-Q") and (iii) promptly upon request, any and all consents of Ernst & Young LLP, the auditors for Discount, that are required to be included in the Registration Statement and the Proxy Statement/Prospectus with respect to the Discount Q1 Financial Statements and the Discount Audited Financial Statements, and (b) subject to the provisions and limitations of

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

Section 6.3, as promptly as is reasonably practicable for all periods after the date of this Agreement prior to Closing, (i) monthly financial reports, including profit and loss, a balance sheet and changes in cash position, and
(ii) weekly sales and comparable sales reports (in each case broken down by Florida sales in the aggregate (and reflecting DIY and commercial sales separately) and comparable sales in the aggregate (and reflecting DIY and commercial sales separately) and non-Florida sales in the aggregate (and reflecting DIY and commercial sales separately) and comparable sales in the aggregate (and reflecting DIY sales and commercial sales separately)). Once delivered in accordance with this Section 7.12, (a) the Discount Audited Financial Statements and the "Discount Q1 Financial Statements" shall collectively be deemed to be "Discount Financial Statements" for the purposes of the representations and warranties contained in Section 4.4(b) of this Agreement (provided, that the Discount Q1 Financial Statements are subject to normal and recurring year-end adjustments, and contain all of the footnotes required by Regulation S-X), and (b) the Discount Q1 Form 10-Q shall be deemed to be included in the definition of "Discount SEC Reports" for the purposes of the representations and warranties contained in Section 4.4(a) and Section 4.4(b) of this Agreement. Discount will cause Ernst & Young LLP to deliver any "cold comfort" or similar letters regarding the Discount Financial Statements (including the Discount Q1 Financial Statements) and the Discount Audited Financial Statements as are customarily provided in similar transactions.

   Section 7.13 Delivery of Holding Financial Information. Holding and New Holding will deliver to Discount (a) promptly upon request, any and all consents of Arthur Andersen LLP, the auditors for Holding, that are required to be included in the Registration Statement and the Proxy Statement/Prospectus with respect to the Holding Financial Statements and/or the financial statements of New Holding and (b), subject to the provisions and limitations of
Section 6.3 as promptly as is reasonably practicable for all periods after the date of this Agreement prior to Closing, (i) monthly consolidated financial reports, including consolidated profit and loss, a consolidated balance sheet and consolidated changes in cash position, and (ii) four week period sales reports and weekly sales reports for the partial four week period prior to the Closing (in each case exclusive of sales reports by individual location). Holding will cause Arthur Andersen LLP to deliver any "cold comfort" or similar letters regarding the Holding Financial Statements as are customarily provided in similar transactions.

                                   ARTICLE 8

                              CONDITIONS TO MERGER

   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

  (a) Stockholder Approval. The Agreement, the Merger and the Plan of Merger shall have received Stockholder Approval.

  (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.

  (c) Approvals. Other than the filing provided for by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect, have been filed, been obtained or occurred.

  (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Government Order or statute, rule, or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

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

  (e) Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (f) Simultaneous Merger. Simultaneously with the Merger and at the Effective Time, Holding shall have merged with and into New Holding and said merger shall have become effective under the Delaware General Corporation Law and the Virginia Stock Corporation Act.

  (g) New Holding Common Stock. The shares of New Holding Common Stock issuable to Discount's stockholders and option holders in the Merger or thereafter shall have been authorized for listing on either the NYSE or Nasdaq National Markets, upon official notice of issuance.

   Section 8.2 Additional Conditions to Obligations of Holding, New Holding and Merger Sub. The obligations of Holding, New Holding and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Holding or New Holding:

  (a) Representations and Warranties. The representations and warranties of Discount set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i), 4.17, 4.19 and 4.20 (with respect to matters of Florida law) which shall be true and correct in all material respects) where the failures to be true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect upon Discount or the Surviving Corporation or a material adverse effect upon the ability of Discount to consummate the transactions contemplated hereby; and Holding and New Holding shall have received a certificate signed on behalf of Discount by the Chief Executive Officer and the Chief Financial Officer of Discount to such effect.

  (b) Performance of Obligations of Discount. Discount shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Holding and New Holding shall have received a certificate signed on behalf of Discount by the Chief Executive Officer and the Chief Financial Officer of Discount to such effect.

  (c) Physical Inventory. Discount shall have performed a physical inventory observation of its salable inventory at its Lakeland, Florida distribution center within 45 days of the date hereof, which inventory shall have been taken in accordance with Discount's historical physical inventory procedures and practices and consistent with such past practice and performed in a manner reasonably satisfactory to Holding and with representatives of Holding being allowed to observe the taking of the inventory and to review the reconciliation of the inventory to the general ledger; and the results of such inventory shall reflect an aggregate inventory value at the Lakeland, Florida distribution center which does not, on a historic cost basis, result in a reduction greater than 5% of the portion of the inventory amount shown on the balance sheet included in Discount's Q1 Financial Statements as pertaining to that facility and as reflected in the general ledger as of such date, adjusting such portion of the inventory amount reflected in such balance sheet as follows: such amount will include adjustments for the appropriate and necessary normal and recurring reconciling items which are consistent with Discount's past practices for reconciling inventory, including without limitation, reconciling items to take into account activity with respect to such inventory between the actual date of the inventory observations and August 28, 2001, and which reconciling items are more particularly set forth on the Discount Disclosure Schedule.

  (d) Sale/Leaseback Agreement. Discount shall have entered into amendments to each of those certain Master Leases dated as of February 27, 2001between Discount, on the one hand, and Dapper Properties I, LLC, Dapper Properties II, LLC and Dapper Properties III, LLC, respectively, on the other hand, each of which amends such Master Lease in the manner set forth in Exhibit C-1 hereto, such amendment shall be satisfactory to Holding, and each of such Master Leases shall continue to qualify for off balance sheet treatment under U.S. GAAP. In connection with obtaining such amendments (including the consent identified in Exhibit C-1), Discount shall not offer or consent to the modification of any of such Master Leases or any documents delivered in connection with the closing of the Master Leases (other than the modifications specifically set forth in Exhibit C-1 and corresponding modifications in the documents delivered in connection with the closing of the Master Leases), except as expressly approved by Holding, and Discount shall keep Holding apprised of the status of obtaining such amendments (including the consent identified in Exhibit C-1).

  (e) Legal Opinion. Holding shall have received a legal opinion from Discount's legal counsel, Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, in substantially the form of Exhibit C.

  (f) Irrevocable Proxy and Voting and Stock Option Agreements. The Principal Stockholder shall have executed and delivered the Irrevocable Proxy and Voting Agreement, in the form of Exhibit D, and the Stock Option Agreement, in the form of Exhibit E.

  (g) No Material Adverse Change. There shall not have occurred since the date of this Agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of Discount and its Subsidiaries, taken as whole.

  (h) Commitments. The financial institutions who are parties to the Commitments shall under the terms of the Commitments be obligated to fund under the Commitments because all conditions to such funding have been, or at the closing thereof will be, in the opinion of the lenders who are parties to such Commitments, acting in their sole discretion, satisfied or waived.

  (i) Certificates. Discount shall, prior to the Closing Date, provide to Holding a certificate from the Secretary of State of the State of Florida as to Discount's active status, and such other certificates and closing documents as are reasonably requested by Holding and customary for transactions of the type contemplated hereby.

  (j) Other Agreements. Discount shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to this Agreement.

   Section 8.3 Additional Conditions to Obligations of Discount. The obligation of Discount to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Discount:

  (a) Representations and Warranties. The representations and warranties of Holding, New Holding, ASCI and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (other than the representations and warranties contained in Sections 5.1, 5.2, 5.3(a), 5.3(b)(i) and 5.15, which shall be true and correct in all material respects) where the failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the ability of Holding, New Holding, Merger Sub and ASCI to consummate the transactions contemplated hereby; and Discount shall have received a certificate signed on behalf of Holding and New Holding by the chief executive officer and chief financial officer of Holding and the President of New Holding to such effect.

  (b) Performance of Obligations of Holding, New Holding, Merger Sub and ASCI. Holding, New Holding, Merger Sub and ASCI shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Discount shall have received a certificate signed on behalf of Holding and New Holding by the chief executive officer and chief financial officer of Holding and the President of New Holding to such effect.

  (c) Election of Peter Fontaine. Effective upon the Closing Date, Peter J. Fontaine shall be elected as a member of the Board of Directors of New Holding, and the Amended and Restated Stockholders Agreement dated November 2, 1998 by and among Holding and certain of its stockholders (the "Stockholders Agreement") shall have been amended (i) to provide the Principal Stockholder with registration rights equivalent to those held by the Existing Stockholder and described in the Terms of the Registration Rights of the Common Stock attached as Exhibit A to the Stockholders Agreement; provided, that (i) the Principal Stockholder shall have no ability to make a written request for a Demand Registration, and (ii) with respect to the first time that the Existing Stockholder shall make a written request for a Demand Registration, the Principal Stockholder shall have registration rights equivalent to those held by the Ripplewood Stockholder (other than the ability to make a written request for a Demand Registration). and (ii) to require that Peter J. Fontaine shall continue to be elected to a seat on the Board of Directors of New Holding until the earlier of (A) 2004, (B) his submission of a voluntary resignation from such board, (C) his removal from such director position for cause, (D) Peter J. Fontaine no longer having beneficial interest in at least 50% of the shares of New Holding Common Stock beneficially acquired by Peter J. Fontaine pursuant to the Merger or (E) the expiration of the voting rights of the other parties to the Stockholders Agreement. If the voting rights of the other parties to the Stockholders Agreement expire after Peter
      J. Fontaine has been so elected, New Holding will thereafter continue to nominate Peter J. Fontaine for a seat on the Board of Directors of New Holding until the earlier of (w) 2004, (x) his submission of a voluntary resignation from such board, (y) his removal from such director position for cause, or (z) Peter J. Fontaine no longer having beneficial interest in at least 50% of the shares of New Holding common stock beneficially acquired by Peter J. Fontaine pursuant to the Merger.

  (d) No Material Adverse Change. There shall not have occurred since the date of this Agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of Holding and ASCI and their respective Subsidiaries, taken as a whole.

  (e) Exchange Agent. An officer of the Exchange Agent shall have certified in writing to Discount that the deposit required to be made by Holding and ASCI, into the Exchange Fund pursuant to Section 3.3 hereof has been made or is being made immediately following the Closing and the associated contribution of Discount Common Stock to ASCI.

  (f) Legal Opinion. Discount shall have received from Riordan & McKinzie, counsel to Holding, New Holding, Merger Sub and ASCI, an opinion dated the date of the Effective Time in substantially the form of Exhibit F.

  (g) Tax Opinion. Discount shall have received from Trenam, Kemker, Scharf, Barkin, Frye & O'Neill, P.A., counsel to Discount, an opinion to the effect that the exchange of new Holding Common Stock and cash for Discount Common Stock in the Merger, assuming the contemporaneous merger of Holding into New Holding, should be treated as part of an exchange subject to Section 351 of the Code.

  (h) Other Agreements. Holding and ASCI shall have executed and delivered each of the other agreements and instruments to be delivered by them pursuant to this Agreement.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(g)), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Discount:

  (a) by mutual written consent of Holding, New Holding and Discount; or

  (b) by either Holding or Discount if the Merger shall not have been consummated by the Outside Date (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of or failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date); or

  (c) by either Holding or Discount, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Government Order or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or if by such party pursuant to its right to terminate as provided for in Section 7.4; or

  (d) by either Holding or Discount, if at the Discount Meeting (including any adjournment or postponement), the requisite Stockholder Approval shall not have been obtained (provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party seeking termination who at the time is in material breach of or has materially failed to fulfill any of its material obligations under this Agreement); or

  (e) by Holding, if (i) the Board of Directors of Discount shall have withdrawn or modified or qualified its recommendation or qualified its approval of this Agreement, the Plan of Merger or the Merger in a manner adverse to the interests of Holding or ASCI or shall have adopted a resolution to such effect; (ii) the Board of Directors of Discount shall have failed to include in the Proxy Statement/Prospectus its recommendation, without adverse modification or qualification, that the stockholders of Discount approve this Agreement, the Plan of Merger and the Merger; (iii) the Board of Directors of Discount shall have approved or recommended to the stockholders of Discount an Acquisition Proposal or a Superior Proposal or adopted a resolution to such effect; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Discount Common Stock is commenced (other than by Holding or an Affiliate of Holding) and the Board of Directors of Discount recommends that the stockholders of Discount tender their shares in such tender or exchange; or

  (f) by either Holding or Discount, if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Discount (in the case of termination by Holding) or on the part of Holding, New Holding, Merger Sub or ASCI (in the case of termination by Discount), which breach (i) causes the conditions set forth in Section 8.2(a) or (b) (in the case of termination by Holding) or 8.3(a) or (b) (in the case of termination by Discount) not to be satisfied, and (ii) shall not have been cured (if capable of being cured) within 30 days following receipt by Discount from Holding of written notice of Discount's breach or by Holding from Discount of written notice of Holding's breach or New Holding's breach or Merger Sub's breach or ASCI's breach, as the case may be;

  (g) by Discount if, at any time prior to the Discount stockholder vote on this Agreement, the Plan of Merger and the Merger, and after it has received a Superior Proposal in compliance with Section 7.1 and has otherwise complied with its obligations under Section 7.1, the Board of Directors of Discount determines in good faith, after consultation with outside counsel, that its fiduciary obligations require Discount to terminate this Agreement, in order to permit Discount to enter into an agreement with respect to such Superior Proposal pursuant to Section 7.1; provided, that such termination shall not be effective until the payments required by Section 9.3 are made; or

  (h) by Holding, if either of the conditions to closing in Section 8.2(c) or
      Section 8.2(d) is not satisfied; provided, however, Holding's right to exercise this particular right of termination relative to the condition to closing in Section 8.2(c) shall expire fifteen (15) Business Days after Discount delivers the results of the physical inventory to Holding.

   Section 9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement will immediately become void and there will be no liability or obligation on the part of Holding, New Holding, Merger Sub, Discount, ASCI or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.4 and 9.3; provided that (i) nothing contained herein shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) the provisions of Sections 6.4 and 9.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

   Section 9.3 Termination Fee; Expenses.

  (a) If Holding shall terminate this Agreement pursuant to Section 9.1(e), or Discount shall terminate this Agreement pursuant to Section 9.1(g), then, in each case, Discount shall pay to ASCI, on or prior to the date of such termination, a fee, in cash by wire transfer in immediately available funds to an account designated by ASCI (the "ASCI Account") in the amount of $9,000,000 (the "Termination Fee"), and shall, within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation of Holding and ASCI's expenses and out-of-pocket costs actually incurred by Holding and/or ASCI in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, costs and expenses of accountants, attorneys, sources and arrangers of financing, and financial advisors (collectively, the "Expenses"), pay to ASCI, in cash by wire transfer in immediately available funds to the ASCI Account up to $7,000,000 (the "Expense Cap") of the Expenses.

  (b) If the requisite Stockholder Approval is not obtained at the Discount Meeting and Holding, New Holding, Merger Sub and ASCI have not materially breached or failed to fulfill in any material respect any of their respective material obligations under this Agreement, Discount shall pay to ASCI (in cash by wire transfer in immediately available funds to the ASCI Account), following the Discount Meeting and within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, up to $2,500,000 of the Expenses plus fifty percent (50%) of any Expenses over $4,000,000 up to a maximum of an additional $1,000,000 being paid by Discount. If prior to the Discount Meeting (including an adjournment or postponement) there has been a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount enters into an agreement for the Superior Proposal, then concurrently with entering into the agreement for the Superior Proposal, Discount shall pay to ASCI the Termination Fee and any Expenses to the extent not previously paid by Discount (including Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting. If prior to the Discount Meeting (including an adjournment or postponement) there has been a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount does not enter into an agreement for the Superior Proposal but within such 12 month period consummates another Acquisition Transaction or enters into an agreement for another Acquisition Transaction, which is subsequently consummated, then concurrently with the closing of such Acquisition Transaction, Discount shall pay to ASCI the Termination Fee and any Expenses to the extent not previously paid by Discount (including Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting. If prior to the Discount Meeting (including an adjournment or postponement) there has been an Acquisition Proposal which is not a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount consummates an Acquisition Transaction or enters into an agreement for an Acquisition Transaction, which is subsequently consummated, then concurrently with the closing of the Acquisition Transaction, Discount shall pay to ASCI, in cash by wire transfer in immediately available funds to the ASCI Account, the Termination Fee and any Expenses to the extent not previously paid by Discount (including those Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting.

  (c) If (i) there has been an Acquisition Proposal prior to the Outside Date (as the same may be extended), (ii) the Discount Meeting has not been held, (iii) Holding would be permitted to terminate this Agreement pursuant to Section 9.1(b), (iv) either Holding or Discount terminates this Agreement pursuant to Section 9.1(b), and (v) within twelve (12) months of the Outside Date (as the same may be extended), Discount consummates an Acquisition Transaction with the person who made the Acquisition Proposal or enters into an Agreement for an Acquisition Transaction with the person who made the Acquisition Proposal, which is subsequently consummated, then concurrently with the closing of the Acquisition Transaction, Discount shall pay to ASCI the Termination Fee and, following such closing and within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, the Expenses up to the Expense Cap, in each case in cash by wire transfer in immediately available funds to the ASCI Account.

  (d) If Holding terminates this Agreement pursuant to Section 9.1(f), then Discount shall within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, pay to ASCI the Expenses up to the Expense Cap in cash by wire transfer in immediately available funds to the ASCI Account.

  (e) If Holding terminates this Agreement pursuant to Section 9.1(h) as a result of the failure of the closing condition set forth in Section 8.2(c) or as a result of the failure of the closing condition set forth in Section 8.2(d), Discount shall pay to ASCI, within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, in cash by wire transfer in immediately available funds to the ASCI Account, in the case of termination as a result of the failure of the closing condition set forth in Section 8.2(c) up to $1,000,000 of the Expenses and in the case of a termination as a result of the failure of the closing condition set forth in Section 8.2(d), up to $2,500,000, plus fifty percent (50%) of any Expenses over $4,000,000 up to an additional $1,000,000 being paid by Discount.

  (f) For purposes of this Agreement, an Acquisition Transaction shall mean the occurrence of any of the following events: (i) the acquisition of Discount by merger, tender offer, exchange offer, consolidation or otherwise by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof; (ii) the acquisition by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof of all or a substantial portion of the assets of Discount and its Subsidiaries taken as a whole; (iii) the acquisition by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof of 50% of more of the outstanding shares of Common Stock of Discount;
      (iv) the adoption by Discount of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by Discount or any Subsidiary of Discount of fifty percent (50%) or more of the outstanding shares of Common Stock of Discount.

  (g) Notwithstanding any language in this Section 9.3 which might be considered to be to the contrary, ASCI shall never be entitled to receive more than one Termination Fee under this Agreement and shall never be entitled to be reimbursed for any item of Expense more than one time (it being understood that reimbursement of the aggregate Expenses may, where applicable and as set forth in this Section 9.3, wind up being achieved by way of two separate payments).

   Section 9.4 Amendment. Subject to Section 3.2(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Discount, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein except those conditions which are conditions that are imposed by and required to be satisfied under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 10

                                 MISCELLANEOUS

   Section 10.1 Survival. The representations, warranties and covenants set forth herein or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement, except that (i) the Confidentiality Agreements shall survive the execution and any termination of this Agreement, and (ii) the provisions of Sections 2.8, 3.1, 3.3, 7.6 and 7.7 shall survive the Closing,
(iii) Section 9.2 and Section 9.3 shall survive any termination of this Agreement, and (iv) the provisions of Article 10 shall survive the Closing and any termination of this Agreement.

   Section 10.2 Notices. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent by telecopy, hand delivery or reputable overnight courier. The telecopier numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its telecopier number or address for such purposes by notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecopy, when transmission of the telecopy is confirmed by the sender's telecopier, (ii) if given by reputable overnight courier, one Business Day after being delivered to the courier or (iii) if given by any other means, when actually received.

     (i) if to Holding, New Holding, Merger Sub or ASCI, to

       Advance Stores Company, Incorporated
       5673 Airport Road
       Roanoke, Virginia 24012
       Attention: Lawrence Castellani, Chief Executive Officer
       Telecopier: (540) 561-1448

     with a copy to:

       Riordan & McKinzie
       300 S. Grand Avenue, 29th Floor
       Los Angeles, CA 90071
       Attn: Richard J. Welch, Esq.
       Telecopier: (213) 229-8550

     (ii) if to Discount, to:

       Discount Auto Parts, Inc.
       4900 Frontage Road South
       Lakeland, Florida 33815
       Attn: Peter J. Fontaine
             C. Michael Moore
       Telecopier: (863) 284-2063

     with a copy to:

       Trenam, Kemker, Scharf, Barkin, Frye,
       O'Neill, & Mullis, Professional Association
       2700 Bank of America Plaza
       101 E. Kennedy Boulevard
       Tampa, FL 33601
       Attn: Gary I. Teblum
       Telecopier: (813) 229-6553

   Section 10.3 Interpretation; Headings; Terms. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. Unless otherwise specified in a specific instance, the word day means a calendar day.

   Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

   Section 10.5 Waivers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

   Section 10.6 Entire Agreement; No Third Party Beneficiaries. Except as specifically otherwise provided in this Agreement, this Agreement (including the documents and the instruments referred to herein or executed in connection herewith) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, (b) except as provided in Sections 3.3, 7.6(b) (with respect to the Designated Arrangements on the Discount Disclosure Schedule) and 7.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Discount nor Holding, New Holding, Merger Sub or ASCI makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

   Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO OR GIVING EFFECT TO ANY APPLICABLE CHOICE OR CONFLICTS OF LAW RULE OR PROVISION THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

   Section 10.8 Jurisdiction; Enforcement.

  (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the State of Florida or the State of Virginia or any Delaware state court or any Florida state court or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or the State of Florida or the State of Virginia or a Delaware state court or a Florida state court or any Virginia state court.

  (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida, in the State of Virginia or in the State of Delaware or in any Florida state court, Virginia state court or Delaware state court this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 10.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   Section 10.11 Expenses. Except as otherwise contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

   Section 10.12 No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

   Section 10.13 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   Section 10.14 Waiver of Jury Trial. Each party hereto waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any agreement, contract or other document or instrument executed in connection herewith, or any of the transactions contemplated hereby.

   IN WITNESS WHEREOF, Holding, New Holding, Merger Sub, ASCI and Discount have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HOLDING:

                                          Advance Holding Corporation

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          NEW HOLDING:

                                          Advance Auto Parts, Inc.

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          MERGER SUB:

                                          AAP Acquisition Corporation

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          ASCI:

                                          Advance Stores Company, Incorporated

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          DISCOUNT:

                                          Discount Auto Parts, Inc.

                                                 /s/ Peter J. Fontaine
                                          By: _________________________________
                                            Peter J. Fontaine,
                                            Chief Executive Officer

                                                                         ANNEX B

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


August 7, 2001

The Board of Directors
Discount Auto Parts, Inc.
4900 Frontage Road South
Lakeland, Florida 33815

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Discount Auto Parts, Inc. ("Discount Auto") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of August 7, 2001 (the "Merger Agreement"), by and among Advance Holding Corporation ("Advance Holding"), Advance Auto Parts, Inc. ("New Advance Holding"), AAP Acquisition Corporation, a wholly owned subsidiary of New Advance Holding ("Merger Sub"), Advance Stores Company, Incorporated, a wholly owned subsidiary of Advance Holding ("Advance Stores" and, together with Advance Holding, "Advance"), and Discount Auto. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Discount Auto (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Discount Auto ("Discount Auto Common Stock") will be converted into the right to receive (x) $7.50 in cash (the "Cash Consideration") and (y) 0.2577 of a share of the common stock, par value $0.0001 per share, of New Advance Holding ("New Advance Holding Common Stock" and, the number of shares of New Advance Holding Common Stock into which each outstanding share of Discount Auto Common Stock will be so converted, together with the Cash Consideration, the "Merger Consideration"). The Merger Agreement also provides that (i) concurrently with the Merger, Advance Holding will merge with and into New Advance Holding (the "Holding Reincorporation") and (ii) immediately following the Merger and the simultaneous Holding Reincorporation, all of the outstanding capital stock of the surviving company in the Merger will be contributed to Advance Stores (such contribution, together with the Merger and the Holding Reincorporation, the "Transaction" and, such surviving company and Advance together, the "Combined Company").

   In arriving at our opinion, we reviewed the Merger Agreement and certain related documents referred to in the Merger Agreement, and held discussions with certain senior officers, directors and other representatives and advisors of Discount Auto and certain senior officers and other representatives and advisors of Advance and its affiliates concerning the businesses, operations and prospects of Discount Auto, Advance and the Combined Company. We examined certain publicly available business and financial information relating to Discount Auto and Advance and certain available business and financial information relating to the Combined Company as well as certain financial forecasts and other information and data for Discount Auto, Advance and the Combined Company which were provided to or otherwise discussed with us by the managements of Discount Auto and Advance and its affiliates, including certain information relating to the potential strategic implications and operational benefits anticipated by the managements of Discount Auto and Advance and its affiliates to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Discount Auto Common Stock; the financial condition and historical and projected operating data of Discount Auto, Advance and the Combined Company; and the capitalization of Discount Auto, Advance and the Combined Company. We considered, to the extent publicly available, the financial terms of other transactions

The Board of Directiors
Discount Auto Parts, Inc.
August 7, 2001
Page 2
recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Discount Auto. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Discount Auto and Advance and its affiliates that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Discount Auto and Advance and its affiliates as to the future financial performance of Discount Auto, Advance and the Combined Company and the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We are not expressing any opinion as to what the value of New Advance Holding Common Stock actually will be when issued in the Transaction or the prices at which New Advance Holding Common Stock will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Discount Auto, Advance or the Combined Company nor have we made any physical inspection of the properties or assets of Discount Auto, Advance or the Combined Company. In connection with our engagement, we were requested to solicit, and we held discussions with, certain third parties regarding the possible acquisition of all or a part of Discount Auto. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Discount Auto or the effect of any other transaction in which Discount Auto might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   Salomon Smith Barney Inc. has acted as financial advisor to Discount Auto in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon delivery of this opinion. We and our affiliates in the past have provided services to Discount Auto and affiliates of Advance unrelated to the proposed Transaction, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Discount Auto and Advance and its affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Discount Auto, Advance and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Discount Auto in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction or as to any other matters relating to the Transaction.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Discount Auto Common Stock.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.

                                          SALOMON SMITH BARNEY INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Advance Auto Parts, Inc.'s certificate of incorporation and bylaws provide for indemnification of the officers and directors of Advance Auto Parts to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

   Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Item 21. Exhibits and Financial Statement Schedules

  (a) The following exhibits are filed herewith:

 Exhibit
 Number                                Description
 -------                               -----------
  2.1(1) Merger Agreement dated as of March 4, 1998 among AHC Corporation and
          Advance Holding with FS Equity Partners III, L.P., FS Equity Partners
          IV, L.P. ("FSEP IV"), and FS Equity Partners International, L.P.

  2.2(3) Agreement and Plan of Merger dated as of August 16, 1998 among Sears,
          Roebuck and Co., Western Auto Holding Co., Advance Holding, Advance
          Stores, Western Auto Supply Company, Advance Acquisition Corporation and the stockholders of Advance listed on the signature pages thereto.

  2.3(7) Agreement and Plan of Merger dated as of August 7, 2001 among Advance
          Holding, Advance Auto Parts, Inc., AAP Acquisition Corporation,
          Advance Stores, Incorporated and Discount Auto Parts, Inc. (schedules and exhibits omitted).**

  2.4(7) Agreement and Plan of Merger dated as of August 7, 2001 among Advance
          Holding and Advance.

  3.1    Form of Restated Certificate of Incorporation of Advance Auto Parts,
          Inc.

  3.2    Bylaws of Advance Auto Parts, Inc.

 Exhibit
 Number                                Description
 -------                               -----------
  4.1(1) Indenture dated as of April 15, 1998 between Advance Holding and
          United States Trust Company of New York, as Trustee, with respect to the 12.875% Senior Discount Debentures due 2009 (including the form of 12.875% Senior Discount Debenture due 2009).

  4.2(4) Amended and Restated Stockholders' Agreement dated as of November 2,
          1998 among FS Equity Partners IV, L.P., Ripplewood Partners, L.P.,
          Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F.
          Taubman, Arthur Taubman Trust dated July 13, 1964, WA Holding Co. and
          Advance Holding (including the Terms of the Registration Rights of the Common Stock).

  4.3(2) Indenture dated as of April 15, 1998 among Advance Stores, LARALEV,
          INC., as guarantor, and United States Trust Company of New York, as trustee, with respect to the 10.25% Senior Subordinated Notes due
          2008 (including the form of 10.25% Senior Subordinated Note due
          2008).

  4.4(7) Supplemental Indenture dated as of November 2, 1998 between Western
          Auto and United States Trust Company of New York, as trustee.

  4.5(7) Irrevocable Proxy and Voting Agreement dated as of August 7, 2001 among Advance Holding, Advance Stores, Fontaine Industries Limited
          Partnership ("Fontaine Industries, L.P."), the Peter J. Fontaine
          Revocable Trust (the "Fontaine Trust") and Peter J. Fontaine
          ("Fontaine").

  4.6(7) Voting Agreement dated as of August 7, 2001 by and among Advance
          Holding and the persons and entities listed on Exhibit A thereto.

  5.1(*) Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.

  8.1(*) Opinion re tax matters of Trenam Kemker, Scharf, Barkin, Frye, O'Neill
          & Mullis, P.A.

 10.1(4) Amended and Restated Credit Agreement dated November 2, 1998 among
          Advance Holding, Advance Stores, the lenders party thereto, The Chase
          Manhattan Bank ("Chase"), Chase Securities Inc., DLJ Capital Funding,
          Inc. and First Union National Bank.

 10.2(4) Pledge Agreement dated as of April 15, 1998, as amended and restated as of November 2, 1998, among Advance Holding, Advance Stores, the
          Subsidiary Pledgors listed therein and Chase, as collateral agent.

 10.3(4) Guarantee Agreement dated as of April 15, 1998, as amended and restated as of November 2, 1998, among Advance Holding, the Subsidiary Guarantors listed therein and Chase, as collateral agent.

 10.4(4) Indemnity, Subrogation and Contribution Agreement dated as of April
          15, 1998, as amended and restated as of November 2, 1998, among Advance Stores, Holding, the Guarantors listed therein and Chase, as collateral agent.

 10.5(4) Security Agreement dated as of April 15, 1998, as amended and restated as of November 2, 1998, among Advance Stores, Advance Holding, the
          Guarantors listed therein and Chase, as collateral agent.

 10.6(2) Lease Agreement dated as of March 16, 1995 between Ki, L.C. and
          Advance Stores for Advance Stores' headquarters located at 5673
          Airport Road, Roanoke, Virginia, as amended.

 10.7(2) Lease Agreement dated as of January 1, 1997 between Nicholas F.
          Taubman and Advance Stores for the distribution center located at 1835 Blue Hills Drive, N.E., Roanoke, Virginia, as amended.

 10.8(2) Trust Indenture dated as of December 1, 1997 among McDuffie County
          Development Authority, First Union National Bank, as trustee, and
          Branch Banking and Trust Company, as credit facility trustee, relating to the $10,000,000 Taxable Industrial Development Revenue
          Bonds (Advance Stores Company, Incorporated Project) Series 1997 (the
          "IRB").

 Exhibit
 Number                                Description
 -------                               -----------
 10.9(2)  Lease Agreement dated as of December 1, 1997 between Development
           Authority of McDuffie County and Advance Stores relating to the IRB.

 10.10(2) Letter of Credit and Reimbursement Agreement dated as of December 1,
           1997 among Advance Stores, Advance Holding and First Union National
           Bank relating to the IRB.

 10.11(*) Advance Auto Parts, Inc. 2001 Senior Executive Stock Option Plan.

 10.12(*) Form of Advance Auto Parts, Inc. 2001 Senior Executive Stock Option
          Agreement.

 10.13(*) Advance Auto Parts, Inc. 2001 Executive Stock Option Plan.

 10.14(*) Advance Auto Parts, Inc. 2001 Senior Executive Stock Subscription
          Plan.

 10.15(*) Form of Advance Auto Parts, Inc. 2001 Senior Executive Stock
          Subscription Agreement.

 10.16(*) Advance Auto Parts, Inc. 2001 Employee Stock Subscription Plan.

 10.17(*) Form of Advance Auto Parts, Inc. 2001 Employee Stock Subscription
          Agreement.

 10.18(2) Form of Secured Promissory Note.

 10.19(2) Form of Stock Pledge Agreement.

 10.20(2) Form of Employment and Non-Competition Agreement between Childs, Cox,
           Gearheart, Gerald, Gray, Gregory, Hale, Helms, Jeter, Knighten,
           Kyle, Livesay, McDaniel, Miley, Quinn, Rakes, Richardson, Smith,
           Turner and Williams and Advance Stores (one-year agreement).

 10.21(2) Form of Employment and Non-Competition Agreement between Bigoney,
           Buskirk, Felts, Fralin, Haan, Klasing, Reid, Stevens, Vaughn, Wade,
           Weatherly and Wirth and Advance Stores (two-year agreement).

 10.22(2) Form of Indemnity Agreement between each of the directors of Advance
           Holding (other than Nicholas F. Taubman) and Advance Holding.

 10.23(2) Consulting and Non-Competition Agreement among Nicholas F. Taubman,
           Holding and Advance Stores.

 10.24(2) Indemnity Agreement dated as of April 15, 1998 between Nicholas F.
           Taubman and Advance Holding.

 10.25(2) Employment and Non-Competition Agreement among Garnett E. Smith,
           Advance Holding and Advance Stores.

 10.26 Amendments Nos. 1 and 2 to Employment and Non-Competition Agreement among Garnett E. Smith, Advance Holding and Advance Stores.

 10.27(5) First Amendment dated as of June 30, 1999, to the Credit Agreement dated as of April 15, 1998 as amended and restated as of October 19, 1998, among Advance Holding, Advance Stores, the lenders party thereto and Chase, as administrative agent.

 10.28(5) Supplement No. 1 dated as of June 30, 1999, to the Guarantee
           Agreement dated as of April 15, 1998 as amended and restated as of November 2, 1998, among Advance Holding, the Subsidiary Guarantors listed therein and Chase, as collateral agent.

 10.29(5) Supplement No. 1 dated as of June 30, 1999, to the Pledge Agreement dated as of April 15, 1998 as amended and restated as of November 2, 1998, among Advance Stores, Advance Holding, the Subsidiary Pledgors listed therein and Chase, as collateral agent.

 10.30(5) Supplement No. 1 dated as of June 30, 1999, to the Security Agreement dated as of April 15, 1998 as amended and restated as of November 2, 1998, among Advance Stores, Advance Holding, the Subsidiary
           Guarantors listed therein and Chase, as collateral agent.

 Exhibit
 Number                                Description
 -------                               -----------

 10.31(5) Supplement No. 1 dated as of June 30, 1999, to the Indemnity,
           Subrogation and Contribution Agreement dated as of April 15, 1998 as amended and restated as of November 2, 1998 among Advance Stores, Advance Holding, the Guarantors listed therein and Chase, as collateral agent.

 10.32(6) Employment and Noncompetition Agreement dated as of February 1, 2000, among Advance Stores, Advance Holding and Lawrence P. Castellani.

 10.33(6) Senior Executive Stock Subscription Agreement dated as of February 1,
           2000, between Advance Holding and Lawrence P. Castellani.

 10.34(6) Restricted Stock Agreement dated as of February 1, 2000, between
           Advance Holding and Lawrence P. Castellani.

 10.35(6) Second Amendment and Consent, dated as of December 1, 1999, to the
           Credit Agreement dated as of April 15, 1998, among Advance Holding,
           Advance Stores, the lenders party thereto and Chase, as Administrative Agent.

 10.36(6) Third Amendment, dated as of February 11, 2000, to the Credit
           Amendment dated as of April 15, 1998, among Advance Holding, Advance
           Stores and Chase, as Administrative Agent.

 10.37(7) Irrevocable Proxy and Voting Agreement dated as of August 7, 2001 among Advance Holding, Advance Stores, Fontaine Industries L.P., the
           Fontaine Trust and Fontaine.

 11.1(*)  Statements re computation of per share earnings.

 21.1     Subsidiaries of Advance Auto Parts, Inc.

 23.1(*)  Consent of Riordan & McKinzie (contained in Exhibit 5.1).

          Consent of Trenam Kemker, Scharf, Barkin, Frye, O'Neill & Mullis,
 23.2(*)  P.A. (contained in Exhibit 8.1).

 23.3     Consent of Arthur Andersen LLP.

 23.4     Consent of Ernst & Young LLP.

 24.1     Power of Attorney (contained in the signature pages hereof).

--------
(1) Filed on June 4, 1998 as an exhibit to Registration Statement on Form S-4 (No. 333-56031) of Advance Holding Corporation.

(2) Filed on June 4, 1998 as an exhibit to Registration Statement on Form S-4 (No. 333-56013) of Advance Stores Company, Incorporated.

(3) Filed on October 6, 1998 as an exhibit to Amendment No. 2 of the Registration Statement on Form S-4 (No. 333-56013) of Advance Stores Company, Incorporated.

(4) Filed on November 2, 1998 as an exhibit to Current Report on Form 8-K of Advance Stores Company, Incorporated.

(5) Filed on July 17, 1999 as an exhibit to Quarterly Report on Form 10-Q of Advance Stores Company, Incorporated.

(6) Filed on March 31, 2000 as an exhibit to Annual Report on Form 10-K of Advance Holding Corporation.

(7) Filed on August 7, 2001 as an exhibit to Current Report on Form 8-K of Advance Stores Company, Incorporated.

(*) To be filed by amendment.

(**) Schedules to the Agreement and Plan of Merger will be filed with the Commission on request of the Commission.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

   That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, State of Virginia, on August 31, 2001.

                                          ADVANCE AUTO PARTS, INC.

                                                     /s/ Jimmie L. Wade
                                          By: _________________________________
                                                       Jimmie L. Wade
                                               President and Chief Financial
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence P. Castellani, Jimmie L. Wade, and Mark
J. Doran, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Title(s)                  Date
             ---------                         --------                  ----

     /s/ Lawrence P. Castellani      Chief Executive Officer       August 31, 2001
____________________________________  (Principal Executive
       Lawrence P. Castellani         Officer)

         /s/ Jimmie L. Wade          President and Chief           August 31, 2001
____________________________________  Financial Officer
           Jimmie L. Wade             (Principal Financial and
                                      Accounting Officer)

      /s/ Nicholas F. Taubman        Chairman of the Board and     August 31, 2001
____________________________________  Director
        Nicholas F. Taubman

        /s/ Garnet E. Smith          Vice Chairman of the Board    August 31, 2001
____________________________________  and Director
          Garnett E. Smith

       /s/ Timothy C. Collins        Director                      August 31, 2001
____________________________________
         Timothy C. Collins

             Signature                         Title(s)                  Date
             ---------                         --------                  ----

         /s/ Mark J. Doran           Director                      August 31, 2001
____________________________________
           Mark J. Doran

          /s/ John M. Roth           Director                      August 31, 2001
____________________________________
            John M. Roth

        /s/ Ronald P. Spogli         Director                      August 31, 2001
____________________________________
          Ronald P. Spogli

       /s/ William L. Salter         Director                      August 31, 2001
____________________________________
         William L. Salter

       /s/ Jeffrey B. Conner         Director                      August 31, 2001
____________________________________
         Jeffrey B. Conner